As filed with the Securities and Exchange Commission on June 28, 2005
Registration No. 333-122644

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 6

to
Form S-11
FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF CERTAIN REAL ESTATE COMPANIES

Columbia Equity Trust, Inc.

(Exact name of registrant as specified in its governing instruments)

1750 H Street, N.W.

Suite 500
Washington, D.C. 20006
(202) 303-3080
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Oliver T. Carr, III

Chairman, President and Chief Executive Officer
Columbia Equity Trust, Inc.
1750 H Street, N.W.
Suite 500
Washington, D.C. 20006
(202) 303-3080
(202) 303-3078 (Telecopy)
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David C. Wright, Esq. HUNTON & WILLIAMS LLP Riverfront Plaza, East Tower 951 E. Byrd Street Richmond, Virginia 23219-4074 (804) 788-8200 (804) 788-8218 (Telecopy)	John A. Good, Esq. BASS, BERRY & SIMS PLC The Tower at Peabody Place 100 Peabody Place, Suite 900 Memphis, Tennessee 38103-3672 (901) 543-5901 (888) 543-4644 (Telecopy)

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐
         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such dates as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission has become effective. This prospectus is not an offer to sell these securities, nor is it a solicitation of an offer to buy these securities, in any state where an offer or sale of the securities is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 28, 2005

PROSPECTUS
10,666,666 Shares

Common Stock

       Columbia Equity Trust, Inc. is a recently formed, self-advised, self-managed Maryland corporation formed to succeed to the commercial office property business of Carr Capital Corporation. We intend to focus on the acquisition, development, renovation, repositioning, ownership, management and operation of commercial office properties in the Greater Washington, D.C. area. We intend to be taxed as a real estate investment trust, or REIT, for federal income tax purposes.

       This is our initial public offering of our common stock. No public market currently exists for our common stock.

       We are selling all of the shares of common stock offered by this prospectus. We currently expect the public offering price to be between $14 and $16 per share. We have applied to list our common stock on the New York Stock Exchange under the symbol “COE.”

      See “Risk Factors” beginning on page 17 of this prospectus for risk factors relevant to an investment in our common stock.

	Per Share	Total

Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds to us, before expenses	$	$

(1)	Excludes a financial advisory fee of approximately $1,200,000 (approximately $1,380,000 if the underwriters’ over-allotment option is exercised in full) payable to Wachovia Capital Markets, LLC and Robert W. Baird & Co. Incorporated.

       We have granted the underwriters an option to purchase up to an additional 1,600,000 shares of common stock from us at the public offering price within 30 days after the date of this prospectus solely to cover over-allotments, if any. At our request, the underwriters have reserved up to 8% of the shares of common stock being offered by this prospectus for sale to our directors, officers, employees, business associates and related persons through a directed share program at the public offering price. The underwriters are offering the shares of common stock covered by this prospectus as described in “Underwriting.”

       The underwriters expect to deliver the shares of common stock on or about                               , 2005.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Wachovia Securities	Robert W. Baird & Co.

A.G. Edwards	Legg Mason Wood Walker	Raymond James
Incorporated

Ferris, Baker Watts	Wells Fargo Securities
       Incorporated

The date of this prospectus is                               , 2005.

Madison Place

Loudoun Gateway IV

Independence Center

MARYLAND
VIRGINIA
WASHINGTON DC
Wheaton
Silver Spring
Bethesda
Reston
Herndon
Tysons Corner
Vienna
Arlington
Merrifield
Fairfax
Chantilly
Alexandria
Capital Heights
Suitland
1 1575 Eye Street
2 Madison Place
3 Atrium
4 King Street Station I
5 Suffolk Building
6 Barlow Building
7 Sherwood Place
8 Fair Oaks Corporate Center
9 Greenbriar Corporate Center
10 Victory Point
11 Meadows IV
12 Independence Center
13 Loudoun Gateway IV

Atrium

Columbia
EQUITY TRUST, INC.

Barlow Building

       No dealer, salesperson or other individual has been authorized to give any information or make any representations not contained in this prospectus in connection with the offering made by this prospectus. If given or made, such information or representations must not be relied upon as having been authorized by us or any of the underwriters. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of our securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this prospectus or in the affairs of our company since the date hereof.

       Until                     , 2005, 25 days after the date of this prospectus, all dealers that buy, sell or trade shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

PROSPECTUS SUMMARY

       This is only a summary and does not contain all of the information that you should consider before investing in shares of our common stock. You should read the entire prospectus, including “Risk Factors” and our financial statements, and pro forma financial information, and related notes appearing elsewhere in this prospectus, before deciding to invest in shares of our common stock. In this prospectus, unless the context suggests otherwise, references to “our company,” “we,” “us,” and “our” mean Columbia Equity Trust, Inc. and its subsidiaries, including its operating partnership, Columbia Equity, LP. The historical operations described in this prospectus refer to the historical operations of our predecessor entities. We have described our operations in this prospectus as if the historical operations of our predecessor entities were conducted by us. Unless indicated otherwise, the information included in this prospectus assumes (1) no exercise by the underwriters of the over-allotment option to purchase up to an additional 1,600,000 shares of common stock, (2) that the shares of common stock to be sold in this offering are sold at $15 per share, which is the midpoint of the range indicated on the front cover of this prospectus, (3) that the initial value of a unit of partnership interest in our operating partnership, or operating partnership unit, is equal to the public offering price per share of common stock indicated on the front cover of this prospectus and (4) that a stock split in the form of a stock dividend on the 1,000 shares of our common stock currently issued and outstanding will occur prior to completion of this offering resulting in 63,334 shares of common stock outstanding immediately prior to completion of the offering. Each operating partnership unit is redeemable at the election of the holder beginning one year after completion of the offering for cash, or, at our option, our common stock on a one-for-one basis.

Overview

       We are a self-advised, self-managed Maryland corporation formed in September 2004 to succeed to the commercial office property business of Carr Capital Corporation, or Carr Capital. Carr Capital is a recognized owner and operator of commercial office properties in the Greater Washington, D.C. area. Carr Capital was founded in 1994 by our chairman, president and chief executive officer, Oliver T. Carr, III, and our senior vice president and director of acquisitions, Clinton D. Fisch. Building on the reputation and extensive relationships created by the Carr family over four generations in the Washington, D.C. real estate market, Carr Capital and its investment partners have acquired 14 commercial office properties having an aggregate investment value of approximately $440 million and containing over 2.0 million square feet in Greater Washington, D.C.’s central business district and suburban office sub-markets. Our senior management team has an average of over 18 years of individual experience in real estate and capital markets, including substantial experience investing in, acquiring, financing, repositioning, managing and leasing office properties and raising equity and debt capital. Upon completion of this offering and our formation transactions, our senior management team and directors together will own approximately 4.7% of the fully diluted equity interests in our company.

       We intend to build on the success and experience of Carr Capital to become a preeminent owner and operator of small-to-medium size commercial office properties in the Greater Washington, D.C. area. Our primary business will be acquiring, renovating, repositioning, developing, owning, managing and operating commercial office properties that typically have an initial cost between $10 and $60 million, contain between 75,000 and 250,000 net rentable square feet and are well-located in sub-markets that we anticipate will benefit from the positive growth trends in the Greater Washington, D.C. economy. We believe that these properties offer long-term value creation potential and often present opportunities for near-term upside through re-tenanting, re-leasing or re-development. We rely on our management team’s extensive market knowledge and long-standing business and personal relationships in the Greater Washington, D.C. office market to identify commercial office properties for acquisition. We will aggressively manage each property in accordance with a strategic plan developed during our pre-acquisition due diligence. Additionally, we intend to enter into strategic joint ventures to enhance our returns and manage the risks associated with the ownership of certain properties that may exceed our targeted investment size or that have significant vacancies at the time of acquisition.

       Upon the completion of this offering and our other formation transactions, we will own or have interests in an initial portfolio of 13 commercial office properties located in the Greater Washington, D.C. area, which we refer to as the initial properties. In the aggregate, we will pay approximately $121.8 million in cash (including debt repayment), issue operating partnership units having a value of approximately $15.8 million and assume approximately $96.8 million of indebtedness, including our pro rata share of joint venture indebtedness, in connection with the acquisition of our interests in the initial properties and the other assets we will acquire in our formation transactions. The initial properties contain approximately 2.1 million net rentable square feet. Carr Capital, through its subsidiaries, currently holds an ownership interest in 11 of the initial properties and has under contract the right to purchase ownership interests in two additional office properties, including one in which our investment will take the form of a 40% equity investment in a private REIT that will own the property. These interests comprise all of Carr Capital’s office property assets. At March 31, 2005, the occupancy rate for the initial properties was approximately 92%, excluding one property that Carr Capital and its joint venture partners acquired vacant in March 2005 and are in the initial stages of leasing. We will also provide third-party asset management services for three office buildings containing approximately 690,000 net rentable square feet and two hotel properties containing approximately 610 rooms.

       We have also identified 17 properties that are under consideration for investment representing an aggregate investment in excess of $730 million. After further analysis and due diligence review, we may elect not to pursue, or we may not be able to complete, any or all of these transactions.

Our Primary Market

       The Greater Washington, D.C. office market is the third largest market in the United States, with approximately 370 million square feet of commercial office space in over 5,600 individual office properties in the following regions:

•	the District of Columbia;

•	Northern Virginia, including but not limited to Arlington, Fairfax, Loudoun, Prince William and Stafford counties, and all the cities included within these counties; and

•	Suburban Maryland, including but not limited to Montgomery, Prince George’s, Calvert, Charles and Frederick counties.

      The area has approximately 5 million residents and 2.8 million jobs and generated a 2004 gross regional product of approximately $300 billion.

       For the period January 1, 2000 to December 31, 2004, the Greater Washington, D.C. commercial office market exceeded by approximately 97.1% the average cumulative return of its peer markets, which is based on investment income and appreciation, as determined by the National Council of Real Estate Investment Fiduciaries. Over a longer timeframe, from January 1, 1985 through December 31, 2004, the Greater Washington, D.C. commercial office market exceeded the average cumulative return of its peer markets by approximately 79.9%. We define our peer markets as the top ten office markets in the United States, excluding Washington, D.C.

Our Strategy

       Our goal is to generate attractive risk-adjusted investment returns for our stockholders through:

•	Investing in Small-to-Medium Size Office Buildings. We will invest principally in small-to-medium size office properties with an initial cost between $10 and $60 million as we believe these properties present opportunities for attractive risk adjusted returns due to the lack of institutional focus on this segment of the office market.

•	Selective and Strategic Geographic Focus. We will focus on the Greater Washington, D.C. commercial office property market to take advantage of the strong economic and demographic character of that market, leverage our local market expertise and relationships and create economies of scale through the clustering of properties.

•	Intensive and Efficient Asset Management. We will intensively manage each of our properties through active property leasing and targeted capital improvements, which may include re-positioning or redeveloping certain properties, while maintaining efficiency through the outsourcing of non-strategic property functions.

•	Strategic Joint Ventures. We will selectively enter into joint ventures where appropriate to leverage our equity returns through fees and disproportionate cash flow distributions, as well as manage the risks associated with certain properties that may be inappropriate to wholly own due to size or vacancy levels. Carr Capital has established joint ventures with institutional investors such as JP Morgan Investment Management, Inc., Aetna Life Insurance Company, Invesco Realty Advisors, Clark Enterprises, Inc. and The Carlyle Group.

•	Recycling Capital. We intend to continue Carr Capital’s successful strategy of opportunistic dispositions or recapitalizations, while actively reviewing our existing properties to assess future potential growth against current market value.

Competitive Strengths

       We believe we enjoy significant competitive strengths, including:

•	Our Local Market Knowledge and Relationships. Our management team is intimately familiar with market conditions and investment opportunities in both the central business district and suburban property sub-markets in the Greater Washington, D.C. area and has extensive and long-standing business and personal relationships with property owners, developers, tenants, property managers and brokers established through many years of transactional experience in these sub-markets, which facilitate our access to acquisitions outside the normal auction process.

•	Our Quality Portfolio. We believe the locations and quality of our properties, our stable and diverse tenant roster of professional service firms, government contractors and U.S. government agencies and the on-going growth of the Greater Washington, D.C. economy will drive continued capital appreciation.

•	Our Experience as Value Added Investors. Our senior management team has a track record of creating value through acquisition, management, re-leasing and repositioning office properties as evidenced in part by the average internal rate of return of approximately 32% realized from the sale of three previously owned properties.

•	Our Focused Strategy. We believe that being a locally-based public REIT focused primarily on the ownership, operation, acquisition and development of small-to-medium size commercial office properties in the Greater Washington, D.C. area, one of the largest, most fragmented office markets in the country, we will have numerous high-quality opportunities for investment.

•	Our Growth-Oriented Capital Structure. Although our organizational documents do not restrict the amount of debt we may incur, we intend to limit our debt, including our pro rata share of joint venture debt, to 55% to 60% of our total market capitalization. Upon completion of this offering and the formation transactions, our initial debt to total market capitalization will be approximately 35% and the improved access to capital we will have as a public company will provide significant capacity for future acquisitions.

•	Our Joint Venture Strategy. Although we have no current commitments, we believe that our demonstrated access to institutional investors such as JPMorgan Investment Management, Inc., Aetna Life Insurance Company, Invesco Realty Advisors, Clark Enterprises, Inc. and The Carlyle Group, will enhance our ability to compete against less well-capitalized investors.

Summary Risk Factors

       You should carefully consider the matters discussed in the “Risk Factors” section beginning on page 17 prior to deciding whether to invest in shares of our common stock. Some of these risks include:

•	all of our initial properties are located in the Greater Washington D.C. area, making us vulnerable to changes in economic conditions in that region, including the adverse impact of decreased government spending;

•	we have not obtained recent appraisals of the properties and other assets to be contributed to our operating partnership in the formation transactions and the consideration given by us in exchange for these assets was not negotiated at arm’s length and may exceed their fair market value or the value that would be determined by third-party appraisals;

•	we expect to experience significant growth in the future and may not be able to adapt our management and operational systems to properly integrate the additional properties without unanticipated significant disruption or expense;

•	we may be unable to renew expiring leases, lease vacant space or re-lease space on a timely basis or on comparable or better terms, which could significantly decrease our cash flow;

•	we may be impacted by our tenants’ failure to make lease payments, which could cause a significant decrease in our revenues;

•	properties owned in joint ventures could be adversely affected by our lack of sole decision-making authority, our reliance on our co-venturer’s financial condition and disputes between us and our co-venturers;

•	if we are unable to complete the acquisitions of the Loudoun Gateway IV and Barlow Building properties that we have under contract in a timely fashion or at all, we will have no designated use for a portion of the net proceeds of this offering and may experience delays in locating and securing attractive alternative investments which would result in a reduction of the amount of cash available for distribution to our stockholders;

•	if the private REIT which owns the Barlow Building fails to qualify as a REIT, we may fail to qualify as a REIT;

•	the private REIT that will own the Barlow Building could incur substantial corporate tax on “built-in gain” in connection with a sale of the Barlow Building before December 31, 2010;

•	we could recognize a substantial amount of taxable income in connection with a sale of the Barlow Building, rather than a sale of stock in the private REIT that will own the Barlow Building;

•	we may invest in properties in other real estate markets outside the Greater Washington, D.C. area where we have no experience;

•	our revenue and cash available for distribution to stockholders could be materially adversely affected if any of our significant tenants were to become bankrupt or insolvent, or suffer a downturn in their business;

•	our management has no prior experience operating a REIT or a public company, which could have an adverse effect on our operations;

•	we may experience conflicts of interest with our chairman, president and chief executive officer and several of our executive officers relating to their ownership of operating partnership units;

•	we depend on key personnel with long-standing business relationships, the loss of whom could threaten our ability to operate our business successfully;

•	our performance and stockholder value are subject to risks associated with real estate assets and with the real estate industry; and

•	if we fail to qualify or remain qualified as a REIT for federal income tax purposes, we will not be able to deduct our dividends, and our income will be subject to taxation.

Our Initial Properties

       Upon completion of this offering and our other formation transactions, we will own or have interests in a portfolio of 13 commercial office properties located in the Greater Washington, D.C. area containing an aggregate of approximately 2.1 million net rentable square feet. We refer to these properties as our initial properties. The following table provides summary information regarding our initial properties as of March 31, 2005:

		Percentage
		Ownership		Year
		After		Acquired	Net
	Location/	Formation	Year Built/	By	Rentable			Annualized	Primary
Property	Sub-Market	Transactions	Renovated(1)	Predecessor	Square Feet	Occupancy(2)		Base Rent(3)	Tenants(4)

								(in thousands)
Wholly Owned:
Fair Oaks	Northern Virginia/Fairfax Center	100%	1985	2001	126,949	90%		$2,664	J Spargo & Associates SCA Direct
Greenbriar	Northern Virginia/	100	1985/1998	2001	111,721	59		1,368	Long & Foster
	Fairfax Center								Shapiro & Burson
Meadows IV	Northern Virginia/Westfields	100	1988/1997	2004	148,160	100		3,031	CACI International Online Resources
Sherwood Plaza	Northern Virginia/Fairfax Center	100	1984	2000	92,960	91		1,894	Chadwick Washington
									Leros Technologies
Loudoun Gateway IV	Northern Virginia/ Dulles	100	2002	N/A (5)	102,987	100		1,532 (6)	America Online
Joint Venture:
King Street(7)	Northern Virginia/	50	1984/2004	1999	149,080	89		3,696	Preferred Office Club
	Alexandria								Sciences International
Madison Place(7)	Northern Virginia/Alexandria	50	1989	2003	107,960	72		2,083	Personal Communications Assoc. of Clinical Research
Atrium(8)	Northern Virginia/	37	1978/1999	2004	138,507	100		3,906	Oliff & Berridge
	Alexandria								Communities in Schools
									Natl Assoc of Temp & Staffing
Independence	Northern Virginia/	15	1999	2002	275,002	90		5,433	Northrop Grumman
Center(9)	Westfields								Titan Corp
1575 Eye Street(10)	Washington, D.C./ Central Business District	9	1979	2002	210,372	99		7,637	Federal Aviation Administration Veterans Administration
Victory Point(9)	Northern Virginia/ Westfields	10	1989	2005	147,743	0		0	N/A
Suffolk Building(11)	Northern Virginia/ Skyline	37	1964/2003	2005	257,425	100		6,245	General Services Administration
									TKC Communications
Barlow Building(12)	Suburban Maryland/ Chevy Chase	40	1966/1988 and 2001	N/A (9)	270,480	97		8,162	Abacus Technology Cellular One

Total/ Weighted Average					2,139,346	92	%(13)	$47,651

(1)	Includes the year in which construction was completed and, where applicable, the year of most recent major renovation.

(2)	Calculated as a weighted average based on net rentable square feet.

(3)	Calculated as actual March 2005 base rent multiplied by 12. Because annualized base rental revenue is not derived from historical results that were accounted for in accordance with generally accepted accounting principles, historical results differ from the annualized amounts.

(4)	Represents major tenants in each property based on annualized base rent.

(5)	We expect to acquire a 100% interest in this property from an unaffiliated third party in the formation transactions.

(6)	Base rent for Loudoun Gateway IV is net of operating expenses.

(7)	Aetna Life Insurance Company owns the remaining joint venture interests in this property.

(8)	Aetna Life Insurance Company, Clark/Carr Investments, LLC and Holualoa K3 Atrium VA, LLC own the remaining joint venture interests in this property.

(9)	An affiliate of JPMorgan Investment Management, Inc. will own the remaining joint venture interests in this property.

(10)	Aetna Life Insurance Company, American Society of Association Executives and other third party investors, including approximately 12 individuals, own the remaining joint venture interests in the property.

(11)	An affiliate of JPMorgan Investment Management, Inc. and Clark/Carr Investments, LLC will own the remaining joint venture interests in this property.

(12)	In the formation transactions, we will acquire a 40% interest in a joint venture that will own a more than 99% interest in a private REIT that will own this property.

(13)	Excludes the occupancy of the Victory Point property that Carr Capital and its joint venture partners acquired vacant and are in the initial stages of leasing. The weighted average occupancy including the Victory Point property was approximately 86%.

Our Investment Criteria

       We follow a disciplined approach to evaluating investment opportunities, targeting office assets that meet the following investment criteria:

•	$10 to $60 million in initial cost;

•	75,000 to 250,000 net rentable square feet;

•	well-located within sub-market;

•	purchase price typically equal to or below replacement cost; and

•	high-quality design and construction.

       Our investment strategy focuses on office properties that generally fall into one of the following two categories:

•	Value-Added. We generally define “value-added” office properties to be properties which have: (1) a moderate-to-high risk profile due to current vacancy levels or a relatively high level of near-term lease expirations, (2) a lower percentage of investment returns received from current income and (3) greater potential for near-to-intermediate-term capital appreciation as compared to a core property, described below. The additional risk associated with value-added investments generally results from identifiable issues such as market inefficiencies or historically substandard management.

•	Core. We generally define “core” office properties to be properties which have: (1) a lower risk profile due to limited near-term leasing risk, (2) a higher percentage of investment return received from current income and (3) the potential for long-term capital appreciation.

Formation Transactions

       In connection with this offering, we will complete the transactions described below to acquire all of the interests in our initial properties held by Carr Capital and its affiliates and to acquire interests in other properties and assets as described below. We refer to these transactions as our formation transactions. We, Carr Capital and its affiliates have structured the formation transactions for the purpose of aggregating interests in our initial properties in a tax efficient manner into a single public REIT with improved access to capital and increased flexibility to execute Carr Capital’s growth strategy. These transactions are described in more detail in “Formation Transactions.” Upon completion of the offering, we will complete the following formation transactions:

•	we will sell 10,666,666 shares of common stock in this offering;

•	we will contribute the net proceeds of this offering to Columbia Equity, LP, our operating partnership. In return for our contribution, we will receive 10,666,666 units of partnership interest in our operating partnership, or operating partnership units, and will own an approximate 88.8% interest in our operating partnership;

•	our operating partnership will acquire a 100% ownership interest in the Greenbriar, Sherwood Plaza, Fair Oaks, Meadows IV and Loudoun Gateway IV properties for an aggregate of approximately $39.5 million in cash payable to unaffiliated third parties, operating partnership units having a value of approximately $57,000 issuable to an unaffiliated third party, and operating partnership units having a value of approximately $2.1 million issuable to affiliates of Carr Capital;

•	in connection with our acquisition of the five properties described above, we will repay approximately $40.8 million of outstanding debt, interest and prepayment penalties on these properties and assume $19.0 million of first mortgage indebtedness on the Meadows IV property;

•	our operating partnership will acquire a 50% ownership interest in the King Street property for an aggregate of approximately $5.4 million in cash payable to unaffiliated third parties, operating partnership units having a value of approximately $2.9 million issuable to affiliates of Carr Capital in exchange for their 17.6% interest in this property and operating partnership units having a value of approximately $82,000 issuable to unaffiliated third parties. The property will continue to be subject to approximately $22.0 million of first mortgage indebtedness;

•	our operating partnership will acquire a 50% ownership interest in the Madison Place property for an aggregate of approximately $5.8 million in cash payable to unaffiliated third parties, and operating partnership units having a value of approximately $674,000 issuable to an affiliate of Carr Capital in exchange for its 5.27% interest in this property. The property will continue to be subject to approximately $15.5 million of first mortgage indebtedness;

•	our operating partnership will acquire a 37% ownership interest in the Atrium property for an aggregate of approximately $4.7 million in cash payable to unaffiliated third parties, and operating partnership units having a value of approximately $412,000 issuable to affiliates of Carr Capital. The property will continue to be subject to approximately $24.3 million of mortgage indebtedness;

•	our operating partnership will acquire a 14.7% ownership interest in the Independence Center property for an aggregate of approximately $1.9 million in cash payable to unaffiliated third parties and operating partnership units having a value of approximately $2.8 million issuable to affiliates of Carr Capital in exchange for their 8.7% interest in this property. The property will continue to be subject to approximately $31.5 million of first mortgage indebtedness;

•	our operating partnership will acquire a 9.2% ownership interest in the 1575 Eye Street property for operating partnership units having a value of approximately $2.6 million issuable to affiliates of Carr Capital. The property will continue to be subject to approximately $42.2 million of first mortgage indebtedness;

•	our operating partnership will acquire a 10% ownership interest in the Victory Point property for an aggregate of approximately $834,000 in cash payable to unaffiliated third parties and operating partnership units having a value of approximately $100,000 issuable to an affiliate of Carr Capital in exchange for its 1% interest in this property. The property will continue to be subject to approximately $14.8 million of first mortgage indebtedness;

•	our operating partnership will acquire a 36.5% interest in the Suffolk Building property for an aggregate of approximately $9.6 million in cash payable to unaffiliated third parties and operating partnership units having a value of $417,000 issuable to affiliates of Carr Capital in exchange for their 1.5% interest in this property. The property will continue to be subject to approximately $42.0 million of first mortgage indebtedness;

•	our operating partnership will contribute approximately $13.3 million in cash for a 40% interest in a limited liability company that will acquire the Barlow Building property. The limited liability company will acquire more than 99% of the capital stock of the corporation that owns the Barlow Building from unaffiliated third parties in a cash merger transaction. The property will be subject to approximately $61.8 million of first mortgage indebtedness;

•	our operating partnership will acquire from Carr Capital agreements pursuant to which Carr Capital provides certain asset management services for our initial properties as well as five third-party asset management agreements and certain other tangible and intangible assets for operating partnership units and shares of our common stock having a value of $3.7 million;

•	our operating partnership will acquire from Carr Capital furniture, fixtures and equipment for $25,000 in cash; and

•	all of the employees of Carr Capital will become employees of our company.

       Our agreements to acquire equity interests in the entities that own the Fair Oaks, Meadows IV, Suffolk Building, Victory Point and Atrium properties provide that the value of the interests will be based on a negotiated rate of return on the owners’ investment during the period of their investment. The rate of return is based on the amount of the aggregate investment, cash distributions to equity investors during the holding period and the net proceeds from the sale of the property distributable to equity investors. The values described above are based, in part, on the negotiated rate of return as of March 31, 2005. As a result, the amount of cash we will pay and the number of operating partnership units and shares of common stock we will issue to acquire these interests may be higher or lower than shown above. In addition, our agreements to acquire equity interests in the entities that own the King Street, Madison Place, Atrium, Independence Center, 1575 Eye Street and Suffolk Building properties provide that the value of the interests will be based on a fixed value plus the net working capital held by the entity that owns the property at the time of completion of the formation transactions. The values described above for these interests are based on the net working capital held by these entities as of March 31, 2005. As a result, the amount of cash we will pay and the number of units we will issue in our acquisition of these interests may be higher or lower than shown above. We do not anticipate that the adjustments described above will be material.

       Holders of operating partnership units will have the right, beginning one year after completion of the offering, to tender such units to our operating partnership for redemption. At our option, we may redeem such units for shares of our common stock on a one-for-one basis, subject to adjustments for stock splits, dividends, recapitalizations and similar events, or for an equivalent amount of cash. Limited partners will receive distributions per operating partnership unit equivalent to the per share distributions we make to holders of shares of our common stock, but holders of operating partnership units will have no voting rights, except in certain limited circumstances. See “Partnership Agreement.” Throughout the prospectus, in any discussion of our acquisition of interests in our initial properties, the number of operating partnership units and shares of common stock issuable in the formation transactions is based on the expected public offering price for our common stock of $15, the midpoint of the price range on the front cover of this prospectus. If the actual public offering price is greater or less than $15, the number of operating partnership units included in the consideration paid for the initial properties will be decreased or increased accordingly.

       The amount of consideration to be paid by us to Carr Capital and its affiliates (Carr Holdings, LLC, Carr Capital Real Estate Investments, LLC and The Oliver Carr Company) in the formation transactions was derived from our management team’s estimates of the fair market value of the interests being acquired based on comparable transactions in the market, as well as negotiations with third party owners of interests in the initial properties. Oliver T. Carr, III and Clinton D. Fisch, each of whom is an executive officer of our company, will beneficially own 263,741 and 118,934 operating partnership units, respectively, upon completion of this offering and the formation transactions. These officers, who are also officers and owners of Carr Capital and own interests in certain of the initial properties, negotiated the consideration to be paid for each of our initial properties with unaffiliated third parties and Carr Capital and its affiliates. As a result, these parties had a conflict of interest in negotiating the consideration to be paid and the other terms of the contributions and acquisitions. We have not obtained any recent third-party appraisals of the initial properties, or any other independent third-party valuations or fairness opinions in connection with the formation transactions. As a result, the consideration to be paid by us for these properties in the formation transactions may exceed their fair market value. See “Formation Transactions” and “Certain Relationships and Related Party Transactions.”

Our Structure

       Upon completion of the formation transactions, all of our interests in our initial properties will be held by, and our operations will be conducted by, our operating partnership, Columbia Equity, LP, and its subsidiaries. We will be the sole general partner of our operating partnership. As the sole general partner of our operating partnership, we have the exclusive power to manage and conduct our operating partnership’s business, subject to the limitations described in the Amended and Restated Agreement of Limited Partnership of our operating partnership, which is filed as an exhibit to the registration statement of which this prospectus is a part. We will contribute the net proceeds of this offering to the operating partnership in exchange for operating partnership units and will own an approximate 88.8% interest in our operating partnership upon completion of the formation transactions. The remaining interests in our operating partnership will be owned by limited partners, including affiliates of Carr Capital and certain members of our senior management team, who contributed interests in the initial properties and other assets to our operating partnership in exchange for operating partnership units as well as each of our directors, executive officers and certain of our employees and consultants who will receive LTIP units concurrent with completion of this offering.

       We have formed Columbia TRS Corporation, or Columbia TRS, as our taxable REIT subsidiary. We intend to conduct asset management, development and other activities through Columbia TRS to the extent necessary to maintain our REIT status. The income of our taxable REIT subsidiaries will be subject to taxation at normal corporate rates.

       The following chart illustrates the structure of our company following completion of the offering and our other formation transactions:

Our Principal Office

       Our principal executive offices are located at 1750 H Street, N.W., Suite 500, Washington, D.C. 20006. Our telephone number is (202) 303-3080. Our internet address is www.columbiareit.com. Our internet website and the information contained therein or connected thereto does not constitute a part of this prospectus.

Conflicts of Interest

       Conflicts of interest exist between our chairman and certain members of our senior management team, on the one hand, and us and our stockholders, on the other, which could result in decisions not in your best interest.

       Mr. Carr, our chairman, our president and chief executive officer, and Mr. Fisch, our senior vice president and director of acquisitions, beneficially own equity interests in our initial properties and other assets that will be contributed in our formation transactions. In the formation transactions, Messrs. Carr and Fisch and affiliated entities, including Carr Capital, will receive operating partnership units in exchange for these interests in the initial properties and other assets. Mr. Carr beneficially will own 263,741 operating partnership units and Mr. Fisch beneficially will own 118,934 operating partnership units representing approximately 2.2% and 1.0%, respectively, of the fully-diluted interests in our company upon completion of this offering and the formation transactions. Carr Capital will also receive additional operating partnership units to the extent that Carr Capital acquires additional properties prior to completion of this offering that it contributes to our operating partnership. By contributing ownership interests in the entities owning the initial properties to our operating partnership in exchange for operating partnership units, Messrs. Carr and Fisch and affiliated entities will have the ability to defer any taxable gain that they might otherwise recognize upon the transfer of these properties. Certain future transactions that we might undertake with regard to these properties, including a disposition or refinancing, could cause Messrs. Carr and Fisch to recognize part or all of any taxable gain that was deferred. Messrs. Carr and Fisch may have a conflict of interest in any decision with respect to a proposed disposition or refinancing of these properties that might be in our stockholders’ best interests because of the tax liability that could be recognized by Messrs. Carr and Fisch. However, we have no contractual restrictions or limitations with Messrs. Carr and Fisch or any other limited partner of our operating partnership that would inhibit our ability to dispose of or refinance any of our initial properties.

       As part of their employment agreements, Messrs. Carr and Fisch will agree not to compete with us by working with or investing in any business or enterprise which acquires, generates or develops office properties in the Greater Washington, D.C. area. See “Management — Employment Agreements.”

       Upon completion of the formation transactions, we will be a party to an agreement with The Oliver Carr Company for office space and certain administrative services. We will also be a party to asset management agreements for three office buildings and two hotel properties in which The Oliver Carr Company owns an interest. The Oliver Carr Company is controlled by Oliver T. Carr, Jr., the father of Oliver T. Carr, III. PBC King, LLC, which is controlled by Oliver T. Carr, Jr., and is referred to herein as Preferred Office Club, is a tenant of the King Street property. Oliver T. Carr, III may have a conflict of interest when determining whether to extend, terminate, amend or enforce these agreements.

       Our directors and executive officers may have conflicting duties because, in their capacities as our directors and executive officers, they have a duty to us, while at the same time, in our capacity as general partner of our operating partnership, they have a fiduciary duty to the limited partners. Conflicts may arise when our interests and the interests of the limited partners of our operating partnership diverge, particularly in circumstances in which there may be an adverse tax consequence to the limited partners, such as upon the sale of a property or the repayment of indebtedness. The Amended and Restated Agreement of Limited Partnership of our operating partnership provides that in the event of a conflict of interest between our stockholders and the limited partners of our operating partnership, we shall endeavor in good faith to resolve the conflict in a manner not adverse to either us or the limited partners of our operating partnership, and, if we, in our sole discretion as general partner of the operating partnership, determine that a conflict cannot be resolved in a manner not adverse to either us or the limited partners of our operating partnership, the conflict will be resolved in favor of us. In addition, our board of directors will adopt a policy that any decision regarding disposition, acquisition or refinancing of a property in which a director has an interest, will be made by a majority of the disinterested directors.

Distribution Policy

       To qualify as a REIT, we intend to make regular quarterly distributions to our stockholders of at least 90% of our REIT taxable income determined without regard to the dividends paid deduction and excluding any net capital gains. We intend to commence making quarterly distributions to stockholders after the quarter ending June 30, 2005, or sooner if required to qualify for REIT tax status under the Internal Revenue Code. Distributions will be authorized by our board of directors based upon a number of factors, including:

•	the amount of our funds from operations;

•	our overall financial condition;

•	our debt service requirements;

•	our capital expenditure requirements;

•	our taxable income;

•	the annual distribution requirements under the REIT provisions of the Internal Revenue Code; and

•	other factors our directors deem relevant.

      Distributions to our stockholders generally will be taxable to our stockholders as ordinary income. Because a significant portion of our investments will be equity ownership interests in commercial office properties, which will result in depreciation and non-cash charges against our taxable income, our distributions in excess of our current and accumulated earnings may constitute a tax-free return of capital rather than taxable dividends.

       Our ability to make distributions to our stockholders will depend on our receipt of distributions from our operating partnership, which in turn depend upon the receipt of lease payments from our tenants, our operating expenses and our debt service and capital expenditure requirements, among other factors. Our cash available for distribution may be less than the amount required to meet the distribution requirements for REITs under the Internal Revenue Code, and we may be required to borrow money or sell assets to pay out enough money to satisfy the distribution requirements.

Our Tax Status

       We will elect to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, commencing with our short taxable year beginning on the business day prior to the closing of this offering and ending on December 31, 2005. We believe that our organization and proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT for federal income tax purposes. To qualify for and maintain REIT status, we must meet a number of organizational and operational requirements, including a requirement that we annually distribute to our stockholders at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gains. As a REIT, we generally will not be subject to federal income tax on REIT taxable income we currently distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Even if we qualify for taxation as a REIT, we may be subject to some federal, state and local taxes on our income or property and the income of our taxable REIT subsidiary, Columbia TRS, will be subject to taxation at normal corporate rates. See “Federal Income Tax Considerations.”

       In connection with this offering, Hunton & Williams LLP is rendering an opinion, which will be filed as an exhibit to the registration statement of which this prospectus is a part, that, commencing with our short taxable year beginning on the business day prior to the closing of this offering and ending on December 31, 2005, assuming that we complete the elections and other procedural steps described herein under “Federal Income Tax Considerations” in a timely fashion, we will be organized in conformity with the requirements for qualification and taxation as a REIT under the federal income tax laws, and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT under the federal income tax laws for our short taxable year ending December 31, 2005 and for future years. This opinion, however, is based upon factual assumptions and representations made by us. Moreover, such qualification and taxation as a REIT depend upon our ability to meet, for each taxable year, various tests imposed under the Internal Revenue Code as discussed below. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our share ownership, and the percentage of our earnings that we distribute. Hunton & Williams LLP will not review our compliance with those tests on a continuing basis. Accordingly, with respect to our current and future taxable years, no assurance can be given that the actual results of our operation will satisfy such requirements. For a discussion of the tax consequences of our failure to qualify as a REIT. See “Federal Income Tax Considerations — Failure to Qualify.”

The Offering

Shares of common stock offered by us	10,666,666(1)

Shares of common stock and operating partnership units to be outstanding after this offering	10,730,000 shares(1)(2) and 1,344,149 units(3)

Use of proceeds	We estimate that the net proceeds from this offering will be approximately $144.9 million after deducting the underwriting discount, financial advisory fees and estimated offering fees and expenses payable by us, estimated to be approximately $3.9 million, including reimbursement to Carr Capital for organization and offering expenses incurred on our behalf. If the underwriters exercise in full their option to purchase up to an additional 1,600,000 shares of our common stock to cover over-allotments, if any, our net proceeds will be approximately $167.2 million. We will contribute the net proceeds from this offering to our operating partnership in exchange for operating partnership units. Our operating partnership expects to use the net proceeds as follows:

• approximately $81.0 million to purchase ownership interests in the initial properties;

• approximately $40.8 million to repay outstanding indebtedness, interest and prepayment penalties on the initial properties;

• up to $1.0 million for an equity contribution to a joint venture that we expect to develop a new commercial office building adjacent to one of our initial properties; and

• the balance for general corporate and working capital purposes, including future investments in office properties.

Pending these uses, we intend to invest the net offering proceeds in interest-bearing, short-term, marketable investment grade securities or money market accounts that are consistent with our intention to qualify as a REIT.

Proposed New York Stock Exchange symbol	“COE”

(1)	Excludes up to 1,600,000 shares of common stock that may be issued by us upon exercise of the underwriters’ over-allotment option. Includes approximately 853,333 shares of common stock to be sold in this offering and reserved for sale to our directors, officers, employees, business associates and related persons through a directed share program at the offering price.

(2)	Includes 63,334 shares of our common stock outstanding prior to the offering. If the underwriters’ over-allotment option is exercised in full, 12,330,000 shares of common stock will be outstanding upon completion of this offering.

(3)	Includes 1,054,149 operating partnership units that will be issued in connection with our formation transactions and 290,000 LTIP units that will be issued to our directors and executive officers and certain of our employees and consultants upon completion of this offering.

Summary Financial and Other Data

       The following table sets forth summary financial and other data on an historical basis for our predecessor entity, which we refer to as Columbia Equity Trust Predecessor, and on a pro forma basis for Columbia Equity Trust, Inc. We have not presented historical financial information for Columbia Equity Trust, Inc. in this table because we have not had any activity since our formation on September 23, 2004. The historical combined financial information of Columbia Equity Trust Predecessor includes:

•	the percentage ownership interest in the activities of Carr Capital FOCC, L.P. (“Fair Oaks”), Carr Capital Greenbriar, LLC (“Greenbriar”), Holualoa/Carr Capital Sherwood Plaza, LLC (“Sherwood Plaza”), Carr Capital 1575 Eye Street Associates, LLC (“1575 Eye Street”), 15036 Conference Center Drive, LLC (“Independence Center”), King I, LLC (“King Street”), Atrium, LLC (“Atrium”), Madison Place, LLC (“Madison Place”) and Meadows IV, LLC (“Meadows IV”) owned by Carr Capital and its affiliates that we will acquire in the formation transactions; and

•	the management services business of Carr Capital.

       The Columbia Equity Trust Predecessor’s historical combined balance sheet data as of December 31, 2004 and 2003, and combined statement of operations data for the years ended December 31, 2004, 2003 and 2002, have been derived from the audited historical combined financial statements.

       The Columbia Equity Trust Predecessor’s unaudited historical combined balance sheet data as of March 31, 2005 and the unaudited historical combined statement of operations data for the three months ended March 31, 2005 and 2004 are derived from the unaudited historical combined financial statements of the Columbia Equity Trust Predecessor. In the opinion of management of the Columbia Equity Trust Predecessor, the unaudited historical combined balance sheet data as of March 31, 2005 and the historical combined statements of operations for the three months ended March 31, 2005 and 2004 include all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for those periods.

       The unaudited selected pro forma consolidated financial data for Columbia Equity Trust, Inc. as of and for the three months ended March 31, 2005 and for the year ended December 31, 2004, assume that completion of the formation transactions occurred on March 31, 2005 for the pro forma balance sheet data and as of January 1, 2004 for the pro forma statement of operations data.

       The historical combined financial data for the Columbia Equity Trust Predecessor included below and set forth elsewhere in this prospectus and the pro forma data for Columbia Equity Trust, Inc. are not necessarily indicative of our future performance. The pro forma data does not purport to represent our financial condition or results of operations that would actually have occurred assuming the completion of the formation transactions had all transactions occurred on the dates indicated.

       You should read the following summary financial and other data together with “Our Business and Properties,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements for Columbia Equity Trust Predecessor and Other Historical Financial Statements and related notes appearing elsewhere in this prospectus.

Columbia Equity Trust, Inc. (Pro Forma) and the Columbia Equity Trust Predecessor (Historical)

	Three months ended March 31,			Year ended December 31,

	Columbia	Columbia Equity		Columbia
	Equity	Trust		Equity	Columbia Equity Trust
	Trust, Inc.	Predecessor		Trust, Inc.	Predecessor

		Historical			Historical
	Pro forma			Pro forma
	2005	2005	2004	2004	2004	2003	2002

	(Dollars in thousands, except per share and square feet data)
Statement of Operations Data:
Revenues:
Rental	$2,593	$—	$—	$7,607	$—	$—	$—
Fee income, primarily from related parties	518	622	118	957	1,897	1,923	2,098

Total revenues	3,111	622	118	8,564	1,897	1,923	2,098

Expenses:
Operating and other expenses	1,142	—	—	2,986	—	—	—
General and administrative	606	379	359	4,120	1,727	1,673	1,900
Depreciation and amortization	1,495	3	2	7,400	12	10	8

Total operating expenses	3,243	382	361	14,506	1,739	1,683	1,908

Income (loss) from operations	(132)	240	(243)	(5,942)	158	240	190
Other income and expense
Interest income	5	5	3	16	16	15	20
Interest expense	(237)	(2)	(2)	(950)	(9)	(9)	(9)
Equity in net income of real estate entities	90	103	132	644	411	2,931	245
Minority interest	26	—	—	602	—	—	—

Income (loss) before income taxes	(248)	346	(110)	(5,630)	576	3,177	446
Provision for income taxes	34	34	3	7	7	55	—

Net income (loss)	$(282)	$312	$(113)	$(5,637)	$569	$3,122	$446

Pro forma basic loss per share	$(0.02)			$(0.48)
Pro forma diluted loss per share	$(0.02)			$(0.48)
Balance Sheet Data (as of end of period):
Real estate	$80,380	$—			$—	$—	$—
Investments in real estate entities	44,445	4,324			4,190	3,105	3,285
Other assets, net	47,051	4,175			2,824	1,988	1,223

Total assets	$171,876	$8,499			$7,014	$5,093	$4,508

Mortgage notes	$19,000	$—			$—	$—	$—
Other liabilities	3,149	2,625			1,392	340	303

Total liabilities	22,149	2,625			1,392	340	303
Minority interest	13,872	—			—	—	—
Owners’ equity	135,855	5,874			5,622	4,753	4,205

Total liabilities and owners’ equity	$171,876	$8,499			$7,014	$5,093	$4,508

Other Data:
Income (loss) from operations	$(132)	$240	$(243)	$(5,942)	$158	$240	$190
Funds from operations(1)	2,135			4,631
Number of properties owned by real estate entities
Wholly Owned	5	—	—	5	—	—	—
Joint Venture	8	9	7	8	9	7	6

Total	13	9	7	13	9	7	6

Net Rentable square feet (end of period)
Wholly Owned	582,777	—	—	582,777	—	—	—
Joint Venture	1,556,569	1,360,711	1,074,044	1,556,569	1,360,711	1,074,044	966,084

Total	2,139,346	1,360,711	1,074,044	2,139,346	1,360,711	1,074,044	966,084

	Three months ended March 31,			Year ended December 31,

	Columbia	Columbia Equity		Columbia
	Equity	Trust		Equity	Columbia Equity Trust
	Trust, Inc.	Predecessor		Trust, Inc.	Predecessor

		Historical			Historical
	Pro forma			Pro forma
	2005	2005	2004	2004	2004	2003	2002

	(Dollars in thousands, except per share and square feet data)
Cash Flow Data:
Net cash flow provided by (used in):
Operating activities		$(302)	$(139)		$(110)	$765	$414
Investing activities		(51)	178		(754)	2,578	(2,458)
Financing activities		(60)	(158)		301	(2,577)	2,190
Reconciliation of Net Income to FFO
Net loss	$(282)			$(5,637)
Plus:
Depreciation and amortization on wholly owned properties	1,495			7,400
Depreciation and amortization attributable to uncombined real estate entities	948			3,470
Minority interest	(26)			(602)

FFO	$2,135			$4,631

(1)	Funds from operations, or FFO, is a widely recognized measure of REIT performance. Although FFO is not computed in accordance with generally accepted accounting principles, or GAAP, we believe that information regarding FFO is helpful to stockholders and potential investors because it facilitates an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which assumes that the value of real estate assets diminishes ratably over time. Because real estate values have historically increased or decreased with market conditions, we believe that FFO provides a more meaningful and accurate indication of our performance. We calculate FFO in accordance with the April 2002 National Policy Bulletin of the National Association of Real Estate Investment Trusts, or NAREIT, which we refer to as the White Paper. The White Paper defines FFO as net income (computed in accordance with GAAP), excluding gains (or losses) on sales of depreciable operating property and extraordinary items (computed in accordance with GAAP), plus real estate related depreciation and amortization (excluding amortization of deferred financing costs), and after adjustments for unconsolidated partnerships and joint ventures. Our interpretation of the NAREIT definition is that minority interest in net income (loss) should be added back (deducted) from net income (loss) as part of reconciling net income (loss) to FFO. Our FFO computation may not be comparable to FFO reported by other REITS that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than we do. The GAAP measure that we believe to be most directly comparable to FFO, net income (loss), includes depreciation and amortization expenses, gains or losses on property sales and minority interest. In computing FFO, we eliminate these items because, in our view, they are not indicative of the results from our property operations. To facilitate a clear understanding of our historical operating result, FFO should be examined in conjunction with net income (determined in accordance with GAAP) as presented in the financial statements included elsewhere in this prospectus. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered to be an alternative to net income (loss) (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available for our cash needs, including cash distributions to stockholders.

RISK FACTORS

Risk Related to Our Business and Properties

       All of our initial properties are located in the Greater Washington, D.C. area, making us vulnerable to changes in economic conditions in that region, including the adverse impact of decreased government spending.

       All of our initial properties are located in the Greater Washington, D.C. area which exposes us to greater economic risks than if we owned properties in several geographic regions. The economic condition of this region may depend on one or more industries and, therefore, an economic downturn in one of these industry sectors may significantly affect the occupancy, rental rates and value of our properties. In particular, economic conditions in our market are directly affected by federal government spending. Any resulting oversupply or reduced demand for commercial office space in the Greater Washington, D.C. area would therefore have a disproportionate negative impact on our profitability and limit our ability to make distributions to our stockholders.

       Recently, the United States Department of Defense indicated that it plans to reduce the amount of space that it leases within the Greater Washington, D.C. area, which may result in a significant reduction in the demand for leased office space in certain sub-markets.

       Specifically, in May 2005, the Department of Defense recommended that the Missile Defense Agency be relocated to the Redstone Arsenal in Alabama as part of the Base Realignment and Closure initiative (“BRAC”). The General Services Administration leases approximately 144,551 square feet of space at the Suffolk Building for use by the Missile Defense Agency, representing approximately 56% of the property’s square footage. In addition, TKC Communications, under an exclusive contract with the Missile Defense Agency, leases the remaining 112,874 square feet in the Suffolk Building, representing approximately 44% of the property’s square footage.

       If the BRAC recommendation for vacating the Suffolk Building is followed, it is unlikely that TKC Communications will renew its lease upon expiration on June 30, 2009. It is also likely that the General Services Administration will elect to terminate its lease, pursuant to the terms of the lease, at any time after December 16, 2010, upon six months notice. If we are unable to locate suitable replacement tenants for the Suffolk Building, our profitability and ability to make distributions to our stockholders will be adversely affected.

       We have not obtained recent appraisals of the properties and other assets to be contributed to our operating partnership in the formation transactions and the consideration given by us in exchange for these assets was not negotiated at arm’s length and may exceed their fair market value or the value that would be determined by third-party appraisals.

       We have not obtained any recent third-party appraisals of the initial properties and other assets to be contributed to our operating partnership for cash or operating partnership units in the formation transactions, nor any independent third-party valuations or fairness opinions in connection with the formation transactions. The amount of consideration to be paid by us in each of these transactions was based upon management’s estimates of the fair market value of these properties and interests and not arms-length negotiations and were not approved by any independent directors. In addition, certain of our senior executive officers, who had significant influence in structuring the formation transactions, had pre-existing ownership interests in those properties and assets and will receive substantial economic benefits as a result of the formation transactions. In the course of structuring the formation transactions, these officers had the ability to influence the type and level of benefits that they and our other executive officers will receive from us. It is possible that the consideration we will pay for the initial properties and assets may exceed their fair market value and that we could realize less value from these assets than we would have if the assets had been acquired after arms-length negotiation or if we had obtained independent appraisals for these assets. See “Certain Relationships and Related Party Transactions.”

       We expect to experience significant growth in the future and may not be able to adapt our management and operational systems to properly integrate the additional properties without unanticipated significant disruption or expense.

       We intend to make a significant number of investments in office properties in our first 24 months of operation as a public company. As a result of the anticipated future growth, we cannot assure you that we will be able to adapt our management, administrative, accounting and operational systems or hire and retain sufficient operational staff to integrate the initial properties into our portfolio and manage any future acquisitions of additional properties without operating disruptions or unanticipated costs. Our future acquisitions will generate additional operating expenses that we will be required to pay. As we acquire additional properties, we will be subject to risks associated with managing new properties, including tenant retention and mortgage default. In addition, acquisitions may cause disruptions in our operations and divert management’s attention away from day-to-day operations, which could impair our relationships with our current tenants and employees. Our failure to successfully integrate any future property acquisitions into our portfolio could cause significant disruption or costs, which in turn could reduce our profitability and limit our ability to make distributions to our stockholders.

       We may be unable to renew expiring leases, lease vacant space or re-lease space on a timely basis or on comparable or better terms, which could significantly decrease our cash flow.

       Leases representing approximately 6.9% of our annualized contractual base rent on a pro rata basis at March 31, 2005, expire on or before December 31, 2005. Current tenants may not renew their leases upon the expiration of their terms. Alternatively, current tenants may attempt to terminate their leases prior to the expiration of their current terms. If non-renewals or terminations occur, we may not be able to locate qualified replacement tenants and, as a result, we could lose a significant source of revenue while remaining responsible for the payment of our obligations. Moreover, the terms of a renewal or new lease may be less favorable than the current lease terms. Any of these factors could cause a decline in lease revenue, which could have a negative impact on our profitability and limit our ability to make distributions to our stockholders.

       We may be impacted by our tenants’ failure to make lease payments, which could cause a significant decrease in our revenues.

       Our tenants may experience a downturn in their businesses, which may weaken their financial condition, result in their failure to make timely rental payments or their default under their leases. In particular, local economic conditions and factors affecting the industries in which our tenants operate may affect our tenants’ ability to make lease payments to us. From time to time, one or more tenants may be in default under their leases with us. Currently, tenants representing an immaterial amount of lease revenue at our initial properties are in default under their leases. Upon a tenant default, we may experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment.

       We cannot assure you that our tenants will not default on their leases and fail to make rental payments to us or that existing tenants in default will cure such default. Moreover, we may be unable to locate a replacement tenant in a timely manner or on comparable or better terms if a tenant defaults on its lease. The loss of rental revenues from a number of our tenants and our inability to replace such tenants may negatively impact our profitability and our ability to meet our financial obligations.

       Properties owned in joint ventures could be adversely affected by our lack of sole decision-making authority, our reliance on our co-venturer’s financial condition and disputes between us and our co-venturers.

       Upon completion of the formation transactions, we will have investments in eight joint ventures, none of which we will control. We may also co-invest in the future with third parties through partnerships, joint ventures or other entities, acquiring non-controlling interests in or sharing responsibility for managing the affairs of a property, partnership, joint venture or other entity. These investments involve risks not present with a property wholly owned by us. Risks related to these investments include:

•	one or more of our partners or co-venturers might become bankrupt or fail to fund their share of required capital contributions (in which event we and any other remaining general partners, members or co-venturers would generally remain liable for the liabilities of the partnership, joint venture or other entity);

•	one or more of our partners or co-venturers may have economic or other business interests or goals which are inconsistent with our business interests or goals;

•	one or more of our partners or co-venturers may be in a position to take actions contrary to our instructions, requests, policies or objectives (including those related to our qualification as a REIT for tax purposes);

•	disputes between us and our partners or co-venturers may result in litigation or arbitration that would increase our expenses and prevent our officers and directors from focusing their time and effort on our business; or

•	in addition, most of our joint venture agreements contain provisions that could require us to buy our partner’s interest or sell our interest or the property or project at a time we do not deem favorable for financial or other reasons, including the availability of cash at such time and the impact of tax consequences resulting from any sale.

       Our organizational documents do not limit the amount of available funds that we may invest in partnerships, limited liability companies or joint ventures. The occurrence of one or more of the events described above could cause unanticipated significant disruption to our operations or unanticipated costs and liability, which could in turn adversely affect our financial condition, results of operations and cash flow and thereby limit our ability to make distributions to our stockholders.

       Ownership interests in our joint ventures generally are non-transferable to unaffiliated third parties unless all partners consent to the transfer. Pursuant to our joint venture agreements for the Independence Center, Victory Point and Suffolk Building properties, a change in control of our company is defined as a non-transferable event requiring the prior consent of our joint venture partners. As a result, the ownership interest transfer restrictions pursuant to the joint venture agreements for the Independence Center, Victory Point and Suffolk Building properties may have the effect of discouraging a third party from acquiring us, which could result in our stockholders receiving less than our then-prevailing market price.

       If we are unable to complete the acquisitions of the initial properties that we currently have under contract in a timely fashion or at all, we will have no designated use for a portion of the net proceeds of this offering and may experience delays in locating and securing attractive alternative investments, which would result in a reduction of the amount of cash available to our stockholders.

       We anticipate that the closing of the acquisition of Loudoun Gateway IV will occur on or about July 13, 2005 and the closing of the acquisition of Barlow Building will occur on or about July 15, 2005, which dates are after the expected closing date of this offering. However, we cannot assure you that we will acquire either of these properties because each proposed acquisition is subject to a variety of factors, such as the satisfaction of closing conditions, including the receipt of third-party consents and approvals.

       In addition, many of the agreements pursuant to which interests in the entities that own a substantial number of the initial properties will be contributed or purchased expire according to their terms on June 30, 2005, which is approximately five days before we expect to close the sale of the shares in this offering and these formation transactions. While we have not obtained formal amendments to these agreements to extend the closing date, the parties to these agreements, most of whom are affiliates of our executive officers, have indicated to us that they intend to close under the terms of the agreements in connection with the closing of this offering. However, we cannot assure you that we will acquire all of the interests in these properties because some or all of these parties may choose not to extend the closing and not contribute or sell their interests to us.

       If we do not complete these acquisitions within our anticipated time frame or at all, we may experience delays in locating and securing attractive alternative investments. These delays would result in our future operating results not meeting expectations and adversely affect our ability to make distributions to our stockholders. If we are unable to complete the purchase of the Loudoun Gateway IV and Barlow Building properties that we have under contract, we will have no specific designated use for a portion of the net proceeds from this offering and investors will be unable to evaluate in advance the manner in which we invest these net proceeds or the economic merits of the properties we may ultimately acquire with the net proceeds.

       If the Barlow Corporation fails to qualify as a REIT, we may fail to qualify as a REIT.

       As part of the formation transactions, we will acquire a 40% interest in a limited liability company that will own more than 99% of the Barlow Corporation, which owns the Barlow Building. The Barlow Corporation will elect to be taxed as a REIT. If the Barlow Corporation fails to qualify as a REIT, we would fail to satisfy the 10% REIT asset test and, if we are not entitled to certain relief provisions, we would not qualify as a REIT for that year. Any such failure to qualify also may prevent us from qualifying as a REIT for any of the following four taxable years.

       The substantial corporate tax on “built-in gain” that would be recognized in connection with a sale of the Barlow Building before December 31, 2010 would substantially reduce the funds available for distribution to our stockholders.

       The Barlow Building is owned by the Barlow Corporation, which currently is a subchapter S corporation. In connection with our acquisition, through a joint venture interest, of an approximate 40% interest in the Barlow Corporation, the subchapter S election will terminate and the Barlow Corporation will make an election to be taxed as a REIT. If the Barlow Corporation disposes of the Barlow Building in a taxable transaction before December 31, 2010, the Barlow Corporation will pay a substantial corporate level tax on its “built-in gain” (approximately $40 million) that existed when the Barlow Corporation made the S election. That corporate level tax would reduce the funds that the Barlow Corporation has to distribute to the limited liability company through which we will own our 40% interest and, in turn, would reduce the funds that we have available for distribution to you.

       We could recognize a substantial amount of taxable income in connection with a sale of the Barlow Building, rather than a sale of stock in the Barlow Corporation.

       We will acquire our interest in the Barlow Building in the formation transactions through an investment in a 40% interest in a limited liability company that will own more than 99% of the outstanding shares of the Barlow Corporation. A subsidiary of the limited liability company will merge into the Barlow Corporation in a cash merger that is treated for tax purposes as the acquisition by the joint venture of the shares of the Barlow Corporation. As a result, the tax basis of the Barlow Building will not be stepped up to fair market value and is substantially below the price being paid for the Barlow Building. Due to the low tax basis on the Barlow Building, if the Barlow Corporation disposes of the Barlow Building in a taxable transaction, we would recognize a substantial amount of taxable income that could exceed our share of the net cash proceeds from the sale. Furthermore, because the other investors in the Barlow Corporation are expected to be tax exempt investors, such investors will likely be less sensitive to the tax implications of a sale of the Barlow Building and may seek a sale of the Barlow Building by the Barlow Corporation, even if such a sale is not in our best interest.

       In order to avoid the adverse tax impact of a sale of the Barlow Building by the Barlow Corporation, our most efficient liquidity event with respect to our investment in the Barlow Building will be a sale of our limited liability company interests in the joint venture that will own more than 99% of the outstanding stock of the Barlow Corporation or the limited liability company’s sale of the stock of the Barlow Corporation. Our interests in the limited liability company or the stock of the Barlow Corporation may not be readily marketable. We expect to have a right to sell our interests in the limited liability company to the 60% joint venture partner, an affiliate of JPMorgan Investment Management Inc. There can be no assurance that our joint venture partner will honor its obligations to purchase our interests in the limited liability company or that the price we will receive for such interests will represent fair value.

       The representations and warranties in the merger agreement for the Barlow Building do not survive closing and we may have no recourse against the sellers for breaches of the representations and warranties or unknown liabilities.

       In the formation transactions, we will acquire a 40% interest in a new limited liability company that will form a subsidiary to merge with the Barlow Corporation. The Barlow Corporation owns the Barlow Building and will survive the merger. The Barlow Corporation has elected to be taxed as an S corporation. The Barlow Corporation has made certain representations and warranties as to its tax status and other matters in the merger agreement. However, pursuant to the terms of the merger agreement, the representations and warranties of the Barlow Corporation will not survive the closing of the merger. As a result, neither we nor the limited liability company in which we will invest will have recourse against the stockholders of the Barlow Corporation for breaches of representations and warranties in the merger agreement which may become known following the closing of the merger. Specifically, the Barlow Corporation was organized over 40 years ago, and while its current principal business is ownership of the Barlow Building, the Barlow Corporation has been engaged in other businesses and had other assets and liabilities during its history and there can be no assurance that there are no contingent or unknown liabilities that will survive the merger, including tax liabilities for failure to qualify as an S corporation. Contingent and unknown liabilities of the Barlow Corporation could adversely affect the value of our investment in the Barlow Building.

       The bankruptcy or insolvency of any of our significant tenants, or a downturn in their business, could disrupt or cause a significant decline in our revenue and cash available for distribution to our stockholders.

       Our five largest tenants represent approximately 32.1% of the pro rata annualized contractual base rent for our initial properties as of March 31, 2005 accounting for approximately 7.5%, 7.0%, 6.3%, 6.2% and 5.1%, respectively, of such annualized contractual rent on a pro rata basis.

       The bankruptcy or insolvency of a major tenant also may adversely affect the income produced by our properties. If any tenant becomes a debtor in a case under the Bankruptcy Code, we cannot evict the tenant solely because of the bankruptcy. In addition, the bankruptcy court might authorize the tenant to reject and terminate its lease with us. Our claim against the tenant for unpaid, future rent would be subject to a statutory cap that might be substantially less than the remaining rent actually owed under the lease. Even so, our claim for unpaid rent would likely not be paid in full. The bankruptcy or insolvency of any of our significant tenants, or a downturn in their business, could disrupt or cause a significant decline in our revenue and cash available for distribution to our stockholders.

       We compete with other parties for tenants and property acquisitions, and many of these parties have substantially greater resources than we have.

       Our business strategy contemplates expansion through acquisition. The commercial real estate industry is highly competitive, and we compete with substantially larger companies, including substantially larger REITs, for the acquisition, development and leasing of properties. Some of these companies are national or regional operators with far greater resources than we have. Competition may make it more difficult or costly for us to make suitable investments on favorable terms in the future. Competition in a particular area also could negatively impact our ability to lease our properties or to increase or maintain rental rates. If we are unable to make suitable investments on favorable terms, experience lower occupancy or are unable to increase or maintain rental rates, our returns on investment and profitability may be reduced.

       We may not be successful in identifying suitable acquisitions that meet our criteria, which may impede our growth.

       A central part of our business strategy is expansion through acquisitions, which requires us to identify suitable acquisition candidates or investment opportunities that meet our criteria and are compatible with our growth strategy. We may not be successful in identifying suitable real estate properties or other assets that meet our acquisition criteria or in completing acquisitions or investments on satisfactory terms. Failure to identify or complete acquisitions could slow our growth, which could in turn reduce the amount of cash available for distributions to our stockholders.

       A key component of our growth strategy is to acquire commercial office properties directly from sellers or through brokers before they are widely marketed to other potential buyers. However, because the market for attractive commercial office investment opportunities in the Greater Washington, D.C. market is very competitive, we cannot assure you that we will be successful in locating these types of acquisitions in the future, and our inability to locate and acquire additional properties at attractive prices could impede our growth and limit our ability to increase our cash flows.

       We may invest in properties in other real estate markets outside the Greater Washington, D.C. area where we have no experience.

       We may make selected acquisitions or develop properties outside our focus market of Greater Washington, D.C. from time to time as appropriate opportunities arise. Our historical experience is in the Greater Washington, D.C. market and we may not be able to operate successfully in other market areas. We may be exposed to a variety of risks if we choose to enter new markets. These risks include:

•	a lack of market knowledge and understanding of the local economies;

•	an inability to identify promising acquisition or development opportunities;

•	an inability to obtain qualified development and construction personnel; and

•	an unfamiliarity with local government and permitting procedures.

       Any of these factors could cause us to incur costs greater than anticipated outside our focus market and limit the success of our acquisition and development strategy, which could in turn reduce our profitability and limit our growth.

       Certain of the joint venture agreements to which we will be a party will restrict our ability to make investments within geographic markets in which the joint venture owns property which could restrict our ability to make attractive investments.

       Our joint venture agreements with JP Morgan Investment Management, Inc, or JPMIM, contain provisions that restrict our ability to engage in new business ventures, including acquisitions or developments of commercial office properties, within specified market areas in proximity to the property owned by the joint venture. In particular, we cannot undertake investments or development of properties within these specific areas unless we first offer the investment opportunity to JPMIM on terms similar to those in our existing joint ventures with JPMIM. As a result, we may be unable to pursue attractive investment opportunities on a wholly owned basis or with other joint venture partners in these specified areas which may limit our acquisition and development activities in attractive sub-markets within the greater Washington, D.C. area.

       We have no operating history as a REIT, and therefore the operating results and financial data in this prospectus may not be useful in assessing our likely future performance.

       We were organized in September 2004 and have no financial or operating history on which you can evaluate our ability to successfully and profitably operate our business. Consequently, the historical operating results and financial data of our predecessor entities set forth in this prospectus may not be useful in assessing our likely future performance. In addition, our operating results and financial data may vary materially from the pro forma information set forth in this prospectus because of a number of factors. See “A Warning About Forward-Looking Statements.” We cannot assure you that we will be able to generate sufficient cash flow from operations to make distributions to our stockholders.

       Our executive officers have no experience operating a public company or a REIT, which could increase our general and administrative costs and reduce our cash available for distributions.

      None of our senior executive officers has any experience operating a public company or a REIT. Qualification as a REIT involves the application of highly technical and complex Internal Revenue Code provisions. In addition, managing a public company requires compliance with numerous laws and regulations which may not be applicable to a private company. As a result, we may initially incur higher general and administrative expenses than our competitors that are managed by persons with experience operating a public company or a REIT, which would reduce our net income and cash available for distribution.

       Development and construction risks could adversely affect our profitability.

       We may selectively develop new properties in the future. Our renovation, redevelopment, development and related construction activities may subject us to the following risks:

•	we may be unable to obtain, or may suffer delays in obtaining, necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations, which could result in increased costs or our abandonment of these projects;

•	we may incur construction costs for property which exceed our original estimates due to increased costs for materials or labor or other costs that we did not anticipate;

•	we may not be able to obtain financing on favorable terms, which may render us unable to proceed with our development activities; and

•	we may be unable to complete construction and lease-up of a property on schedule, which could result in increased debt service expense or construction costs.

       Additionally, the time frame required for development, construction and lease-up of these properties means that we may have to wait years for significant cash returns. Because we are required to make cash distributions to our stockholders, if the cash flow from operations or refinancing is not sufficient, we may be forced to borrow additional money to fund such distributions.

       Newly developed and acquired properties may not produce the cash flow that we expect, which could harm our overall financial performance.

       We intend to continue Carr Capital’s acquisition and development strategies for commercial office properties in the future. In deciding whether to acquire or develop a particular property, we make assumptions regarding the expected future performance of that property. In particular, we estimate the return on our investment based on expected occupancy and rental rates. If our financial projections with respect to a new property are inaccurate, and the property is unable to achieve the expected occupancy and rental rates, it may fail to perform as we expected in analyzing our investment. When we acquire a property, we often plan to reposition or redevelop that property with the goal of increasing profitability. Our estimate of the costs of repositioning or redeveloping an acquired property may prove to be inaccurate, which may result in our failure to meet our profitability goals. Additionally, we may acquire new properties not fully leased, and the cash flow from existing operations may be insufficient to pay the operating expenses and debt service associated with that property. Any of these factors could result in our overpayment for a property, which could in turn reduce our profitability and returns on investment.

       We have agreements for the management of certain of our properties, for certain corporate and administrative services and for corporate headquarters space. The termination of one or more of these agreements could cause us to pay higher costs for those services and office space.

       In June 2004, we entered into a non-exclusive arrangement with the Trammell Crow Company, to perform all routine day-to-day property management functions for certain of our properties. Under individual property management agreements, the Trammell Crow Company is responsible, with our oversight, for all property level accounting, risk management (insurance), lease administration, and physical maintenance and repairs for a particular property. The joint ventures that own two of the initial properties, in which we will own an interest, have agreements with CarrAmerica Realty Corporation to provide asset management and/or leasing services for these properties. A sibling of our chairman, president and chief executive officer is chairman and chief executive officer of CarrAmerica Realty Corporation. We also will have an agreement with The Oliver Carr Company, which is owned by the father of our chairman, president and chief executive officer, for office space and certain administrative functions. If one or all of these agreements are terminated, we could face a substantial disruption in our operations and an increase in costs incurred for management of our properties, for certain corporate and administrative services and for corporate headquarters space. Such an increase could negatively impact our financial condition and limit the amount of cash available for distribution to our stockholders.

       Our debt service obligations may have a negative impact on our ability to make distributions to our stockholders, pursue our business plan and maintain our REIT status and our management and board of directors have discretion to increase the amount of our outstanding debt at any time without approval of our stockholders.

      We do not have a policy limiting the amount of debt that we may incur, although we have established 55% - 60% as the target range for our total debt-to-market capitalization, including our pro rata share of joint venture debt. Accordingly, our management and board of directors have discretion to increase the amount of our outstanding debt at any time without approval by our stockholders. Upon completion of the formation transactions, our total indebtedness will be approximately $96.8 million, including our pro rata share of joint venture indebtedness, and we may incur significant additional debt to finance future acquisition and development activities. Following the offering, we intend to enter into a secured revolving credit facility. Many of our debt obligations will require lump-sum principal payments in the future instead of, or in addition to, periodic principal payments pursuant to a fixed amortization schedule. Payments of principal and interest on borrowings may leave us with insufficient cash resources to operate our properties or to pay the distributions currently contemplated or necessary to maintain our REIT qualification.

       If we were to default on our secured debt in the future, the loss of any property securing the debt would adversely affect our business.

      We expect that a substantial portion of our debt will be secured by first mortgage deeds of trust on our properties. Our cash flow may be insufficient to make required payments of principal and interest on our debt. Any default in payment of our indebtedness or violation of any covenants in our loan documents could result in our debt obligations being immediately due and payable and possible loss of property to foreclosure. A default under a loan with cross default provisions could result in default on other indebtedness. For tax purposes, a foreclosure on any of our properties would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on foreclosure but would not receive any cash proceeds which could hinder our ability to meet the REIT distribution requirements imposed by the Internal Revenue Code.

       We may be unable to refinance some or all of our indebtedness, or any refinancing may not be on terms as favorable as those of the existing indebtedness.

      If we do not have sufficient funds to repay our debt at maturity, it may be necessary to refinance the debt through additional debt financing, private or public offerings of debt securities, or additional equity financings. If, at the time of any refinancing, prevailing interest rates or other factors result in higher interest rates on refinancings, increases in interest expense could adversely affect our cash flow, and, consequently, our cash available for distribution to our stockholders. If we are unable to refinance our debt on acceptable terms, we may be forced to dispose of some of our properties on disadvantageous terms, potentially resulting in losses.

       We may be unable to borrow additional funds as needed or on favorable terms.

      Upon completion of the formation transactions, our total debt-to-market capitalization, including our pro rata share of joint venture debt, will be approximately 35% based on an assumed public offering price for our common stock of $15. Our leverage levels may make it difficult to obtain additional debt financing based on our initial portfolio or to refinance existing debt on favorable terms or at all. In addition, the terms of the revolving credit facility that we intend to enter into will likely limit the amount of indebtedness that we may incur. Failure to obtain additional financing could impede our ability to grow and develop our business. Our leverage levels also may adversely affect the market price of our common stock if an investment in our company is perceived to be more risky than an investment in other companies.

       Our debt agreements will impose limits on our operations and our ability to make distributions to our stockholders.

      The agreements relating to the debt we incur may contain financial and operating covenants, including net worth requirements, debt service coverage and other debt ratios, and other limitations on our ability to make distributions or other payments to our stockholders, sell assets or engage in mergers, consolidations or make certain acquisitions. Failure to comply with these covenants could result from, among other things, changes in our results of operations, incurrence of debt or changes in general economic conditions. Borrowings under credit facilities may be subject to borrowing base requirements and other covenants. These covenants may restrict our ability to fund our operations and conduct our business. Failure to comply with any of these covenants could result in a default under one or more of our debt agreements. A default could cause one or more of our lenders to accelerate the timing of payments which could force us to dispose of one or more of our properties, possibly on disadvantageous terms.

       Variable rate debt subjects us to interest rate risk.

       We expect to enter into a revolving credit facility that will bear interest at a variable rate. We may incur additional variable rate debt in the future. If so, increases in interest rates on variable rate debt would increase our interest expense, which could reduce our net earnings and cash available for payment of our debt obligations and distributions to our stockholders.

Risks Related to Our Organization and Structure

       We may experience conflicts of interest with our chairman, president and chief executive officer and several of our executive officers relating to their ownership of operating partnership units.

       Our chairman, president and chief executive officer and several of our executive officers may have conflicting duties because, in their capacities as our directors and executive officers, they have a duty to us, and in our capacity as general partner of our operating partnership, they have a fiduciary duty to the limited partners. These conflicts of interest could lead to decisions that are not in our best interest. Conflicts may arise when our interests and the interests of the limited partners of the operating partnership diverge, particularly in circumstances in which there may be an adverse tax consequence to the limited partners, such as upon the sale of certain properties or the repayment of indebtedness.

       We may experience conflicts of interest with several members of our senior management team who will be limited partners in our operating partnership relating to the disposition and operation of our initial properties. Messrs. Carr and Fisch will receive, directly or indirectly through their affiliates, 228,741 and 97,267 operating partnership units, respectively, in exchange for our acquisition of their interests in our initial properties, representing approximately 30.9% of the outstanding operating partnership units, excluding LTIP units, held by limited partners other than us and our subsidiaries upon completion of this offering and the formation acquisitions. The terms of the agreements relating to these transactions were not negotiated at arm’s length and it is possible that we could realize less value from these transactions than we would have achieved had the transactions been entered into with an unrelated third party. Messrs. Carr and Fisch have unrealized gains associated with their interests in our initial properties, and, as a result, any sale of such assets or refinancing or prepayment of principal on the indebtedness assumed by us in purchasing such assets may cause adverse tax consequences to Messrs. Carr and Fisch. These individuals may not recommend or otherwise be supportive of the taxable disposition or refinancing of the properties when it might otherwise be in our interest to do so.

       In addition, under the terms of the partnership agreement of our operating partnership, the consent of limited partners (other than us and our subsidiaries) holding a majority of the outstanding operating partnership units is required to amend the partnership agreement in a manner that adversely affects the rights of the limited partners. As limited partners, Messrs. Carr and Fisch may not approve any such amendment to the partnership agreement even if such amendment might otherwise be in our best interest.

       While we expect to adopt a code of ethics for our company following completion of this offering that will address conflicts of interest, we do not currently have a conflicts of interest policy or other procedures in place to resolve conflicts of interest.

       We depend on key personnel with long-standing business relationships, the loss of whom could threaten our ability to operate our business successfully.

       Our future success depends, to a significant extent, upon the continued services of our senior management team, including Messrs. Carr and Fisch, our senior vice president and director of acquisitions, Christian H. Clifford, our chief financial officer, John A. Schissel, and our chief accounting officer, John M. Novack. In particular, the relationships that Messrs. Carr, Fisch, Clifford and Schissel have developed in the real estate community in our markets and with financing sources are critically important to the success of our business. Although we have employment agreements with Messrs. Carr, Fisch, Clifford, Schissel and Novack, there is no guarantee that such executive officers or other key employees will remain employed with us. We do not maintain key person life insurance on any of our officers. The loss of services of one or more members of our senior management team would harm our business and prospects. Further, loss of a key member of our senior management team could be negatively perceived in the capital markets, which could cause a decline in the market price of our common stock.

       Our executive officers will have agreements that provide them with benefits in the event of a change in control of our company or if their employment agreement is not renewed, which could deter a change in control that could be beneficial to our stockholders.

       We will enter into employment agreements with Messrs. Carr, Schissel, Fisch, Clifford and Novack that provide them with severance benefits if their employment ends under certain circumstances following a change in control of our company or if the executive officer resigns for “good reason” as defined in the employment agreements. See “Management — Employment Agreements.” These benefits could increase the cost to a potential acquiror of our company and thereby prevent or deter a change in control of the company that might involve a premium price for shares of our common stock or otherwise be in the interests of our stockholders.

       Our growth depends on external sources of capital which are outside of our control.

       In order to maintain our qualification as a REIT, we are required under the Internal Revenue Code to distribute annually to our stockholders at least 90% of our net taxable income, determined without regard to the dividends paid deduction and excluding any net capital gain. In addition, we will be subject to income tax at regular corporate rates to the extent that we distribute less than 100% of our net taxable income, including any net capital gains. Because of these distribution requirements, we may not be able to fund future capital needs, including acquisitions, from operating cash flow. Consequently, we rely on third-party sources to fund our capital needs and may not be able to obtain financing on favorable terms or at all. Any additional debt we incur will increase our leverage. Our access to third-party sources of capital depends, in part, on general market conditions, the market’s perception of our growth potential, our current debt levels, our current and expected future earnings, our cash flow and cash distributions and the market price per share of our common stock.

       If we cannot obtain capital from third-party sources, we may not be able to acquire or develop properties when strategic opportunities exist, satisfy our debt service obligations or make the cash distributions to our stockholders necessary to maintain our qualification as a REIT. We may be required to borrow money or sell assets in order to fund distributions sufficient to satisfy our REIT distribution requirements.

       Our rights and the rights of our stockholders to take action against our directors and officers are limited, which could limit your recourse in the event of actions not in stockholders’ best interests.

       Our charter limits the liability of our directors and officers for money damages, except for liability resulting from actual receipt of an improper benefit or profit in money, property or services, or a final judgment based upon a finding of active and deliberate dishonesty by the director or officer that was material to the cause of action adjudicated. Our charter authorizes us to indemnify our directors and officers for actions taken by them in those capacities to the fullest extent permitted by Maryland law. Our bylaws require us to indemnify each director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party, or threatened to be made a party, by reason of his or her service to us. In addition, we may be obligated to fund the defense costs incurred by our directors and officers. See “Certain Provisions of Maryland Law and of our Amended and Restated Charter and Amended and Restated Bylaws — Limitation of Liability and Indemnification.”

       Our board of directors may approve the issuance of preferred stock with terms that may discourage a third party from acquiring us.

       Our charter permits our board of directors to authorize the issuance of shares of preferred stock, in one or more classes or series. Our board of directors may also classify or reclassify any unissued shares of preferred stock and establish the preferences and rights (including the right to vote, participate in earnings and to convert into shares of our common stock) of any such shares of preferred stock, which rights may be superior to those of shares of our common stock. Thus, our board of directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of discouraging a takeover or other transaction in which holders of some or a majority of the outstanding shares of our common stock might receive a premium for their shares over the then current market price of our common stock. See “Description of Our Common Stock — Preferred Stock and Power to Reclassify Shares of Our Common Stock.”

       Our ownership limitations may restrict business combination opportunities.

       To qualify as a REIT under the Internal Revenue Code, no more than 50% of the value of our outstanding shares of capital stock may be owned, directly or under applicable attribution rules, by five or fewer individuals (as defined to include certain entities) during the last half of each taxable year (other than our first REIT taxable year). To preserve our REIT qualification, our charter generally prohibits direct or indirect ownership by any person, other than Oliver T. Carr, Jr., of (i) more than 9.1% in number or value of our outstanding shares of common stock or (ii) more than 9.1% in value of our outstanding shares of all classes. Our charter provides that Mr. Carr, the father of our chairman and chief executive officer, may own up to 13.0% of our outstanding common stock. Generally, shares owned by affiliated owners will be aggregated for purposes of the ownership limitation. Any transfer of shares of our common stock that would violate the ownership limitation will be null and void, and the intended transferee will acquire no rights in such shares. Shares of common stock that would otherwise be held in violation of the ownership limit will be designated as “shares-in-trust” and transferred automatically to a trust effective on the day before the purported transfer or other event giving rise to such excess ownership. The beneficiary of the trust will be one or more charitable organizations named by us. The ownership limitation could have the effect of delaying, deferring or preventing a change in control or other transaction in which holders of shares of common stock might receive a premium for their shares of common stock over the then current market price or that such holders might believe to be otherwise in their best interests. The ownership limitation provisions also may make our shares of common stock an unsuitable investment vehicle for any person seeking to obtain, either alone or with others as a group, ownership of (i) more than 9.1% of the number or value of our outstanding shares of common stock or (ii) more than 9.1% in value of our outstanding shares of all classes.

       Our board of directors may change our investment and operational policies and practices without a vote of our common stockholders, which limits your control of our policies and practices.

       Our major policies, including our policies and practices with respect to investments, financing, growth, debt capitalization, REIT qualification and distributions, are determined by our board of directors. Although we have no present intention to do so, our board of directors may amend or revise these and other policies from time to time without a vote of our stockholders. Accordingly, our stockholders will have limited control over changes in our policies.

       Our charter and bylaws do not limit the amount of indebtedness that we or our operating partnership may incur. If we become highly leveraged, then the resulting increase in debt service could significantly limit our ability to make payments on our outstanding indebtedness and harm our financial condition.

       Our charter contains provisions that makes removal of our directors difficult, which could make it difficult for our stockholders to effect changes to our management.

       Our charter provides that a director may only be removed for cause and only upon the affirmative vote of at least a majority of the votes entitled to be cast by holders of the outstanding shares of our common stock. Vacancies may be filled only by a majority of the remaining members of the board of directors. This requirement makes it more difficult to change our management by removing and replacing directors.

       Our bylaws may only be amended by our board of directors, which could limit your control of certain aspects of our corporate governance.

       Our charter provides that our board of directors has the sole power to amend our bylaws. Thus, the board is able to amend the bylaws in a way that may be detrimental to your interests.

       Provisions of Maryland law may limit the ability of a third party to acquire control of our company.

       Certain provisions of the Maryland General Corporation Law, or the MGCL, may have the effect of delaying, deferring or preventing a transaction or a change in control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interests, including:

•	“business combination” provisions that, subject to limitations, prohibit certain business combinations between us and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of the voting power of our shares or an affiliate thereof) for five years after the most recent date on which the stockholder becomes an interested stockholder, and thereafter impose special stockholder voting requirements on these combinations; and

•	“control share” provisions that provide that “control shares” of our company (defined as shares which, when aggregated with other shares controlled by the stockholder, entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of “control shares”) have no voting rights except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares.

       Additionally, Title 3, Subtitle 8 of the MGCL permits our board of directors, without stockholder approval and regardless of what is currently provided in our charter or bylaws, to take certain actions that may have the effect of delaying, deferring or preventing a transaction or a change in control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interest.

       Our board of directors has adopted a resolution providing that we are not subject to the “business combination” provisions of the MGCL. However, our board of directors may elect to make the “business combination” statute applicable to us at any time, and may do so without stockholder approval. Our bylaws provide that we are not subject to the “control share” provisions of the MGCL. Our board of directors may elect to make the “control share” statute applicable to us at any time, and may do so without stockholder approval.

Risks Related to the Real Estate Industry

       Terrorist attacks, such as the attacks that occurred in New York and Washington, D.C. on September 11, 2001, and other acts of violence or war may affect any market on which our common stock trades, the markets in which we operate, our operations and our profitability.

       Terrorist attacks may negatively affect our operations and the market price of our common stock. These attacks or armed conflicts may directly impact the value of our properties through damage, destruction, loss or increased security costs. Moreover, all of our properties are currently located in the Greater Washington, D.C. area and there may be a decrease in demand for space in the region because it is considered at risk for future terrorist attacks, and this decrease may reduce our revenues from property rentals.

       The United States may enter into armed conflicts in the future. The consequences of any armed conflicts are unpredictable, and we may not be able to foresee events that could have an adverse effect on our business.

       Any of these events could result in increased volatility in or damage to the United States and worldwide financial markets and economy. They also could result in a continuation of the current economic uncertainty in the United States or abroad. Adverse economic conditions could affect the ability of our tenants to pay rent, which could have a material adverse effect on our operating results and financial condition, as well as our ability to make distributions to our stockholders, and may result in volatility in the market price for our securities.

       Our insurance may not be adequate to cover losses, including those that result from earthquakes or terrorist acts.

       We carry insurance coverage on our properties of types and in amounts that we believe are in line with coverage customarily obtained by owners of similar properties. In response to the uncertainty in the insurance market following the terrorist attacks of September 11, 2001, the federal Terrorism Risk Insurance Act, or TRIA, was enacted in November 2002 to require regulated insurers to make available coverage for certified acts of terrorism (as defined by the statute) through December 31, 2005. Coverage under TRIA includes only physical damage and does not include losses due to biological, chemical or radioactive contamination. Our current property insurance coverage provides for limits on coverage per occurrence, including coverage for certified acts of terrorism, and such limits could prevent us from full recovery for a loss. Should an uninsured loss or a loss in excess of insured limits occur, we could lose all or a portion of the capital we have invested in a property, as well as the anticipated future revenue from the property. Nevertheless, we might remain obligated for any mortgage debt or other financial obligations related to the property. It is also possible that third-party insurance carriers will not be able to maintain reinsurance sufficient to cover any losses that may be incurred.

       We obtained limited representations and warranties in the contribution and acquisition agreements for the initial properties.

       In the formation transactions, we are acquiring interests in the entities that own our initial properties, rather than acquiring real estate assets. The contribution and other acquisition agreements contain limited representations and warranties regarding the initial properties. There could be unknown liabilities with respect to the initial properties or the entities that own the initial properties, and we will have limited or no recourse against the parties from whom we are acquiring the interests in our initial properties.

       The costs of compliance with or liabilities under environmental laws could significantly reduce our profitability.

       Our operating expenses could be higher than anticipated due to the cost of complying with existing or future environmental laws and regulations. An owner of real property can face liability for environmental contamination created by the presence or discharge of hazardous substances on the property. We may face liability regardless of:

•	our lack of knowledge of the contamination;

•	the timing of the contamination;

•	the cause of the contamination; or

•	the party responsible for the contamination of the property.

       Environmental laws also impose ongoing compliance requirements on owners and operators of real property. Environmental laws potentially affecting us address a wide variety of matters, including, but not limited to, asbestos-containing building materials, storage tanks, storm water and wastewater discharges, lead-based paint, mold/mildew and hazardous wastes. Failure to comply with these laws could result in fines and penalties and/or expose us to third-party liability. Some of our properties may have conditions that are subject to these requirements, and we could be liable for such fines or penalties and/or liable to third parties, as described below in “Our Business and Properties — Environmental Matters.”

       Certain properties in our portfolio may contain, or may have contained, asbestos-containing building materials, or ACBMs. Environmental laws require that ACBMs be properly managed and maintained, and may impose fines and penalties on building owners and operators for failure to comply with these requirements. Also, certain properties have, or may have, or are adjacent to or near other properties that have contained or currently contain storage tanks for the storage of petroleum products or other hazardous or toxic substances. These operations create a potential for the release of petroleum products or other hazardous or toxic substances. Third parties may be permitted by law to seek recovery from owners or operators for property damage and/or personal injury associated with exposure to contaminants, including, but not limited to, petroleum products, hazardous or toxic substances and asbestos fibers.

       Independent environmental consultants conducted Phase I environmental site assessments on all of our initial properties. Phase I environmental site assessments are intended to evaluate information regarding the environmental condition of the surveyed property and surrounding properties based generally on visual observations, interviews and certain publicly available databases. These assessments do not typically take into account all environmental issues including, but not limited to, testing of soil or groundwater or the possible presence of asbestos, lead-based paint, radon, wetlands or mold. None of the site assessments revealed any past or present environmental liability that we believe would be material to us. However, the assessments may have failed to reveal all environmental conditions, liabilities or compliance concerns. Material environmental conditions, liabilities or compliance concerns may have arisen after the assessments were conducted or may arise in the future; and future laws, ordinances or regulations may impose material additional environmental liability. We cannot assure you that costs of future environmental compliance will not affect our ability to make distributions or that such costs or other remedial measures will not be material to us.

       The presence of hazardous substances on a property may limit our ability to sell the property on favorable terms or at all, and we may incur substantial remediation costs, thus harming our financial condition. In addition, although our leases generally require our tenants to operate in compliance with all applicable laws and to indemnify us against any environmental liabilities arising from a tenant’s activities on the property, we could nonetheless be subject to strict liability by virtue of our ownership interest for environmental liabilities created by our tenants, and we cannot be sure that our tenants would satisfy their indemnification obligations under the applicable sales agreement or lease. The discovery of material environmental liabilities attached to our properties could subject us to unanticipated significant costs, which could significantly reduce our profitability and the cash available for distribution to our stockholders.

       Our properties may contain or develop harmful mold, which could lead to liability for adverse health effects and costs of remediating the problem.

       When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Concern about indoor exposure to mold has been increasing as exposure to mold may cause a variety of adverse health effects and symptoms, including allergic or other reactions. Some of the properties in our portfolio may contain microbial matter such as mold and mildew. The presence of significant mold at any of our properties could require us to undertake a costly remediation program to contain or remove the mold from the affected property. The presence of significant mold could expose us to liability from our tenants, employees of our tenants and others if property damage or health concerns arise. If we become subject to claims in this regard, it could materially affect us and our insurability for such matters.

       Compliance with the Americans with Disabilities Act and fire, safety and other regulations may require us to make unintended expenditures that could significantly reduce the cash available for distribution to our stockholders.

       Under the Americans with Disabilities Act of 1990, or the ADA, all public accommodations must meet federal requirements related to access and use by disabled persons. Although we believe that our initial properties substantially comply with present requirements of the act, we have not conducted an audit or investigation of all of our initial properties to determine our compliance. If one or more of our initial properties or future properties is not in compliance with the act, then we would be required to incur additional costs to bring the property into compliance. Additional federal, state and local laws also may require modifications to our properties, or restrict our ability to renovate our properties. We cannot predict the ultimate amount of the cost of compliance with the act or other legislation.

       In addition, our properties are subject to various federal, state and local regulatory requirements, such as state and local fire and life safety requirements. If we fail to comply with these various requirements, we might incur governmental fines or private damage awards. We believe that our initial properties are currently in material compliance with all applicable regulatory requirements. However, we do not know whether existing requirements will change or whether future requirements will require us to make significant unanticipated expenditures. If we incur substantial costs to comply with the ADA or any other legislative or regulatory requirements, our financial condition, results of operations, cash flow, market price of our common stock and our ability to satisfy our debt service obligations and to pay distributions to our stockholders could be adversely affected.

Tax Risks of our Business and Structure

       If we fail to qualify or remain qualified as a REIT for federal income tax purposes, we will not be able to deduct our dividends, and our income will be subject to taxation.

       We believe that we will qualify as a REIT under the Internal Revenue Code commencing with our short taxable year beginning on the business day prior to the closing of this offering and ending on December 31, 2005, which will afford us significant tax advantages. The requirements for this qualification, however, are complex and our management has no experience in operating a REIT. If we fail to meet these requirements and do not qualify for certain statutory relief provisions, our distributions to our stockholders will not be deductible by us and we will be subject to a corporate level tax on our taxable income. This would substantially reduce our cash available to make distributions to our stockholders and your yield on your investment. In addition, incurring corporate income tax liability might cause us to borrow funds, liquidate some of our investments or take other steps that could negatively affect our operating results. Moreover, if our REIT status is terminated because of our failure to meet a REIT qualification requirement or if we voluntarily revoke our election, we would be disqualified from electing treatment as a REIT for the four taxable years following the year in which REIT status is lost.

       Distribution requirements relating to qualification as a REIT for federal income tax purposes limit our flexibility in executing our business plan.

       Our business plan contemplates growth through acquisitions. To qualify and maintain our status as a REIT for federal income tax purposes, we generally are required to distribute annually to our stockholders at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding net capital gains. We are also required to pay tax at regular corporate rates to the extent that we distribute less than 100% of our taxable income (including net capital gains) each year. In addition, we are required to pay a 4% nondeductible excise tax on the amount, if any, by which certain distributions we pay with respect to any calendar year are less than the sum of 85% of our ordinary income for that calendar year, 95% of our capital gain net income for the calendar year and any amount of our income that was not distributed in prior years.

       We intend to distribute to our stockholders all or substantially all of our REIT taxable income each year in order to comply with the distribution requirements of the Internal Revenue Code and to avoid federal income tax and the 4% nondeductible excise tax. Our distribution requirements limit our ability to fund acquisitions and capital expenditures through retained earnings. Thus, our ability to grow through acquisitions will be limited if we are unable to obtain debt or equity financing. In addition, differences in timing between the receipt of income and the payment of expenses in arriving at REIT taxable income and the effect of required debt amortization payments could require us to borrow funds to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT, even if the then prevailing market conditions are not favorable for these borrowings.

       Moreover, even if we qualify and maintain our status as a REIT, the net income of our taxable REIT subsidiary will be subject to federal and state income taxes at regular corporate rates.

       Our disposal of properties may have negative implications, including unfavorable tax consequences.

       If we make a sale of a property directly or through an entity that is treated as a partnership or disregarded entity for federal income tax purposes, and it is deemed to be a sale of dealer property or inventory, the sale may be deemed to be a “prohibited transaction” under federal tax laws applicable to REITs, in which case our gain, or our share of the gain, from the sale would be subject to a 100% penalty tax. If we believe that a sale of a property might be treated as a prohibited transaction, we may dispose of that property through a taxable REIT subsidiary, in which case the gain from the sale would be subject to corporate income tax but not the 100% prohibited transaction tax. We cannot assure you, however, that the IRS will not assert successfully that sales of properties that we make directly or through an entity that is treated as a partnership or disregarded entity for federal income tax purposes, rather than through a taxable REIT subsidiary, are sales of dealer property or inventory, in which case the 100% penalty tax would apply.

Risks Related to This Offering

       There is currently no public market for our common stock, and an active trading market for our common stock may not develop following this offering.

       Prior to this offering, there has been no public market for our common stock. We have applied to list our common stock on the New York Stock Exchange in connection with this offering, but even if our common stock is approved for listing, an active trading market for our common stock may never develop or be sustained. Our common stock may have limited trading volume, and many investors may not be interested in owning our common stock because of the inability to acquire or sell a substantial block of our common stock at one time. This illiquidity could have an adverse effect on the market price of our common stock. In addition, a stockholder may not be able to borrow funds using our common stock as collateral because lenders may be unwilling to accept the pledge of securities having such a limited market.

       A substantial sale of our common stock, or the perception that a substantial sale might occur, could cause the market price of our common stock to decline.

       The market price and trading volume of our common stock may be volatile following this offering.

       Even if an active trading market develops for our common stock after this offering, the market price of our common stock may fluctuate widely. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the market price of our common stock declines significantly, you may be unable to resell your common stock at or above the public offering price. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly, including a decline below the public offering price, in the future.

       Some of the factors that could negatively affect our share price or result in fluctuations in the market price or trading volume of our common stock include:

•	actual or anticipated declines in our quarterly operating results or distributions;

•	reductions in our funds from operations;

•	increases in market interest rates that lead purchasers of shares of our common stock to demand a higher dividend yield;

•	changes in market valuations of similar companies;

•	adverse market reaction to any increased indebtedness we incur in the future;

•	additions or departures of key management personnel;

•	actions by institutional stockholders;

•	speculation in the press or investment community; and

•	general market and economic conditions.

       The public offering price does not necessarily bear any relationship to our book value or the fair market value of our assets.

       An increase in market interest rates may have an adverse effect on the market price of our common stock.

       One of the factors that investors may consider in deciding whether to buy or sell shares of our common stock is our distribution rate as a percentage of our stock price, relative to market interest rates. If market interest rates increase, prospective investors may desire a higher distribution rate on shares of our common stock or seek securities paying higher dividends or interest. The market price of our common stock likely will be based primarily on the earnings that we derive from rental income with respect to our properties and our distributions to stockholders, and not from the underlying appraised value of the properties themselves. As a result, interest rate fluctuations and capital market conditions can affect the market price of our common stock. For instance, if interest rates rise without an increase in our distribution rate, the market price of our common stock could decrease because potential investors may require a higher yield on shares of our common stock as market rates on interest-bearing securities, such as bonds, rise. In addition, rising interest rates would result in increased interest expense on our variable rate debt, thereby adversely affecting cash flow and our ability to service our indebtedness and make distributions to our stockholders.

       The exemption from the registration requirements of the Securities Act may not be available in connection with some of the formation transactions, which may give rise to rights of rescission.

       The offering and issuance of the operating partnership units in the formation transactions has been structured as a private placement transaction that is exempt from the registration requirements of the Securities Act pursuant to the exemption afforded by Section 4(2) of the Securities Act.

       Under federal securities laws as interpreted by the Securities and Exchange Commission, an exemption from the registration requirements of the Securities Act may not be available for an otherwise valid private placement if that private placement is determined to be “integrated” with a registered public offering. Generally, a valid private placement will not be “integrated” with a registered public offering if the investor in the private placement has completed its investment decision with regard to the private placement before the initial filing of the registration statement for the registered offering, and the definitive investment agreement executed prior to the initial filing of the registration statement is complete, not subject to conditions within the control of the investor and encompasses all material terms.

       Prior to filing the registration statement in connection with this offering, we executed all of the contribution agreements providing for the issuance of operating partnership units. We amended certain contribution agreements with respect to interests in the Greenbriar, Sherwood and Fair Oaks properties to extend the termination dates of these contribution agreements. We also amended several contribution agreements relating to the contribution of: (i) interests in properties acquired after the date of the initial registration statement of which this prospectus is a part, but before completion of this offering, (ii) asset management agreements and (iii) asset management agreements executed after the date of the initial registration statement but before completion of this offering. These agreements were amended to permit the contributors to receive either shares of our common stock or operating partnership units. None of the contribution agreements for interests in the Meadows IV, 1575 Eye Street, Independence Center, King Street, Madison Place and Atrium properties have been amended.

       Because the contribution agreements described above were amended after the filing of the initial registration statement, of which this prospectus is a part, a question may arise under federal securities laws as to whether the contribution agreements that were amended after the initial filing of the registration statement resulted in new investment decisions, which could make the private placement exemption unavailable for these private placements.

       Federal securities laws provide a one-year rescission right for investors who purchase securities in an unregistered offering for which the private offering or another exemption was not available. An investor successfully asserting a rescission right during the one-year time period has the right to require the issuer to repurchase the securities issued to the investor at the price paid by the investor for the securities. The aggregate value, based on the mid-point of the range of the initial public offering price for our common stock, of all of the operating partnership units issued under the contribution agreements is approximately $15.8 million. Oliver T. Carr, III, our chairman and chief executive officer, Clinton D. Fisch, our senior vice president and director of asset management, and Oliver T. Carr, Jr., the father of Oliver T. Carr, III, will beneficially own approximately 99.1% of the operating partnership units issued in the formation transactions.

       We expect to limit any possible rescission liability or repurchase obligation arising out of the private placement of the operating partnership units to these contributors, because we expect Mr. Carr, Mr. Fisch and Mr. Carr to enter into an agreement and waiver with us and our operating partnership providing that such contributor (i) will not, under any circumstances, exercise any rescission rights arising out of the formation transactions, (ii) has irrevocably waived any right to rescission that may arise with respect to the formation transactions and (iii) has irrevocably agreed to contribute to our operating partnership any proceeds received by such contributor as a result of any rescission action arising out of the formation transactions if it is ultimately determined that such agreements and waivers are not enforceable.

       Shares of our common stock eligible for future sale may have adverse effects on our share price.

       We cannot predict the effect, if any, of future sales of shares of our common stock, or the availability of shares for future sales, on the market price of our common stock. Sales of substantial amounts of shares of our common stock, including up to approximately 1,344,149 shares of common stock issuable upon (i) the conversion of operating partnership units issuable in our formation transactions, and (ii) conversion of LTIP unit grants, or the perception that these sales could occur, may adversely affect prevailing market prices for shares of our common stock and impede our ability to raise capital. We will agree to register the resale of shares of common stock issuable upon redemption of operating partnership units issued in the formation transactions beginning approximately one year following completion of the offering.

       We also may issue from time to time additional shares of common stock or operating partnership units in connection with the acquisition of properties, and we may grant demand or piggyback registration rights in connection with these issuances. Sales of substantial amounts of shares of common stock or the perception that these sales could occur may cause the prevailing market price for shares of our common stock to decline. In addition, the sale of these shares could impair our ability to raise capital through a sale of additional equity securities.

       If you purchase shares in this offering, you will experience immediate dilution.

       We expect the public offering price of our common stock to be higher than the book value per share of our common stock immediately following the offering and completion of our formation transactions. Accordingly, if you purchase our common stock in this offering, you will experience immediate dilution of approximately $4.42 in book value per share. This means that investors who purchase shares will likely pay a price per share that exceeds the book value of our assets after subtracting our liabilities.

       Moreover, to the extent that outstanding operating partnership units are converted into shares of common stock or options to purchase our shares of common stock are exercised, or options reserved for issuance are issued and exercised, each person purchasing shares of common stock in this offering may experience further dilution.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

       We make forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. When we use the words “believe,” “expect,” “anticipate,” “estimate,” “intend,” “should,” “may” or similar expressions, we intend to identify forward-looking statements. Statements regarding the following subjects are forward-looking by their nature:

•	our business and investment strategy;

•	our projected operating results;

•	our ability to complete investments;

•	our ability to obtain future financing arrangements;

•	estimates relating to our ability to make distributions to our stockholders in the future;

•	our understanding of our competition;

•	market trends;

•	projected capital expenditures; and

•	use of the proceeds of this offering.

       The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. You should not place undue reliance on these forward-looking statements. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. Some of these factors are described in this prospectus under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. We are not obligated to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise except to the extent otherwise required by law.

USE OF PROCEEDS

       We expect to receive net proceeds from this offering of approximately $144.9 million after deducting the underwriting discount, financial advisory fees and estimated offering fees and expenses payable by us, estimated to be approximately $3.9 million, including reimbursement to Carr Capital for organization and offering expenses incurred on our behalf. If the underwriters’ over-allotment option is exercised in full, we expect to receive net proceeds of approximately $167.2 million. We will contribute the net proceeds to our operating partnership. Our operating partnership intends to subsequently use the net proceeds from this offering as follows:

•	approximately $39.5 million to purchase a 100% ownership interest in five of the initial properties, consisting of (i) approximately $4.2 million for the Greenbriar property, (ii) approximately $6.8 million for the Sherwood Plaza property, (iii) approximately $2.1 million for the Fair Oaks property, (iv) approximately $21.9 million for the Loudoun Gateway IV property (including transaction costs and a $213,500 cash fee payable to Carr Capital for sourcing the transaction) and (v) approximately $4.5 million for the Meadows IV property, including $3.3 million to acquire interests held by Clark/Carr Investments, LLC, a subsidiary of Clark Enterprises, Inc. Rebecca L. Owen, who will become a director of our company upon completion of this offering, owns a 5% interest in Clark/Carr Investments, LLC;

•	approximately $28.2 million to acquire from unaffiliated third parties joint venture ownership interests in six of the initial properties, consisting of (i) approximately $1.9 million for a 6.1% ownership interest in the Independence Center property, (ii) approximately $5.4 million for a 31.0% ownership interest in the King Street property, (iii) approximately $5.8 million for a 50% ownership interest in the Madison Place property, including approximately $427,000 to acquire interests held by Clark/Carr Investments, (iv) approximately $9.6 million for a 35.0% ownership interest in the Suffolk Building property, (v) approximately $4.7 million for a 34.0% ownership interest in the Atrium property and (vi) approximately $834,000 to acquire a 9% interest in the Victory Point property held by Clark/Carr Investments;

•	approximately $40.8 million to repay outstanding indebtedness, interest and prepayment penalties on four of our initial properties that we will wholly own as follows (as of March 31, 2005):

•	a loan secured by a first mortgage on the Fair Oaks property with a principal amount outstanding of approximately $10.2 million, a variable interest rate floating at LIBOR plus 2.1% and a maturity date of December 1, 2006;

•	a mezzanine loan for the Fair Oaks property secured by partnership interests in the entity that owns the property with a principal amount outstanding of approximately $6.4 million, a variable interest rate floating at LIBOR plus 4.5% and a maturity date of August 24, 2005. The lender is Wells Fargo Bank, N.A., an affiliate of Wells Fargo Securities, LLC, one of our underwriters;

•	a loan secured by a first mortgage on the Greenbriar property with a principal amount outstanding of approximately $10.6 million, a variable interest rate floating at LIBOR plus 2.5% and a maturity date of July 1, 2008;

•	a loan secured by a first mortgage on the Sherwood Plaza property with a principal amount outstanding of approximately $9.0 million, a variable interest rate floating at LIBOR plus 2.5% and a maturity date of July 1, 2008;

•	a mezzanine loan for the Meadows IV property secured by partnership interests in the entity that owns the property with a principal amount outstanding of approximately $4.4 million, a variable interest rate floating at LIBOR plus 4.5% and a maturity date of May 1, 2006. The lender is Wachovia Capital Investments, Inc., an affiliate of Wachovia Capital Markets, LLC, our lead underwriter; and

•	prepayment penalties for the prepayment of the Fair Oaks and Greenbriar first mortgages aggregating approximately $157,000;

•	approximately $13.3 million to fund an equity contribution for a 40% interest in a newly formed limited liability company that will own more than 99% of the outstanding stock of a private REIT that will own the Barlow Building property from unaffiliated third parties;

•	up to $1.0 million to fund an equity contribution to a new joint venture, in which we will own up to an approximately 14.7% interest, that we expect to develop an approximately 115,000 square foot office building on a parcel adjacent to the Independence Center property;

•	approximately $25,000 to acquire Carr Capital’s furniture, fixture and equipment; and

•	the balance for general corporate and working capital purposes, including possible future acquisitions and development activities.

       Pending these uses, we intend to invest the net offering proceeds in interest-bearing, short-term, marketable investment grade securities or money market accounts which are consistent with our intention to qualify as a REIT. These investments may include, for example, government and government agency securities, certificates of deposit, interest-bearing bank deposits and mortgage loan participations.

       The closings of the acquisitions of the Suffolk Building and Barlow Building properties are scheduled to occur after the completion of this offering. There can be no assurance that we will acquire either of these properties. See “Risk Factors.”

       The price to be paid to Clark/Carr Investments for our acquisition of interests in the Fair Oaks, Meadows IV, Madison Place and Victory Point properties was determined by negotiation among Carr Capital, Clark/Carr Investments and other third party investors in these properties. Because one of our directors, Ms. Owen, holds a 5% ownership interest in Clark/Carr Investments, the terms may not have been negotiated on an arms’ length basis.

CAPITALIZATION

       The following table sets forth as of March 31, 2005 (i) the capitalization of the Columbia Equity Trust Predecessor on a historical basis, and (ii) the pro forma capitalization of Columbia Equity Trust, Inc., as adjusted for the offering and the application of the net proceeds as described in “Use of Proceeds.”

       This table should be read in conjunction with the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical and unaudited pro forma financial information and related notes included elsewhere in this prospectus.

	March 31, 2005

	Columbia Equity	Pro Forma
	Trust Predecessor	As Adjusted

	(in thousands)
Notes payable	$90	$19,000

Minority interest in our operating partnership	—	13,872
Owners’ equity:
Preferred stock, $0.001 par value per share, 100,000,000 authorized, no shares issued and outstanding	—	—
Common stock, $0.001 par value per share, 500,000,000 shares authorized, and 10,730,000 shares issued and outstanding on a pro forma basis(1)	—	11
Additional paid in capital	—	132,631
Accumulated equity	5,874	3,213

Total owners’ equity	5,874	149,727

Total capitalization	$5,964	$168,727

(1)	Excludes 1,054,149 shares issuable upon redemption of operating partnership units, 290,000 shares of common stock issuable upon conversion of LTIP units to be issued to our directors and executive officers and certain employees and consultants concurrent with the close of this offering and 1,600,000 shares that may be issued by us upon exercise of the underwriters’ over-allotment option. Columbia Equity Trust Predecessor historical information does not reflect 63,334 shares of common stock of Columbia Equity Trust, Inc. that will be outstanding immediately prior to completion of this offering.

DILUTION

       If you invest in shares of our common stock in this offering, your investment will be diluted to the extent of the difference between the initial public offering price per share in this offering and the pro forma net tangible book value per share of our common stock immediately after this offering, but assuming no exercise of the underwriters’ over-allotment option. After giving effect to:

•	the sale of the shares of our common stock offered by this prospectus and our receipt of approximately $144.9 million in net proceeds from this offering, after deducting the underwriters’ discount and estimated offering expenses payable by us;

•	completion of our formation transactions; and

•	the issuance of 290,000 LTIP units (convertible into common stock) to our directors and executive officers and certain of our employees and consultants upon completion of this offering,

our pro forma net tangible book value as of March 31, 2005, would have been approximately $127.7 million, or $10.58 per share. This amount represents an immediate dilution in pro forma net tangible book value of $4.42 per share to new investors. The following table illustrates this per share dilution:

Initial public offering price		$15.00

Pro forma net tangible book value per share before this offering(1)	.02
Increase in pro forma net tangible book value attributable to the offering and the formation transactions	10.56

Pro forma net tangible book value per share after the formation transactions and this offering(2)		10.58

Dilution in pro forma net tangible book value per share to new investors(3)		$4.42

(1)	Net tangible book value per share of common stock before this offering is determined by dividing our net tangible book value (total tangible assets less total liabilities) by 63,334 shares of common stock outstanding.

(2)	Based on pro forma net tangible negative book value of approximately $(18.3) million divided by 63,334 shares of common stock and 1,054,149 operating partnership units outstanding, excluding 290,000 LTIP units to be issued upon completion of this offering.

(3)	Dilution is determined by subtracting pro forma net tangible book value per share of our common stock after the formation transactions and this offering from the initial public offering price paid by a new investor for a share of our common stock.

DISTRIBUTION POLICY

       In order to qualify as a REIT, we must annually distribute to our stockholders an amount at least equal to:

(i) 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gains; plus

(ii) 90% of the excess of our net income from foreclosure property over the tax imposed on such income by the Internal Revenue Code; less

(iii) any excess non-cash income, as determined under Sections 856 through 860 of the Internal Revenue Code.

See “Federal Income Tax Considerations.”

       The timing and frequency of distributions will be authorized by our board of directors and declared by us based upon a number of factors, including:

•	our actual results of operations;

•	our overall financial condition;

•	our debt service requirements;

•	our capital expenditure requirements;

•	our operating expenses;

•	our taxable income;

•	the annual distribution requirements under the REIT provisions of the Internal Revenue Code; and

•	other factors our directors deem relevant.

      The debt agreements for certain of the indebtedness we will assume in the formation transactions restrict our ability to make distributions if we are in default under any such debt agreement. We are negotiating to obtain a commitment for a revolving credit facility which we intend to enter into shortly after completion of this offering. We expect our credit facility will contain financial covenants that will restrict the ability of our operating partnership to make distributions to us which in turn will restrict our ability to make distributions to our stockholders, including covenants that will limit our liabilities to assets ratio, provide for minimum cash flow coverages of interest expense and fixed charges, minimum tangible net worth requirements and specific limitations on distributions as a percentage of our taxable income and funds from operations.

       Our ability to make distributions to our stockholders will depend, in part, upon our receipt of distributions from our operating partnership. Distributions to our stockholders will generally be taxable to our stockholders as ordinary income. A significant portion of our investments will be equity ownership interests in commercial office properties, which will result in depreciation and non-cash charges against our taxable income. Our distributions in excess of our current and accumulated earnings will constitute a tax-free return of capital rather than taxable dividend, which will reduce your basis in your stock but will not be subject to tax. To the extent the amount we distribute to you exceeds both your allocable share of our current and accumulated earnings and profits and your adjusted basis, this excess amount will be treated as a gain from the sale or exchange of a capital asset. To the extent not inconsistent with maintaining our REIT status, our taxable REIT subsidiary may retain any after-tax earnings. Our cash available for distribution may be less than the amount required to meet the distribution requirements for REITs under the Internal Revenue Code, and we may be required to borrow money or sell assets to pay out enough money to satisfy the distribution requirements. See “Federal Income Tax Considerations — Taxation of Our Company” for more information.

SELECTED FINANCIAL AND OTHER DATA

       The following table sets forth selected financial and other data on an historical basis for Columbia Equity Trust Predecessor and on a pro forma basis for Columbia Equity Trust, Inc. We have not presented historical financial information for Columbia Equity Trust, Inc. in this table because we have not had any activity since our formation on September 23, 2004. The historical combined financial information of Columbia Equity Trust Predecessor includes:

•	the percentage ownership interest in the activities of Carr Capital FOCC, L.P. (“Fair Oaks”), Carr Capital Greenbriar, LLC (“Greenbriar”), Holualoa/Carr Capital Sherwood Plaza, LLC (“Sherwood Plaza”), Carr Capital 1575 Eye Street Associates, LLC (“1575 Eye Street”), 15036 Conference Center Drive, LLC (“Independence Center”), King I, LLC (“King Street”), Atrium, LLC (“Atrium”), Madison Place, LLC (“Madison Place”) and Meadows IV, LLC (“Meadows IV) owned by Carr Capital and its affiliates that we will acquire in the formation transactions; and

•	the management services business of Carr Capital.

       The Columbia Equity Trust Predecessor’s historical combined balance sheet data as of December 31, 2004 and 2003, and combined statement of operations data for the years ended December 31, 2004, 2003 and 2002, have been derived from the historical combined financial statements audited by Deloitte & Touche LLP, an independent registered public accounting firm whose report with respect thereto is included elsewhere in this prospectus.

       The unaudited selected pro forma consolidated financial data for Columbia Equity Trust, Inc. as of and for the three months ended March 31, 2005 and for the year ended December 31, 2004, assume that completion of the formation transactions occurred on December 31, 2004 for the pro forma balance sheet data and as of January 1, 2004 for the pro forma statement of operations data.

       The historical combined financial data for the Columbia Equity Trust Predecessor included below and set forth elsewhere in this prospectus and the pro forma data for Columbia Equity Trust, Inc. are not necessarily indicative of our future performance. The pro forma data does not purport to represent our financial condition or results of operations that would actually have occurred assuming the completion of the formation transactions had all transactions occurred on the dates indicated.

       You should read the following selected financial and other data together with “Our Business and Properties,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements for Columbia Equity Trust Predecessor and Other Historical Financial Statements and related notes appearing elsewhere in this prospectus.

Columbia Equity Trust, Inc. (Pro Forma) and the Columbia Equity Trust Predecessor (Historical)

	Three months ended March 31,			Year ended December 31,

	Columbia	Columbia Equity		Columbia
	Equity	Trust		Equity	Columbia Equity Trust
	Trust, Inc.	Predecessor		Trust, Inc.	Predecessor

		Historical			Historical
	Pro forma			Pro forma
	2005	2005	2004	2004	2004	2003	2002	2001	2000

	(Dollars in thousands, except per share and square feet data)
Statement of Operations Data:
Revenues:
Rental	$2,593	$—	$—	$7,607	$—	$—	$—	$—	$—
Fee income, primarily from related parties	518	622	118	957	1,897	1,923	2,098	1,142	1,636

Total revenues	3,111	622	118	8,564	1,897	1,923	2,098	1,142	1,636

Expenses:
Operating and other expenses	1,142	—	—	2,986	—	—	—	—	—
General and administrative	606	379	359	4,120	1,727	1,673	1,900	1,280	1,201
Depreciation and amortization	1,495	3	2	7,400	12	10	8	7	5

Total operating expenses	3,243	382	361	14,506	1,739	1,683	1,908	1,287	1,206

Income (loss) from operations	(132)	240	(243)	(5,942)	158	240	190	(145)	430
Other income and expense
Interest income	5	5	3	16	16	15	20	43	33
Interest expense	(237)	(2)	(2)	(950)	(9)	(9)	(9)	(9)	(7)
Equity in net income (loss) of real estate entities	90	103	132	644	411	2,931	245	138	(24)
Minority interest	26	—	—	602	—	—	—	—	—

Income (loss) before income taxes	(248)	346	(110)	(5,630)	576	3,177	446	27	432
Provision for income taxes	34	34	3	7	7	55	—	—	110

Net income (loss)	$(282)	$312	$(113)	$(5,637)	$569	$3,122	$446	$27	$322

Pro forma basic earnings per share	$(0.02)			$(0.48)
Pro forma diluted earnings per share	$(0.02)			$(0.48)
Pro forma weighted average common shares outstanding — basic	11,870,149			11,819,289
Pro forma weighted average common shares outstanding — diluted	11,870,149			11,819,289
Balance Sheet Data (as of end of period):
Real estate	$80,380	$—			$—	$—	$—	$—	$—
Investments in real estate entities	44,445	4,324			4,190	3,105	3,285	789	310
Other assets, net	47,051	4,175			2,824	1,988	1,223	975	1,007

Total assets	$171,876	$8,499			$7,014	$5,093	$4,508	$1,764	$1,317

Mortgage loans	$19,000	$—			$—	$—	$—	$—	$—
Other liabilities	3,149	2,625			1,392	340	303	195	166

Total liabilities	22,149	2,625			1,392	340	303	195	166
Minority interest	13,872	—			—	—	—	—	—
Owners’ equity	135,855	5,874			5,622	4,753	4,205	1,569	1,151

Total liabilities and owners’ equity	$171,876	$8,499			$7,014	$5,093	$4,508	$1,764	$1,317

Other Data:
Income (loss) from operations	$(132)	$240	$(243)	$(5,942)	$158	$240	$190	$(145)	430
Funds from operations(1)	2,135			4,631
Number of properties owned by real estate entities
Wholly Owned	5	—	—	5	—	—	—	—	—
Joint Venture	8	9	7	8	9	7	6	4	2

Total	13	9	7	13	9	7	6	4	2

Net rentable square feet (end of period)
Wholly Owned	582,777	—	—	582,777	—	—	—	—	—
Joint Venture	1,556,569	1,360,711	1,074,044	1,556,569	1,360,711	1,074,044	966,084	480,710	242,040

Total	2,139,346	1,360,711	1,074,044	2,139,346	1,360,711	1,074,044	966,084	480,710	242,040

	Three months ended March 31,			Year ended December 31,

	Columbia	Columbia Equity		Columbia
	Equity	Trust		Equity	Columbia Equity Trust
	Trust, Inc.	Predecessor		Trust, Inc.	Predecessor

		Historical			Historical
	Pro forma			Pro forma
	2005	2005	2004	2004	2004	2003	2002	2001	2000

	(Dollars in thousands, except per share and square feet data)
Cash Flow Data:
Net cash flow provided by (used in):
Operating activities		$(302)	$(139)		$(110)	$765	$414	$15	$236
Investing activities		(51)	178		(754)	2,578	(2,458)	(428)	(112)
Financing activities		(60)	(158)		301	(2,577)	2,190	391	(10)
Reconciliation of Net Income to FFO:
Net loss	$(282)			$(5,637)
Plus:
Depreciation and amortization on wholly owned properties	1,495			7,400
Depreciation and amortization attributable to uncombined real estate entities	948			3,470
Minority interest	(26)			(602)

FFO	$2,135			$4,631

(1)	FFO is a widely recognized measure of REIT performance. Although FFO is not a GAAP financial measure, we believe that information regarding FFO is helpful to stockholders and potential investors because it facilitates an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which assumes that the value of real estate assets diminishes ratably over time. Because real estate values have historically increased or decreased with market conditions, we believe that FFO provides a more meaningful and accurate indication of our performance. We calculate FFO in accordance with the White Paper. The White Paper defines FFO as net income (computed in accordance with GAAP), excluding gains (or losses) on sales of depreciable operating property and extraordinary items (computed in accordance with GAAP), plus real estate related depreciation and amortization (excluding amortization of deferred financing costs), and after adjustments for unconsolidated partnerships and joint ventures. Our interpretation of the NAREIT definition is that minority interest in net income (loss) should be added back (deducted) from net income (loss) as part of reconciling net income (loss) to FFO. Our FFO computation may not be comparable to FFO reported by other REITS that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than we do. The GAAP measure that we believe to be most directly comparable to FFO, net income (loss), includes depreciation and amortization expenses, gains or losses on property sales and minority interest. In computing FFO, we eliminate these items because, in our view, they are not indicative of the results from our property operations. To facilitate a clear understanding of our historical operating result, FFO should be examined in conjunction with net income (determined in accordance with GAAP) as presented in the financial statements included elsewhere in this prospectus. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered to be an alternative to net income (loss) (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available for our cash needs, including cash distributions to stockholders.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

       The following discussion should be read in conjunction with the “Selected Financial Data” and the Columbia Equity Trust Predecessor audited combined financial statements as of December 31, 2004 and 2003 and for the years ended December 31, 2004, 2003 and 2002 and the unaudited combined financial statements as of March 31, 2005 and 2004 and for the quarters ended March 31, 2005 and 2004 appearing elsewhere in this prospectus. “Columbia Equity Trust Predecessor” is not a legal entity but rather a combination of real estate entities and property management assets under common ownership and management as described further below. Where appropriate, the following discussion includes analysis of the effects of this offering and the completion of our other formation transactions. These effects are reflected in the pro forma combined financial statements located elsewhere in this prospectus. References to “we,” “us” and “our” refer to Columbia Equity Trust, Inc. or Columbia Equity Trust Predecessor, as applicable.

Overview

       Columbia Equity Trust, Inc. was formed in September 2004 to succeed to the commercial office property business of Carr Capital and its affiliated entities. We intend to continue the commercial office property strategy of Carr Capital by focusing on the acquisition, development, renovation, repositioning, ownership, management and operation of commercial office properties in the Greater Washington, D.C. area. Columbia Equity Trust will be self-administered and self-managed.

       Our operating partnership, Columbia Equity, LP, was also formed in September 2004. We will own our properties and conduct our business through our operating partnership and its subsidiaries. Pursuant to contribution agreements among the owners of Columbia Equity Trust Predecessor, the operating partnership will receive a contribution of interests in the initial properties as well as the asset management operations of Carr Capital, in exchange for units in the operating partnership issued to the contributors and the assumption of debt and other specified liabilities. Certain assets and liabilities of Carr Capital not related to commercial office properties will not be contributed to us.

       Columbia Equity Trust has no operating history. We have therefore set forth below a discussion of the combined historical operations of Columbia Equity Trust Predecessor. The combined historical financial statements of Columbia Equity Trust Predecessor include the operating results reflecting Carr Capital’s interests in our initial properties as well as the asset management services business of Carr Capital. As of March 31, 2005, Carr Capital owned interests in ten properties. In March 2005, Carr Capital entered into agreements to acquire interests in three additional properties. Subsequent to March 31, 2005, Carr Capital acquired interests in one of the three properties under contract. Each of the ten properties held by Columbia Equity Trust Predecessor at March 31, 2005 was owned through a joint venture. As such, all of these properties were accounted for under the equity method of accounting for the periods presented. Our pro forma financial statements presented elsewhere in this prospectus reflect our acquisition in the formation transactions of all of the equity interests in four initial properties, increased interests in six other initial properties and new interests in three other initial properties using proceeds from the offering, including one in which our investment will likely take the form of a 40% equity investment in a private REIT that will own the property. Accordingly, our pro forma financial information reflects increased ownership interests in a larger number of properties than is reflected in the historical financial statements of Columbia Equity Trust Predecessor. Therefore, we do not believe that Columbia Equity Trust Predecessor’s year-to-year and quarter-to-quarter historical financial information is directly comparable to our pro forma data.

      We expect our revenues will consist principally of rental payments we receive as a result of our ownership of commercial office properties. Historically, Columbia Equity Trust Predecessor also earned income by performing asset management services and receiving acquisition or financing fees from its joint venture partners and from third-party owners.

      Asset management fees are paid by joint venture partners and third-party owners for oversight of the property management staff and leasing agents as well as working with these parties to: (i) prepare property level financial budgets and operating reports; (ii) oversee the leasing and marketing activities of a property; (iii) recommend appropriate maintenance and physical renovations and upgrades for a property; and (iv) make strategic recommendations regarding the sale, recapitalization or financing for the particular property. Transaction fees are paid for services performed for a specific acquisition or disposition of a property and may include fees for identifying and negotiating the purchase of a property, arranging the financing for a property acquisition or overseeing the sale of a property.

      We expect to continue to receive asset management fees for those initial properties in which we own a joint venture interest and from certain third-party owners. We may receive transaction fees in the future in connection with identifying future acquisition properties that we will own with joint venture partners.

       Following the formation transactions and consummation of the offering, our property ownership interests will be as summarized in the table below:

			Columbia Equity
		Columbia Equity Trust	Trust, Inc.
	Net Rentable	Predecessor	Percentage Ownership
Property	Square Feet	Percentage Ownership(1)	Post-Offering(1)

Fair Oaks	126,949	29%	100%
Greenbriar	111,721	9%	100%
Meadows IV	148,160	13%	100%
Sherwood Plaza	92,960	1%	100%
King Street	149,080	14%	50%
Madison Place	107,960	3%	50%
Atrium	138,507	3%	37%
Independence Center	275,002	5%	15%
Victory Point	147,743	1%	10%
1575 Eye Street	210,372	9%	9%
Loudoun Gateway IV	102,987	N/A	100%
Suffolk Building	257,425	N/A (2)	37%
Barlow Building	270,480	N/A	40%

(1)	Reflects the economic ownership interest in each property.

(2)	Suffolk Building was acquired in May 2005; Columbia Equity Trust Predecessor maintains a 1.5% percentage ownership.

       Upon completion of the offering and the formation transactions, we will maintain ownership interests in 13 office properties, including one property in which our investment will take the form of a 40% equity investment in a private REIT that will own the property. As of March 31, 2005, our initial properties contained approximately 2.1 million net rentable square feet, and these properties, excluding Victory Point, which was acquired vacant by Carr Capital and its joint venture partners in March 2005 and is in the initial stages of leasing, had a weighted average occupancy of approximately 92% and a weighted average annualized rent per leased square foot of $25.87. The initial properties are all located within the Greater Washington, D.C. area.

       We intend to finance our future acquisitions with a combination of equity capital, long-term fixed or floating-rate debt, as well as floating-rate credit facilities. We are currently in discussions with a number of lenders to provide us with a credit facility and intend to use the facility to finance acquisitions and deposits on a short-term basis.

       Upon completion of the formation transactions, we will have a debt-to-total market capitalization of 35% (inclusive of our pro rata share of joint venture debt). While our charter does not limit the amount of indebtedness we can incur, we intend to limit our debt to 55 to 60% of our total market capitalization (inclusive of our pro rata share of joint venture debt), and upon completion of the formation transactions believe we will have significant borrowing capacity to fund future acquisitions. We believe that our financing plan will enable us to execute on our acquisition strategy as detailed in “Our Business and Properties.”

       The following items associated with the formation transactions will affect future results of operations:

•	repayment of existing debt will reduce interest expense;

•	acquisition of rental properties will increase rental revenues and depreciation and amortization and, depending on the structure of our leases, tenant recoveries and rental operations expense may also increase;

•	additional debt we incur to finance future acquisitions will increase interest expense; and

•	additional personnel needed to expand our acquisition efforts and operate a public company and the increased legal, accounting, administrative and other costs associated with operating a public company will increase general and administrative expenses.

Office Market Trends and Outlook

       We believe that the national office market is showing signs of a gradual recovery from the effects of the 2001 economic recession. Vacancy levels are declining, absorption of unoccupied space is increasing and rental rates have stabilized. Development, as measured by deliveries of new office space, is modest compared to historical averages. Despite growing signs of a recovery, however, leasing markets remain competitive with landlords willing to offer concessions in the form of increased allocations for tenant improvements or the waiver of rent payments, also known as “free rent,” for some limited portion of the lease term. While these concessionary practices exist within our market, the levels of such inducements have been subsiding in recent months.

       Factors that impact the demand for office space include:

•	employment growth;

•	economic conditions;

•	technological advances that improve operating efficiencies; and

•	workspace density trends as defined by the average square footage of office space occupied by an employee.

       During the most recent recession, national employment growth fell sharply. This combined with increases in productivity, technological improvements and reductions in employee workspaces tempered demand for office space.

       Employment growth, a key demand generator for office space, has also been impacted by the trend of corporations to relocate, or outsource, certain work functions to foreign employment bases. While the outsourcing trend is real, the magnitude of its impact on employment is difficult to measure. The Greater Washington, D.C. area maintains a significant proportion of jobs related to government and government related services which we believe are difficult to outsource to internationally located employment bases.

       We are also encouraged by the consistently strong employment growth experienced by the Washington D.C. area since 2002 and believe that demand for office space should grow as the level of productivity gains moderate and corporate decision makers become more confident regarding the strength of the economy. In recent months, we have seen an increase in the number of tenants who have sought to expand the amount of space they currently occupy or have requested the option to increase their contractual space in the future. We expect this improving climate will allow us to increase the rents and occupancy levels of properties within our portfolio.

       You should be aware that when you read the Columbia Equity Trust Predecessor financial statements and the information included below, office markets in general and our operations, in particular, are significantly affected by both macro and micro economic factors, including actual and perceived trends in various national and economic conditions that affect investment markets for commercial real estate. Periods of economic slowdown or recession, rising interest rates, declining demand for real estate, or the public perception that any of these events may occur can adversely affect our business. Such conditions could lead to a decline in property values.

Summary of Critical Accounting Policies and Estimates

       Our discussion and analysis of our financial condition and results of operations are based upon our combined financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States, or GAAP. Our significant accounting policies are described in the notes to our combined financial statements. The preparation of these combined financial statements in conformity with GAAP requires us to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. We base these estimates, judgments and assumptions on historical experience and on various other factors that we believe to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions, as described below.

       The critical accounting policies and estimates most significant to Columbia Equity Trust Predecessor are the subjective assessments management makes as to whether declines in the fair values of its investments in the real estate entities below their carrying amounts represent other-than-temporary impairments. When making these assessments, we consider our intent and ability to hold the investment until forecasted recovery in value, the severity of the impairment and its duration. These assessments have a direct impact on Columbia Equity Trust Predecessor’s net income because recording an impairment loss results in an immediate negative adjustment to income.

       The following are certain critical accounting polices and estimates which impact Columbia Equity Trust Predecessor indirectly through the financial statements of the entities owning real estate properties, of which Columbia Equity Trust Predecessor owns various percentage interests, and presented on Columbia Equity Trust Predecessor combined balance sheets as investment in real estate entities, and on Columbia Equity Trust Predecessor combined statements of operations as equity in earnings of real estate entities. Subsequent to this offering and the completion of our other formation transactions, these same critical accounting policies and estimates will also impact the accounting for the properties that will be included in our consolidated financial statements.

Revenue Recognition and Allowance for Doubtful Accounts Receivable

       Rental income with scheduled rent increases is recognized using the straight-line method over the term of the leases. Our leases generally contain provisions under which the tenants reimburse us for a portion of property operating expenses and real estate taxes incurred by us. Such reimbursements are recognized in the period that the expenses are incurred. Lease termination fees are recognized when the related leases are canceled and we have no continuing obligation to provide services to such former tenants.

       We must make estimates related to the collectibility of our accounts receivable generated by minimum rent, deferred rent, tenant reimbursements, lease termination fees and other income. We specifically analyze accounts receivable and historical bad debts, tenant concentrations, tenant creditworthiness, and current economic trends when evaluating the adequacy of the allowance for doubtful accounts receivable. These estimates have a direct impact on our net income, because a higher bad debt allowance would result in lower net income.

Investments in Real Estate

       When accounting for investments in real estate, we first determine the consideration to be paid, whether cash, our common stock, operating partnership units or a combination of the three, and whether the investment is being acquired from a third party or related party.

       For purchases of real estate from third parties, the purchase is recorded at original cost. Pre-acquisition costs, including legal and professional fees and other third party costs related directly to the acquisition of the property, are accounted for as part of the purchase price. Improvements and replacements are capitalized when they extend the useful life, increase capacity or improve the efficiency of the property. Repairs and maintenance are charged to expense as incurred. If the purchase is made using our common stock or operating partnership units, then the fair value of the stock or units issued is used to determine the purchase price. We allocate the purchase price to the net tangible and identified intangible assets acquired based on their fair values in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations.” In making estimates of fair values for purposes of allocating purchase price, we utilize a number of sources, including independent appraisals that may be obtained in connection with the acquisition or financing of the property and other market data. We also consider information obtained about each property as a result of our due diligence, marketing and leasing activities.

       We allocate a portion of the purchase price to above-market and below-market in-place lease values based on the present value, using an interest rate which reflects the risks associated with the leases acquired, of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) our estimate of the fair market lease rates for the corresponding in-place leases, measured over the remaining non-cancelable term of the lease. The above-market lease values are recorded as intangible assets and are amortized as a reduction of rental income over the remaining non-cancelable terms of the respective leases. The below-market lease values are recorded as deferred credits and are amortized as an increase to rental income over the remaining non-cancelable terms of the respective leases. If a tenant terminates a lease early, then any remaining unamortized lease value is charged or credited to rental revenue.

       We also allocate a portion of the purchase price to the value of leases acquired based on the difference between (i) the property valued with existing in-place leases adjusted to market rental rates and (ii) the property valued as if vacant. We use our own estimates, or independent appraisals, if available, to determine the respective in-place lease values. Factors we consider in our analysis include an estimate of carrying costs during the expected lease-up period considering current market conditions and costs to execute similar leases. In estimating carrying costs, we include real estate taxes, insurance and other operating expenses. We also estimate costs to execute similar leases which primarily include leasing commissions and costs of providing tenant improvements.

       The values of in-place leases and customer relationships are recorded as intangible assets and amortized to expense over the remaining weighted average non-cancelable terms of the respective leases. Should a tenant terminate its lease early, the remaining unamortized portion of the related intangible asset is recorded as expense.

       For purchases of real estate from entities under common control, the net assets are recorded at the purchase price if paid in cash. If the purchase is made using our common stock or operating partnership units, the net assets will be recorded at the accounting basis of the related party, and no step-up to fair value will be recorded. We allocate the purchase price using the same methodology discussed above for purchases from third parties.

Assets Held for Sale

       Should a decision be made to sell a property, the property would be accounted for as a disposal of a long lived asset under SFAS No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets.” In determining whether to classify an asset as held for sale, we consider, whether (i) management has committed to a plan to sell the property; (ii) the property is available for immediate sale, in its present condition; (iii) we have initiated a program to locate a buyer; (iv) we believe that the sale of the property is probable; (v) we are actively marketing the property for sale at a price that is reasonable in relation to its current value; and (vi) actions required for us to complete the plan indicate that it is unlikely that any significant changes will be made to the plan.

       If all of the above criteria are met, we classify the property as held for sale and adjust its carrying value to the lower of its current carrying amount or fair value less costs to sell. On the day that these criteria are met, we suspend depreciation on the property held for sale, including depreciation for tenant improvements and additions, as well as on the amortization of acquired in-place leases and customer relationship values. The assets and liabilities associated with a property held for sale are classified separately on the consolidated balance sheet for the most recent reporting period. Additionally, the operations for the periods presented are classified on the consolidated statements of operations as discontinued operations for all periods presented.

       Once a property is held for sale, we are committed to selling the property. If the current offers that exist on properties held for sale do not result in the sale of these properties, we generally will continue to actively market them for sale.

Joint Ventures

       For investments in real estate entities that we will not wholly own, we determine whether our investment is a variable interest entity as defined in FASB Interpretation (“FIN”) No. 46(R) “Consolidation of Variable Interest Entities.” If the underlying entity is a variable interest entity, or VIE, as defined under FIN 46, the venture partner that absorbs a majority of the expected losses of the VIE is deemed to be the primary beneficiary and must consolidate the VIE. If the entity is not a VIE, the entity is evaluated for consolidation based on controlling voting interests. If we have the majority voting interest with the ability to control operations and where no approval, veto or other important rights have been granted to other holders, the entity would be consolidated. We are not the primary beneficiary of any VIE’s nor do we have controlling voting interests in any joint ventures. Therefore, we account for joint ventures under the equity method of accounting. Under the equity method, the investments are recorded initially at our cost and subsequently adjusted for our net equity in income and cash contributions and distributions.

Depreciation, Amortization and Impairment of Long-Lived Assets

       We depreciate the values allocated to buildings and building improvements on a straight-line basis using an estimated life of 40 years and tenant improvements on a straight-line basis using the same life as the minimum lease term of the related tenant. The values of above-and below-market leases are amortized over the remaining life of the related lease and recorded as either an increase (for below-market leases) or a decrease (for above-market leases) to rental revenue. We amortize the values of other intangible assets over their estimated useful lives. Changes in these estimates would directly impact our results of operations.

       We are required to make subjective assessments as to whether there are impairments of our properties. We periodically evaluate each property for impairment and to determine if it is probable that the sum of expected future undiscounted cash flows is less than the carrying amount. If we determine that an impairment has occurred, we record a write-down to reduce the carrying amount of the property to its estimated fair value, if lower, which would have a direct impact on our results of operations because the recording of an impairment loss would result in an immediate negative adjustment to net income.

Results of Operations

       The following discussion of results of operations of Columbia Equity Trust Predecessor should be read in conjunction with the Columbia Equity Trust Predecessor combined financial statements and the accompanying notes thereto. Historical results set forth in the Columbia Equity Trust Predecessor combined statements of operations should not be taken as indicative of our future operations.

       The following is a comparison, for the three months ended March 31, 2005 and 2004, for the years ended December 31, 2004 and 2003 and for the years ended December 31, 2003 and 2002, of the combined operating results of Columbia Equity Trust Predecessor.

Comparison of Three Months Ended March 31, 2005 to Three Months Ended March 31, 2004

       Fee Income. The following chart details the level of fee income earned by Columbia Equity Trust Predecessor for the three months ended March 31, 2005 and 2004:

	Three Months Ended
	March 31,

	2005	2004

Transaction fees	$269,628	$—
Asset management fees	352,731	118,494

Total fee income	$622,359	$118,494

       Total fee income increased by $0.5 million, or 425.2%, to $0.6 million for the three months ended March 31, 2005. We expect to receive less income in the future from transaction fees as we place a greater emphasis on income generated by our ownership interest in commercial office properties. The increase was due to increased transaction fees due primarily to the financing of the Victory Point property and increased asset management fees associated with: (i) a residential condominium conversion project in which Columbia Equity Trust Predecessor acquired an ownership interest in August 2004 and receives asset management fees; (ii) the acquisition of Atrium in May 2004; (iii) the acquisition of Meadows IV in October of 2004; and (iv) commencement of asset management fee payments from the Fair Oaks property.

       General and Administrative Expenses. General and administrative expenses increased by 5.6% to $0.4 million for the three months ended March 31, 2005 due primarily to higher compensation expense.

       Equity in Net Income of Real Estate Entities. Equity in net income of real estate entities decreased $29,000 to $102,900 for the three months ended March 31, 2005. The decline resulted primarily from a $115,000 decrease of cash distributions recognized as income from King Street offset partially by $93,000 in income recognized by a residential condominium conversion project in which Columbia Equity Trust Predecessor maintains an ownership interest.

       Columbia Equity Trust Predecessor uses the equity method to account for its investments in real estate entities since it has significant influence, but not control, over the investors’ operating and financial decisions. Under the equity method of accounting, investments in partnerships and limited liability companies are recorded at cost and the investment accounts are increased for Columbia Equity Trust Predecessor’s contributions and its share of the entities’ income and decreased for Columbia Equity Trust Predecessor’s share of the entities’ losses and distributions. For entities in which Columbia Equity Trust Predecessor is not a general partner and therefore has no risk other than its investment, once the investment account reaches zero, losses are no longer recognized, cash distributions received are recognized as income, and earnings from the entities are not recognized until such earnings exceed all cumulative unrecognized losses.

       Set forth below is a summary of the condensed combined financial information for the real estate entities and Columbia Equity Trust Predecessor’s share of net income for the three months ended March 31, 2005 and 2004. For the three months ended March 31, 2005, the equity in net income represented the equity investment in entities that own Fair Oaks, Greenbriar, Sherwood Plaza, 1575 Eye Street, Independence Center, King Street Station, Madison Place, Atrium, Meadows IV and Victory Point. For the three months ended March 31, 2004, the equity in net income represented the equity investment in the entities that own Fair Oaks, Greenbriar, Sherwood Plaza, 1575 Eye Street, Independence Center, King Street, and Madison Place.

	Three Months Ended
	March 31,

	2005	2004

Revenues	$9,003,755	$6,512,701
Operating and other expenses	3,421,414	2,519,627
Interest expense	3,052,529	1,778,293
Depreciation and amortization	2,652,443	1,760,835

Net income (loss)	$(122,631)	$453,946

Columbia Predecessor’s share of net income (loss) above in real estate entities (Note 1)	$(13,917)	$(3,280)
Cash distributions recorded as equity in net income of real estate entities (Note 1)	20,591	135,215
Equity in net income of other entities (Note 2)	96,243	—

Equity in net income of real estate entities	$102,917	$131,935

(1)	Columbia Equity Trust Predecessor’s investment account in certain entities has been reduced to zero, therefore: for the three months ended March 31, 2005 and 2004, cash distributions from these entities were recorded as an increase in equity in net income of real estate entities.

(2)	Carr Capital held partnership interests in several entities that are individually and in total insignificant to Columbia Equity Trust Predecessor. Amounts above represent the equity in net income of investments in real estate entities for these entities for the respective periods.

       The following discussion explains variations in revenues and expenses of the real estate entities as shown in the condensed combined financial information above.

•	Combined revenues for the real estate entities increased $2.5 million, or 38.2%, to $9.0 million for the three months ended March 31, 2005. The increase was due primarily to the acquisition of Atrium in May 2004 resulting in an additional $1.2 million of revenues; the acquisition of Meadows IV in October 2004 resulting in an additional $0.9 million of revenues; and increased revenues of $0.4 million at Independence Center due to higher average occupancy levels.

•	Combined operating and other expenses for the real estate entities increased $0.9 million, or 35.8%, to $3.4 million for the three months ended March 31, 2005. The increase was due primarily to the acquisition of Atrium in May 2004 resulting in an additional $0.4 million of expenses and the acquisition of Meadows IV in October 2004 resulting in an additional $0.4 million of expenses.

•	Combined interest expense for the real estate entities increased $1.3 million, or 71.7%, for the three months ended March 31, 2005 due primarily to additional expenses resulting from: (i) higher loan balances for Independence Center; (ii) the acquisition financing of Atrium in May 2004; and (iii) the acquisition financing of Meadows IV in October 2004.

•	Combined depreciation and amortization expense for the real estate entities increased $0.9 million, or 50.6%, to $2.7 million for the three months ended March 31, 2005 due primarily to $0.4 million of additional expense attributable to Atrium and $0.5 million of additional expense attributable to Meadows IV.

Comparison of the Year Ended December 31, 2004 to the Year Ended December 31, 2003

       Fee Income. The following chart details the level of fee income earned by Columbia Equity Trust Predecessor for the year ended December 31, 2004 and 2003:

	Year Ended
	December 31,

	2004	2003

Transaction fees	$975,907	$1,345,076
Asset management fees	918,714	578,193
Other income	2,252	—

Total fee income	$1,896,873	$1,923,269

       Total fee income remained flat at $1.9 million for the year ended December 31, 2004. Transactions fees declined in 2004 due to a significant one-time fee received in 2003 in connection with the recapitalization of the King Street joint venture. The decline in transaction fees was partially offset by an increase in asset management fees associated with: (i) the acquisition of Madison Place in July 2003; (ii) the acquisition of Atrium in May 2004; and (iii) a residential condominium conversion project in which Columbia Equity Trust Predecessor acquired an ownership interest in August 2004 and receives asset management fees.

       General and Administrative Expenses. General and administrative expenses increased 3.2% to $1.7 million for the year ended December 31, 2004 due primarily to higher compensation expense associated with increased staffing levels.

       Equity in Net Income of Real Estate Entities. Equity in net income of real estate entities decreased $2.5 million to $0.4 million for the year ended December 31, 2004. The decline resulted primarily from cash distributions of $2.4 million that were received from King Street in 2003 and recognized as income. The distributions received from the King Street property in 2003 contributed to an unusually high level of net income from real estate entities for that year and resulted in unfavorable comparisons between 2003 and 2004. We do not expect such distributions to be a trend that would have a continuing effect on operations.

       Columbia Equity Trust Predecessor uses the equity method to account for its investments in real estate entities since it has significant influence, but not control, over the investees’ operating and financial decisions. Under the equity method of accounting, investments in partnerships and limited liability companies are recorded at cost and the investment accounts are increased for Columbia Equity Trust Predecessor’s contributions and its share of the entities’ income and decreased for Columbia Equity Trust Predecessor’s share of the entities’ losses and distributions. For entities in which Columbia Equity Trust Predecessor is not a general partner and therefore has no risk other than its investment, once the investment account reaches zero, losses are no longer recognized, cash distributions received are recognized as income, and earnings from the entities are not recognized until such earnings exceed all cumulative unrecognized losses.

       Set forth below is a summary of the condensed combined financial information for the real estate entities and Columbia Equity Trust Predecessor’s share of net income for the years ended December 31, 2004 and 2003. For the year ended December 31, 2004, the equity in net income represented the equity investment in entities that own Fair Oaks, Greenbriar, Sherwood Plaza, 1575 Eye Street, Independence Center, King Street, Madison Place Atrium, and Meadows IV. For the year ended December 31, 2003, the equity in net loss represented the equity investment in the entities that own Fair Oaks, Greenbriar, Sherwood Plaza, 1575 Eye Street, Independence Center, King Street, and Madison Place.

	Year Ended
	December 31,

	2004	2003

Revenues	$31,015,121	$20,567,374
Operating and other expenses	11,693,625	7,369,559
Interest expense	9,552,723	8,383,178
Depreciation and amortization	8,111,299	4,950,661

Net income (loss)	$1,657,474	$(136,024)

Columbia Equity Trust Predecessor’s share of net income (loss) above in real estate entities(1)	$31,582	$28,179
Cash distributions recorded as equity in net income of real estate entities(1)	331,810	2,447,855
Equity in net income of other entities(2)	47,201	455,084

Equity in net income of real estate entities	$410,593	$2,931,118

(1)	Columbia Equity Trust Predecessor’s investment account in certain entities has been reduced to zero, therefore: (i) for the years ended December 31, 2004 and 2003, losses not recognized were $0 and $0.8 million in each period, and (ii) cash distributions from these entities were recorded as an increase in equity in net income of real estate entities.

(2)	Carr Capital held partnership interests in several entities that are individually and in total insignificant to Columbia Equity Trust Predecessor. Amounts above represent the equity in net income of investments in real estate entities for these entities for the respective period.

       The following discussion explains variations in revenues and expenses of the real estate entities as shown in the condensed combined financial information above.

•	Combined revenues for the real estate entities increased $10.4 million or 50.8%, to $31.0 million for the year ended December 31, 2004. The increase was due primarily to a full year of revenues from Madison Place in 2004 which was acquired in July 2003 resulting in an additional $1.3 million of revenues; the acquisition of Atrium in May 2004 resulting in an additional $3.0 million of revenues; the acquisition of Meadows IV in 2004 resulting in an additional $0.6 million of revenues; and the inclusion of the first full year of operations at Independence Center during 2004 resulting in increased revenues of approximately $4.9 million. These increases were partially offset by a decline in rental revenues of approximately $0.4 million at Fair Oaks and Greenbriar due to lower average occupancy levels.

•	Combined operating and other expenses for the real estate entities increased by $4.3 million or 58.7%, to $11.7 million for the year ended December 31, 2004. The increase was due primarily to a full year of expenses from Madison Place in 2004 which was acquired in July 2003 resulting in an additional $0.6 million of expenses; the acquisition of Atrium in May 2004 resulting in an additional $0.8 million of expenses; the acquisition of Meadows IV in 2004 resulting in an additional $0.1 million of expenses; and the inclusion of the first full year of operations at Independence Center during 2004 resulting in an increase of approximately $2.5 million.

•	Combined interest expense for the real estate entities increased by 14.0% to $9.6 million for the year ended December 31, 2004 due primarily to additional expenses resulting from: (i) higher loan balances for Independence Center; (ii) the acquisition financing of Atrium in May 2004; and (iii) a full year of expense for Madison Place which was acquired in July 2003 and a quarter’s expense for Meadows IV which was acquired in October 2004. This was offset partially by a $1.7 million prepayment fee incurred in 2003 in connection with the refinancing of King Street’s mortgage loan as well as lower average interest rates on King Street, Sherwood and Greenbriar’s mortgage loans.

•	Combined depreciation and amortization expense for the real estate entities increased $3.2 million or 63.8%, to $8.1 million for the year ended December 31, 2004 due primarily to: (i) $1.6 million of additional expense attributable to Independence Center due to increased tenant improvements associated with the build out of tenant spaces; (ii) a full year of expense in the amount of $0.8 million for Madison Place which was acquired in July 2003; and (iii) $1.0 million of additional expense attributable to Atrium and $0.3 million of additional expense attributable to Meadows IV.

Comparison of Year Ended December 31, 2003 to Year Ended December 31, 2002

       Fee Income. The following chart details the level of fee income earned by Columbia Equity Trust Predecessor for the years ended December 31, 2003 and 2002:

	Year Ended
	December 31,

	2003	2002

Transaction fees	$1,345,076	$1,400,507
Asset management fees	578,193	697,711

Total fee income	$1,923,269	$2,098,218

       Total fee income declined $0.2 million, or 8.3%, to $1.9 million in 2003 compared to $2.1 million in 2002. The decreases in transaction and asset management fees were due to lower transaction volume and the sale of two properties for which Columbia Equity Trust Predecessor earned asset management fee income.

       General and Administrative Expenses. General and administrative expenses decreased $0.2 million, or 11.9%, to $1.7 million for 2003 due primarily to lower levels of commission fees paid to third-party agents involved in transactions closed by Columbia Equity Trust Predecessor.

       Equity in Net Income of Real Estate Entities. Equity in net income of real estate entities increased $2.7 million to $2.9 million for 2003 primarily from cash distributions received from King Street and income from an investment which was liquidated in 2003.

       Columbia Equity Trust Predecessor uses the equity method to account for its investments in real estate entities since it has significant influence, but not control, over the investees’ operating and financial decisions. Under the equity method of accounting, investments in partnerships and limited liability companies are recorded at cost and the investment accounts are increased for Columbia Equity Trust Predecessor’s contributions and its share of the entities’ income and decreased for Columbia Equity Trust Predecessor’s share of the entities’ losses and distributions. For entities in which Columbia Equity Trust Predecessor is not a general partner and therefore has no risk other than its investment, once the investment account reaches zero, losses are no longer recognized, cash distributions received are recognized as income, and earnings from the entities are not recognized until such earnings exceed all cumulative unrecognized losses.

       Set forth below is a summary of the condensed combined financial information for the real estate entities and Columbia Equity Trust Predecessor’s share of net income for the years ended December 31, 2003 and 2002. For the year ended December 31, 2003, the equity in net income represented the equity investment in the entities that own Fair Oaks, Greenbriar, Sherwood Plaza, 1575 Eye Street, Independence Center, King Street, and Madison Place. For the year ended December 31, 2002, the equity in net income represented the equity investment in entities that own Fair Oaks, Greenbriar, Sherwood Plaza, 1575 Eye Street, Independence Center, and King Street.

	Year Ended
	December 31,

	2003	2002

Revenues	$20,567,374	$20,505,320
Operating and other expenses	7,369,559	7,390,913
Interest expense	8,383,178	6,900,900
Depreciation and amortization	4,950,661	3,620,100

Net income (loss)	$(136,024)	$2,593,407

Columbia Equity Trust Predecessor’s share of net income above in real estate entities(1)	$28,179	$109,041
Cash distributions recorded as equity in earnings of real estate entities(1)	2,447,855	68,496
Equity in net income of other entities(2)	455,084	67,695

Equity in net income of real estate entities	$2,931,118	$245,232

(1)	Columbia Equity Trust Predecessor’s investment account in certain entities has been reduced to zero, therefore: (i) for the years ended December 31, 2003 and 2002, losses not recognized were $0.8 million and $3.0 million, respectively; and (ii) cash distributions from these entities were recorded as an increase in equity in net income of real estate entities.

(2)	Carr Capital held partnership interests in several entities that are individually and in total insignificant to Columbia Equity Trust Predecessor. Amounts above represent the equity in net income of investments in real estate entities for these entities for the respective period.

       The following discussion explains variations in revenues and expenses of the real estate entities as shown in the condensed combined financial information above.

•	Combined revenues for the real estate entities increased slightly to $20.6 million for 2003. The increase was due primarily to (i) the acquisition of Madison Place in July 2003 resulting in an additional $0.8 million of revenues; and (ii) contractual increases in base rents for existing tenants at 1575 Eye Street during 2003 resulting in increased revenues of approximately $0.2 million which was offset partially by: the combined impact of lower average occupancy levels at the Fair Oaks, Greenbriar, Sherwood Plaza and King Street properties during 2003 resulting in a decline in revenues of approximately $1.2 million.

•	Combined operating and other expenses in the real estate entities remained constant at $7.4 million for both 2003 and 2002. This reflects primarily a decrease of $0.4 million in expenses for 2003 at King Street due primarily to lower repairs and maintenance expenses offset by an additional $0.4 million of expenses resulting from the acquisition of Madison Place in July 2003.

•	Combined interest expense in the real estate entities increased $1.5 million, or 21.5%, to $8.4 million for 2003 primarily as a result of a $1.5 million increase at King Street due to higher debt balances resulting from the recapitalization of this property in 2003; an additional $0.3 million of expense related to the Madison Place acquisition financing; a decline of $0.2 million at Fair Oaks due to lower average interest rates; and a decline of $0.2 million at 1575 Eye Street due to lower average principal balances.

•	Combined depreciation and amortization expense in the real estate entities increased $1.3 million or 36.8%, to $5.0 million for 2003 due primarily to a $0.7 million increase attributable to King Street as a result of its recapitalization and a $0.4 million increase for Madison Place which was acquired in July 2003.

Liquidity and Capital Resources

       This offering and the formation transactions will reduce overall debt encumbering our initial properties. Upon completion of this offering and the subsequent repayment of indebtedness from the proceeds therefrom and completion of the formation transactions, our total indebtedness will be approximately $96.8 million, including our pro rata share of joint venture indebtedness. Our operating partnership intends to enter into a secured credit facility shortly after the completion of this offering, which will be used primarily to finance future property development and acquisition activities. We intend to use borrowings under the credit facility to, among other things, finance future acquisitions of office properties.

Short-Term Liquidity Requirements

       Our short-term liquidity requirements consist primarily of funds necessary to pay operating expenses including:

•	recurring maintenance, repairs and other operating expenses necessary to properly maintain our properties;

•	property taxes and insurance expenses;

•	interest expense and scheduled principal payments on outstanding indebtedness;

•	capital expenditures incurred to facilitate the leasing of space at our properties, including tenant improvements and leasing commissions;

•	general and administrative expenses; and

•	distributions to our stockholders.

       We will have increased general and administrative expenses, including salaries, professional fees and other corporate level activity associated with operating a public company. We anticipate that our staffing levels will increase by 2 to 3 corporate staff during the next 12 months. Following completion of the offering, we also expect increases in legal and accounting costs, will begin to pay director fees, will incur costs related to communicating with stockholders, including ongoing communications and distribution of proxy statements in connection with stockholder meetings, and other costs incurred by public companies. As a result, we expect our general and administrative costs to increase during our first full year of operations as a public company to approximately $3.9 million, which excludes stock compensation expense associated with the grants of LTIP units in connection with the completion of this offering and the stock split in the form of a stock dividend to Mr. Schissel. The timing and level of these costs and our ability to pay these costs with cash flow from our operations depends on our execution of our business plan, the number of properties we acquire and our ability to attract qualified individuals to fill new positions.

       Historically, Columbia Equity Trust Predecessor satisfied short-term liquidity requirements through existing working capital and proceeds from borrowings. Going forward, we expect to meet our short-term liquidity requirements generally through cash provided from operations, our working capital, any remaining proceeds of this offering and, if necessary, by drawing upon our credit facility.

       There are a number of factors that could adversely affect our cash flow. An economic downturn in our markets may impede the ability of our tenants to make lease payments and may impact our ability to renew leases or re-lease space as leases expire. In addition, an economic downturn or recession could also lead to an increase in tenant bankruptcies or insolvencies, increases in our overall vacancy rates or declines in rental rates on new leases. We also may be required to make distributions in future periods in order to meet the requirements to be taxed as a REIT. In all of these cases, our cash flow would be adversely affected.

Long-Term Liquidity Requirements

       Our long-term liquidity requirements consist primarily of funds necessary to pay for scheduled debt maturities, renovations, expansions and other capital expenditures that need to be made periodically to our properties, and the costs associated with acquisitions of properties that we pursue. Historically, Columbia Equity Trust Predecessor satisfied long-term liquidity requirements through various sources of capital, including existing working capital, cash provided from operations, equity contributions from investors and long-term property mortgage indebtedness. In the future, we expect to meet our long-term liquidity requirements for the funding of property acquisitions and other capital improvements through cash provided from operations, long-term secured and unsecured indebtedness, and the issuance of equity and debt securities. We also intend to fund property acquisitions and other capital improvements using borrowings, by potentially refinancing properties in connection with their acquisition, as well as by potentially raising equity capital through joint ventures. We may also issue operating partnership units to fund a portion of the purchase price for some of our future property acquisitions. We will use a portion of the net proceeds of this offering to fund the cash portion of the purchase of interests in the initial properties and to repay certain indebtedness and related prepayment penalties on certain of our initial properties and will also issue operating partnership units and common stock in exchange for interests in the initial properties.

      Upon completion of the formation transactions, we will rent office space for our corporate headquarters. The rent paid for this space is allocated based on the amount of space we occupy under a sub-lease agreement and is adjusted to reflect our staffing levels. We anticipate future minimum rental payments for this space to be:

2005 — $142,338
2006 — $149,043
2007 — $155,473
2008 — $161,815
2009 — $165,371

       We believe that, upon completion of this offering, and as a publicly-traded REIT, we will have access to multiple sources of capital to fund our long-term liquidity requirements, including the incurrence of additional debt and the issuance of additional equity. However, as a new public company, we cannot assure you that this will be the case. Our ability to incur additional debt will be dependent upon a number of factors, including our degree of leverage, the value and cash flow of our properties and borrowing restrictions that may be imposed by lenders. Our ability to access the equity capital markets will be dependent on a number of factors as well, including general market conditions for REITs and market perceptions about our company.

Commitments

       The following table summarizes our known contractual obligations as of March 31, 2005 and on a pro forma basis to reflect the obligations we expect to have following the completion of the offering and the formation transactions. All of the debt referenced below is first mortgage indebtedness except where noted.

				Outstanding
				Principal	Pro Forma
			Annual	Balance as of	Outstanding
	Interest	Maturity	Debt	March 31,	Principal
	Rate	Date	Service	2005	Balance

Fixed Rate Debt
King Street	5.06%	3/1/2008	$1,584,958	$22,000,000	$22,000,000
Madison Place	4.49	8/1/2008	695,952 (1)	15,500,000	15,500,000
1575 Eye Street	6.82	3/1/2009	3,713,100	42,249,355	42,249,355
Independence Center	5.04	9/10/2009	2,243,219	31,527,642	31,527,642
Meadows IV	4.95	11/1/2011	971,850	19,000,000	19,000,000
Atrium	8.43	9/1/2012	1,882,812	18,343,703	18,343,703
Atrium(2)	6.21	9/1/2012	473,184	5,922,982	5,922,982
Floating Rate Debt(3)
Fair Oaks(2)	LIBOR + 4.50%	8/24/2005	$511,020	$6,440,000	$—
Fair Oaks	LIBOR + 2.10	12/1/2006	485,331	10,200,000	—
Sherwood Plaza	LIBOR + 2.50	7/1/2008	667,523	9,020,197	—
Greenbriar	LIBOR + 2.50	7/1/2008	787,209	10,637,511	—
Meadows IV(2)	LIBOR + 4.50	5/1/2006	325,048	4,375,000	—
Victory Point	LIBOR + 2.95	3/31/2008	825,100	14,800,000	14,800,000

(1)	Beginning in September 2005, annual debt service of principal and interest increases to $1,032,792.

(2)	Mezzanine debt secured by partnership interests in the entity that owns the property.

(3)	Annual debt service for floating rate debt estimated based on interest rates in effect at March 31, 2005.

       The following table outlines the timing of required payments related to the indebtedness as of March 31, 2005 of the properties in which Columbia Equity Trust Predecessor holds interests and contractual investment obligations for the initial properties:

	Payments by Period

	2005	2006-2007	2008-2009	Thereafter	Total

Secured Notes Payable	$—	$10,200,000	$145,734,705	$43,266,685	$199,201,390
Mezzanine Loans Payable	6,440,000	4,375,000	—	—	10,815,000
Investments in initial properties(1)	80,988,744	—	—	—	80,988,744

Total	$87,428,744	$14,575,000	$145,734,705	$43,266,685	$291,005,134

(1)	Represents cash portion of contractual obligations relating to our investments in the initial properties. See “Use of Proceeds.” In addition, we will issue operating partnership units in the formation transactions having a value of approximately $15.8 million in exchange for interests in the initial properties.

       Our properties require periodic improvements for tenant-related capital expenditures and general capital improvements. The majority of capital required relates to tenant-related capital expenditures and is dependent upon our leasing activity. Our leasing activity is a function of the percentage of our in-place leases expiring in current and future periods as well as our exposure to tenant defaults and our ability to lease existing vacant space. Expenditures for repairs and maintenance are charged to acquisitions as incurred. Significant improvements are capitalized and depreciated over their estimated useful life.

       We believe that the initial properties generally are well-maintained and do not require significant capital improvements, with the exception of Victory Point, where we expect to commence a renovation program that will include upgrades to the building’s common areas and building systems. We expect the total cost of this renovation to be approximately $2.0 million, which will be funded through additional proceeds from a loan to the joint venture that owns the property secured by a first deed of trust mortgage on the property. We estimate that our share of recurring capital expenditures necessary to maintain our properties through the end of 2006 will be approximately $900,000, which we will fund through cash provided by operations, our working capital, any remaining proceeds of this offering and, if necessary, additional debt financing.

Cash Distribution Policy

       We will elect to be taxed as a REIT under the Code commencing with our short taxable year beginning on the business day prior to the closing of this offering and ending on December 31, 2005. To qualify as a REIT, we must meet a number of organizational and operational requirements, including the requirement that we distribute currently at least 90% of our taxable income to our stockholders, determined without regard to the dividends paid deduction and excluding any net capital gains. It is our intention to comply with these requirements and maintain our REIT status. As a REIT, we generally will not be subject to corporate federal, state or local income taxes on taxable income we distribute currently (in accordance with the Code and applicable regulations) to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal, state and local income taxes at regular corporate rates and may not be able to qualify as a REIT for subsequent tax years. Even if we qualify for federal taxation as a REIT, we may be subject to certain state and local taxes on our income and to federal income and excise taxes on our undistributed taxable income, i.e., taxable income not distributed in the amounts and in the time frames prescribed by the Code and applicable regulations thereunder. Our taxable REIT subsidiary, Columbia TRS, will be subject to federal, state and local taxes. Our cash available for distribution may be less than the amount required to meet the distribution requirements for REITs under the Internal Revenue Code and we may be required to borrow money or sell assets to pay out enough money to satisfy the distribution requirements.

Funds From Operations

       As defined by the National Association of Real Estate Investment Trusts, or NAREIT, FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis. Our interpretation of the NAREIT definition is that minority interest in net income (loss) should be added back (deducted) from net income (loss) as part of reconciling net income (loss) to FFO. We present FFO because we believe it facilitates an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. Our FFO computation may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition or that interpret the NAREIT definition differently than we do. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered to be an alternative to net income (loss) (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available for our cash needs, including cash distributions to stockholders.

New Accounting Standards

       In January 2003, the Financial Accounting Standards Board, or FASB, issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities,” an interpretation of Accounting Research Bulletin No. 51, “Consolidated Financial Statements” (FIN 46). This interpretation requires an existing unconsolidated variable interest entity to be consolidated by its primary beneficiary if the entity does not effectively disperse risk among all parties involved or if the entity does not have significant capital to finance its activities without subordinated financial support from other parties. The primary beneficiary is the party that absorbs a majority of the entity’s expected losses, receives a majority of its expected residual returns, or both as a result of holding variable interests, which are the ownership, contractual, or other interests in an entity. FASB Interpretation No. 46 was revised in December 2003 (FIN 46(R)) and effectively replaces FIN 46. While retaining a majority of the provisions and concepts of FIN 46, FIN 46(R) provides additional scope exceptions and clarifies the description of variable interests. Public companies are required to apply FIN 46(R) no later than the end of the first reporting period that ends after March 15, 2004. The adoption of the statement did not impact Columbia Equity Trust Predecessor’s combined financial statements.

       In December 2004, FASB issued Statement of Financial Accounting Standard, or SFAS, No. 123 (revised 2004), “Share Based Payment.” SFAS No. 123(R) replaces SFAS No. 123, “Accounting for Stock-Based Compensation,” and supercedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. This cost will be recognized over the period during which an employee is required to provide service in exchange for the award. Columbia Equity Trust adopted SFAS No. 123 (revised 2004) upon its formation.

Inflation

       Most of our leases contain provisions designed to mitigate the adverse impact of inflation by requiring the tenant to pay their share of increases in operating expenses, including common area maintenance, real estate taxes and insurance as defined in the individual lease agreements. This reduces our exposure to increases in costs and operating expenses resulting from inflation. To the extent tenants are not required to pay operating expenses, we may be adversely impacted by inflation.

Geographic Concentration

       The initial properties are located in Washington, D.C., Virginia and Maryland.

Tax and Depreciation

       The following table reflects certain real estate tax information for the initial properties:

		Property Tax
	Federal	Rate	Real Estate		Depreciation
	Tax	2005	Tax	Depreciation	Life	Depreciation
Property	Basis	Estimate(1)	2005 Estimate	Method(2)	(Years)(3)	Percent

Fair Oaks	$15,549,102	$1.131	$182,819	SL	39	2.6%
Greenbriar	13,911,658	1.131	149,418	SL	39	2.6
Meadows IV	18,457,850	1.331	316,189	SL	39	2.6
Sherwood Plaza	10,181,980	0.900	115,392	SL	5-39	5.5
King Street	27,902,281	0.900	292,762	SL	5-39	3.0
Loudoun Gateway IV(4)	21,900,000	1.240	187,261	SL	39	2.6
Suffolk Building(4)	68,000,000	1.016	177,422	SL	39	2.6
Barlow Building(4)	16,194,000	1.198	671,256	SL	39	2.6

(1)	Per $100 of assessed value.

(2)	Straight line method of depreciation.

(3)	Depreciation life in years.

(4)	Amount of Federal tax basis is estimated.

FORMATION TRANSACTIONS

       We, Carr Capital and its affiliates have undertaken the formation transactions for the purpose of aggregating interests in our initial properties in a tax-efficient manner into a single public REIT with improved access to capital and expanded capacity to execute Carr Capital’s growth strategy. We were formed as a Maryland corporation in September 2004 to succeed to the commercial office property business of Carr Capital. Oliver T. Carr, III beneficially owns 41.4% of the equity interests in Carr Capital. Mr. Carr is our chairman, president and chief executive officer. On September 27, 2004, John A. Schissel, our executive vice president and chief financial officer, purchased 1,000 shares of our common stock in exchange for a nominal amount of cash consideration. Immediately prior to completion of this offering, we will complete a stock split in the form of a stock dividend with respect to these shares resulting in a total of 63,334 shares of common stock outstanding immediately prior to completion of this offering.

      We serve as sole general partner of our operating partnership, Columbia Equity, LP, a Virginia limited partnership, which was also formed in September 2004. We will own our properties and conduct our business through our operating partnership. We will contribute the net proceeds of this offering to our operating partnership and initially will own an approximate 88.8% interest in our operating partnership.

       Upon completion of this offering, our operating partnership will issue operating partnership units having an aggregate value of approximately $15.8 million, and $81.0 million in cash, to acquire all of the outstanding equity interests in the entities that own five of our initial properties and partial interests in the joint ventures that own eight of our other initial properties, the asset management agreements for the initial properties and five properties owned by third parties, and certain other tangible and intangible assets, including furniture, fixtures and equipment. The number of operating partnership units that we will issue in the formation transactions is based on the public offering price for our common stock in this offering. For purposes of this discussion, we have assumed an offering price of $15, which is the midpoint of the price range on the front cover of this prospectus. If the actual initial public offering price is greater or less than $15, then the number of operating partnership units and shares of common stock indicated below to be issued in our formation transactions will be decreased or increased accordingly.

       The amount of consideration to be paid by us to Carr Capital and its affiliates (Carr Holdings, LLC, Carr Capital Real Estate Investments, LLC and The Oliver Carr Company) in the formation transactions was based on our management team’s estimates of the fair market value of the interests being acquired based on comparable transactions in the market, as well as negotiations with third party owners of interests in the initial properties. Oliver T. Carr, III and Clinton D. Fisch, each of whom is an executive officer of our company, will beneficially own 263,741 and 118,934 operating partnership units, respectively, upon completion of this offering and the formation transactions. These officers, who are also officers and owners of Carr Capital and own interests in certain of the initial properties, negotiated the consideration to be paid for each of our initial properties with unaffiliated third parties and Carr Capital and its affiliates. As a result, these parties had a conflict of interest in negotiating the consideration to be paid and the other terms of the contributions and acquisitions. We have not obtained any recent third-party appraisals of the initial properties, or any other independent third-party valuations or fairness opinions in connection with the formation transactions. As a result, the consideration to be paid by us for these properties in the formation transactions may exceed their fair market value. See “Certain Relationships and Related Party Transactions.”

       Our agreements to acquire equity interests in the entities that own the Fair Oaks, Meadows IV, Suffolk Building, Victory Point and Atrium properties provide that the value of the interests will be based on a negotiated rate of return on the owners’ investment during the period of their investment. The rate of return is based on the amount of the aggregate investment, cash distributions to equity investors during the holding period and the net proceeds from the sale of the property distributable to equity investors. The values described below are based, in part, on the negotiated rate of return as of March 31, 2005. As a result, the amount of cash we will pay and the number of operating partnership units and shares of common stock we will issue in our acquisition of these interests may be higher or lower than shown below, although we do not anticipate that the adjustments will be material. In addition, agreements to acquire equity interests in the entities that own the King Street, Madison Place, Atrium, Independence Center, 1575 Eye Street and Suffolk Building properties provide that the value of the interests will be based on a fixed value plus the net working capital held by the entity that owns the property at the time of completion of the formation transactions. The values described below for these interests are based on the net working capital held by these entities as of March 31, 2005. As a result, the amount of cash we will pay and the number of operating partnership units we will issue in our acquisition of these interests may be higher or lower than shown below. We do not anticipate that the adjustments described above will be material. For purposes of determining the value of the operating partnership units issuable in the formation transactions, the value per unit will be the public offering price per share in this offering.

       The contribution agreements provide for our acquisition of the interests in the initial properties and other assets for the consideration described below. The contributors have made certain representations and warranties in the contribution agreements, including, with respect to the initial properties and management agreements, (i) good standing in each of their respective jurisdictions of organization or incorporation, (ii) full right, power and authority to enter into the agreements and perform all obligations thereunder, (iii) good title to the membership interests and management agreements being contributed, (iv) that there is no pending or threatened litigation materially affecting the membership interests and management agreements being contributed, and (v) that they are not presently in default under certain agreements. However, the contributors’ have made limited representations and warranties regarding the initial properties and there could be unknown liabilities with respect to the initial properties or the entities that own the initial properties, and we will have limited or no recourse against the parties from whom we are acquiring the interests in our initial properties.

       The formation transactions are described in further detail below.

Acquisition of Wholly Owned Properties

       Upon completion of the formation transactions, we will acquire 100% ownership interest in five of our initial properties as follows:

•	we will acquire all of the outstanding limited liability company interests in the company that owns the Greenbriar property by purchasing the membership interests held by two unaffiliated third parties for approximately $4.2 million in cash, and by issuing operating partnership units having a value of approximately $429,000 in exchange for the 9.2% membership interests held by The Oliver Carr Company (13,489 operating partnership units having a value of approximately $202,000), Carr Holdings, LLC (13,491 operating partnership units having a value of approximately $202,000) and Carr Capital Real Estate Investments, LLC (1,648 operating partnership units having a value of approximately $25,000), each an affiliate of Carr Capital;

•	we will acquire all of the outstanding limited liability company interests in the company that owns the Sherwood Plaza property by purchasing the membership interests held by two unaffiliated third parties for approximately $6.8 million in cash, and by issuing operating partnership units having a value of approximately $181,000 in exchange for the 1.3% membership interests held by Carr Capital Real Estate Investments, LLC, an affiliate of Carr Capital (6,053 operating partnership units having a value of approximately $91,000), Mr. Fisch, our senior vice president and director of acquisitions (2,234 operating partnership units having a value of approximately $34,000) and an unaffiliated third party (3,769 operating partnership units having a value of approximately $56,000);

•	we will acquire all of the outstanding limited liability company interests in the company that owns the Fair Oaks property by purchasing the membership interests held by two unaffiliated third parties for approximately $2.1 million in cash, and by issuing 56,266 operating partnership units having a value of approximately $843,000 for the 28.9% membership interests held by Carr Capital Real Estate Investments, LLC, an affiliate of Carr Capital;

•	we will acquire all of the outstanding limited liability company interests in the company that indirectly owns, through its subsidiary, the Meadows IV property, by purchasing the membership interests held by two unaffiliated third parties for approximately $4.5 million in cash, and by issuing operating partnership units having a value of approximately $657,000 for the 12.8% membership interests held by The Oliver Carr Company (20,226 operating partnership units having a value of approximately $303,000), Carr Holdings, LLC (20,226 operating partnership units having a value of approximately $303,000), Carr Capital Real Estate Investments, LLC and Meadows IV Investors SPE, LLC, (3,370 operating partnership units having a value of approximately $51,000) each an affiliate of Carr Capital;

•	we will acquire from an unaffiliated third party all of the outstanding limited liability company interests in the company that owns the Loudoun Gateway IV property for approximately $21.9 million in cash, which includes approximately $500,000 of transaction costs, including a $213,500 cash fee payable to Carr Capital;

•	in connection with our acquisition of the five initial properties described above, our operating partnership will use approximately $40.8 million of the net proceeds of this offering to repay outstanding indebtedness, interest and prepayment penalties on these properties as follows (as of March 31, 2005):

•	approximately $10.6 million of first mortgage debt on the Greenbriar property;

•	approximately $9.0 million of first mortgage debt on the Sherwood Plaza property;

•	approximately $10.2 million of first mortgage debt and $6.4 million of mezzanine debt on the Fair Oaks property;

•	approximately $4.4 million of mezzanine debt on the Meadows IV property. Wachovia Capital Investments, Inc., an affiliate of Wachovia Capital Markets, LLC, is the lender of this indebtedness; and

•	prepayment penalties for the prepayment of the Fair Oaks and Greenbriar first mortgages aggregating approximately $157,000; and

•	we will also assume $19.0 million of first mortgage debt that encumbers the Meadows IV property.

Acquisition of Ownership Interests in Joint Venture Properties

       Upon completion of the formation transactions, we will acquire partial ownership interests in eight of our initial properties as follows:

•	we will acquire a 100% interest in Carr Capital Westfields, LLC. Carr Capital Westfields, LLC owns a 14.7% interest in 15036 Conference Center Drive, LLC, the entity that owns the Independence Center property. The 100% ownership interest in Carr Westfields, LLC will be acquired by purchasing a membership interest for approximately $1.9 million in cash from an unaffiliated third party, and by issuing operating partnership units having a value of approximately $2.8 million in exchange for the remaining membership interest held by Carr Capital Real Estate Investments, LLC (109,318 operating partnership units having a value of approximately $1.6 million) and Carr Holdings, LLC (76,737 operating partnership units having a value of approximately $1.2 million), both affiliates of Carr Capital. An entity controlled by JP Morgan Investment Management will own the remaining 85.3% interest in 15036 Conference Center Drive, LLC. The property will continue to be subject to approximately $31.5 million of first mortgage indebtedness;

•	we will acquire a 50% interest in King I, LLC, the entity that owns the King Street property, by purchasing an aggregate 36% membership interest held by unaffiliated third parties for approximately $5.4 million in cash, and by issuing operating partnership units having a value of approximately $2.9 million in exchange for the 14% membership interest held by The Oliver Carr Company (129,933 operating partnership units having a value of approximately $1.9 million), Carr

Capital Real Estate Investments, LLC (47,795 operating partnership units having a value of approximately $717,000) and Oliver T. Carr, Jr., the father of our chairman, president and chief executive officer (18,468 operating partnership units having a value of approximately $277,000), each an affiliate of Carr Capital, and by four unaffiliated parties, Anson Klock, Felix Klock, Susan Freeling and Lee Campbell. Aetna Life Insurance Company will own the remaining 50% interest in King I, LLC. The property will continue to be subject to approximately $22.0 million of first mortgage indebtedness;

•	we will acquire a 100% interest in Carr Capital Madison, LLC, by purchasing a 80% membership interest from two unaffiliated third parties for approximately $1.7 million and by issuing 44,960 operating partnership units having an aggregate value of approximately $674,000 to Carr Capital Real Estate Investments, LLC, an affiliate of Carr Capital. Carr Capital Madison, LLC owns a 15% interest in Madison Place, LLC, the entity that owns the Madison Place property. We will also acquire a 35% interest in Madison Place, LLC for approximately $4.1 million in cash from Aetna Life Insurance Company. Aetna Life Insurance Company will own the remaining 50% interest in Madison Place, LLC. The property will continue to be subject to approximately $15.5 million of first mortgage indebtedness;

•	we will acquire a 36.5% interest in Suffolk Building, LLC, the entity that owns the Suffolk Building property, by purchasing a 35% membership interest from an unaffiliated third party for approximately $9.6 million in cash, and by issuing 27,829 operating partnership units having an aggregate value of approximately $417,000 in exchange for the 1.5% membership interest held by two affiliates of Carr Capital. JP Morgan Investment Management will own a 55% interest and Clark/Carr Investments, LLC will own an 8.5% interest in Suffolk Building, LLC. The property will continue to be subject to approximately $42.0 million of first mortgage indebtedness;

•	we will acquire a 20% interest in Carr Capital Atrium, LLC by issuing operating partnership units having a value of approximately $412,000 to Carr Holdings, LLC (9,148 operating partnership units having a value of approximately $137,000), Carr Capital Real Estate Investments, LLC (9,148 operating partnership units having a value of approximately $137,000) and The Oliver Carr Company (9,148 operating partnership units having a value of approximately $137,000), each an affiliate of Carr Capital. Carr Capital Atrium, LLC owns a 15% interest in Atrium Buildings, LLC, the entity that owns the Atrium property. We will also acquire a 34% interest in Atrium Building, LLC for approximately $4.7 million in cash from Aetna Life Insurance Company. Aetna Life Insurance Company will own a 51% interest in Atrium Building, LLC and Clark/Carr Investments, LLC and Holualoa K3 Atrium VA, LLC will own, in aggregate, a 80% interest in Carr Capital Atrium, LLC. The property will continue to be subject to approximately $24.3 million of first mortgage indebtedness;

•	we will acquire an indirect 9.2% interest in the entity that owns the 1575 Eye Street property, by issuing operating partnership units having a value of approximately $2.6 million, in exchange for 21.4% of the membership interests held by certain affiliates of Carr Capital in Carr Capital 1575 Eye, LLC, the entity that owns a 41.6% interest in the 1575 Eye Street property. These affiliates include The Oliver Carr Company (81,195 operating partnership units having a value of approximately $1.2 million), Carr Capital Real Estate Investments, LLC (9,730 operating partnership units having a value of approximately $146,000) and Carr Holdings, LLC (81,195 operating partnership units having a value of approximately $1.2 million). The American Society of Association Executives, the American Society of Association Executives II, Aetna Life Insurance Company and twelve unaffiliated individual members will own the remaining 90.8% interest in the 1575 Eye Street property. The property will continue to be subject to approximately $42.2 million of first mortgage indebtedness;

•	we will acquire a 10% interest in 14200 Park Meadow Drive LLC, the entity that owns the Victory Point property, by purchasing a 9% membership interest held by Clark/Carr Investments, LLC for approximately $834,000 and a 1% membership interest from an affiliate of Carr Capital in exchange for 6,667 operating partnership units having a value of approximately $100,000. JP Morgan Investment Management will own the remaining 90% interest in 14200 Park Meadow Drive, LLC. The property will continue to be subject to $14.8 million of first mortgage indebtedness; and

•	we will fund an equity contribution of approximately $13.3 million in cash for a 40% interest in a newly formed limited liability company that will acquire more than 99% of the outstanding stock of a corporation that owns the Barlow Building property in a cash merger with unaffiliated third parties. Unaffiliated investors will own the remaining 60% interest in the private REIT. The property will be subject to approximately $61.8 million of first mortgage indebtedness.

Acquisition of Asset Management Agreements and Other Assets

       Upon completion of this offering, Carr Capital will contribute asset or property management agreements for each of the initial properties, three third party asset management agreements for commercial office properties, two third party asset management agreements for hotels and certain other tangible and intangible assets to our operating partnership in exchange for operating partnership units having a value of $3.7 million.

       Included in these assets that will be contributed is a non-exclusive arrangement that Carr Capital entered into in June 2004 with the Trammell Crow Company, one of the largest diversified commercial real estate services companies in the United States. Under this arrangement, Carr Capital entered into individual agreements with the Trammell Crow Company for each of the initial properties, each of which also will be contributed to our operating partnership for the consideration described above. Under these agreements, the Trammell Crow Company will perform certain routine property functions including property level accounting, risk management and insurance, lease administration and physical maintenance. We believe this arrangement currently is optimal for our company because it should ultimately yield operating cost efficiencies as the arrangement enables us to integrate newly acquired properties without incurring upfront personnel costs and other overhead expenses.

       Carr Capital will contribute its furniture, fixtures and equipment to our operating partnership in exchange for $25,000 in cash.

       Carr Capital will also contribute to our operating partnership an agreement with The Oliver Carr Company to lease us office space and perform certain administrative functions. Carr Capital and its affiliated entities may acquire interests in commercial office properties with joint venture partners prior to completion of this offering. To the extent these entities acquire such interests, they have agreed to contribute, and we have agreed to acquire, these interests upon completion of the offering. We will acquire any such interests in exchange for operating partnership units valued on a per unit basis at the public offering price for our common stock in the offering. The consideration for any such interests shall equal Carr Capital’s or its affiliated entities’ cost for such interests, plus an agreed upon rate of return.

       All of the employees of Carr Capital will become employees of our company.

       The following table summarizes the aggregate consideration to be received by each of the parties involved in the formation transactions:

		Operating
		Partnership	Percentage Limited
Party to Formation Transaction(1)	Cash	Units(2)	Partnership Interest(3)

Aetna Life Insurance Company	$13,965,507	$—	—%
Alter Management Group	21,900,000	—	—
Clark Enterprises, Inc.	4,533,326	—
Hampton Realty Inc.	225,448	—	—
Holualoa Arizona, Inc.	13,810,922	—	—
JP Morgan Investment Management, Inc.	22,947,500		—
Judith Klock	109,081	—	—
Kulea, LLC	3,496,961	—	—
Carr Capital Corporation(4)	—	3,700,000	2.05
Carr Capital Real Estate Investment, LLC(4)	—	4,587,734	2.55
The Oliver Carr Company	—	4,063,326	2.26
Carr Holdings, LLC	—	3,011,948	1.67
Oliver T. Carr, Jr.	—	277,019	0.15
Lee Campbell	—	264	*
Clinton D. and Tracey E. Fisch	—	33,503	0.02
Susan Freeling	—	106	*
Anson Klock	—	40,906	0.02
Felix Klock	—	40,906	0.02
Gregory Murdock	—	56,536	0.03

*	Represents less than a 0.01% interest in our operating partnership.

(1)	Reflects the Suffolk Building transaction, which closed on May 4, 2005 and the Loudoun Gateway IV and Barlow Building transactions which are expected to close after the offering.

(2)	Represents dollar value of operating partnership units issuable in the formation transactions based on the offering price for the common stock, excluding the 290,000 LTIP units granted to directors, certain consultants and employees.

(3)	Represents percentage ownership interest in our operating partnership upon completion of the formation transactions.

(4)	The percentage ownership interests in the entities are set forth below:

Carr Capital Corporation
Oliver T. Carr, III	41.4%
Clinton D. Fisch	17.2%
Oliver T. Carr, Jr.	41.4%
Carr Capital Real Estate Investments, LLC
Carr Capital Corporation	100%

OUR BUSINESS AND PROPERTIES

Overview

       We are a self-advised, self-managed Maryland corporation formed in September 2004 to succeed to the commercial office property business of Carr Capital Corporation, or Carr Capital. We intend to be taxed as a real estate investment trust, or REIT, under the Internal Revenue Code.

       Carr Capital is a recognized owner and operator of commercial office properties in the Greater Washington, D.C. area. Carr Capital was founded in 1994 by our chairman, president and chief executive officer, Oliver T. Carr, III, and our senior vice president and director of acquisitions, Clinton D. Fisch. Building on the reputation and extensive relationships created by the Carr family over four generations in the Washington, D.C. real estate market, Carr Capital and its investment partners have acquired 14 commercial office properties having an aggregate investment value of approximately $440 million and containing over 2.0 million square feet in Greater Washington, D.C.’s central business district and suburban office sub-markets. Our senior management team has an average of over 18 years of individual experience in real estate and capital markets, including substantial experience investing in, acquiring, financing, repositioning, managing and leasing office properties and raising equity and debt capital. Upon completion of this offering and our formation transactions, our senior management team and directors together will own approximately 4.7% of the fully diluted equity interests in our company.

       We intend to build on the success and experience of Carr Capital to become a preeminent owner and operator of small-to-medium size commercial office properties in the Greater Washington, D.C. area. Our primary business will be acquiring, renovating, repositioning, developing, owning, managing and operating commercial office properties that typically have an initial cost between $10 and $60 million, contain between 75,000 and 250,000 net rentable square feet and are well-located in sub-markets that we anticipate will benefit from the positive growth trends in the Greater Washington, D.C. economy. We believe that these properties offer the potential for long-term appreciation in value and at times may present opportunities for near-term improvements in occupancy and rental income through changes in tenant mix, new leasing strategies, improved lease terms, capital improvements or sale. We rely on our management team’s extensive market knowledge and long-standing business and personal relationships in the Greater Washington, D.C. office market to identify commercial office properties for acquisition. We will aggressively manage each property in accordance with a strategic plan developed during our pre-acquisition due diligence. Additionally, we intend to enter into strategic joint ventures to enhance our returns and manage the risks associated with the ownership of certain properties that may exceed our targeted investment size or that have significant vacancies at the time of acquisition.

       Upon the completion of this offering and our other formation transactions, we will own interests in an initial portfolio of 13 office properties located in the Greater Washington, D.C. area. In the aggregate, we will pay approximately $121.8 million in cash (including debt repayment), issue operating partnership units having a value of approximately $15.8 million and assume approximately $96.8 million of indebtedness, including our pro rata share of joint venture indebtedness in connection with the acquisition of our interests in the initial properties and the other assets we will acquire in our formation transactions. The initial properties contain approximately 2.1 million net rentable square feet. The interests in the initial properties comprise all of Carr Capital’s office property assets. Our initial properties include five properties containing approximately 583,000 net rentable square feet that we will wholly own, and eight properties containing approximately 1,556,569 net rentable square feet in which we will own equity interests ranging from 9% to 50% through investments in joint ventures with unaffiliated investors, including one property in which we expect our investment will be made through a 40% equity investment in a private REIT that will own the property. At March 31, 2005, the occupancy rate for the initial properties was approximately 92%, excluding Victory Point, which was acquired vacant by an affiliate of Carr Capital and its joint venture partners and is in the initial stages of leasing. We will also provide third-party asset management services for three office buildings containing approximately 690,000 net rentable square feet and two hotel properties containing approximately 610 rooms.

       As a result of extensive and long-standing local relationships, our senior management has access to a substantial number of investment opportunities. Currently, we have identified 17 properties that are under consideration for investment representing an aggregate investment in excess of $730 million. After further analysis and due diligence review, we may elect not to pursue, or we may not be able to complete, any or all of these transactions.

Our Primary Market

General

       We believe our focus on the Greater Washington, D.C. office market provides ample opportunities for growth. In addition to the significant presence of the federal government, which provides stability to the area’s economy, the region benefits from both a predominantly service based economy and highly educated workforce that are strong drivers of office space demand. The area has approximately 5 million residents and 2.8 million jobs and generated a 2004 gross regional product of approximately $300 billion. Key metrics reflecting the region’s economic and demographic strengths, when compared to the 20 largest metropolitan areas in the U.S., include:

•	the highest percentage (42%) of adult population age 25 years and older with an undergraduate degree;

•	the highest percentage (18.8%) of adult population age 25 years and older with graduate degrees; and

•	the largest number of scientists and engineers (more than 175,000).

       The Greater Washington, D.C. office market is comprised of over 5,600 individual office properties containing approximately 370 million square feet of office space. The Greater Washington, D.C. office market is broadly divided into the following three regions:

•	the District of Columbia;

•	Northern Virginia, including but not exclusive to Arlington, Fairfax, Loudoun, Prince William, and Stafford counties, and all the cities included within these counties; and

•	Suburban Maryland, including but not exclusive to Montgomery, Prince George’s, Calvert, Charles, and Frederick counties.

       Drawing on the region’s attractive demographics, knowledge-based firms in biotechnology, telecommunications, computer, information services, management services, media and data communications have clustered in the Greater Washington, D.C. area. The region’s economy is diversified further by an extensive professional and business services market. The region is one of the country’s primary legal centers and is home to over 5,300 associations and trade groups, the largest such concentration in the United States. With over 170 foreign embassies and headquarters for The World Bank, the International Monetary Fund, the Inter-American Development Bank and the Organization of American States, the region has experienced a significant increase in the number of trade-related and international financial firms that have offices in the area.

       As the home of the U.S. Government, the Greater Washington, D.C. area is one of the country’s primary centers for national and international business, law and politics. The federal government’s presence provides stability for the economy through both direct employment and the procurement of goods and services, and generates approximately one-third of the area’s gross regional product, serving as a powerful generator of employment and income and tempering the negative impact of national economic cycles on the region. During the late 1990s, the federal government’s percentage of the area’s gross regional product grew at an annual average rate of approximately 4%. Driven by increased levels of defense and security spending, the federal government’s percentage of the area’s gross regional product grew by 11.1% in 2003 and is estimated to have grown by 9.5% in 2004. The non-government sectors of the Washington, D.C. market are expected to increase their contribution to the area’s gross regional product over 2003 levels.

       The federal government also represents a dependable source for job growth. According to the Bureau of Labor Statistics, the government sector created approximately 9,400 new jobs in the Greater Washington, D.C. area during the 12 months ended January 31, 2005. Additionally, professional and business services firms, comprised mostly of contractors who serve the federal government, added over 31,200 jobs to the Greater Washington, D.C. area employment base during the same period.

       In addition to direct employment and purchases of goods and services, the Greater Washington, D.C. area has benefited from the increasing trend within the federal government to outsource high tech information services. Federal procurement spending totaled approximately $42.2 billion in 2003 within the Greater Washington, D.C. area. No state receives as much in the total value of federal procurement awards as the Greater Washington, D.C. area. Federal procurement spending has grown each of the past three years and is estimated to reach $47.5 billion in 2004, representing a 12.5% increase over 2003.

       As a result of its underlying economic and demographic characteristics, the Greater Washington, D.C. area office market has consistently outperformed nearly all of the markets in the peer group, which we define as the top ten office markets in the United States, excluding Washington, D.C. According to data compiled by the National Council of Real Estate Investment Fiduciaries, or NCREIF, the Greater Washington, D.C. commercial office market has exceeded the average cumulative return of its peer markets based on investment and income appreciation by approximately 97.1% for the period January 1, 2000 to December 31, 2004. Over a longer timeframe, from January 1, 1985 through December 31, 2004, the

Greater Washington, D.C. commercial office market exceeded the average cumulative return of its peer markets by approximately 79.9%.

       We believe the total returns in the Greater Washington, D.C. office market are the product of economic and market fundamentals that have combined to create a unique operating environment specific to the Greater Washington, D.C. market. The driving forces behind the area’s total returns include:

•	above average office demand characteristics;

•	strong, consistent operating performance; and

•	attractiveness of the market amongst the investment community.

Office Demand

       We believe that the Greater Washington, D.C. area’s ability to create new jobs is the driving force behind the positive changes in net occupied space, which is commonly referred to as net absorption. According to the Bureau of Labor Statistics, 78,000 new jobs were created in the Greater Washington, D.C. area in the twelve months ended January 31, 2005, well above the region’s average annual job growth of approximately 66,000 between 1999 and 2004. With a growth rate of 2.7%, the Greater Washington, D.C. area posted significantly stronger job growth for the twelve months ended January 31, 2005 than the national average of 1.7%. According to a report by Delta Associates, a leading real estate consulting firm, annual job growth in the Greater Washington, D.C. area is projected to average 75,500 new jobs per year through 2007, a 14.4% increase over the area’s average annual job growth rate between 1999 and 2004.

Projected Job Growth

Washington Metro Area

       In addition, the unique employment base of the Greater Washington, D.C. area, attributed to the presence of the federal government and government related services, creates a market that is dependent on a consistent supply of office space. Typically, a large percentage of the jobs created in the Greater Washington, D.C. area require the use of office space, as the area is less reliant on manufacturing jobs.

       For the period January 1, 2000 to March 31, 2005, the Greater Washington, D.C. office market has increased its total square footage by approximately 46 million square feet, or approximately 14.3%. During this period of growth, the Greater Washington, D.C. market has remained strong, consistently absorbing more space than the peer group average. During the period January 1, 2000 to December 31, 2004, the Greater Washington D.C. area’s net absorption has exceeded the average net absorption of the peer markets by approximately 4.9 million square feet per year.

Historical Net Absorption

Note:	Peer office markets consists of Atlanta, Boston, Chicago, Dallas/Ft. Worth, Denver, Houston, Los Angeles, New York, Phoenix, and San Francisco.

Source: CoStar reports as of March 31, 2005.

Operating Performance

       The favorable demographic and economic environment within the Greater Washington, D.C. area has promoted strong operating performance throughout the region. According to the CoStar Group, the Greater Washington, D.C. office market has continued to outperform the peer markets by achieving average occupancy rates 3.5% above the average occupancy rates for the peer group for the period December 31, 2000 to March 31, 2005. The area’s office occupancy rate has continued to increase since December 31, 2002. In the first quarter of 2005, occupancy rates increased 0.6% from the previous quarter to 89.7%.

Annual Average Occupancy Rates

Note:	Peer office markets consists of Atlanta, Boston, Chicago, Dallas/Ft. Worth, Denver, Houston, Los Angeles, New York, Phoenix, and San Francisco.

Source:	CoStar reports as of March 31, 2005.

       Strong demand and above average occupancies have supported steady asking rent rates within the Greater Washington, D.C. office market, creating stability in portfolio operating income. Asking rent rates in the area have consistently outperformed both the national office market average and the average for the peer group. For the period December 31, 2004 to March 31, 2005, the Greater Washington, D.C. office market’s annual asking rent rate averaged 29.8% and 22.8% above the national office market and the average for the peer group, respectively.

Average Asking Rent Rate

Note:	Peer office markets consists of Atlanta, Boston, Chicago, Dallas/Ft. Worth, Denver, Houston, Los Angeles, New York, Phoenix, and San Francisco.

Source:	CoStar reports as of March 31, 2005.

Investment Performance

       The combination of strong demand and consistent, above average operating fundamentals have made the Greater Washington, D.C. office market an attractive opportunity for the real estate investment community, as evidenced by unprecedented transaction volume. According to Delta Associates, 37 transactions totaling approximately $2.6 billion closed in the first quarter of 2005 and 116 transactions totaling $5.5 billion closed in 2004.

       As the Greater Washington, D.C. office market has continued to generate above average returns, the area has experienced higher rates of capital appreciation. For the three months ended March 31, 2005, the average sales price in the Greater Washington, D.C. office market was $313 per square foot. At these per square foot prices, average capitalization rates are at 7.7% in the Greater Washington, D.C. area, reflecting the strength of the Washington, D.C. office market and providing an opportunity for continued capital appreciation.

Our Strategy

       We intend to seek to generate attractive, long-term, risk-adjusted investment returns for our stockholders by employing an operating model focused on the following strategies:

       Investing in Small-to-Medium Size Office Buildings. We believe the investment in small-to-medium size office properties with an initial cost between $10 and $60 million containing 75,000 to 250,000 net rentable square feet presents compelling opportunities to earn attractive risk-adjusted returns. We believe this market typically attracts fewer competitive buyers due, in part, to the need of many institutional buyers and larger REITs to more efficiently deploy capital by acquiring larger assets. As a result, this market segment is generally populated by buyers who, among other factors, do not maintain the infrastructure necessary to identify, underwrite and close transactions quickly and owners who often do not possess the ability to adequately manage these assets.

       We believe that we can acquire properties at or below replacement cost that provide the opportunity for near-term capital appreciation resulting from identifiable deficiencies such as market inefficiencies, sub-optimal management practices, higher vacancy levels, near-term lease rollover risk or incompatibility with the current owner’s investment strategy. By repositioning the property through changes in the tenant mix, new leasing strategies, improved lease terms and capital improvements on the property, we seek to maximize incremental operating income and enjoy near-to-intermediate term capital appreciation.

       Selective and Strategic Geographic Focus. Through the operations of Carr Capital, our senior management team has established extensive local market knowledge and a strong reputation within the Greater Washington, D.C. office market. Our senior management team has extensive and long-standing business and personal relationships with property owners, developers, tenants, property managers and brokers, established through many years of transactional experience in the markets and sub-markets in which we intend to operate. By leveraging these relationships and focusing on the Greater Washington, D.C. commercial office property market, we believe that we will be able to successfully identify attractive acquisition opportunities and create economies of scale through the clustering of properties.

       We consider the Greater Washington, D.C. area to be one of the strongest and most attractive real estate markets in the United States. The region is the third largest office market in the country, has a disproportionate level of jobs that require office space and benefits from a highly educated workforce that attracts a broad range of domestic and international businesses. Spending by the federal government in the region provides a stabilizing base for the economy, both through direct employment and federal procurement. The Greater Washington, D.C. area receives the highest allocation of government dollars annually, and we believe that continued federal government spending for national defense and homeland security, along with overall economic growth within the region, will increase demand for office space.

       In order to maximize acquisition opportunities and leverage our business relationships, we may also selectively consider investments in other markets.

       Intensive and Efficient Asset Management. We will seek to grow net income in our portfolio by intensively managing our properties in accordance with a specific strategic plan for each property. We intend to accomplish this growth, in part, through changes in the tenant mix, new leasing strategies, improved lease terms and capital improvements, which we believe will provide us the opportunity to underwrite leases for higher rent than current levels. We will also emphasize disciplined expense control in our property operations while maintaining efficiency through the outsourcing of non-strategic property functions, including property level accounting, risk management, lease administration and physical maintenance. In June of 2004, Carr Capital entered into an arrangement with the Trammell Crow Company, to perform routine day-to-day property management functions for certain of the initial properties. We believe this structure will give us the ability to grow our portfolio of properties while maintaining strategic decision making authority over the portfolio.

       Strategic Joint Ventures. We will selectively enter into joint ventures where appropriate to leverage our equity returns through fees and disproportionate cash flow distributions, as well as manage the risks associated with certain properties that may be inappropriate to wholly own due to size or vacancy levels. Carr Capital has successfully employed this joint venture strategy with institutional investors such as JP Morgan Investment Management, Inc., Aetna Life Insurance Company, Invesco Realty Advisors, Clark Enterprises, Inc. and The Carlyle Group. Under the proposed contribution agreements associated with this offering, certain joint venture investors are maintaining their investment in their respective properties. We believe this highlights the success of the joint venture relationships established by our senior management team while with Carr Capital.

       Recycling Capital. We intend to continue Carr Capital’s successful strategy of capturing value created through opportunistic dispositions or recapitalizations of acquired and repositioned office assets. We will review each of our properties on a regular basis, assessing its future potential growth against its current market value to determine the appropriate investment plan for the property consistent with our strategy of qualifying as a REIT.

Our Acquisition Strategy

       We follow a disciplined approach to evaluating investment opportunities, targeting office assets that meet the following investment criteria:

•	$10 to $60 million in initial cost;

•	75,000 to 250,000 net rentable square feet;

•	well-located within sub-market;

•	purchase price typically equal to or below replacement cost; and

•	high-quality design and construction.

       Our investment strategy focuses on office properties that fall generally into one of the following two categories: value-added and core.

       We generally define “value-added” office properties to be assets which have: (1) a moderate-to-high risk profile due to current vacancy levels or a relatively high level of near-term lease expirations, (2) a lower percentage of investment returns received from current income, and (3) greater potential for near- to intermediate-term capital appreciation as compared to a core property, described below. The additional risk associated with value-added investments generally results from identifiable issues such as market inefficiencies or historically substandard management.

       We generally will acquire a “value-added” property only if it meets the following investment criteria:

•	recovering sub-market fundamentals;

•	in-place rents below market with ability to re-lease at market rents during the holding period; and

•	ability to reposition the asset through pro-active leasing, targeted capital improvements, management and/or recapitalization strategies.

       We generally define “core” office properties to be assets which have: (1) a lower risk profile due to limited near-term leasing risk, (2) a higher percentage of investment return received from current income, and (3) the ability to generate long-term capital appreciation.

       We generally will acquire a “core” property only if it meets the following investment criteria:

•	significant in-place occupancies;

•	limited lease rollover exposure; and

•	attractive valuation to competing assets on a relative basis.

       We evaluate each potential acquisition based on established underwriting criteria, including:

     Building Design and Functionality

•	relative cost to build property of similar quality (replacement cost analysis);

•	physical condition and age of property;

•	functional and efficient floor plates that maximize the number of exterior offices;

•	modern systems (including life/safety) and technological adaptability;

•	on-site and nearby parking; and

•	compliant with all federal and state regulations including the Americans with Disabilities Act;

     Sub-Market and Location

•	established sub-market with identified demand generators, including employment;

•	analysis of large space users in the market, terms of their leases and expected expansion, relocation or downsizing plans;

•	new development under construction, pipeline for new projects and inventory of land available for future development;

•	property’s competitive position within sub-market (rent trends, market vacancy — including sub-let space, and historical operating performance); and

•	proximity to major transportation arteries and public transportation;

     Tenant Credit Analysis

•	financial and business outlook for each tenant as it relates to ability to meet future obligations;

•	the terms of existing leases including relationship to current market rents and schedule of lease expirations;

•	current payment history; and

•	importance of space to tenant’s operations; and

     Portfolio Analysis

•	impact of asset size, lease rollover and tenant mix on existing portfolio.

Our Operating Strategy

       Once we acquire a property we seek to aggressively manage the property in accordance with a strategic plan developed during pre-acquisition due diligence. Depending on the property, the strategic plan may seek to add value either through active property leasing efforts, investment in targeted capital improvement projects or the repositioning or redevelopment of certain properties. We intend to increase asset level cash flows through cost efficient property operations and leasing strategies designed to capture market rental growth from the renewal of below-market leases of higher rates and/or recruitment of quality new tenants. We believe we have maintained both rigorous lessee underwriting and strong tenant relationships.

       We self-manage our portfolio, meaning that we retain the decision making authority and strategic planning responsibility for the assets that we own. In June 2004, we entered into a non-exclusive arrangement with the Trammell Crow Company, one of the largest diversified commercial real estate services companies in the United States, to perform routine day-to-day property functions for certain of the properties. Our arrangement with the Trammell Crow Company is cancelable on 30 days notice by either party and provides that the Trammell Crow Company is responsible, with our oversight, for all property level accounting, risk management, lease administration and physical maintenance and repairs. We believe this structure is optimal for a firm of our size as it is scalable and enables us to integrate newly acquired properties without incurring upfront personnel costs.

       Leasing for our portfolio is assigned on a property-by-property basis to third party brokerage firms based on their demonstrated track record and knowledge of the sub-markets in which our properties are located.

       We will seek to enhance our cash flows by investing in certain properties through strategic joint ventures with institutional partners. This allows us to manage the risk associated with properties that may not be appropriate for a company of our size to wholly own, to include larger assets or properties that have greater than normal vacancy risk, and to leverage our operating infrastructure and generate fee income by providing asset management and other services for the joint venture. Carr Capital employed this same joint venture strategy, successfully executing joint ventures and transacting business with institutional investors, including JP Morgan Investment Management, Inc., Aetna Life Insurance Company, Invesco Realty Advisors, Clark Enterprises, Inc. and The Carlyle Group.

       We intend to selectively pursue development opportunities where such opportunities will result in a favorable risk-adjusted return on investment. In general, we will commence development primarily when economic conditions are favorable and the development site is located in a stable sub-market where demand for office space currently exceeds, or is expected to exceed within the development time horizon, available space. At this time, the Independence Center and Victory Point properties have land available for additional development.

       In addition to enhancing our returns through intensive asset management, strategic joint ventures and development, we intend to capture the value created by these activities through opportunistic dispositions or recapitalizations. In this regard, we will review each of our properties on a regular basis, weighing its future potential growth against its current market value to determine the appropriate investment plan for the property. We believe this discipline will generate attractive returns for our stockholders and facilitate our ability to finance growth internally with a lower cost of capital.

Our Competitive Strengths

       We believe we enjoy significant competitive strengths, including:

•	Our Local Market Knowledge and Relationships. Through the operations of Carr Capital, we are intimately familiar with market conditions and investment opportunities in both the central business district and suburban property sub-markets in the Greater Washington, D.C. area. Our management team also has extensive and long-standing business and personal relationships with property owners, developers, tenants, property managers and brokers established through many years of transactional experience in these sub-markets, which facilitate our access to acquisitions outside the normal auction process. As a result of this experience and these relationships, we believe we will be able to continue to successfully identify attractive acquisition opportunities.

•	Our Quality Portfolio. We believe the locations and quality of our properties, coupled with the on-going growth of the Greater Washington, D.C. economy, will drive continued capital appreciation. At March 31, 2005, our initial properties, excluding Victory Point, which was acquired vacant by an affiliate of Carr Capital and its joint venture partners in March 2005 and is in the initial stages of leasing, had a weighted average occupancy rate of approximately 92% with a weighted average remaining lease term of approximately five years. Our stable and diverse tenant roster includes a blend of professional service firms, government contractors and U.S. government agencies.

•	Our Experience as Value Added Investors. With an average of over 18 years of real estate and capital markets experience, our senior management team has extensive experience in owning, financing, managing, re-positioning and re-leasing office properties that either are underperforming due to poor management or are challenged by relatively high near-term tenant expirations.

Our senior management team’s track record as value added investors is demonstrated by gains realized through sales to third parties. Since January 1, 2002, our senior management team has sold the following three previously owned properties realizing an average leveraged internal rate of return of approximately 32% to investors:

•	the sale of Springfield Corporate Center for $21.2 million, which generated an approximate 40% leveraged internal rate of return to investors over a 26-month holding period;

•	the sale of 1800 Robert Fulton Drive in Reston, VA for $6.9 million, delivering an approximate 20% leveraged internal rate of return to investors over the three and a half year holding period; and

•	the sale of 2121 Wisconsin Avenue, NW in Washington, DC for $17.3 million, which generated an approximate 35% leveraged internal rate of return to investors over a 19-month holding period.

The leveraged internal rates of return described above are based on the amount of the aggregate investment, cash distributions to equity investors during the holding period and the net proceeds from the sale of the property distributed to equity investors.

•	Our Focused Strategy. We will be a locally-based public REIT focused primarily on the ownership, operation, acquisition and development of small-to-medium size commercial office properties in the Greater Washington, D.C. area. Ownership of these properties is highly fragmented with a myriad of small private investors, operators and owners. We believe the Greater Washington, D.C. commercial office property market, one of the largest, most fragmented office markets in the country, should continue to provide numerous high- quality opportunities for investment.

•	Our Growth-Oriented Capital Structure. Upon completion of this offering and the formation transactions, we will have a debt-to-total market capitalization of 35% (inclusive of our pro rata share of joint venture debt). Although our organizational documents do not limit the amount of debt we may incur, we intend to limit our debt to 55 to 60% of our total market capitalization (inclusive of our pro rata share of joint venture debt), and believe we will have significant capacity for future acquisitions. We believe our capital structure and improved access to debt and equity capital as a public company, will enable us to compete against less well capitalized investors for small-to-medium size office properties.

•	Our Joint Venture Strategy. Although we have no current commitments, we believe that our demonstrated access to institutional investors such as JP Morgan Investment Management, Inc., Aetna Life Insurance Company, Invesco Realty Advisors, Clark Enterprises, Inc. and the Carlyle Group, will enhance our ability to compete against less well-capitalized investors.

Our History

       Carr Capital Corporation, was formed in Boston, Massachusetts in April 1994 by Messrs. Carr and Fisch as a merchant banking firm focused on providing investment advisory and debt and equity capital placement services for owners of commercial property. Since Carr Capital’s formation by our senior management team, Carr Capital has completed over $1.3 billion of capital transactions in the commercial real estate sector, including structured finance transactions, equity joint ventures and tax deferred property sales. Notable advisory transactions include the $180 million sale of Metropolitan Square, a 555,000 square foot office property in Washington, D.C. to a publicly traded REIT in exchange for units of limited partnership interest in the REIT’s operating partnership; the $204 million sale of 601 E Street, a 560,000 square foot office property in Washington, D.C. in a tax-deferred transaction; and a $62 million structured financing for a 250,000 square foot office development project in Cambridge, Massachusetts.

       In 1999, Carr Capital made the strategic decision to relocate to Washington, D.C. in order to focus on the acquisition and management of office properties located in the Greater Washington, D.C. area. As part of this strategy, Carr Capital looked to acquire properties that offered significant appreciation potential as well as attractive current income returns. In late 1999, Carr Capital acquired two properties, 1800 Robert Fulton Drive in Reston, Virginia and the King Street property, located in Alexandria, Virginia. 1800 Robert Fulton Drive is a 44,141 square foot office property acquired for approximately $6.25 million from Principal Financial Group. Carr Capital acquired 1800 Robert Fulton as a planned five year investment and funded the acquisition with a combination of its own capital, equity capital provided by the Holualoa Companies and a floating rate first mortgage provided by GE Capital.

       The King Street property, a 149,080 square foot office property located adjacent to the King Street Metro subway station in Alexandria, Virginia, is an example of the type of property that fits our target investment criteria and our strategy of repositioning properties and actively managing the tenant base to maximize income over our planned holding period. The investment also highlights our management’s expertise in structuring complex transactions as a means to acquire properties, or property interests, that are not broadly marketed.

       Carr Capital acquired a 60% ownership interest in the King Street property through a privately negotiated purchase from Lend Lease Real Estate Investments based on a property value of approximately $23.5 million. Carr Capital funded the acquisition of the ownership interest through a combination of its own capital, as well as equity capital provided by Clark Enterprises, Inc. Simultaneous with the acquisition, Carr Capital refinanced the existing mortgage debt with $17.6 million of debt provided by CIGNA Corporation. Carr Capital structured its investment in the general partnership interest as preferred equity in which Carr Capital’s newly invested equity capital received a 15% internal rate of return preference. Existing limited partners continued to maintain their 40% limited partnership interest in the property and their existing tax basis.

       In underwriting the King Street property acquisition, Carr Capital management believed that the existing rents at the building were approximately 15% below market, and also believed that the negotiated acquisition price was approximately 25% below replacement cost. Management’s decision to invest in the King Street property was also influenced by the property’s superior location at a key transportation hub in Alexandria, directly across a main thoroughfare from the newly developed two million square foot United States Patent and Trade Office, a key demand generator in the sub-market.

       Since the acquisition in late 1999, Carr Capital has leased approximately 148,000 square feet of space at the building to 26 tenants, through new and renewal lease transactions, representing approximately 100% of the net rentable area. Additionally, Carr Capital and its partners completed an approximately $1 million façade renovation and invested over $700,000 in the building’s common areas to maintain the building’s competitive position in the market place.

       Carr Capital recapitalized the King Street property in 2003 by selling an 85% equity interest to Aetna based on a property value of $31 million and refinancing the property with a new $22 million mortgage provided by Allstate Insurance. Carr Capital’s existing investors received cash, or an increased property ownership interest, at their option, in conjunction with the recapitalization. As of March 31, 2005, the property was 89% leased to a diverse roster of regional and national tenants.

       In 2000 and 2001, Carr Capital acquired joint venture interests in four additional office properties. These properties comprised approximately 494,000 square feet with an initial investment cost of approximately $60.1 million. These properties include:

•	in October 2000, Carr Capital and its investment partners acquired an interest in Springfield Corporate Center, a 134,499 square foot suburban office property located in Springfield, Virginia for an initial cost of approximately $16.2 million. The acquisition was financed through a combination of its own capital, equity capital provided by the Holualoa Companies and a $12.8 million mortgage loan provided by Nationwide Insurance;

•	in November 2000, Carr Capital and its investment partners acquired an interest in Sherwood Plaza, a 92,960 square foot suburban office property located in the Fairfax City sub-market of Fairfax County, Virginia, for an initial cost of approximately $11.4 million. The acquisition was financed through a combination of its own capital, equity capital from the Holualoa Companies and individual investors and a $9.4 million mortgage loan from Nationwide Insurance;

•	in June 2001, Carr Capital and its investment partners acquired an interest in Greenbriar Corporate Center, a 111,721 square foot suburban office property located in Fairfax, Virginia, for an initial cost of approximately $15.0 million. The acquisition was financed through a combination of its own capital, equity capital provided by Ka Poe Hana, a regional investment firm, from the Holualoa Companies and other investors and a $11.2 million mortgage loan from Nationwide Insurance; and

•	in November 2001, Carr Capital and its investment partners acquired an interest in Fair Oaks, a 154,606 square foot single story suburban office park located in the Fairfax Center sub-market of Fairfax County, Virginia for an initial cost of approximately $17.5 million. The acquisition was financed through a combination of its own capital, equity capital provided by Invesco Realty Advisors and a $11.8 million mortgage loan from Nationwide Insurance.

       In 2002, our senior management team completed over $124.4 million of transactions for Carr Capital and its investment partners, including the sale of Springfield Corporate Center for $21.2 million, and the acquisition of three properties totaling approximately 585,000 square feet and an additional 275,000 square feet of development property for an aggregate initial cost of approximately $103.2 million. The sale of Springfield Corporate Center generated a 40% leveraged internal rate of return to the investors over the 26-month ownership period from the purchase in October 2000 through its sale in December 2002.

       Carr Capital’s first acquisition of 2002 was the purchase of an indirect 9.17% partnership interest in the 1575 Eye Street property, a 210,372 square foot office property located in the central business district of Washington, D.C., based on a property value of $58.7 million. Carr Capital acquired its interest in this property through a privately negotiated purchase from Lend Lease Real Estate Investments. Carr Capital financed its purchase of the 1575 Eye Street property with equity capital provided by Aetna in addition to equity provided by a number of qualified high net worth individual investors. Concurrent with this acquisition, Carr Capital refinanced the existing debt on the property with a new $44.5 million mortgage provided by Metropolitan Life. Our management structured Carr Capital’s investment in such a way to maintain the existing investment positions of the American Society of Association Executives, which is also a major tenant in the building, as well as Norfolk Southern Railways, with the value of the existing partners’ equity positions adjusted to reflect the value ascribed to the property at acquisition.

       In May 2002, Carr Capital and its investment partners acquired an interest in 2121 Wisconsin Avenue, a 99,008 square foot office property located in the Georgetown sub-market of Washington, D.C., for an initial cost of approximately $14.4 million. The acquisition was financed through a combination of Carr Capital’s own capital, equity capital provided by Ka Poe Hana, a regional investment management firm, and $11.0 million of debt financing provided by Nationwide Insurance.

       Later in 2002, Carr Capital and its investment partners acquired the Independence Center property, a 275,002 square foot suburban office property for $30.1 million, or approximately $109.00 per square foot, which Carr Capital management estimated as approximately 50% of the property’s replacement cost. At the time of acquisition, the property was 100% vacant. This property includes excess land which will support the development of an additional 275,000 square feet of office space. The Independence Center property is an example of a value-added investment that fits our target investment criteria and our strategy of acquiring properties at a significant discount to replacement cost that offer the potential for near term appreciation. Independence Center is located in Westfields Corporate Center, which is the largest office park in the Washington metro area, consisting of 1,100 acres, in close proximity to Dulles International Airport. The park offers a range of amenities, and is home to the National Reconnaissance Office, an agency of the United States Department of Defense, that designs, builds and operates the nation’s reconnaissance satellites. The property was acquired from Alcatel USA, which was selling the building as part of a corporate restructuring. The acquisition was funded through equity capital from JP Morgan Investment Management and Carr Capital, and debt financing of $14.2 million, which included additional financing proceeds to fund the costs associated with operating the vacant property and re-leasing the vacant space.

       At March 31, 2005, Carr Capital had successfully leased 90% of the available space in the building to major defense contractors at rental rates in line with its original projections, and recently completed a refinancing for $31.8 million, or more than 100% of the original purchase price. In addition, Carr Capital has commenced the design and municipal approval process to begin development of a 115,000 square foot office building on the excess land.

       In 2003, Carr Capital also completed the $20.6 million refinancing of Greenbriar Corporate Center and Sherwood Plaza, converting the existing fixed rate loans to floating rate facilities with flexible prepayment rights. That same year, Carr Capital sold 1800 Robert Fulton Drive in Reston, VA for $6.9 million, delivering a 20% internal rate of return to its investors over the approximate three and a half year period of ownership of this property, and also sold 2121 Wisconsin Avenue, N.W. in Washington, D.C. for $17.3 million. The sale price of the Wisconsin Avenue property generated an approximate 35% internal rate of return to investors over the nineteen months of ownership of this property. We believe these sales illustrate our management team’s strategy of selectively selling or recapitalizing properties that have reached their economic value potential.

       Since January 2003, Carr Capital and its investment partners have completed the acquisition of five additional office properties for a total of approximately $180.0 million, bringing its portfolio to eleven properties containing approximately 1.8 million net rentable square feet, located primarily in the Northern Virginia market. In July 2003, Carr Capital entered into a joint venture with Aetna to acquire the Madison Place property, a 107,960 square foot office property located in Alexandria, Virginia, from Lend Lease Real Estate Investments, Inc. for $20.1 million. Nationwide Insurance provided acquisition financing of $15.5 million and Carr Capital and its investment partners provided the equity capital. Madison Place was 59% leased at acquisition and was acquired as a value-added investment. In May 2004, Carr Capital and its investment partners acquired the Atrium property in Alexandria from an institutional owner for approximately $35.3 million. At acquisition, the property was 100% leased to a roster of tenants with strong credit quality. This acquisition was funded through a combination of equity capital provided by Aetna, Carr Capital and other private investors, the assumption of $18.6 million of existing mortgage financing and approximately $6 million of additional mortgage financing provided by Allstate Insurance.

       In October 2004, Carr Capital and its investment partners acquired the Meadows IV property, a 148,160 square foot suburban office property for $27.3 million, or approximately $186.00 per square foot. At the time of acquisition, the property was 100% leased. The Meadows IV property is located in the Westfields Corporate Center.

       In March 2005, Carr Capital and its investment partners, including JP Morgan Investment Management, acquired the Victory Point property, a 147,743 square foot suburban office property for $20.3 million, or approximately $137.00 per square foot. As of March 31, 2005, the property was 100% vacant. The property is located in the Westfields Corporate Center.

       In May 2005, Carr Capital and its investment partners, including JP Morgan Investment Management, acquired the Suffolk Building, a 257,425 square foot suburban office property for $68.0 million or approximately $264.00 per square foot. At the time of the acquisition, the property was 100% leased. The property is located in Falls Church, Virginia.

       In March 2005, Carr Capital entered into an agreement to acquire Loudoun Gateway IV, a 102,987 square foot suburban office building, for $21.4 million, or approximately $208.00 per square foot. As part of the formation transactions, we will acquire Loudoun Gateway IV for $21.9 million, which includes approximately $500,000 of transaction costs, including a $213,500 cash fee payable to Carr Capital. As of March 31, 2005, Loudoun Gateway IV was 100% leased.

       In March 2005, Carr Capital entered into an agreement to merge with the S corporation that owns the Barlow Building, a 270,480 square foot suburban office building, in a transaction that valued the Barlow Building at $81.0 million, or approximately $300.00 per square foot, prior to transaction and defeasance costs of approximately $10 million. Carr Capital will assign the merger agreement to a newly organized limited liability company formed with third party investors, which entity will acquire more than 99% of the outstanding capital stock of the corporation that owns the Barlow Building. The corporation will elect to be taxed as a REIT. As part of the formation transactions, we will contribute approximately $13.3 million for a 40% ownership interest in the limited liability company that will own more than 99% of the outstanding capital stock of the private REIT that owns the property. As of March 31, 2005, the Barlow Building was 97% leased.

Our Initial Properties

       Upon completion of this offering and our other formation transactions, we will own or have interests in a portfolio of 13 commercial office properties. The following table provides summary information regarding our initial properties as of March 31, 2005:

		Percentage
		Ownership		Year	Net
		After		Acquired	Rentable
	Location/	Formation	Year Built/	By	Square			Annualized	Primary
Property	Sub-Market	Transactions	Renovated(1)	Predecessor	Feet	Occupancy(2)		Base Rent(3)	Tenants(4)

								(in thousands)
Wholly Owned:
Fair Oaks	Northern Virginia/	100%	1985	2001	126,949	90%		$2,664	J Spargo & Associates
	Fairfax Center								SCA Direct
Greenbriar	Northern Virginia/	100	1985/1998	2001	111,721	59		1,368	Long & Foster
	Fairfax Center								Shapiro & Burson
Meadows IV	Northern Virginia/Westfields	100	1988/1997	2004	148,160	100		3,031	CACI International Online Resources
Sherwood Plaza	Northern Virginia/ Fairfax Center	100	1984	2000	92,960	91		1,894	Chadwick Washington
									Leros Technologies

Loudoun Gateway IV	Northern Virginia/ Dulles	100	2002	N/A (5)	102,987	100		1,532 (6)	America Online
Joint Venture:
King Street(7)	Northern Virginia/	50	1984/2004	1999	149,080	89		3,696	Preferred Office Club
	Alexandria								Sciences International
Madison Place(7)	Northern Virginia/Alexandria	50	1989	2003	107,960	72		2,083	Personal Communications Assoc. of Clinical Research
Atrium(8)	Northern Virginia/	37	1978/1999	2004	138,507	100		3,906	Oliff & Berridge
	Alexandria								Communities in Schools
									Natl Assoc of Temp & Staffing
Independence Center(9)	Northern Virginia/ Westfields	15	1999	2002	275,002	90		5,433	Northrop Grumman Titan Corp
1575 Eye Street(10)	Washington, D.C./ Central Business District	9	1979	2002	210,372	99		7,637	Federal Aviation Administration Veterans Administration
Victory Point(9)	Northern Virginia/ Westfields	10	1989	2005	147,743	0		0	N/A
Suffolk Building(11)	Northern Virginia/ Skyline	37	1964/2003	2005	257,425	100		6,245	General Services Administration
									TKC Communications
Barlow Building(12)	Suburban Maryland/ Chevy Chase	40	1966/1988 and 2001	N/A (9)	270,480	97		8,162	Abacus Technology Cellular One

Total/ Weighted Average					2,139,346	92	%(13)	$47,651

(1)	Includes the year in which construction was completed and, where applicable, the year of most recent major renovation.

(2)	Calculated as a weighted average based on net rentable square feet.

(3)	Calculated as actual March 2005 base rent multiplied by 12. Because annualized base rental revenue is not derived from historical results that were accounted for in accordance with generally accepted accounting principles, historical results differ from the annualized amounts.

(4)	Represents major tenants in each property based on annualized base rent.

(5)	We expect to acquire a 100% interest in this property from an unaffiliated third party in the formation transactions.

(6)	Base rent for Loudoun Gateway IV is net of operating expenses.

(7)	Aetna Life Insurance Company owns the remaining joint venture interests in this property.

(8)	Aetna Life Insurance Company, Clark Enterprises, Inc. and Holualoa K3, Atrium VA, LLC own the remaining joint venture interests in this property.

(9)	An affiliate of JPMorgan Investment Management, Inc. will own the remaining joint venture interests in this property.

(10)	Aetna Life Insurance Company, American Society of Association Executives and other third party investors, including approximately 12 individuals own the remaining joint venture interests in this property.

(11)	An affiliate of JPMorgan Investment Management, Inc. and Clark Enterprises, Inc. will own the remaining joint venture interests in this property.

(12)	In the formation transactions, we will acquire a 40% interest in a joint venture that will own a more than 99% interest in a private REIT that will own this property.

(13)	Excludes the occupancy of the Victory Point property that Carr Capital and its joint venture partners acquired vacant and are in the initial stages of leasing. The weighted average occupancy including the Victory Point property was approximately 86%.

Description of Properties

Wholly Owned Properties

       Fair Oaks Corporate Center, Fairfax, Virginia. The Fair Oaks property, built in 1985, is a four-building, single-story office park totaling 126,949 rentable square feet located approximately seven miles west of the Capital Beltway in Fairfax County, Virginia, approximately one-half mile east of Interstate 66 and twelve miles south south-east of Dulles International Airport. This property was acquired by our predecessor and its investment partners in November 2001 and consisted of five buildings, one of which was sold in August 2004. The remaining four buildings range from approximately 29,000 to 35,000 square feet and provide a 3.4 per 1,000 square foot surface parking ratio. As of March 31, 2005, the property was approximately 90% leased to 13 tenants.

       The following table sets forth the occupancy rate and average annual rent per leased rentable square foot for the Fair Oaks property at the end of each period indicated since acquisition.

	Occupancy		Average Annual Base Rent
	Rate		per Leased Square Foot

2001	95%		$20.27
2002	90%		$21.54
2003	80%		$22.22
2004	90%		$22.94
March 31, 2005	90	%(1)	$23.20 (2)

(1)	Occupancy rate at March 31, 2005.

(2)	Calculated as actual March 2005 base rent per leased square foot multiplied by 12.

       The reduction in occupancy in 2003 was primarily due to Ryland Homes vacating two spaces totaling 11,877 square feet in June 2003 and approximately 50% of the tenants located in 11204 Waples Mill Road vacating prior to their December 2003 lease expiration. The Ryland spaces have been re-leased and the 11204 Waples Mill Road building was sold in August 2004.

       The following tables set forth information with respect to the property’s major tenants and lease expirations, respectively.

Major Tenants

				Percentage of
			Leased	Property’s		Percentage of
	Principal Nature	Lease	Square	Total Leased	Annualized	Annualized
Name	of Business	Expiration	Feet	Square Feet	Base Rent(1)	Base Rent(2)

J Spargo	Full Service Event Management	12/31/2006	21,955	19.1%	$527,756	19.8%
SCA Direct	Fund Raising/ Marketing	5/31/2005	15,418	13.4	367,035	13.8
Assisted Living Federation of America	Assisted Living Advocate Group	3/31/2011	13,175	11.5	338,041	12.7

(1)	Calculated as the tenant’s actual March 2005 base rent at the property multiplied by 12. Because annualized base rental revenue is not derived from historical results that were accounted for in accordance with generally accepted accounting principles, historical results differ from the annualized amounts.

(2)	Calculated as the percentage of the tenant’s annualized base rent divided by the product of the property’s actual total March 2005 base rent and 12.

Lease Expiration Schedule

			Percentage of	Annualized	Percentage of
	Number of	Square Footage	Property’s	Base Rent of	Property’s
Year of Lease	Leases	of Expiring	Total Leased	Expiring	Annualized
Expiration	Expiring	Leases	Square Feet	Leases(1)	Base Rent(2)

2005	4	23,423	20.4%	$537,141	20.1%
2006	5	29,606	25.8	708,593	26.6
2007	1	1,467	1.3	28,973	1.1
2008	—	—	—	—	—
2009	3	26,932	23.5	561,513	21.1
2010	4	10,277	8.9	272,461	10.2
2011	4	23,131	20.1	555,741	20.9
2012	—	—	—	—	—
2013	—	—	—	—	—
2014	—	—	—	—	—
Thereafter	—	—	—	—	—

Total	21	114,836	100.0%	$2,664,422	100.0%

(1)	Calculated as the product of actual March 2005 base rent of expiring leases at the property and 12. Because annualized base rental revenue is not derived from historical results that were accounted for in accordance with generally accepted accounting principles, historical results differ from the annualized amounts.

(2)	Calculated as the percentage of annualized base rent of expiring leases divided by the product of the actual total March 2005 base rent for the property and 12.

       The building is subject to a mortgage loan with an outstanding principal balance as of March 31, 2005 of approximately $10.2 million. The loan matures December 1, 2006 and currently requires a $28,985 monthly interest-only payment, with interest computed at 210 basis points above 90-day LIBOR, with the coupon adjusted each March, June, September, and December. While prepayment of the loan is not restricted, there is a prepayment penalty of 0.5% of the principal balance if prepaid prior to January 1, 2006. There is no prepayment penalty after January 1, 2006. The Fair Oaks property is also subject to a mezzanine loan with an outstanding principal balance as of March 31, 2005 of $6.4 million. This loan matures August 24, 2005 and can be extended through September 1, 2006 by paying a 0.25% extension fee. The loan currently requires a $40,044 interest-only monthly payment, with interest computed at 450 basis points over the 30-day LIBOR, with the rate reset monthly. The prepayment of the loan is not restricted and there is no prepayment penalty if the loan is prepaid. We anticipate prepaying the remaining outstanding principal balance of both loans with the proceeds of this offering.

       Greenbriar Corporate Center, Fairfax, Virginia. The Greenbriar property, built in 1985 and extensively renovated in 1998, is a three-story, 111,721 rentable square foot office building located approximately ten miles west of the Capital Beltway in Fairfax, Virginia, approximately three miles west of Interstate 66 and eight miles southeast of Dulles International Airport. This property was acquired by our predecessor and its investment partners in June 2001. The building’s floor plates range from approximately 32,000 square feet on the ground floor to 40,000 square feet on the third floor and offers parking at a 3.4 per 1,000 square foot ratio. At March 31, 2005, the building was 59% leased to eight tenants.

       The following table sets forth the occupancy rate and average annual rent per leased rentable square foot for the Greenbriar property at the end of each period indicated since acquisition.

	Occupancy		Average Annual Base Rent
	Rate		per Leased Square Foot

2001	99%		$19.67
2002	99%		$20.18
2003	82%		$21.90
2004	74%		$20.34
March 31, 2005	59	%(1)	$20.71 (2)

(1)	Occupancy at March 31, 2005.

(2)	Calculated as actual March 2005 base rent per leased square foot multiplied by 12.

       The reduction in occupancy in 2003 was due to CDM Federal vacating 22,375 square feet in July 2003, 15,699 square feet of which has been re-leased, with 6,676 square feet remaining vacant.

       The reduction in occupancy through March 31, 2005 was due to Titan vacating 22,247 square feet in October 2004 and Chesapeake Directory vacating 15,970 square feet in February 2005.

       The following tables set forth information with respect to the property’s major tenants and lease expirations, respectively.

Major Tenants

				Percentage of
				Property’s	Annualized	Percentage of
	Principal Nature	Lease	Leased	Total Leased	Base	Annualized
Name	of Business	Expiration	Square Feet	Square Feet	Rent(1)	Base Rent(2)

Shapiro & Burson	Law	4/30/2010	16,017	24.3%	$318,113	23.2%
Virginia Employment Commission	Government	12/31/2006	15,444	23.4	245,431	17.9
Long & Foster	Residential Real Estate Broker	2/29/2008	14,846	22.5	343,147	25.1
Ahold USA	Supermarket Operator	11/30/2011	9,858	14.9	192,231	14.1

(1)	Calculated as the tenant’s actual March 2005 base rent at the property multiplied by 12. Because annualized base rental revenue is not derived from historical results that were accounted for in accordance with generally accepted accounting principles, historical results differ from the annualized amounts.

(2)	Calculated as the percentage of the tenant’s annualized base rent divided by the product of the property’s actual total March 2005 base rent and 12.

Lease Expiration Schedule

			Percentage of	Annualized	Percentage of
	Number of	Square Footage	Property’s	Base Rent of	Property’s
Year of Lease	Leases	of Expiring	Total Leased	Expiring	Annualized
Expiration	Expiring	Leases	Square Feet	Leases(1)	Base Rent(2)

2005	—	—	—	—	—
2006	1	15,444	23.4%	$245,431	17.9%
2007	—	—	—	—	—
2008	6	24,628	37.3	612,035	44.7
2009	—	—	—	—	—
2010	1	16,107	24.4	318,113	23.3
2011	1	9,858	14.9	192,231	14.1
2012	—	—	—	—	—
2013	—	—	—	—	—
2014	—	—	—	—	—
Thereafter	—	—	—	—	—

Total	9	66,037	100.0%	$1,367,810	100.0%

(1)	Calculated as the product of actual March 2005 base rent of expiring leases at the property and 12. Because annualized base rental revenue is not derived from historical results that were accounted for in accordance with generally accepted accounting principles, historical results differ from the annualized amounts.

(2)	Calculated as the percentage of annualized base rent of expiring leases divided by the product of the actual total March 2005 base rent for the property and 12.

       The property is subject to a mortgage loan with an outstanding principal balance as of March 31, 2005 of approximately $10.7 million. The loan matures July 1, 2008 and currently requires a $57,615 monthly principal and interest payment, with interest computed at 250 basis points over 30-day LIBOR, with the coupon re-set monthly. While prepayment of the loan is not restricted, there is a 1% prepayment penalty if prepaid before July 1, 2007. We anticipate prepaying the outstanding principal balance of the loan with the proceeds of this offering.

       Meadows IV, Fairfax, Virginia. Meadows IV is a 148,160 square foot office building located in Fairfax County, Virginia approximately three miles south of Dulles International Airport in the Westfields Corporate Center. The three-story building was built in 1988 and significantly renovated in 1997. Featuring a bow-tie design, the typical floorplate in each tower approximates 24,500 square feet. Parking is provided on-grade and in an adjacent three-level parking structure for a total of 581 spaces, or 3.8 spaces per 1,000 rentable square feet. The property was acquired in October 2004 by our predecessor and its investment partners. Meadows IV is currently 100% leased to two tenants.

      The following table sets forth the occupancy rate and average annual rent per leased rentable square foot for the Meadows IV property at the end of each period indicated since acquisition.

	Occupancy		Average Annual Base Rent
	Rate		per Leased Square Foot

2004	100%		$20.46
March 31, 2005	100	%(1)	$20.46 (2)

(1)	Occupancy at March 31, 2005.

(2)	Calculated as actual March 2005 base rent per leased square foot multiplied by 12.

       The following tables set forth information with respect to the property’s major tenants and lease expirations, respectively.

Major Tenants

				Percentage of
			Leased	Property’s		Percentage of
	Principal Nature	Lease	Square	Total Leased	Annualized	Annualized
Name	of Business	Expiration	Feet	Square Feet	Base Rent(1)	Base Rent(2)

CACI, Inc.	Defense Contractor	11/30/2009	74,255	50.1%	$1,644,726	54.3%
Online Resources Corp.	Internet Financial Services	9/30/2014	73,905	49.9	1,385,970	45.7

(1)	Calculated as the tenant’s actual March 2005 base rent at the property multiplied by 12. Because annualized base rental revenue is not derived from historical results that were accounted for in accordance with generally accepted accounting principles, historical results differ from the annualized amounts.

(2)	Calculated as the percentage of the tenant’s annualized base rent divided by the product of the property’s actual total March 2005 base rent and 12.

Lease Expiration Schedule

			Percentage of	Annualized	Percentage of
Year of	Number of	Square Footage	Property’s	Base Rent of	Property’s
Lease	Leases	of Expiring	Total Leased	Expiring	Annualized
Expiration	Expiring	Leases	Square Feet	Leases(1)	Base Rent(2)

2005	—	—	—	—	—
2006	—	—	—	—	—
2007	—	—	—	—	—
2008	—	—	—	—	—
2009	1	74,255	50.1%	$1,644,726	54.3%
2010	—	—	—	—	—
2011	—	—	—	—	—
2012	—	—	—	—	—
2013	—	—	—	—	—
2014	1	73,905	49.9	1,385,970	45.7
Thereafter	—	—	—	—	—

Total	2	148,160	100.0%	$3,030,696	100.0%

(1)	Calculated as the product of actual March 2005 base rent of expiring leases at the property and 12. Because annualized base rental revenue is not derived from historical results that were accounted for in accordance with generally accepted accounting principles, historical results differ from the annualized amounts.

(2)	Calculated as the percentage of annualized base rent of expiring leases divided by the product of the actual total March 2005 base rent for the property and 12.

       The property is subject to a first mortgage loan with an outstanding principal balance of approximately $19 million as of March 31, 2005. The loan matures November 1, 2011 and requires monthly $78,375 payments of interest-only computed at an annual interest rate of 4.95%. Prepayment is prohibited through the earlier of November 1, 2008 or two years following the securitization and sale of the loan. A prepayment of the loan prior to October 1, 2011 is subject to a prepayment penalty equal to the greater of yield maintenance through maturity or a fee of 0.75% of the outstanding principal balance. The property is also subject to a mezzanine loan with an outstanding principal balance of approximately $4.4 million as of March 31, 2005. This loan matures May 1, 2006 and, if it is not repaid by that date, the maturity date automatically will be extended to November 1, 2011. Through the February 1, 2005 payment, the mezzanine loan requires an interest only monthly payment computed at 450 basis points over the 30-day LIBOR rate with the rate reset monthly increasing to LIBOR plus 6.50% after May 1, 2006. After the February 1, 2005 payment, the loan begins to amortize at a rate of $25,000 per month. Prepayment of the mezzanine loan is not restricted and there is no prepayment penalty due if the loan is prepaid prior to May 1, 2006. We anticipate prepaying the remaining outstanding principal balance of the mezzanine loan with a portion of the net proceeds of this offering.

       Sherwood Plaza, Fairfax, Virginia. Sherwood Plaza, built in 1984, is a five-story, 92,960 rentable square foot office building located three and one-half miles west of the Capital Beltway in the city of Fairfax, Virginia. Sherwood Plaza was acquired by our predecessor and its investment partners in November 2000. The building has a typical floor plate of approximately 19,000 square feet and provides a 3.0 per 1,000 square feet surface parking ratio. As of March 31, 2005, the property was approximately 91% leased to 13 tenants.

       The following table sets forth the occupancy rate and average annual rent per leased rentable square foot for Sherwood Plaza at the end of each period indicated since acquisition.

	Occupancy		Average Annual Base Rent
	Rate		per Leased Square Foot

2000	98%		$18.77
2001	100%		$20.50
2002	78%		$22.02
2003	69%		$23.35
2004	83%		$21.49
March 31, 2005	91	%(1)	$22.39 (2)

(1)	Occupancy at March 31, 2005.

(2)	Calculated as actual March 2005 base rent per leased square foot multiplied by 12.

       The reduction in occupancy in 2002 was primarily the result of two tenants vacating the building during the year. Computer Sciences Corporation vacated 14,414 square feet in July 2002 and CACI International vacated 6,155 square feet in January 2002. Both of these spaces have been re-leased. The reduction in occupancy for 2003 was primarily due to First American Title Company vacating 8,358 square feet in August 2003, which is currently unoccupied.

       The following tables set forth information with respect to the property’s major tenants and lease expirations, respectively.

Major Tenants

				Percentage of
	Principal		Leased	Property’s		Percentage of
	Nature of	Lease	Square	Total Leased	Annualized	Annualized
Name	Business	Expiration	Feet	Square Feet	Base Rent(1)	Base Rent(2)

Chadwick Washington	Law	1/31/2013	14,414	17.0%	$336,420	17.8%
InfoReliance	Software	7/31/2009	12,006	14.2	236,344	12.5
Leros Technologies	Technology	9/30/2011	11,406	13.5	266,770	14.1

(1)	Calculated as the tenant’s actual March 31, 2005 base rent at the property multiplied by 12. Because annualized base rental revenue is not derived from historical results that were accounted for in accordance with generally accepted accounting principles, historical results differ from the annualized amounts.

(2)	Calculated as the percentage of the tenant’s annualized base rent divided by the product of the property’s actual total March 2005 base rent and 12.

Lease Expiration Schedule

			Percentage of	Annualized	Percentage of
Year of	Number of	Square Footage	Property’s	Base Rent of	Property’s
Lease	Leases	of Expiring	Total Leased	Expiring	Annualized
Expiration	Expiring	Leases	Square Feet	Leases(1)	Base Rent(2)

2005	1	7,489	8.8%	$182,318	9.6%
2006	3	12,753	15.1	306,064	16.2
2007	—	—	—	—	—
2008	1	5,600	6.6	112,000	5.9
2009	2	12,006	14.2	236,344	12.5
2010	4	16,054	19.0	337,930	17.8
2011	2	11,406	13.5	266,770	14.1
2012	—	—	—	—	—
2013	2	19,294	22.8	452,907	23.9
2014	—	—	—	—	—
Thereafter	—	—	—	—	—

Total	15	84,602	100.0%	$1,894,333	100.0%

(1)	Calculated as the product of actual March 2005 base rent of expiring leases at the property and 12. Because annualized base rental revenue is not derived from historical results that were accounted for in accordance with generally accepted accounting principles, historical results differ from the annualized amounts.

(2)	Calculated as the percentage of annualized base rent of expiring leases divided by the product of actual total March 2005 base rent for the property and 12.

       The property is subject to a mortgage loan with an outstanding principal balance as of March 31, 2005 of approximately $9.0 million. The loan matures July 1, 2008 and currently requires a $55,627 monthly principal and interest payment, with interest computed at 250 basis points over 30-day LIBOR, with the rate re-set each month. While prepayment of the loan is not restricted, there is a 1% prepayment penalty if prepaid before August 1, 2007. We anticipate prepaying the remaining outstanding principal balance of the loan with the proceeds of this offering.

       We have no immediate plans for the improvement or renovation of these properties and intend to hold them to lease to tenants.

Joint Venture Properties

       Atrium, Alexandria, Virginia. The Atrium property, built in 1978 and extensively renovated in 1999, is a five-story, 138,507 rentable square foot office building located in the city of Alexandria, Virginia, approximately six miles south of the District of Columbia and three miles south of Ronald Reagan National Airport via the George Washington Parkway. The Atrium property is located in the heart of historic Old Town Alexandria and within walking distance of many restaurants and retail shops. Our predecessor acquired its interest in the property in May 2004. The Atrium property offers a typical floor plate of roughly 28,000 square feet and approximately 6,650 square feet of ground-floor retail space. The building has a 225 parking space underground parking garage, which equates to a 1.6 per 1,000 square foot parking ratio. At March 31, 2005, the building was 100% leased to 11 tenants.

       The following table sets forth the occupancy rate at March 31, 2005 and the annualized rent per leased rentable square foot for the Atrium property.

	Occupancy	Average Annual Base Rent
	Rate	per Leased Square Foot

March 31, 2005	100%	$28.20 (1)

(1)	Calculated as actual March 2005 average base rent per leased square foot multiplied by 12.

       The property is subject to a mortgage loan with a balance as of March 31, 2005 of approximately $18.4 million. The loan matures September 1, 2012 and requires a $156,901 monthly payment of principal and interest with interest computed at a fixed rate of 8.43%. While prepayment of the loan is not restricted, there is a prepayment penalty of the greater of yield maintenance or 0.5% of the principal balance. The Atrium property is also subject to a mezzanine loan with a principal balance as of March 31, 2005 of $5.9 million. This loan also matures September 1, 2012 and requires $39,432 monthly principal and interest payments, with interest computed at a fixed rate of 6.21%. While prepayment of the loan is not restricted, there is a prepayment penalty of the greater of yield maintenance or 0.5% of the principal balance.

       King Street, Alexandria, Virginia. The King Street property, which was built in 1984 and had its interior common areas renovated in 2004, is a six-story, 149,080 rentable square foot office building located approximately six and one-half miles south of the District of Columbia, in the city of Alexandria, Virginia. The building is located in the Old Town Alexandria office market adjacent to the King Street Station MetroRail Station and one block from the new United States Patent and Trade headquarters. Our predecessor acquired an initial interest in the property in December 1999. The typical floor plate is roughly 26,500 square feet and there is approximately 14,800 square feet of retail space located on the ground floor. The building is part of the mixed-use King Street Station development, consisting of four office buildings and a 267-room Embassy Suites hotel, for which we provide asset management services. The properties share a 1,158 space underground parking garage, with a parking ratio of approximately 2.0 per 1,000 square foot. At March 31, 2005, the building was 89% leased to 29 tenants.

       The following table sets forth the occupancy rate and average annual rent per leased rentable square foot for the King Street property at the end of each period indicated since 2000.

	Occupancy		Average Annual Base Rent
	Rate		per Leased Square Foot

2000	93%		$24.46
2001	100%		$25.34
2002	96%		$26.53
2003	97%		$27.36
2004	89%		$28.92
March 31, 2005	89	%(1)	$27.78

(1)	Occupancy at March 31, 2005.

       The following tables set forth information with respect to the property’s major tenant and lease expirations, respectively.

Major Tenant

				Percentage of				Pro Rata
	Principal		Leased	Property’s		Percentage of	Pro Rata	Percentage of
	Nature of	Lease	Square	Total Leased	Annualized	Annualized	Annualized	Annualized
Name	Business	Expiration	Feet	Square Feet	Base Rent(1)	Base Rent(2)	Base Rent(3)	Base Rent(4)

PBC King	Executive Suites	7/31/2014	21,798	16.4%	$648,491	17.6%	$324,245	17.6%

(1)	Calculated as the tenant’s actual March 2005 base rent multiplied by 12. Because annualized base rental revenue is not derived from historical results that were accounted for in accordance with generally accepted accounting principles, historical results differ from the annualized amounts.

(2)	Calculated as the percentage of the tenant’s annualized base rent divided by the product of the property’s actual total March 2005 base rent and 12.

(3)	Calculated as our ownership interest in the property upon completion of the formation transactions multiplied by the tenant’s actual March 2005 base rent at the property and 12.

(4)	Calculated as the percentage of the pro rata portion of the tenant’s annualized base rent divided by the product of our ownership interest in the property upon completion of the formation transactions, the property’s actual total March 2005 base rent and 12.

Lease Expiration Schedule — King

						Pro Rata	Pro Rata
		Square	Percentage of	Annualized	Percentage of	Annualized	Percentage of
Year of	Number of	Footage of	Property’s	Base Rent of	Property’s	Base Rent of	Property’s
Lease	Leases	Expiring	Total Leased	Expiring	Annualized	Expiring	Annualized
Expiration	Expiring	Leases	Square Feet	Leases(1)	Base Rent(2)	Leases(3)	Base Rent(4)

2005	6	27,632	20.8%	$638,396	17.3%	$319,198	17.3%
2006	10	18,628	14.0	547,012	14.8	273,506	14.8
2007	5	20,092	15.1	532,774	14.4	266,387	14.4
2008	3	20,968	15.8	622,055	16.8	311,028	16.8
2009	3	10,658	8.0	318,546	8.6	159,273	8.6
2010	1	5,744	4.3	171,872	4.7	85,936	4.7
2011	2	3,993	3.0	115,179	3.1	57,589	3.1
2012	—	—	—	—	—	—	—
2013	—	—	—	—	—	—	—
2014	3	25,331	19.0	749,968	20.3	374,984	20.3
Thereafter	—	—	—	—	—	—	—

Total	33	133,046	100.0%	$3,695,802	100.0%	$1,847,901	100.0%

(1)	Calculated as the product of actual March 2005 base rent of expiring leases at the property and 12. Because annualized base rental revenue is not derived from historical results that were accounted for in accordance with generally accepted accounting principles, historical results differ from the annualized amounts.

(2)	Calculated as the percentage of annualized base rent of expiring leases divided by the product of the actual total March 2005 base rent for the property and 12.

(3)	Calculated as the percentage of our ownership interest in the property upon completion of the formation transactions multiplied by the product of actual March 2005 base rent of expiring leases at the property and 12.

(4)	Calculated as the percentage of the pro rata portion of the annualized base rent of expiring leases divided by the product of our ownership interest in the property upon completion of the formation transactions, actual total March 2005 base rent of expiring leases at the property and 12.

       The property is subject to a mortgage loan with a principal balance, as of March 31, 2005 of approximately $22 million. The loan matures March 1, 2008 and requires a $92,767 interest-only monthly payment with interest computed at a fixed rate of 5.06% through March 2005. Beginning April 1, 2005, principal and interest payments of $132,080 are due monthly. While prepayment of the loan is not restricted, there is a prepayment penalty of the greater of yield maintenance or 3% of the principal balance if prepaid before March 1, 2005, a 3% prepayment penalty if prepaid prior to March 1, 2006, a 2% prepayment penalty if prepaid prior to March 1, 2007, and a 1% prepayment penalty if prepaid prior to December 1, 2007. There is no prepayment penalty after December 1, 2007.

       Madison Place, Alexandria, Virginia. Madison Place, built in 1989, is an eight-story, 107,960 rentable square foot office building located approximately five miles south of the District of Columbia in the city of Alexandria, Virginia. Our predecessor acquired an interest in the property in July 2003. Ronald Reagan National Airport is approximately two and one-half miles north of the building, and I-95/ I-495 is located one and one-half miles to the south. The building has a two-story atrium lobby, with a typical floor plate of roughly 14,500 square feet. Madison Place is located in the historic district of the city of Alexandria, two blocks from the Potomac River and one block from the George Washington Parkway. This property is within close proximity to over thirty restaurants and retail stores. Madison Place is located next to a 246-room Sheraton Suites Hotel and shares a plaza and a 498 space parking garage, offering an above market 2.6 per 1,000 square foot parking ratio. The property was 59% leased in July 2003. At September 30, 2004, Madison Place was 71% leased to 11 tenants.

       The following table sets forth the occupancy rate and average annual rent per leased rentable square foot for Madison Place at the end of each period indicated since acquisition.

	Occupancy		Average Annual Base Rent
	Rate		per Leased Square Foot

2003	62%		$26.25
2004	76%		$27.22
March 31, 2005	72	%(1)	$26.97 (2)

(1)	Occupancy at March 31, 2005.

(2)	Calculated as actual March 2005 average base rent per leased square foot multiplied by 12.

       Madison Place is subject to a mortgage loan having an outstanding principal balance as of March 31, 2005 of approximately $15.5 million. The loan matures August 1, 2008 and requires a $57,996 interest-only monthly payment, with interest computed at a fixed rate of 4.49% through August 2005. Beginning September 1, 2005 principal and interest payments of $86,066 are due monthly. While prepayment of the loan is not restricted, there is a prepayment penalty of 3% if prepaid before September 1, 2005, a 2% prepayment penalty if prepaid prior to September 1, 2006, and a 1% prepayment penalty if prepaid prior to September 1, 2007. There is no prepayment penalty after September 1, 2007.

       Independence Center, Fairfax, Virginia. Independence Center is a six-story, 275,002 rentable square foot office building located in Fairfax County Virginia, approximately three miles south of Dulles International Airport, in the Westfields Corporate Center. The building was completed in 1999 for NewBridge Networks, and was acquired in September 2002 by our predecessor and its investment partners through a joint venture structure. This property was 100% vacant when acquired. Featuring a bow-tie design, the typical floor plate in each tower approximates 23,000 rentable square feet. Above the two-story atrium, the 3rd through 6th floors are connected, offering tenants up to 46,000 square feet of contiguous space on each of those floors. Through a combination of structured and surface parking the property provides a 4.0 per 1,000 square feet parking ratio. In addition to the existing improvements, the 27-acre parcel can support the development of approximately 275,000 square feet of office space. At March 31, 2005, the property was 90% leased to three federal defense contractors and a delicatessen tenant.

	Occupancy		Average Annual Base Rent
	Rate		per Leased Square Foot

2002	0%		—
2003	16%		$22.22
2004	90%		$21.87
March 31, 2005	90	%(1)	$21.93 (2)

(1)	Occupancy at March 31, 2005.

(2)	Calculated as actual March 2005 average base rent per leased square foot multiplied by 12.

       The property is subject to a mortgage loan with an outstanding balance as of March 31, 2005 of approximately $31.5 million. The loan matures September 10, 2009 and requires monthly $186,934 principal and interest payments until maturity, with interest computed at a rate of 5.04%. While prepayment of the loan is not restricted, there is a yield maintenance prepayment penalty due during the first 36 months of the term.

       We also expect to make an investment of up to $1.0 million in a new joint venture that we expect will develop an approximate 115,000 square foot office building on the available land on the Independence Center site. The total development cost of the new building is expected to be approximately $24.3 million and we expect it will be funded by approximately 40% equity capital from the joint venture partners and 60% debt. JP Morgan Investment Management, Inc. is expected to be a joint venture partner in the new development joint venture. In addition, the two current joint venture partners in Independence Center, whose interests we are acquiring for cash in the formation transactions, will have the right to invest in the new development joint venture. If such parties elect to invest in the new development joint venture, our ownership interest in the new joint venture is expected to be approximately 1.4% and our total equity commitment is expected to be approximately $100,000. If these parties do not invest in the new development joint venture, our ownership interest will be approximately 14.7% and our total equity commitment is expected to be approximately $1.0 million.

       We expect the joint venture to retain us and Carr America to serve as co-developers of this new building and to pay a total development fee of approximately $656,000, 25% of which amount we expect will be payable to us. Development of the project is expected to be completed in August 2006.

       1575 Eye Street, Washington, D.C. The 1575 Eye Street property, built in 1979, is a twelve-story, 210,372 rentable square foot office building in the District of Columbia’s Central Business District. The mid-block building was acquired by our predecessor and its investment partners in February 2002. Amenities include a fitness center, delicatessen, roof deck and underground parking, with 0.67 per 1,000 square foot parking ratio. At March 31, 2005, the building was 99% leased, with three lead tenants.

       The following table sets forth the occupancy rate and average annual rent per leased rentable square foot for the 1575 Eye Street property at the end of each period indicated since 2002.

	Occupancy		Average Annual Base Rent
	Rate		per Leased Square Foot

2002	96%		$35.91
2003	99%		$36.45
2004	100%		$36.84
March 31, 2005	99	%(1)	$36.71 (2)

(1)	Occupancy at March 31, 2005.

(2)	Calculated as actual March 2005 average base rent per leased square foot multiplied by 12.

       The property is subject to a mortgage loan with an outstanding balance as of March 31, 2005 of approximately $42.2 million. The loan matures March 1, 2009 and requires monthly principal and interest payments of $309,425, with interest computed at a rate of 6.82%. While prepayment of the loan is not restricted, there is a prepayment penalty of the greater of yield maintenance or 1% of the loan balance.

       Victory Point, Fairfax, Virginia. Victory Point was built in 1989 and contains 147,743 square feet of space. The building was acquired by our predecessor in March 2005. Victory Point is similar to the “bow-tie” design of Meadows IV, with two three-story wings connected by a common lobby. Ceiling heights range from 10 feet on the first floor to 9 feet on the second and third floors. The property offers surface parking at an above market standard ratio of 5.34 spaces per 1,000 square feet. The property is located on the east side of the Westfields Corporate Center. The property includes additional land for development which would support approximately 116,000 square feet of new office space. Carr Capital acquired Victory Point for $20.3 million through a joint venture structure with third party investors including JP Morgan Investment Management. We will acquire Carr Capital’s 1% interest plus a third party investor’s 9% interest in this property in the formation transaction.

       The property is subject to a mortgage loan with an outstanding principal balance as of March 31, 2005 of approximately $14.8 million. The loan matures March 31, 2008, with the right to extend maturity by two, one-year periods subject to certain conditions and requires monthly payments of interest-only computed at the greater of LIBOR plus 2.95% or 5.20%. Prepayment of the loan prior to March 2006 is subject to a prepayment penalty equal to 0.245% of the outstanding loan balance for each month remaining prior to March 2006 at the time of prepayment. An exit fee of $247,500 will be due anytime after March 2006 upon prepayment of the outstanding balance or the maturity date, whichever occurs first.

       Suffolk Building, Falls Church, Virginia. The Suffolk Building is a seven-story, 257,425 square foot office building located within the I-395 corridor submarket of Skyline and is approximately 3.5 miles from the Pentagon. The freestanding building offers efficient floor plates with eight corner offices on each floor and is situated at the confluence of Columbia Pike (Rt. 244) and Leesburg Pike (Rt. 7). The building was leased by the federal government from 1964, when the building was completed, through 2000 when the previous government agency vacated the asset. Thereafter, a total renovation of the building was designed and executed, with completion occurring in 2003. The redevelopment included all new mechanical, electrical, plumbing, completely new interior, including main lobby, common areas, elevators and restrooms. In addition, the asset received a totally redesigned building exterior with new landscaping, parking design and front entrance. The property is 100% leased. The General Services Administration (GSA) leases 144,551 square feet which is currently occupied by the Missile Defense Agency while TKC Communications, under an exclusive contract with the Missile Defense Agency leases the remaining space that totals 112,874 square feet.

       The following tables sets forth information with respect to the property’s major tenants and lease expirations, respectively.

Major Tenants

					Percentage of
	Principal			Leased	Property’s		Percentage of
	Nature of	Lease		Square	Total Leased	Annualized Base	Annualized
Name	Business	Expiration		Feet	Square Feet	Rent(1)	Base Rent(2)

General Services Administration	U.S. Government	12/15/2013	(3)	144,551	56%	$3,197,021	51%
TKC Communications	Government Contractor	6/30/2009	(4)	112,874	44%	3,047,598	49%

(1)	Calculated as the tenant’s actual March 2005 base rent at the property multiplied by 12. Because annualized base rental revenue is not derived from historical results that were accounted for in accordance with generally accepted accounting principles, historical results differ from the annualized amounts.

(2)	Calculated as the percentage of the tenant’s annualized base rent divided by the product of the property’s actual total March 2005 base rent and 12.

(3)	Lease may be terminated after December 16, 2010, upon six months notice.

(4)	Lease provides five one-year renewals.

						Pro Rata	Pro Rata
			Percentage of	Annualized	Percentage of	Annualized	Percentage of
	Number of	Square Footage	Property’s Total	Base Rent of	Property’s	Base Rent of	Property’s
Year of	Leases	of Expiring	Leased Square	Expiring Leases	Annualized Base	Expiring	Annualized
Lease Expiration	Expiring	Leases	Feet	(1)	Rent (2)	Leases (3)	Base Rent (4)

2005	—	—	—	—	—	—	—
2006	—	—	—	—	—	—	—
2007	—	—	—	—	—	—	—
2008	—	—	—	—	—	—	—
2009	1	112,874	43.8%	$3,047,598	48.8%	$1,112,373	48.8%
2010	—	—	—	—	—	—	—
2011	—	—	—	—	—	—	—
2012	—	—	—	—	—	—	—
2013	1	144,551	56.2	3,197,021	51.2	1,166,913	51.2
2014	—	—	—	—	—	—	—
Thereafter	—	—	—	—	—	—	—

Total	2	257,425	100.0%	$6,244,619	100.0%	$2,279,286	100.0%

(1)	Calculated as the product of actual March 2005 base rent of expiring leases at the property and 12. Because annualized base rental revenue is not derived from historical results that were accounted for in accordance with generally accepted accounting principles, historical results differ from the annualized amounts.

(2)	Calculated as the percentage of annualized base rent of expiring leases divided by the product of the actual March 2005 base rent for the property and 12.

(3)	Calculated as the percentage of ownership interest in the property upon completion of the formation transactions multiplied by the product of actual March 2005 base rent of expiring leases at the property and 12.

(4)	Calculated as the percentage of the pro rata portion of the annualized base rent of expiring leases divided by the product of our ownership interest in the property upon completion of the formation transactions, actual total March 2005 base rent of expiring leases at the property and 12.

       In May 2005, the Department of Defense recommended that the Missile Defense Agency be relocated to the Redstone Arsenal in Alabama as part of the Base Realignment and Closure initiative (“BRAC”). While the BRAC recommendations are subject to approval by a nine member BRAC commission, the President and Congress, if the BRAC recommendation for vacating the Suffolk Building is followed, it is unlikely that TKC Communications will renew its lease upon expiration on June 30, 2009. It is also likely that the General Services Administration will elect to terminate its lease, pursuant to the terms of the lease, at any time after December 16, 2010, upon six months notice.

       The property is subject to a first mortgage loan with an outstanding principal balance of $42 million. The loan matures May 4, 2015 and requires monthly payments of interest-only computed at an annual interest rate of 5.10% through May 4, 2012. Beginning June 4, 2012, principal and interest payments of $228,039 are due monthly. Prepayment is prohibited through the earlier of May 4, 2008 or two years following the sale and securitization of the loan. After the loan becomes open to prepayment, it may be, at the borrower’s option, (i) prepaid subject to a prepayment penalty equal to the greater of yield maintenance or 1% of the outstanding principal balance or (ii) the property may be released from the lien of the deed of trust subject to the borrower depositing with the lender’s loan servicer U.S. government securities sufficient to pay all scheduled principal and interest as and when it becomes due under the loan until ninety (90) days prior to loan maturity.

       We have no immediate plans for the improvement or renovation of these properties and intend to hold them to lease to tenants.

Properties Under Contract

       Loudoun Gateway IV, Dulles, Virginia. Built in 2002, Loudoun Gateway IV is a four story corporate office building located on an 8.9 acre site within the 38.6 acre Loudoun Gateway Corporate Office Complex in Dulles, Virginia. The building’s floor plates, which approximate 25,000 square feet, utilize a raised floor throughout to allow flexibility of work station locations and to eliminate the need for electric columns that run to the ceiling resulting in virtually column free space from the building’s core to window line. The property maintains a parking ratio of 4.0 per 1,000 square feet. Loudoun Gateway Corporate Office Complex is located at the Intersection of Route 28 and Old Ox Road, one mile north of the Dulles Toll Road, and only 3.13 miles from Washington Dulles International Airport. The Property is 100% leased to America Online, Inc. for a seven year term commencing February 1, 2005, with two 5-year renewal options at 95% of the fair market triple-net rent. America Online has an option to terminate the lease after the fifth year with a cancellation penalty equivalent to one year’s rent. In the event we elect to market the property for sale to unaffiliated third parties, America Online shall have an option to purchase the property for the price at which we intend to market the property to third parties.

       The following tables sets forth information with respect to the property’s sole tenant and lease expiration, respectively.

Major Tenant

Percentage of
	Principal		Leased	Property’s		Percentage of
	Nature of	Lease	Square	Total Leased	Annualized Base	Annualized
Name	Business	Expiration(1)	Feet	Square Feet	Rent(2)(3)	Base Rent(4)

America Online	Interactive Services	12/31/2012	102,987	100%	$1,532,447	100%

(1)	America Online has the option to terminate its lease in 2010 subject to a lease termination payment of one year’s base rent.

(2)	Calculated as the tenant’s actual March 2005 base rent at the property multiplied by 12. Because annualized base rental revenue is not derived from historical results that were accounted for in accordance with generally accepted accounting principles, historical results differ from the annualized amounts.

(3)	Tenant pays 100% of operating expenses and real estate taxes of the property.

(4)	Calculated as the percentage of the tenant’s annualized base rent divided by the product of the property’s actual total March 2005 base rent and 12.

			Percentage of	Annualized	Percentage of
	Number of	Square Footage	Property’s	Base Rent	Property’s
Year of Lease	Leases	of Expiring	Total Leased	of Expiring	Annualized
Expiration	Expiring	Leases	Square Feet	Leases(1)	Base Rent(2)

2005	—	—	—%	$—	—%
2006	—	—	—	—	—
2007	—	—	—	—	—
2008	—	—	—	—	—
2009	—	—	—	—	—
2010	—	—	—	—	—
2011	—	—	—	—	—
2012	1	102,987	100.0	1,532,447	100.0
2013	—	—	—	—	—
2014	—	—	—	—	—
Thereafter	—	—	—	—	—

Total	1	102,987	100.0%	$1,532,447	100.0%

(1)	Calculated as the product of actual March 2005 base rent of expiring leases at the property and 12. Because annualized base rental revenue is not derived from historical results that were accounted for in accordance with generally accepted accounting principles, historical results differ from the annualized amounts.

(2)	Calculated as the percentage of annualized base rent of expiring leases divided by the product of the actual March 2005 base rent for the property and 12.

(3)	Calculated as the percentage of ownership interest in the property upon completion of the formation transactions multiplied by the product of actual March 2005 base rent of expiring leases at the property and 12.

(4)	Calculated as the percentage of the pro rata portion of the annualized base rent of expiring leases divided by the product of our ownership interest in the property upon completion of the formation transactions, actual total March 2005 base rent of expiring leases at the property and 12.

       Barlow Building, Chevy Chase, Maryland. In March 2005, Carr Capital entered into an agreement to merge with the corporation that owns the Barlow Building in a cash merger transaction. As currently structured, we anticipate that Carr Capital will assign the agreement to a newly formed limited liability company formed with third party investors, which limited liability company will create a subsidiary that will merge with the Barlow Corporation, the entity that owns the Barlow Building, with the Barlow Corporation being the surviving entity in the merger. The Barlow Corporation will then elect to be taxed as a REIT. In the merger, the new limited liability company will acquire more than 99% of the outstanding capital stock of the Barlow Corporation. As part of the formation transactions, we will fund an equity contribution of approximately $13.3 million in exchange for a 40% ownership interest in this new limited liability company. Equity funds managed by JP Morgan Investment Management, Inc. are expected to own the remaining 60% interest in the limited liability company.

       The Barlow Building is an 18-story, 270,480 square foot office building containing retail space on the ground level and a parking garage with six full and partial levels of parking. The property is located in Chevy Chase, Maryland in close proximity to the border of Washington, D.C. and within one block of the Washington Metropolitan Transit Authority’s Friendship Heights subway station which offers direct access south to downtown Washington, DC or north to Bethesda, Rockville and Gaithersburg, Maryland. The building is leased to approximately 85 tenants comprised mostly of medical specialists, as well as corporate tenants.

       The following table sets forth information with respect to the property’s lease expirations.

Lease Expiration Schedule — Barlow Building

						Pro Rata	Pro Rata
			Percentage of	Annualized	Percentage of	Annualized	Percentage of
	Number of	Square Footage	Property’s	Base Rent	Property’s	Base Rent	Property’s
Year of Lease	Leases	of Expiring	Total Leased	of Expiring	Annualized	of Expiring	Annualized
Expiration	Expiring	Leases	Square Feet	Leases(1)	Base Rent(2)	Leases(3)	Base Rent(4)

2005	4	9,565	3.6%	$197,140	2.4%	$78,856	2.4%
2006	13	45,300	17.2	1,558,180	19.1	623,272	19.1
2007	12	20,695	7.9	637,880	7.8	255,152	7.8
2008	16	39,249	14.9	1,309,205	16.0	523,682	16.0
2009	5	9,230	3.5	282,122	3.5	112,849	3.5
2010	7	18,184	6.9	686,153	8.4	274,461	8.4
2011	8	20,241	7.7	724,115	8.9	289,646	8.9
2012	4	17,119	6.5	595,707	7.3	238,283	7.3
2013	6	31,738	12.0	695,252	8.5	278,101	8.5
2014	4	22,201	8.4	676,682	8.3	270,673	8.3
Thereafter	9	30,053	11.4	799,785	9.8	319,914	9.8

Total	88	263,575	100.0%	$8,162,221	100.0%	$3,264,888	100.0%

       Upon completion of our acquisition of a 40% ownership interest in the new limited liability company that will acquire more than 99% of the Barlow Corporation, the Barlow Building is expected to be subject to a first mortgage loan with an outstanding principal balance of approximately $61.8 million maturing in July 2012 and requiring monthly payments of interest-only computed at an annual interest rate of 5.04%. Prepayment is expected to be prohibited through the earlier of July 2008 or two years following the sale and securitization of the loan. After the loan becomes open to prepayment, it may be, at the borrower’s option, (i) prepaid subject to a prepayment penalty equal to the greater of yield maintenance or 1% of the outstanding principal balance or (ii) the property may be released from the lien of the deed of trust subject to the borrower depositing with the lender’s loan servicer U.S. government securities sufficient to pay all scheduled interest as and when it becomes due under the loan until ninety (90) days prior to loan maturity. The loan may be retired at any time without prepayment penalty after July 2010.

Tenants

       Our initial portfolio is currently leased to more than 200 tenants, many of which are nationally recognized firms and government agencies. The following table sets forth information regarding the 10 largest tenants in our portfolio based on annualized rents as of March 31, 2005.

Top Ten Tenants in Our Initial Portfolio

					Pro Rata Share				Pro Rata Share

				Percentage		Percentage		Percentage		Percentage
			Total	of Total	Total	of Total		of Initial		of Initial
		Number	Leased	Leased	Leased	Leased		Portfolio		Portfolio
		of	Square	Square	Square	Square	Annualized	Annualized	Annualized	Annualized
	Tenant	Properties	Feet	Feet	Feet(1)	Feet(2)	Base Rent(3)	Rents(3)	Base Rent(4)	Rents(5)

1	CACI, Inc.	1	74,255	4.0%	74,255	8.0%	$1,644,726	3.4%	$1,644,726	7.5%
2	America On-line, Inc.	1	102,987	5.6	102,987	11.1	1,532,447	3.2	1,532,447	7.0
3	Online Resources Corporation	1	73,905	4.0	73,905	8.0	1,385,970	2.9	1,385,970	6.3
4	General Services Administration	2	198,206	10.8	57,681	6.2	5,361,229	11.1	1,365,371	6.2
5	TKC Communications	1	112,874	6.1	41,199	4.4	3,047,598	6.5	1,112,373	5.1
6	Oliff & Berridge	1	76,872	4.2	28,443	3.1	2,114,840	4.4	782,491	3.6
7	Northrop Grumman	1	191,539	10.4	28,233	3.0	4,227,483	8.7	623,131	2.8
8	J. Spargo & Associates	1	21,955	1.2	21,955	2.4	527,756	1.1	527,756	2.4

					Pro Rata Share				Pro Rata Share

				Percentage		Percentage		Percentage		Percentage
			Total	of Total	Total	of Total		of Initial		of Initial
		Number	Leased	Leased	Leased	Leased		Portfolio		Portfolio
		of	Square	Square	Square	Square	Annualized	Annualized	Annualized	Annualized
	Tenant	Properties	Feet	Feet	Feet(1)	Feet(2)	Base Rent(3)	Rents(3)	Base Rent(4)	Rents(5)

9	Long & Foster	2	27,437	1.5	21,142	2.3	642,183	1.3	492,665	2.3
10	SCA Direct	1	15,418	0.8	15,418	1.7	367,035	0.8	367,035	1.7

	Total	12	895,448	48.6%	465,217	50.1%	$20,851,267	43.8%	$9,833,964	45.0%

(1)	Calculated as our ownership interest in the properties leased upon completion of the formation transactions multiplied by the total leased square feet for each tenant.

(2)	Calculated as the percentage of our pro rata share of the leased square feet in relation to the total number of square feet of our initial properties multiplied by our aggregate ownership interest in the initial properties upon completion of the formation transactions.

(3)	Annualized base rents calculated as actual March 2005 base rent multiplied by 12.

(4)	Calculated as our ownership interest in the properties upon completion of the formation transactions multiplied by the aggregate annualized rent derived from each tenant.

(5)	Calculated as the percentage of our pro rata share of the annualized base rent in relation to the total annualized base rent of our initial properties multiplied by our aggregate ownership interest in the initial properties upon completion of the formation transactions.

Lease Expirations

       The following table sets forth a summary schedule of the lease expirations for leases in place as of March 31, 2005, assuming Suffolk Building, Loudoun Gateway IV and Barlow Building had been acquired as of that date, for each of the ten full and partial calendar years beginning January 1, 2004 at the properties in our initial portfolio. Unless otherwise stated in the footnotes, the information set forth in the table assumes that tenants exercise no renewal options or early termination rights.

				Pro Rata Share					Pro Rata Share

			Percentage	Square	Percentage		Percentage	Annualized		Percentage
	Number	Square	of Total	Footage	of Total		of Initial	Rent Per		of Initial
Year of	of	Footage of	Leased	of	Leased		Portfolio	Leased		Portfolio
Lease	Leases	Expiring	Square	Expiring	Square	Annualized	Annualized	Square	Annualized	Annualized
Expiration	Expiring	Leases	Feet	Leases(1)	Feet(2)	Rent(3)	Rent	Foot	Rent(4)	Rent(5)

2005	23	143,172	7.8%	61,813	6.7%	$4,257,494	8.9%	$29.74	$1,521,498	6.9%
2006	35	141,483	7.7%	91,283	9.8%	3,994,367	8.4%	$28.23	2,332,760	10.7%
2007	22	64,864	3.5%	23,173	2.5%	1,929,592	4.0%	$29.75	657,372	3.0%
2008	27	93,384	5.1%	57,881	6.2%	2,728,711	5.7%	$29.22	1,595,452	7.3%
2009	25	340,194	18.5%	186,502	20.1%	8,554,536	18.0%	$25.15	4,458,481	20.4%
2010	32	186,791	10.1%	68,896	7.4%	5,961,156	12.5%	$31.91	1,815,353	8.3%
2011	24	175,300	9.5%	93,494	10.1%	4,957,256	10.4%	$28.28	2,469,403	11.3%
2012(6)	7	135,676	7.4%	117,373	12.6%	2,556,844	5.4%	$18.85	1,979,328	9.0%
2013(7)	9	195,583	10.6%	84,750	9.1%	4,345,180	9.1%	$22.22	1,897,920	8.7%
2014(8)	22	335,723	18.2%	130,814	14.1%	7,565,812	15.9%	$22.54	2,822,199	12.9%
Thereafter	9	30,053	1.6%	12,021	1.3%	799,785	1.7%	$26.61	319,914	1.5%

Total/ Weighted Average	235	1,842,223	100.0%	928,001	100.0%	$47,650,732	100.0%	$25.87	$21,869,680	100.0%

(1)	Calculated as the aggregate of our ownership interests in each of our initial properties upon completion of our formation transactions multiplied by net rentable square footage of expiring leases for the respective property.

(2)	Calculated as the percentage of our pro rata schedule leased square feet in relation to the total number of square feet of our initial properties multiplied by our aggregate ownership interest in the initial properties upon completion of the formation transaction multiplied by the aggregate annualized rent divided for each tenant.

(3)	Calculated as the actual March 2005 base rent multiplied by 12 for expiring leases.

(4)	Calculated as our ownership interest in the actual March 2005 base rent for expiring leases multiplied by 12.

(5)	Calculated as the percentage of our pro rata share of the annualized base rent in relation to the total annualized base rent of our initial properties multiplied by our aggregate ownership interest in the initial properties upon completion of the formation transactions.

(6)	America Online has the option to terminate its lease for 102,987 square feet in 2010, subject to nine months notice.

(7)	The General Services Administration, which leases 144,551 square feet in the Suffolk Building, has the right to terminate its lease in 2010, subject to six months notice.

(8)	Northrop Grumman Information Technology, Inc., has the option to terminate a portion of its lease for 118,421 square feet, in whole or in part in 2009, subject to three month’s notice.

Asset Management Agreements

       As part of the formation transactions, Carr Capital will contribute agreements to us pursuant to which we will provide certain asset management services for our initial properties. These asset management agreements are subcontracts with our property management companies pursuant to which we will perform certain property and asset management related services and receive a share of the annual property management fee. The asset management agreements, with the exception of 1575 Eye Street, have an initial term of one year and may be cancelable thereafter upon 30 days notice. The term of the 1575 Eye Street agreement expires, subject to certain early termination rights, in February 2009.

       Carr Capital will also contribute asset management agreements to us pursuant to which we will provide certain asset management services for The Oliver Carr Company and certain affiliates of The Oliver Carr Company in connection with three office buildings containing approximately 690,000 net rentable square feet and two hotel properties containing approximately 610 rooms. The Oliver Carr Company owns an interest in each of these five properties. Pursuant to these agreements, we provide asset management services to The Oliver Carr Company. Fees under these agreements are based on a percentage of property revenues and in some cases a flat fee. The initial term of these asset management agreements expires December 31, 2007, which may be extended for a succession of additional one year terms thereafter. During the extension term, the agreements may be terminated by either party upon ninety days written notice.

Our Joint Venture Agreements

       Upon completion of this offering and our other formation transactions, we will own interests in seven of our initial properties through joint ventures under a limited liability company operating agreement or a limited partnership agreement, which we refer to as joint venture entities. We sometimes refer to these agreements in this prospectus as our “joint venture agreements.” We also will acquire in our formation transactions a 40% ownership interest in the limited liability company that will own more than 99% of the corporation that owns the one of the initial properties. In the future, we intend to enter into additional joint ventures to leverage our equity investment, provide fee income, as well as manage the risks associated with certain properties that may be inappropriate for us to wholly own due to size or vacancy levels. Below is a summary of our joint venture agreements. Our future joint venture agreements may have terms different from the agreements summarized below.

Independence Center, Victory Point, Suffolk Building and Barlow Building

       We will be a party to operating agreements for each of Independence Center, Victory Point, Suffolk Building and the limited liability company that will own more than 99% of the corporation that owns the Barlow Building with our joint venture partner, an affiliate of JP Morgan Investment Management, Inc., or JPMIM, upon completion of the formation transactions. We will own a 14.7% interest in the Independence Center joint venture, a 10% interest in the Victory Point joint venture, a 36.5% interest in the Suffolk Building joint venture and a 40% interest in the Barlow Building joint venture. Under the limited liability company operating agreements for these properties, we will be both a member and manager of the entity.

       Term. The operating agreements generally provide for a term of fifty years, unless terminated earlier.

       Management of the Joint Venture Entities. Our operating partnership will serve as the manager of the limited liability companies that own Independence Center, Victory Point and Suffolk Building and the limited liability company that will own more than 99% of the corporation that owns the Barlow Building.

As such, we will manage the day-to-day business and affairs of the joint venture entity, including the preparation and submission for approval of an annual plan that covers operating, capital expenditure, leasing and development budgets for the property.

       Other than actions, expenditures or decisions that qualify as “major decisions,” we have the right to take any and all action we deem necessary or appropriate for the operation of these properties without the prior consent of JPMIM. With respect to major decisions, if we disagree with JPMIM’s recommendation as to what action should be taken, we are obligated to implement JPMIM’s recommendation. Pursuant to the joint venture agreements, a major decision is defined as, among other things:

•	the approval or modification of the annual plan, including the approval of unbudgeted expenditures exceeding $50,000 in the aggregate;

•	the form and substance of each lease proposed to be entered into;

•	any plans, contracts or expenditures in connection with the development, expansion or renovation of the property;

•	the commitment by the joint venture entity to accept, enter into, refinance or amend any loans, or the mortgaging, pledge or encumbrance of all or any part of the property as security for indebtedness incurred by the joint venture entity; and

•	the entering into, assignment, termination or modification of any service agreement exceeding one year or not cancelable with 30 days notice without penalty, or any contract pursuant to which the joint venture entity will incur an obligation in excess of $25,000.

       As manager, we will not be paid a fee for our services or reimbursed for any of our general administrative and overhead expenses, but we will be reimbursed for our out-of-pocket expenses reasonably incurred and paid by us, provided that the expenses are incurred pursuant to the annual budget or otherwise approved by JPMIM. In the event the joint venture elects to further develop the Independence Center property, we will be granted a non-exclusive opportunity to be considered for engagement as the project’s development manager.

       JPMIM has the right to remove us as manager and to become or designate a new manager upon the occurrence of certain events, including, among other things:

•	an uncured event of default by us or any of our affiliates;

•	the reduction of our ownership interest in the property to less than 5%;

•	our joint venture partner determines in its reasonable discretion that we have failed to adequately perform our duties as manager and caused the property to not achieve its operational and developmental objectives;

•	in the case of Victory Point and Suffolk Building, any time after the date that is three years after the joint venture entity acquired the property, and, in the case of Independence Center, any time after September 30, 2005, upon 30 days prior written notice, with or without cause; and

•	in the case of Victory Point, Suffolk Building and Barlow Building, a change of control in the operating partnership while we are the manager or a change of control of our Company any time after this offering.

       Allocation and Distributions. Adjustments will generally be made to each joint venture partner’s capital account on the last day of each fiscal year, or the day before any change in ownership, and will be adjusted by increasing a joint venture partner’s balance by the partner’s allocable share of net profits and capital contributions made, or by decreasing the balance by the partner’s allocable share of net loss and any amount of cash or property distributed to the partner.

       In the case of Independence Center, Suffolk Building and Barlow Building, undistributed cash flow, including receipts from excess financing proceeds or dispositions from the improved properties, after the payment of any amount payable on partner loans, will be distributed to partners monthly in proportion to their percentage interests, while net profits and losses will generally be allocated to each partners’ capital account on the last day of each fiscal year in proportion to their percentage interests.

       In the case of Victory Point, undistributed cash flow (other than receipts from excess financing proceeds or from dispositions), after the payment of any amount payable on partner loans, will be distributed to partners monthly as follows:

•	first, to the partners in proportion to their respective percentage interests until JPMIM has received a cumulative 10% return on its unreturned capital; and

•	second, 70% to JPMIM and 30% to us.

       Pursuant to the joint venture agreement for Victory Point, undistributed cash flow from excess financing proceeds or from dispositions, after the payment of any amount payable on partner loans, will be distributed to partners monthly in the following manner:

•	first, to the partners in proportion to their respective percentage interests until the cumulative amount distributed to each partner is at least equal to the aggregate capital contributions of each partner;

•	second, to the partners in proportion to their respective percentage interests until JPMIM has received an 11% internal rate of return on its capital contributions;

•	third, 70% to JPMIM and 30% to us, until JPMIM has received a 14% internal rate of return on its capital contributions; and

•	fourth, 60% to JPMIM and 40% to us.

       Additional Terms for Development Joint Venture at Independence Center site. In the case of the vacant property at Independence Center, undistributed cash flow (other than receipts from excess financing proceeds or from dispositions), after the payment of any amount payable on partner loans, will be distributed to the partners monthly as follows:

•	first, to the partners in proportion to their respective percentage interests until JPMIM has received a cumulative 12% return on its unreturned capital: and

•	second, 80% to JPMIM and 20% to us and our partners until JPMIM has received a cumulative 15% return on its unreturned capital: and

•	third, 70% to JPMIM and 30% to us and our partners.

       Pursuant to the joint venture agreement for the Independence Center, undistributed vacant property cash flow from excess financing proceeds or for dispositions, after the payment of any amount payable on partner loans, will be distributed monthly in the following manner:

•	first, to the partners in proportion to their respective percentage interests until the cumulative amount to each partner is at least equal to the aggregate capital contributions of each partner;

•	second, to the partners in proportion to their respective interests until JPMIM has received a 12% internal rate of return on its capital contributions; and

•	third, 80% to JPMIM and 20% to us and our partners until JPMIM has received a 15% internal rate of return on its capital contributions; and

•	third, 70% to JPMIM and 30% to us and our partners.

       Transfer of Ownership Interests. Ownership interests in the joint venture entities are generally non-transferable to unaffiliated third parties unless all partners consent to the transfer. In addition, we cannot transfer our ownership interests in the joint venture entities to any entity that we do not control (i.e., if we do not own at least 51% of the ownership interests of such entity) without JPMIM’s consent. In the case of Independence Center, JPMIM at any time, and we, after March 31, 2006, may deliver a buy-sell notice to the other party whereby the offeror specifies a price at which the offeror would be willing to sell the property to a third party, or offer price. In the case of Suffolk Building, JPMIM and we, at any time after one year from the date of purchase of the property, may deliver a buy-sell notice to the other party. In the case of Victory Point, JPMIM or we, at any time after March 8, 2007, and in the case of Barlow Building, JPMIM or we, at any time after two years from the date of purchase of the property, may deliver a buy-sell notice to the other party. Under the buy-sell provision, the offeree has sixty days in the case of Independence Center and 30 days in the case of Victory Point, Suffolk Building and Barlow Building to either elect to buy the offeror’s interest or sell his own interest for an amount equal to its pro rata share of the cash amount that the offeror or offeree would have received if the property was sold to a third party at the offer price. Pursuant to the Independence Center, Victory Point and Suffolk Building joint venture agreements, JPMIM has additional rights that empowers it to force a sale of the entire property to an unaffiliated third party. Under this “forced sale” provision, JPMIM must provide written notice to us along with a “right of first offer.” This right of first offer provides a 75 day period in the case of Independence Center and 30 days in the case of Victory Point and Suffolk Building during which we will have the exclusive right to accept or decline JPMIM’s offer. In the event that we fail to exercise our right of first offer, JPMIM shall be free for a period of nine months to enter into a purchase and sale agreement on behalf of the joint venture entity with any party at a price not less than 95% of the price offered to us.

       Other Business. Each of these joint venture agreements with JPMIM contain provisions that restrict our ability to engage in new business ventures or development activities within specified market areas that are in proximity to the properties owned by these joint ventures unless we first offer the investment opportunity to JPMIM on terms similar to those contained in the joint venture agreements. In certain instances set forth in the Victory Point and Independence Center joint venture agreements, we are restricted from engaging in new business ventures or development activities within the competitive market area without the prior written consent of JPMIM.

       Dissolution and Liquidation. The joint venture entities will be dissolved upon the occurrence of one or more of the following events, which include (i) the completion of the term of 50 years, (ii) the written agreement of all partners, (iii) the sale of the entire property and subsequent distribution of all sale proceeds and capital contributions, (iv) the dissolution or bankruptcy of a partner, provided a majority of the remaining partners elect to not continue the business, and (v) certain events which would cause the dissolution of the joint venture entity under applicable law. Upon dissolution, liquidation of the joint venture’s assets will commence with proceeds first being distributed to creditors or reserved for contingent liabilities and then to the partners on a pro rata basis in proportion to, and to the extent of, positive balances in the partners’ capital account.

Atrium, King Street and Madison Place

       We will be a party to operating agreements for the limited liability companies that own the Atrium, King Street and Madison Place properties with our joint venture partner, Aetna Life Insurance Company, or Aetna, upon completion of the formation transactions. We will own a 37% interest in the Atrium joint venture, a 50% interest in the King Street joint venture and a 50% interest in the Madison Place joint venture. Under the limited liability company operating agreements for these properties, we will be both a member and manager of the entities.

       Term. The operating agreements provide for an unlimited term, unless terminated earlier.

       Management of the Joint Venture Entities. We will serve as the manager of the limited liability companies that own Atrium, King Street and Madison Place. As such, we will have the sole discretion to manage the day-to-day business and affairs of the joint venture entity, including the preparation and submission of an annual plan that covers operating, capital expenditure, leasing and development budgets for each property.

       Other than actions, expenditures or decisions that qualify as “major decisions,” which require the approval of all partners, we have the right to take any and all action we deem necessary or appropriate for the operation of the property without the prior consent of Aetna. Pursuant to the joint venture agreements, a major decision is defined as any action or decision that is not provided for in the annual plan, including, among other things:

•	approval of the annual plan;

•	the decision to exceed or deviate from the annual plan, including any deviation that exceeds by 10% or more any budgeted line item, or that exceeds by 5% or more of the aggregate of all line items in the annual plan;

•	any material amendment to, or termination of, the property management agreement;

•	any acquisition by the joint venture entity of, or contract for, additional land or development rights;

•	any sale, transfer, pledge, grant of a mortgage on or security interest in, or disposition of any part of the property, other than the disposition of personal property of the joint venture above certain thresholds; and

•	borrowing money on behalf of the joint venture entity in excess of $75,000 in the aggregate.

       Each of these joint venture entities has entered into a management agreement with the Trammell Crow Company pursuant to which the Trammell Crow Company performs routine day-to-day property management functions for Atrium, King Street and Madison Place. Pursuant to these management agreements, the joint venture entities that own these properties will pay the Trammell Crow Company a fee based on the gross revenue generated by the property to perform these services. Carr Capital has entered into asset management agreements for these properties with the Trammell Crow Company which will be contributed to us as part of the formation transactions. Under these asset management agreements, we will perform certain property and asset management related services and receive a share of the annual property management fee. The joint venture entities will reimburse us for actual and direct expenses incurred by us, as manager, including legal, accounting, auditing and other professional services provided for the benefit of the joint venture entity.

       Allocation and Distributions. Adjustments will be made to each joint venture partner’s capital account at least once annually and will be adjusted by increasing a joint venture partner’s balance by the partner’s allocable share of net profits and capital contributions made, or by decreasing the balance by the partner’s allocable share of net loss and any amount of cash or property distributed to the partner. Net cash flow, after the payment of any amount payable on partner loans, will be distributed to partners quarterly in proportion to their percentage interests, while net profits and losses will be allocated to each partners’ capital account at least once annually and will first offset all profits or losses from prior periods, with the remainder allocated in proportion to their percentage interests.

       Proceeds resulting from the sale, disposition, transfer or financing of the King Street or Madison Place property and received by the joint venture entity that owns the respective property, or capital transaction proceeds, will be distributed to partners in proportion to their percentage interests after payment of certain debts and expenses. Under the terms of the Atrium joint venture agreement, capital transaction proceeds will be distributed in the following manner:

•	first, to Aetna 100%, until Aetna has received capital transaction proceeds equal to its capital contributions, and then, 100% to us, until we have received capital transaction proceeds equal to our capital contributions;

•	second, to Aetna 100%, until Aetna has received an internal rate of return of 11% on its capital contributions, and then, 100% to us, until we have received an internal rate of return of 11% on our capital contributions;

•	third, 36% to Aetna and 64% to us, until Aetna has received an internal rate of return of 13.5% on its capital contributions; and

•	fourth, 26% to Aetna and 74% to us.

       Transfer of Ownership Interests. Ownership interests in the joint venture entities generally are non-transferable to unaffiliated third parties unless all partners consent to the transfer. Under the terms of the joint venture agreements, partners are entitled to exercise a buy-sell provision any time after April 2006 or upon the occurrence of certain events, including a deadlock among partners related to a major decision or a partner’s default. The buy-sell provision permits the offeror to specify its good faith estimate of the fair market value of the property, or offer price. Under the buy-sell provision, the offeree has sixty days to either elect to buy the offeror’s interest or sell the offeree’s own interest for an amount equal to its pro rata share of the cash amount that the offeror or offeree would receive as a distribution, after the payment of all debts and liabilities, if the property was sold at the offer price. Pursuant to the joint venture agreements for Atrium, King Street and Madison Place, Aetna has the additional right to acquire our interest in the joint venture at the offer price or to replace us as manager upon the occurrence of, among other things, an uncured event of default by us or a material act or omission, performed or omitted fraudulently, and resulting from our willful misconduct or gross negligence. Aetna may exercise this right within 90 days Aetna’s actual knowledge of the qualifying event.

       Dissolution and Liquidation. The joint venture entities will be dissolved upon the occurrence of either the written agreement of manager and members or upon the entry of a decree of dissolution under state law. Upon dissolution, liquidation of the entities’ assets will commence with proceeds first being distributed to creditors and then to the members on a pro rata basis in proportion to their respective interests in the entity.

1575 Eye Street

       We will own an approximately 22% interest in Carr Capital 1575 Eye, LLC, which is the general partner of the entity that owns 1575 Eye Street. We will own an indirect 9.2% interest in this property upon completion of the offering.

       Term. The agreement of limited partnership provides for a term that shall continue through the end of 2099, unless terminated earlier.

       Management of the Joint Venture Entities. Carr Capital 1575 Eye, LLC is the general partner of the limited partnership that owns 1575 Eye Street and we will manage Carr Capital 1575 Eye Street, LLC. As such, we will have the sole discretion to manage the day-to-day business and affairs of the joint venture entity, including improvement, maintenance, operation, leasing, financing, refinancing or otherwise dealing with or utilizing for joint venture purposes any asset of the joint venture entity.

       We have the right to take any and all action we deem necessary or appropriate for the operation of the property without the prior consent of one of our joint venture partners, The American Society of Association Executives, or ASAE, other than certain actions set forth in the joint venture agreement, including, among other things:

•	approval of the annual plan and budget;

•	entering into leases for one full floor or more or which provide for exterior or lobby signage;

•	entering into material agreements;

•	any sale, conveyance or other transfer of legal or beneficial ownership of 1575 Eye Street; and

•	borrowing money or otherwise incurring or refinancing indebtedness.

       Pursuant to this joint venture agreement, an affiliate of our company may be allowed to enter into a management or leasing agreement with the joint venture entity and receive a monthly management fee for these services. Under this same provision, we are entitled to receive a monthly fee for asset management services provided by us to the joint venture entity.

       Allocation and Distributions. Adjustments will be made to each joint venture partner’s capital account by crediting or debiting a joint venture partner’s balance by the amount of money and the fair market value of property contributed by or distributed to the partner. The book-basis of joint venture assets will be adjusted to equal the respective fair market value of the assets upon the occurrence of certain events. Net cash flow, after distributions, allowances and the payment of any amount payable on partner loans, will be distributed to partners at the end of each fiscal year in proportion to their percentage interests.

       While we will own an indirect 9.2% interest in this property, we will have the right to receive 9.8% of distributions and net income and loss upon completion of this offering.

       Under the terms of the joint venture agreement for 1575 Eye Street, any net cash proceeds resulting from (i) the sale of all or a portion of the 1575 Eye Street property in excess of third party debts and costs of sale, (ii) any condemnation of 1575 Eye Street and (iii) settlement of any insurance claim, will be distributed in the following priority:

•	first, to repay any partner loans;

•	second, to the partners in proportion to their respective percentage interests until such partners have received an internal rate of return of 9% on their Class I capital contributions;

•	third, to the general partner until the general partner has received an internal rate of return of 15% on its Class I capital contributions;

•	fourth, to ASAE until ASAE has received an internal rate of return of 15% on its Class I capital contributions;

•	fifth, to ASAE until ASAE has received an internal rate of return of 17% on its Class II capital contributions; and

•	sixth, to the partners in proportion to their percentage interests.

       Transfer of Ownership Interests. Ownership interests in the joint venture entity generally are non-transferable to unaffiliated third parties unless all partners consent to the transfer. Under the terms of the joint venture agreement, ASAE has the right at any time commencing after February 2006 to purchase a portion of the general partner’s joint venture interest. In the event ASAE purchases the general partner’s entire interest, the general partner shall receive a purchase price equal to the greater of the amount that would be equal to a 15% rate of return for the general partner on its capital contributions, or the amount the general partner would receive from a distribution if the property was sold at its fair market value. In the event ASAE purchases less than the general partner’s entire interest, the general partner shall receive a purchase price equal to the greater of the amount that would be equal to a 15% rate of return for the general partner on the portion of capital contributions proposed to be purchased, or the amount the general partner would receive from a distribution on that portion of its capital contributions if the property was sold at its fair market value. Except as set forth in the joint venture agreement, the general partner may not transfer all or any part of its interest until limited partners holding at least 80% of the limited partnership interests have consented.

       Dissolution and Liquidation. The joint venture entity will be dissolved upon (i) the occurrence of an event of withdrawal by the general partner, subject to certain exceptions, (ii) the expiration of the term of the joint venture agreement, (iii) the consent of all partners or (iv) the sale or transfer of 1575 Eye Street in accordance with the terms of the joint venture agreement. Upon dissolution, liquidation of the entities’ assets will commence with proceeds being distributed first to creditors, with the remaining balance being distributed to partners in accordance with the distribution of net cash proceeds described above.

Environmental Matters

       Under various federal, state and local environmental laws and regulations, a current or previous owner, operator or tenant of real estate may be required to investigate and clean up hazardous or toxic substances or petroleum product releases or threats of releases at such property, and may be held liable to a government entity or to third parties for property damage and for investigation, clean up and monitoring costs incurred by such parties in connection with the actual or threatened contamination. Such laws typically impose clean up responsibility and liability without regard to fault, or whether or not the owner, operator or tenant knew of or caused the presence of the contamination. The liability under such laws may be joint and several for the full amount of the investigation, clean-up and monitoring costs incurred or to be incurred or actions to be undertaken, although a party held jointly and severally liable may obtain contributions from other identified, solvent, responsible parties for their fair share toward these costs. These costs may be substantial, and can exceed the value of the property. The presence of contamination, or the failure to properly remediate contamination, on such property may adversely affect the ability of the owner, operator or tenant to sell or rent such property or to borrow using such property as collateral, and may adversely impact our investment on a property.

       Federal regulations require building owners and those exercising control over a building’s management to identify and warn, via signs and labels, of potential hazards posed by workplace exposure to installed asbestos-containing materials and potentially asbestos-containing materials in their building. The regulations also set forth employee training, record keeping and due diligence requirements pertaining to asbestos-containing materials and potentially asbestos-containing materials. Significant fines can be assessed for violation of these regulations. Building owners and those exercising control over a building’s management may be subject to an increased risk of personal injury lawsuits by workers and others exposed to asbestos-containing materials and potentially asbestos-containing materials as a result of the new regulations. The regulations may affect the value of a building containing asbestos-containing materials and potentially asbestos-containing materials in which we have invested. Federal, state and local laws and regulations also govern the removal, encapsulation, disturbance, handling and/or disposal of asbestos-containing materials and potentially asbestos-containing materials when such materials are in poor condition or in the event of construction, remodeling, renovation or demolition of a building. Such laws may impose liability for improper handling or a release to the environment of asbestos-containing materials and potentially asbestos-containing materials and may provide for fines to, and for third parties to seek recovery from, owners or operators of real properties for personal injury or improper work exposure associated with asbestos-containing materials and potentially asbestos-containing materials.

       Prior to closing any property acquisition, if appropriate, we obtain such environmental assessments as may be prudent in order to attempt to identify potential environmental concerns at such properties. These assessments are carried out in accordance with an appropriate level of due diligence and generally may include a physical site inspection, a review of relevant federal, state and local environmental and health agency database records, one or more interviews with appropriate site-related personnel, review of the property’s chain of title and review of historic aerial photographs. We may also conduct limited subsurface investigations and test for substances of concern where the results of the first phase of the environmental assessments or other information indicates possible contamination or where our consultants recommend such procedures.

       We believe that our properties are in compliance in all material respects with all federal and state regulations regarding hazardous or toxic substances and other environmental matters. We have not been notified by any governmental authority of any material noncompliance, liability or claim relating to hazardous or toxic substances or other environmental matter in connection with any of our properties.

Competition

       We compete with other REITs, other public and private real estate companies, private real estate investors and lenders in acquiring properties. Many of these entities have greater resources than us or other competitive advantages. We also face competition in leasing or subleasing available properties to prospective tenants.

Insurance

       Upon completion of this offering, our properties will be covered by comprehensive liability, casualty, flood and rental loss insurance. We believe that the policy specifications and insured limits are appropriate given the relative risk of loss, the cost of the coverage and industry practice, and that our properties will be covered adequately by insurance. Our properties also will be covered by terrorism insurance.

Employees

       We employed nine full-time employees as of March 31, 2005. In addition, the Trammell Crow Company has dedicated approximately 25 of its employees to provide us with property management functions for our initial properties. We believe that our relations with our employees are good.

Legal Proceedings

       We are not involved in any litigation other than routine litigation arising in the ordinary course of business that we expect to be covered by insurance.

Policies With Respect to Certain Activities

       The following is a discussion of certain of our investment, financing and other policies. These policies may be amended or revised from time to time by our board of directors without a vote of our stockholders.

       Investment in Real Estate or Interests in Real Estate. We currently intend to invest primarily in existing improved commercial office properties or properties in need of redevelopment; developments of commercial office properties; and land which we believe has development potential. While we may diversify in terms of property locations, size and market, we do not have any limit on the amount or percentage of our assets that may be invested in any one property or any one geographic area. We intend to engage in such future investment or development activities in a manner that is consistent with the maintenance of our status as a REIT for federal income tax purposes. We acquire assets both for possible capital gain and for income.

       We may also participate with third parties in property ownership, through joint ventures or other types of co-ownership. These types of investments may permit us to own interests in larger assets without unduly restricting our diversification and, therefore, provide us with flexibility in structuring our portfolio. We will not, however, enter into a joint venture or other partnership arrangement to make an investment that would not otherwise meet our value-added or core underwriting criteria, as the case may be.

       Equity investments in acquired properties may be subject to existing mortgage financing and other indebtedness or to new indebtedness which may be incurred in connection with acquiring or refinancing these investments. Debt service on such financing or indebtedness will have a priority over any dividends with respect to our common stock. Investments are also subject to our policy not to be treated as an investment company under the Investment Company Act of 1940, as amended, or the 1940 Act.

       Investments in Other Securities, Entities or Real Estate Mortgages. We may also invest in the securities of other issuers in connection with acquisitions of indirect interests in properties (normally general or limited partnership or limited liability company interests in special purpose entities owning properties) consistent with the REIT qualification requirements. We may in the future acquire some, all or substantially all of the securities or assets of other REITs or similar entities where that investment would be consistent with our investment policies and the REIT qualification requirements. There are no limitations on the amount or percentage of our total assets that may be invested in any one issuer, other than those imposed by the gross income and asset tests that we must satisfy to qualify as a REIT. However, we do not anticipate investing in other issuers of securities for the purpose of exercising control or acquiring any investments primarily for sale in the ordinary course of business or holding any investments with a view to making short-term profits from their sale. In any event, we do not intend that our investments in securities will require us to register as an “investment company” under the 1940 Act, and we intend to divest securities before any registration would be required. We do not intend to engage in trading, underwriting, agency distribution or sales of securities of other issuers.

       While our business objectives primarily emphasize equity investments in commercial office properties, we may, at the discretion of our board of directors, invest in mortgages and other types of real estate interests consistent with our qualification as a REIT. We may, in the future, invest in these types of instruments or participating or convertible mortgages if we conclude that we may benefit from the gross revenues or any appreciation in value of the property. Investments in real estate mortgages run the risk that one or more borrowers may default under certain mortgages and that the collateral securing certain mortgages may not be sufficient to enable us to recoup our full investment.

       Distribution Policies. We intend to make regular quarterly distributions to holders of shares our common stock commencing with the quarter ending June 30, 2005 or sooner if required to qualify for REIT tax status under the Internal Revenue Code. We intend to distribute all or substantially all of our REIT taxable income each year so as to avoid paying corporate level income tax and excise tax on our earnings and to qualify for the tax benefits accorded to REITs under the Internal Revenue Code. In order to qualify as a REIT, we must distribute to our stockholders an amount at least equal to (i) 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gains, plus (ii) 90% of the excess of our net income, if any, from foreclosure property over the tax imposed on such income by the Internal Revenue Code less (iii) any excess non-cash income (as determined under the Internal Revenue Code). See “Federal Income Tax Considerations — Distribution Requirements.” Distributions will be authorized by our board of directors and declared by us based on a number of factors, including:

•	actual results of operations;

•	the timing of the investment of the proceeds of this offering;

•	the rent received from our tenants;

•	the ability of our tenants to meet the obligations under their leases;

•	debt service requirements;

•	capital expenditure requirements for our properties;

•	our taxable income;

•	the annual distribution requirements under the REIT provisions of the Internal Revenue Code;

•	our operating expenses; and

•	other factors that our board of directors may deem relevant.

       Financing Policies. We do not have a policy limiting the amount of debt that we may incur, although we intend to limit our debt to 55% to 60% of our total market capitalization (inclusive of our pro rata share of joint venture debt). Accordingly, our management and board of directors have discretion to increase the amount of our outstanding debt at any time. Upon completion of this offering and the formation transactions, our total debt-to-market capitalization will be approximately 35% based on the public offering price of our shares of common stock.

       We consider a number of factors when evaluating our level of indebtedness and making financing decisions, including, among others, the following:

•	overall level of consolidated indebtedness;

•	timing of debt and lease maturities;

•	provisions that require recourse and cross-collateralization;

•	corporate financial ratios, including debt service coverage and debt to total market capitalization; and

•	the overall ratio of fixed and variable-rate debt.

       We will also consider the impact of individual property financings on our corporate financial structure. Among the factors we will consider are:

•	the interest rate on the proposed financing;

•	the extent to which the financing affects the flexibility with which we can manage our properties;

•	prepayment penalties and restrictions on refinancing;

•	our long-term objectives with respect to the property;

•	our target investment return;

•	the terms of the existing leases;

•	the creditworthiness of tenants leasing the property;

•	the estimated market value of the property upon refinancing; and

•	the ability of particular properties, and our company as a whole, to generate cash flow to cover expected debt service.

       Our operating partnership intends to enter into a revolving credit facility concurrently with or shortly after the completion of this offering, which will be used primarily to finance future property development and acquisition activities.

       Our indebtedness may be recourse, non-recourse or cross-collateralized. If the indebtedness is recourse, our general assets may be attached by the lender to satisfy the indebtedness. If the indebtedness is non-recourse, the lender may satisfy the debt only from the particular property collateralizing the indebtedness. In addition, we may invest in properties subject to existing loans secured by mortgages or similar liens on the properties. We may use the proceeds from any borrowings to refinance existing indebtedness, to finance acquisitions or the redevelopment of existing properties or for general working capital. We may incur indebtedness for other purposes when, in our opinion, it is advisable.

       Lending Policies. We do not have a policy limiting our ability to make loans to other persons. We may consider offering purchase money financing in connection with the sale of properties where the provision of that financing will increase the value to be received by us for the property sold. We may make loans to joint ventures in which we may participate in the future. However, we do not intend to engage in significant lending activities. Any loan we may make will be consistent with maintaining our status as a REIT.

       Equity Capital Policies. Our board of directors has the authority, without further stockholder approval, to increase the aggregate number of authorized shares of capital stock or the number of shares of any class or series, to issue additional authorized shares of common stock and shares of preferred stock or otherwise raise capital, including through the issuance of senior securities, in any manner and on the terms and for the consideration it deems appropriate, including in exchange for property. Existing stockholders will have no preemptive right to additional shares issued in any offering, and any offering may cause a dilution of investment. We may in the future issue shares of common stock or operating partnership units in connection with acquisitions.

       Our board of directors may authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for holders of our shares of common stock or otherwise might be in their best interest. Additionally, shares of preferred stock will likely have dividend, voting, liquidation and other rights and preferences that are senior to our shares of common stock.

       We may, under certain circumstances, upon approval by our board of directors but without obtaining stockholder approval, repurchase shares of common stock in open market transactions or in private transactions with our stockholders. Our board of directors has no present intention of causing us to repurchase any shares, and any action would only be taken in conformity with applicable federal and state laws and the applicable requirements for qualifying as a REIT.

       In the future we may institute a dividend reinvestment plan, or DRIP, that would allow our stockholders to acquire additional shares of our common stock by automatically reinvesting their cash dividends. Shares of common stock would be acquired pursuant to the DRIP at a price equal to the then prevailing market price, without payment of brokerage commissions or service charges. Stockholders who do not participate in the plan would continue to receive cash dividends as declared.

       Conflict of Interest Policy. Our board of directors will adopt a Code of Business Conduct and Ethics that we expect to contain a policy prohibiting conflicts of interest between our officers, employees and directors on the one hand, and our company on the other hand, except where our board of directors waives the conflict. Any waiver of our conflict of interest policy will be disclosed to our stockholders in accordance with SEC requirements. However, we cannot assure you that these policies will be successful in eliminating the influence of these conflicts.

       We expect that our conflict of interest policy will state that a conflict of interest exists when a person’s private interest is not aligned or interferes or appears not to be aligned or to interfere, in any way, with our company’s interest. The policy will prohibit us, absent the approval of a majority of the disinterested directors, from entering into agreements, transactions or business relationships, or otherwise taking actions that involve conflicts of interest. For example, under this policy, we will not, among other things:

•	acquire from or sell to any of our directors, officers or employees, any entity in which any of our directors, officers or employees has an interest of more than 5%, or to any affiliate of any of the foregoing, including family members of any of our directors, officers or employees, any assets or other property;

•	make any loan to or borrow from any of our directors, officers or employees, any entity in which any of our directors, officers or employees has an interest of more than 5%, or to any affiliate of any of the foregoing, including family members of any of our directors, officers or employees;

•	engage in any other transaction with any of our directors, officers or employees, any entity in which any of our directors, officers or employees has an interest of more than 5%, or with any affiliate of any of the foregoing, including family members of any of our directors, officers or employees; or

•	permit any of our directors or officers to make recommendations regarding or to approve compensation decisions that will personally benefit such directors or officers or their family members.

       The Maryland General Corporation Law, or MGCL, provides that a contract or other transaction between a corporation and any of that corporation’s directors or a contract between the corporation and any other entity in which that director is also a director or has a material financial interest is not void or voidable solely on the grounds of the common directorship or interest, the fact that the director was present at the meeting at which the contract or transaction is approved or the fact that the director’s vote was counted in favor of the contract or transaction, if:

•	the fact of the common directorship or interest is disclosed or known to the board or a committee of the board, and the board or that committee authorizes, approves or ratifies the contract or transaction by the affirmative vote of a majority of the disinterested directors, even if the disinterested directors constitute less than a quorum;

•	the fact of the common directorship or interest is disclosed or known to stockholders entitled to vote on the contract or transaction, and the contract or transaction is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote on the matter, other than votes of shares owned of record or beneficially by the interested director, corporation, firm or other entity; or

•	the contract or transaction is fair and reasonable to the corporation.

MANAGEMENT

Directors and Executive Officers

       Upon completion of this offering, our board of directors will consist of seven members, including our current director and the six director nominees named below, each of whom has consented to serve as a director. We believe a majority of our board of directors will meet the independence requirements of the New York Stock Exchange, or NYSE. Our board will be responsible for determining independence. Our directors will serve one-year terms and hold office until their successors are duly elected and qualify. Our present director and those persons who will become directors upon or shortly after completion of this offering will serve until our first annual meeting of stockholders. The following is information related to our directors, director nominees and executive officers:

Name	Age	Position

Oliver T. Carr, III	40	Chairman of the Board of Directors, President and Chief Executive Officer
John A. Schissel	38	Director nominee, Executive Vice President, Chief Financial Officer, Secretary and Treasurer
Bruce M. Johnson	57	Director nominee
Robert J. McGovern	43	Director nominee
Rebecca L. Owen	43	Director nominee
Hal A. Vasvari	61	Director nominee
Thomas A. Young, Jr.	53	Director nominee
Clinton D. Fisch	44	Senior Vice President and Director of Acquisitions
Christian H. Clifford	43	Senior Vice President and Director of Asset Management
John M. Novack	53	Senior Vice President and Chief Accounting Officer

       Each of our executive officers was employed by Carr Capital prior to this offering, and upon completion of this offering will become employees of our operating partnership.

Executive Officers

       Oliver T. Carr, III is our President, Chief Executive Officer and Chairman of our Board of Directors. Mr. Carr co-founded our predecessor company, Carr Capital, in 1994 and has served as its President and Chief Executive Officer since that time. While at Carr Capital, Mr. Carr has been responsible for managing the company, and lead managing major acquisitions and financial transactions. In his tenure, Carr Capital has completed over $1.2 billion of transactions including office acquisitions, equity joint ventures, structured financings, major property sales and tax deferred property contributions to REITs. Mr. Carr received his Master of Science in Real Estate Development from the Massachusetts Institute of Technology in 1992 and his Bachelor of Arts in Urban Studies, with a concentration in Economics, from Trinity College in 1987.

       John A. Schissel is our Executive Vice President, Chief Financial Officer, Secretary and Treasurer and joined Carr Capital in May 2004. Mr. Schissel will become a member of our board of directors upon completion of the offering. Mr. Schissel has 17 years of corporate and investment banking experience. Prior to joining Carr Capital, Mr. Schissel was with Wachovia Securities and predecessor institutions (Wachovia) from 1991 to 2004 and most recently served as a Director in the firm’s Real Estate Investment Banking Group where he executed a broad range of capital raising and financial advisory transactions including lead managed public equity and debt offerings; merger, acquisition and rating agency advisory assignments; private equity placements; and mortgage and revolver financings. Mr. Schissel is a graduate of Georgetown University where he received a Bachelor of Science in Business Administration.

       Clinton D. Fisch is our Senior Vice President and Director of Acquisitions and co-founded Carr Capital in 1994. Since 1994 Mr. Fisch has served as a principal of Carr Capital and has been primarily responsible for generating new business and investment opportunities. Prior to forming Carr Capital, Mr. Fisch was Vice President, Fund Manager for PaineWebber Properties, Inc. While serving at PaineWebber from 1992 to 1994, Mr. Fisch co-managed RTC due diligence, valuation, and disposition assignments including the $4 billion New West-American Savings contract and the $1.7 billion National Land Fund. Mr. Fisch also managed five PaineWebber real estate funds containing apartment, office, and retail properties valued in excess of $700 million. Mr. Fisch holds a Master of Science Degree in Real Estate from the Massachusetts Institute of Technology, a Masters in Business Administration in Finance with Highest Honors from Boston University, and a Bachelor of Arts degree from California State University in Land Use Planning.

       Christian H. Clifford is our Senior Vice President and Director of Asset Management and joined Carr Capital in 1998. Since joining Carr Capital in 1998, Mr. Clifford has been responsible for asset management of a $600 million owned and third-party managed portfolio of office and hotel investments. Mr. Clifford has over 14 years of real estate experience. From 1994 to 1998, Mr. Clifford worked in PaineWebber’s asset management group. While at PaineWebber, Mr. Clifford served on a team responsible for a portfolio of office, multi-family and retail investments. Mr. Clifford’s prior experience also includes land assemblage and acquisitions, as well as residential construction management. Mr. Clifford received his Masters in Business Administration from Boston College and a Bachelor of Arts degree from Colorado State University.

       John M. Novack is our Senior Vice President and Chief Accounting Officer and joined Carr Capital in December 2004. Prior to joining Carr Capital, Mr. Novack served as Chief Financial Officer for Connect-Us Communications from April 2001 to August 2004 and Chief Financial Officer of Access Teleconferencing from January 1998 to November 2000. Mr. Novack served as a consultant from September 2004 to December 2004 to assist in the transfer of Connect-Us Communications to its new owner. From November 2000 to April 2001, he served as Senior Vice President of Finance for WorldSpace. From 1993 to 1995, Mr. Novack was employed as Senior Vice President, Finance and Accounting for NHP Incorporated, a publicly traded real estate company with revenues of over $175 million per year. From 1981 to 1992, Mr. Novack served in varying capacities, including Controller, at Woodward & Lothrop Incorporated, a then publicly-traded regional department store chain with sales in excess of $850 million per year. Mr. Novack’s prior experience also includes employment as Audit Manager at Arthur Andersen & Co. from 1973 to 1981. Mr. Novack is a Certified Public Accountant and received his Bachelor’s degree in Business Administration in Accounting from the College of William and Mary.

Director Nominees

       Bruce M. Johnson will become a member of our board of directors upon completion of the offering. Mr. Johnson has served as Managing Director and Chief Financial Officer of Regency Centers Corporation (NYSE:REG), a publicly-traded owner, operator and developer of grocery-anchored retail centers, since its initial public offering in October 1993, and currently serves as a member of its board of directors. Mr. Johnson also served as Executive Vice President of Regency’s predecessor real estate division from 1979 to 1993. He is chairman of the board of directors of Brooks Rehabilitation Hospital, a private not-for-profit rehabilitation hospital, and a director of its private parent company Brooks Health Systems.

       Robert J. McGovern will become a member of our board of directors upon completion of the offering. Since June 2004, Mr. McGovern has served as Chief Executive Officer of TqsSoft, Inc., a privately held software and services company, and has been a venture partner with New Enterprise Associates, a venture capital firm with offices in Reston, Virginia. From November 1995 to 2002, Mr. McGovern served as Chairman and Chief Executive Officer of CareerBuilder.com, which prior to its sale, was a publicly-traded online recruitment and career advancement company. Mr. McGovern also serves as a member of the board of directors of Vastera Corporation, a software and services company.

       Rebecca L. Owen will become a member of our board of directors upon completion of the offering. Ms. Owen is currently Senior Vice President and General Counsel of Clark Enterprises, Inc. of Bethesda, Maryland, a position she has held since 1995. Clark Enterprises is a privately held investment company with diversified assets ranging from real estate and technology to construction, including Clark Construction LLC, a construction contractor with annual revenues in excess of $2.6 billion. Before joining Clark Enterprises, Ms. Owen practiced general business law in Burlington, Vermont. From 1987 to 1993, Ms. Owen worked at the law firm of Shaw Pittman in Washington, D.C.

       Hal A. Vasvari will become a member of our board of directors upon completion of the offering. Since September 2004, Mr. Vasvari has been a Principal at StreetSense Retail Advisors, located in Bethesda, Maryland. Prior to joining StreetSense, Mr. Vasvari managed Vasvari & Associates, a real estate consulting firm. From 1998 to 2000, Mr. Vasvari served as President of Combined Properties, Inc., a private shopping center company located in Washington, D.C. In 1985, Mr. Vasvari joined Federal Realty Investment Trust (NYSE: FRT), a publicly traded owner and developer of shopping centers and mixed-use projects throughout the United States. Mr. Vasvari served for over 13 years as Executive Vice President and Chief Operating Officer. Mr. Vasvari is currently Chairman of the Misner Foundation, a non-profit organization to raise money for the cure of paralysis.

       Thomas A. Young, Jr. will become a member of our board of directors upon completion of the offering. Mr. Young is the Chief Executive Officer and President of Alliance Bankshares Corporation and its main operating unit, Alliance Bank Corporation, positions he has held since 2000. Alliance Bankshares Corporation (NasdaqSC: ABVA) is a publicly-traded commercial bank headquartered in Fairfax, Virginia. Mr. Young’s initial role with Alliance Bank was as a Senior Vice President and Lender starting in August 1998. He served as Senior Credit Officer from 1999 to 2000, and served as interim President beginning October 2000. Prior to joining Alliance Bank, Mr. Young worked at First Union after its acquisition in November 1997 of Signet Bank, where Mr. Young served as Vice President/ Commercial Lender since 1983. Mr. Young is a member of the Board of Directors of Alliance Bankshares Corporation.

Promoter

       Each of Messrs. Carr and Schissel has acted as a promoter of Columbia Equity Trust, Inc., which means that they have taken initiative in funding and organizing the company’s business.

Governance — Board of Directors and Committees

       Our business is managed under the direction of our board of directors. Our board of directors currently consists of one member. Immediately following the completion of this offering, we will increase the size of our board to seven and elect the six director nominees named above. Our corporate governance guidelines require that a majority of the members of our board will be independent. We believe four of our directors will be “independent,” with independence being defined in the manner established by our board of directors and in a manner consistent with listing standards established by the New York Stock Exchange. All nominees for election as director must be submitted to and approved by our nominating and governance committee, and satisfy the standards established by that committee for membership on our board.

       We intend to regularly keep our directors informed about our business at meetings of the board and its committees and through supplemental reports and communications. Our non-management directors expect to meet regularly in executive sessions without the presence of any corporate officers. Our board seeks to maintain high governance standards.

       We expect to make our governance documents available on our website upon completion of the offering. These documents include our charter, bylaws, governance guidelines, committee charters and code of business conduct and ethics.

       The board has established two committees whose principal functions are briefly described below.

Audit Committee

       Our board of directors will establish an audit committee following completion of this offering, which will be comprised of three independent directors, Messrs. Johnson, Vasvari and Young. Each of the members of the audit committee will meet the financial literacy requirements of the NYSE, and we believe the board will affirmatively determine that Mr. Johnson is an “audit committee financial expert.” Mr. Johnson will serve as the chairperson of the audit committee. The audit committee will oversee, review and evaluate:

•	our financial statements;

•	our accounting and financial reporting processes;

•	the integrity and audits of our financial statements;

•	our disclosure controls and procedures;

•	our internal control functions;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of our independent registered public accounting firm; and

•	the performance of our internal auditors and independent registered public accounting firm.

       The audit committee also will:

•	have sole authority to appoint, compensate, oversee, retain or replace our independent auditors;

•	have sole authority to approve in advance all audit and permissible non-audit services, if any, by our independent auditors and the fees to be paid in connection therewith;

•	establish and maintain whistleblower procedures;

•	conduct an annual self-evaluation;

•	prepare an audit committee report for publication in our annual proxy statement;

•	monitor compliance of our employees with our standards of business conduct and conflict of interest policies; and

•	meet at least quarterly with our senior executive officers, internal audit staff and our independent auditors in separate executive sessions.

       Our board will adopt a charter for the audit committee that sets forth its specific functions and responsibilities.

Nominating, Corporate Governance and Compensation Committee

       Our board of directors will establish a nominating, corporate governance and compensation committee following completion of this offering, which will be comprised of three independent directors, Messrs. McGovern, Vasvari and Young. Mr. McGovern will serve as the chairperson of this committee. The nominating, corporate governance and compensation committee will be responsible for, among other things:

•	identifying, recruiting, evaluating and nominating qualified individuals to become directors;

•	recommending the composition of committees of our board;

•	developing our corporate governance guidelines and policies;

•	developing processes regarding the consideration of director candidates recommended by shareholders and shareholder communications with our board of directors;

•	conducting an annual self-evaluation and assisting our board of directors and our other board committees in the conduct of their annual self-evaluations;

•	develop and review general policy relating to compensation and benefits;

•	evaluate the performance of our executive directors;

•	review and approve the compensation and benefits for our chief executive officer and our other officers;

•	review and make recommendations to the board with respect to our incentive compensation plans, equity-based plans and employee benefit plans;

•	administer our incentive compensation plans, equity-based plans and employee benefit plans; and

•	prepare an executive compensation report for publication in our annual proxy statement once we become a public reporting company.

       The nominating, corporate governance and compensation committee will also review and approve corporate goals and objectives relevant to the chief executive officer’s compensation, evaluate the chief executive officer’s performance in light of those goals and objectives, and establish the chief executive officer’s compensation levels based on its evaluation. The nominating, corporate governance and compensation committee will have the authority to retain and terminate any compensation consultant to be used to assist it in the evaluation of the compensation of the chief executive officer or any other executive officer.

       Our board will adopt a charter for the nominating, corporate governance and compensation committee that sets forth its specific functions and responsibilities.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

       Our board of directors will adopt corporate governance guidelines and a code of business conduct and ethics, including a conflicts of interest policy that comply with the requirements of the NYSE listing standards and the regulations of the SEC.

Compensation Committee Interlocks and Insider Participation

       We believe that the members of the compensation committee of our board of directors will be independent directors. None of these directors, or any of our executive officers, serves as a member of a board or any compensation committee of any entity that has one or more executive officers serving as a member of our board.

Compensation of Directors

       As compensation for serving on our board of directors, each of our non-employee directors will receive an annual cash fee of $20,000 and an additional $1,000 for each board meeting attended, with $500 for telephonic board meetings. The chairs of the audit and nominating, corporate governance and compensation committees will each receive an annual cash fee of $5,000. Members of each committee will receive $750 for each committee meeting attended.

       Upon consummation of this offering, each of our non-employee directors will receive a grant of 4,000 LTIP units which will vest on the date of grant.

       In addition, we will reimburse all directors for reasonable out-of-pocket expenses incurred in connection with their service on the board of directors and any and all committees.

Compensation of Executive Officers

       Prior to this offering, our executive officers have been employed and compensated by Carr Capital and neither we nor our operating partnership has provided any compensation to our executive officers.

       The following table sets forth the annual salary and other compensation paid in 2004 by Carr Capital and the annualized amounts expected to be paid by us in 2005 to our chief executive officer and each of our other anticipated four most highly compensated executive officers.

Summary Compensation Table

					LTIP
Name and Principal Position	Year	Salary(1)(2)	Bonus(2)		Units(3)

Oliver T. Carr, III	2005	$225,000		—	$625,005
Chairman, President and	2004	$150,000		$80,000	—
Chief Executive Officer
John A. Schissel	2005	$190,000		—	$199,995
Executive Vice President,	2004	$107,692		$25,000	—
Chief Financial Officer, Secretary and Treasurer
Clinton D. Fisch	2005	$150,000		—	$225,000
Senior Vice President and	2004	$125,000		$70,000	—
Director of Acquisitions
Christian H. Clifford	2005	$150,000		—	$1,000,005
Senior Vice President and	2004	$115,000		$60,000	—
Director of Asset Management
John M. Novack	2005	$150,000			$424,995
Senior Vice President and	2004	$—	$		—
Chief Accounting Officer

(1)	Amounts for 2005 are annualized and represent the initial base salary payable to the named executive officer under our employment agreement with the executive officer.

(2)	Represents bonus compensation from Carr Capital for each of the named executive officers for 2004. Bonuses may be awarded for 2005 and future years in the discretion of our board of directors’ compensation committee.

(3)	Based on an assumed initial public offering price of $15.00 per share, which is the mid-point of the range on the cover page of this prospectus. These LTIP units will be awarded upon completion of this offering and will vest ratably over five years beginning on the first anniversary of this offering. See “— Equity Compensation Plan — LTIP Units” for a description of the LTIP units.

Employment Agreements

       We will enter into an employment agreement with each of the executive officers named above that will become effective upon completion of this offering. The employment agreements are for an initial term expiring December 31, 2006 and provide for an automatic renewal for successive one year terms if not terminated by either party at least 60 days prior to the end of the applicable term.

       The following describes the material terms of the employment agreements for Messrs. Carr, Schissel, Fisch, Clifford and Novack. The employment agreements provide the following initial annual base salaries: Mr. Carr ($225,000), Mr. Schissel ($190,000), Mr. Fisch ($150,000), Mr. Clifford ($150,000) and Mr. Novack ($150,000). The annual base salaries provided under the employment agreements will be reviewed annually for appropriate increases by our board of directors’ compensation committee. Bonuses may be awarded in the discretion of our compensation committee. These agreements provide that the executive officers agree to devote substantially all of their business time to our operations.

       These employment agreements permit us to terminate the executives’ employment with appropriate notice for or without “cause.” “Cause” is generally defined to mean:

•	conviction of, or a plea of guilty or nolo contendere to, a felony;

•	intentional and continual failure by the executive (other than for reason of mental or physical illness) to perform reasonably assigned material duties, if such failure has a materially and demonstrably detrimental effect on our business operations and has continued for at least 30 days after we provide written notice to the executive;

•	willful misconduct in the performance of the executive’s duties; or

•	breach of any non-competition, non-disclosure or non-solicitation agreement in effect between the executive and us.

       In addition, each executive has the right under his employment agreement to resign for “good reason.” “Good reason” is defined in the employment agreement to include a substantial reduction in base salary (as it may be increased from time to time), a demotion of the executive or a material diminution in the executive’s duties, a requirement by us that the executive relocate more than 50 miles from our current offices without the executive’s consent or non-renewal of the employment agreement (only in the case of Messrs. Carr and Schissel). Resignation for “good reason” entitles the executive to receive the benefits described below.

       The employment agreements referred to above provide that the executive officers will be eligible to receive the same benefits, including participation in our retirement and welfare plans to the same extent as other similarly situated employees, and such other benefits as are commensurate with their position. Participation in employee benefit plans will be subject to the terms of said benefit plans as in effect from time to time. If the terms of the plans or applicable law prohibit continued participation, executive officers will receive cash payments in amounts to allow them to obtain the same benefits.

       When the executive’s employment ends for any reason, we will pay accrued and unpaid salary, accrued but unused vacation benefit, a pro rata portion of the executive’s bonus and other existing obligations. In addition, if we terminate employment without cause or if the executive resigns for good reason, we will be obligated to (i) in the case of Messrs. Carr and Schissel, pay the executive severance equal to two times the executive’s then-current base salary, payable over the 24 month period after the executive’s termination of employment, and, in the case of Messrs. Fisch, Clifford and Novack, one times the executive’s then-current base salary, payable over the 12 month period after the executive’s termination of employment, and (ii) in the case of Messrs. Carr and Schissel, pay premiums for group health coverage for the executive during the 24 month period after termination of employment and in the case of Messrs. Fisch, Clifford and Novack, pay premiums for group health coverage during the 12 month period after the termination of employment, or we may elect to pay cash in lieu of such coverage in an amount equal to the after-tax cost of continuing such coverage if the coverage cannot be continued. If the executive is terminated on account of death or disability, the executive will receive (i) a pro ration of his incentive pay that covers the fiscal year of his termination and (ii) an amount equal to one-half the executive’s annual base salary. In addition, in the event we terminate the executive’s employment other than for cause, on account of the executive’s disability or death, or by the executive for good reason, all of the executive’s outstanding options, restricted shares and other equity rights will become fully vested and/or exercisable, as applicable, and all outstanding options and other equity rights that have an exercise period will remain exercisable for the shorter of (i) the remaining term of the option or equity right, or (ii) three years from the effective date of such termination. To receive the severance, the executive must execute a release of claims. An executive’s incentive pay is the greater of (i) the maximum incentive bonus for which the executive was eligible during the calendar year that includes the executive’s date of termination or (ii) the highest aggregate bonus or incentive payment paid to the executive during any of the three calendar years prior to the executive’s date of termination.

       In the event of a change in control, all outstanding options, restricted shares and other equity rights will become fully vested and/or exercisable for each executive officer. In the event of a change in control, each executive will be entitled to enhanced severance benefits irrespective of when his employment terminates if his employment terminates by us without cause or by him for good reason after the change in control. The change in control severance benefits payable to Messrs. Carr and Schissel are as follows: (i) in the case of Messrs. Carr and Schissel, lump sum severance payment equal to two and one-half (2 1/2) times the executive’s then-current base salary plus incentive pay, and in the case of Messrs. Fisch, Clifford and Novack, a lump sum severance payment equal to one and one-half (1 1/2) times the executive’s then-current base salary plus incentive pay, (ii) all outstanding options and other equity rights with an exercise period will remain exercisable for the shorter of (A) the remaining term of the award, or (B) three years from the effective date of the termination following such change in control and (iii) payment of premiums for group health coverage during the 30 month period after termination of employment, in the case of Messrs. Carr and Schissel and during the 18 month period after termination of employment, in the case of Messrs. Fisch, Clifford and Novack, or we may elect to pay cash in lieu of such coverage in an amount equal to the after-tax cost of continuing such coverage if the coverage cannot be continued. To receive the enhanced severance, each executive must execute a release of claims.

       In general terms, a change of control under the employment agreements occurs:

•	if our board of directors adopts a resolution to the effect that in its judgment, a change in control has occurred;

•	if a person, entity or affiliated group (with certain exceptions) acquires more than 50% of our then outstanding voting securities;

•	if we merge into another entity unless the holders of our voting shares immediately prior to the merger have at least 50% of the combined voting power of the securities in the merged entity or its parent;

•	if we sell or dispose of all or substantially all of our assets;

•	if we are liquidated or dissolved; or

•	the directors, after the effective date of the employment agreement, cease for any reason to constitute a majority of our board of directors.

       If payments become due as a result of a change in control and the excise tax imposed by Internal Revenue Code Section 4999 applies, the terms of the employment agreements require us to gross up payments to the executive for the amount of this excise tax plus the amount of income and other taxes due as a result of the gross up payment.

       The employment agreements also contain non-competition, confidentiality and non-solicitation provisions. These provisions provide that during the term of employment and for the one year period after termination of an executive’s employment other than upon a termination for good reason or without cause or following a change of control, the executive will not compete with us by working with or investing in any business or enterprise which acquires, operates or develops office properties in the Greater Washington, D.C. area. The employment agreements also provide that for the one year period after termination of the executive’s employment for any reason the executive will not solicit any of our principal customers, encourage any of our principal customers to reduce its patronage of us, or solicit or hire any of our employees.

       The employment agreements permit Messrs. Carr and Fisch to continue to serve as an officer or director of Carr Capital as long as such duties do not prevent them from discharging their obligations to us under their employment agreements.

Bonuses

       The compensation committee may award bonuses or establish bonus programs in its discretion, and the compensation committee is not limited in the amount of bonuses that it may award to any executive in any given year.

Equity Compensation Plan

       Our board of directors has adopted, and our stockholder has approved, our 2005 Equity Compensation Plan, or Plan, for the purpose of attracting and retaining non-employee directors, executive officers and other key employees, including officers and employees of our affiliates. The Plan provides for the issuance of options to purchase shares of common stock, stock awards, stock appreciation rights, performance units and other equity-based awards. Each option granted pursuant to the Plan is designated at the time of grant as either an option intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code, referred to as a qualified incentive option, or as an option that is not intended to so qualify, referred to as a non-qualified option.

       Administration of the Plan. The Plan is administered by our compensation committee and the compensation committee determines all terms of awards under the Plan. Our compensation committee also determines who will receive grants under the Plan and the number of shares of common stock subject to the grant. Awards to non-executive directors may only be made by our board of directors.

       Eligibility. All of our employees and employees of our subsidiaries and affiliates are eligible to receive grants under the Plan. In addition, our non-employee directors and consultants and advisors who perform services for us and our subsidiaries and affiliates may receive grants under the Plan.

       Awards. The Plan authorizes the issuance of up to a number of shares of common stock equal to 9.9% of the number of fully diluted shares of our common stock outstanding upon completion of the offering. No awards under the Plan were outstanding prior to this offering. The initial awards made by our compensation committee will become effective at the time of our public offering.

       In connection with stock splits, dividends, recapitalizations and certain other events, the compensation committee may make adjustments it deems appropriate in the aggregate number of shares of common stock reserved for issuance, the maximum number of shares of common stock that may be issued under the Plan and the terms of those awards.

       If any options or share appreciation rights terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised or paid or if any share awards, performance units or other equity-based awards are forfeited, the shares of common stock subject to such awards will again be available for purposes of the Plan.

       Vesting. Our compensation committee determines the vesting of awards granted under the Plan.

       Options. The Plan authorizes our compensation committee to grant qualified incentive options for shares of common stock in an amount and at an exercise price to be determined by it, provided that the price cannot be less than 100% of the fair market value of the shares of common stock on the date on which the option is granted. If a qualified incentive option is granted to a 10% stockholder, additional requirements will apply to the option. The exercise price of non-qualified options will be equal to 100% of the fair market value of shares of common stock on the date the option is granted unless otherwise determined by our compensation committee. The exercise price for any option is generally payable (i) in cash, (ii) by certified check, (iii) in certain circumstances as permitted by our compensation committee, by the surrender of shares of common stock with an aggregate fair market value on the date on which the option is exercised, of the exercise price, or (iv) by payment through a broker in accordance with procedures established by the Federal Reserve Board. The term of an option can not exceed ten years from the date of grant. If a qualified incentive option is granted to a 10% stockholder, the term cannot exceed five years from the date of grant.

       Our compensation committee may grant dividend equivalents in connection with options granted under the Plan. Dividend equivalents may be paid currently or accrued as contingent cash obligations and may be payable in cash, shares of common stock or a combination of the two. Our compensation committee will determine the terms of any dividend equivalents.

       Stock Awards. The Plan also provides for the grant of stock awards. A stock award is an award of shares of common stock that may be subject to restrictions on transferability and other restrictions as our compensation committee determines in its sole discretion on the date of grant. The restrictions, if any, may lapse over a specified period of time or through the satisfaction of conditions, in installments or otherwise, as our compensation committee may determine. Except to the extent restricted under the award agreement stock awards, a participant awarded a stock award will have all of the rights of a stockholder as to those shares, including, without limitation, the right to vote and the right to receive dividends or distributions on the shares. During the period, if any, when stock awards are non-transferable or forfeitable, (i) a participant is prohibited from selling, transferring, pledging, exchanging, hypothecating or otherwise disposing of his or her stock award shares, (ii) the company will retain custody of the certificates and (iii) a participant must deliver a stock power to the company for each stock award held by them.

       Share Appreciation Rights. The Plan authorizes our compensation committee to grant share appreciation rights that provide the recipient with the right to receive, upon exercise of the share appreciation right, cash, shares of common stock or a combination of the two. The amount that the recipient will receive upon exercise of the share appreciation right will depend on the base amount of the share appreciation right and the appreciation in the value of the share appreciation right at the time of exercise. Share appreciation rights will become exercisable in accordance with terms determined by our compensation committee. Share appreciation rights may be granted in tandem with an option grant or independently from an option grant. The term of each SAR cannot exceed ten years from the date of grant. In the case of a corresponding SAR that is related to a qualified incentive option granted to a 10% stockholder, the term cannot exceed five years from the date of grant.

       Performance Units. The Plan also authorizes our compensation committee to grant performance units. Performance units represent the right of the recipient to receive an amount determined by the committee based on the value of the performance unit if performance goals established by the compensation committee are met. Our compensation committee will determine the applicable performance period, the performance goals and such other conditions of the performance unit. Performance goals may relate to our financial performance or our operating units, the performance of shares of our common stock, the recipient’s performance or such other criteria determined by the compensation committee. If the performance goals are met, performance units will be paid in cash, shares of our common stock, delivery of other securities or property, or a combination thereof.

       Other Equity-Based Awards. Our compensation committee may grant other types of share-based awards as equity-based awards under the Plan, including LTIP units. Other equity-based awards are payable in cash, shares of our common stock or other equity, or a combination thereof, determined by the compensation committee. The terms and conditions of other equity-based awards are determined by the compensation committee.

      LTIP units are a special class of partnership interests in our operating partnership. Each LTIP unit awarded will be deemed equivalent to an award of one share of common stock under the Plan, reducing availability for other equity awards on a one-for-one basis. We will not receive a tax deduction for the value of any LTIP units granted to our employees. The vesting period for any LTIP units, if any, will be determined at the time of issuance. LTIP units, whether vested or not, will receive the same quarterly per unit profit distributions as units of our operating partnership, which profit distribution will generally equal per share dividends on our shares of common stock. This treatment with respect to quarterly distributions is similar to the expected treatment of our restricted share awards, which will generally receive full dividends whether vested or not. Distributions made on vested and unvested LTIP units will not be recognized as an expense of the Company but rather as a reduction of minority interest. Initially, LTIP units will not have full parity with operating partnership units with respect to liquidating distributions. Under the terms of the LTIP units, our operating partnership will revalue its assets upon the occurrence of certain specified events, and any increase in valuation from the time of grant until such event will be allocated first to the holders of LTIP units to equalize the capital accounts of such holders with the capital accounts of operating partnership unit holders. Upon equalization of the capital accounts of the holders of LTIP units with the other holders of operating partnership units, the LTIP units will achieve full parity with operating partnership units for all purposes, including with respect to liquidating distributions. If such parity is reached, vested LTIP units may be converted into an equal number of operating partnership units at any time, and thereafter enjoy all the rights of operating partnership units. However, there are circumstances under which such parity would not be reached. Until and unless such parity is reached, the value that an executive will realize for a given number of vested LTIP units will be less than the value of an equal number of our shares of common stock.

      Upon completion of this offering and the formation transactions, we will cause our operating partnership to issue an aggregate of 255,000 LTIP units to each member of our senior management team and certain other employees. These LTIP units will vest ratably over the first five anniversaries of the date of the grant. See “Partnership Agreement” for a further description of the rights of limited partners in our operating partnership.

       Change in Control. If we experience a change in control, the compensation committee may, at its discretion, provide that all outstanding options, share appreciation rights, stock award, performance units, or other equity based awards that are not exercised prior to the change in control will be assumed by the surviving entity, or will be replaced by a comparable substitute award of substantially equal value granted by the surviving entity. The compensation committee may also provide that (i) all outstanding options and share appreciation rights will be fully exercisable on the change in control or such other date determined by our board of directors, (ii) restrictions and conditions on outstanding share awards will lapse upon the change in control or upon such other event, (iii) performance units or equity-based awards will become earned in their entirety and (iv) grantees will be required to surrender their outstanding options and share appreciation rights, stock awards, performance units, and other equity based awards in exchange for a payment, in cash or shares of our common stock or other securities or consideration received by stockholders in the change in control transaction equal to the difference between the exercise price and fair market value of the underlying shares of our common stock.

       In general terms, a change of control under the Plan occurs:

•	if our board of directors adopts a resolution to the effect that in its judgment, a change in control has occurred;

•	if a person, entity or affiliated group (with certain exceptions) acquires more than 50% of our then outstanding voting securities;

•	if we merge into another entity unless the holders of our voting shares immediately prior to the merger have at least 50% of the combined voting power of the securities in the merged entity or its parent;

•	if we sell or dispose of all or substantially all of our assets;

•	if we are liquidated or dissolved; or

•	the directors, after the effective date of the Plan, cease for any reason to constitute a majority of our board of directors.

       Amendment; Termination. Our board of directors may amend or terminate the Plan at any time; provided that no amendment may adversely impair the benefits of participants with outstanding awards. Our stockholders must approve any amendment if such approval is required in order to comply with the Internal Revenue Code, applicable laws, or applicable stock exchange requirements, or if the amendment would materially increase the benefits accruing to participants under the Plan, materially increase the aggregate number of shares of common stock that may be issued under the Plan or materially modify the requirements as to eligibility for participation in the Plan. Unless terminated sooner by our board of directors or extended with stockholder approval, the Plan will terminate on the tenth anniversary of the closing of this offering.

401(k) Plan

       We may establish and maintain a retirement savings plan under section 401(k) of the Internal Revenue Code to cover our eligible employees. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. We intend to match each eligible employee’s annual contributions, within prescribed limits, on a dollar-for-dollar basis up to 5% of the participant’s base salary. Our matching contributions will vest immediately. All of our full time employees will be eligible to enroll in the 401(k) plan upon their first anniversary of employment during our quarterly open enrollment, subject to eligibility requirements defined within the plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Benefits to be Received by Our Executive Officers and Directors in Our Formation Transactions

       As part of the formation transactions, Carr Capital and certain other entities in which certain of our executive officers and directors own an interest, will receive operating partnership units in exchange for their interests in our initial properties as follows:

•	Oliver T. Carr, III, our chairman, president and chief executive officer, will receive an aggregate of 228,741 operating partnership units, having a value of approximately $3.4 million, that will represent approximately 21.7% of the operating partnership units issued in connection with the formation transactions, excluding those held by Columbia Equity Trust, Inc. upon completion of the offering; and

•	Clinton D. Fisch, our senior vice president and director of acquisitions, will receive an aggregate of 97,267 operating partnership units, having a value of approximately $1.5 million, that will represent approximately 9.2% of the operating partnership units issued in connection with the formation transactions, excluding those held by Columbia Equity Trust, Inc. upon completion of the offering; and

•	Oliver T. Carr, Jr., the father of Oliver T. Carr, III, will receive an aggregate of 718,893 operating partnership units, having a value of approximately $10.8 million, that will represent 68.2% of the operating partnership units issued in connection with the formation transactions, excluding those held by Columbia Equity Trust, Inc. upon completion of the offering.

       By contributing beneficial interests in the entities owning our initial properties to our operating partnership in exchange for operating partnership units, each of these contributors is able to defer any taxable gain that they otherwise would have recognized upon the transfer of these properties.

       Our executive officers, some of whom will beneficially own operating partnerships units and shares of common stock, negotiated the consideration to be paid for each of our initial properties with unaffiliated third parties and affiliates of Carr Capital. As a result, these officers had a conflict of interest in negotiating the consideration to be paid and the other terms of the contributions and acquisitions. We have not obtained any recent third-party appraisals of the properties and interests to be contributed to our operating partnership for operating partnership units or purchased by our operating partnership for cash in the formation transactions, or any other independent third-party valuations or fairness opinions in connection with the formation transactions. As a result, the consideration to be paid by us for these properties in the formation transactions may exceed their fair market value.

       The value of the operating partnership units and common stock that we will exchange as consideration for interests in the initial properties is fixed under the terms of the contribution agreements. See “Formation Transactions.” As a result, the number of operating partnership units and shares of common stock issuable in the formation transactions is based on the expected initial public offering price for our common stock in the offering of $15, the midpoint of the price range on the front cover of this prospectus. If the actual initial public offering price is greater or less than $15, the number of operating partnership units and shares of common stock included in the consideration paid for the initial properties will be decreased or increased accordingly.

       Our agreements to acquire equity interests in the entities that own certain of the initial properties provide that the value of the interests will be based on a negotiated rate of return on the owners’ investment during the period of their investment. The rate of return is based on the amount of the aggregate investment, cash distributions to equity investors during the holding period and the net proceeds from the sale of the property distributable to equity investors. The values described above are based, in part, on the negotiated rate of return as of March 31, 2005. As a result, the amount of cash we will pay and the number of operating partnership units we will issue to the executive officers and related parties in our acquisition of these interests may be higher or lower than shown above. In addition, our agreements to acquire equity interests in the entities that own certain of the other initial properties provide that the value of the interests will be based on a fixed value plus the net working capital held by the entity that owns the property at the time of completion of the formation transactions. The values described above for these interests are based on the net working capital held by these entities as of March 31, 2005. As a result, the amount of cash we will pay and the number of operating partnership units we will issue to the executive officers and related parties in our acquisition of these interests may be higher or lower than shown above. We do not anticipate that the adjustments described above will be material.

       Upon completion of this offering, we will issue 4,000 LTIP units to each of our non-employee directors as partial compensation for serving as a director. Although LTIP units, whether vested or not, will receive the same quarterly per unit cash distributions as units of our operating partnership, which cash distribution will generally equal per share dividends on our shares of common stock, these holders will be prohibited from converting such LTIP units to shares of common stock and selling such shares until the LTIP units achieve full parity and vest. All of the LTIP units issued to each of our non-employee directors in connection with this offering will vest on the date of grant.

       In addition, we will issue 35,000, 13,333, 21,667, 66,667 and 28,333 LTIP units to Messrs. Carr, Schissel, Fisch, Clifford and Novack, respectively, upon completion of this offering. These LTIP units will vest ratably over five years beginning on the first anniversary of this offering.

       We will enter into employment agreements with Messrs. Carr, Schissel, Fisch, Clifford and Novack. A detailed description of the terms of the employment agreements is included in the section of this prospectus entitled “Management — Employment Agreements.”

Certain Business Relationships

       Upon completion of this offering, we will reimburse Carr Capital approximately $3.9 million for legal, accounting and other third-party expenses incurred by Carr Capital in connection with our organization and this offering.

       Thomas A. Young, Jr., one of our director nominees, is the chief executive officer and president of Alliance Bankshares Corporation. An affiliate of Alliance Bankshares Corporation, Alliance Home Funding, LLC, entered into a lease in December 2004 for 7,199 square feet in the Sherwood Plaza property. The terms of the lease provide that Alliance Home Funding will pay monthly base rent of approximately $13,200, subject to annual rent rate escalations. We expect that Alliance Home Funding will pay approximately $158,400 in monthly base rent during the twelve months ended December 31, 2005. Alliance Home Funding also will be responsible for any increases in real estate taxes or operating expenses over 2005 levels. The term of the lease will commence upon completion of the build-out work and will terminate on the fifth anniversary of such date.

       Rebecca L. Owen, one of our director nominees, is the senior vice president and general counsel of Clark Enterprises, Inc. Clark Enterprises, Inc. beneficially owns an interest in four of the initial properties. See “Formation Transactions.” Ms. Owen directly owns a 5% membership interest in Clark/ Carr Investments. Clark/ Carr Investments will receive $1,035,432, $2,237,605, $426,572 and $833,717 in cash for the sale in the formation transactions of its membership interests in the Fair Oaks, Meadows IV, Madison Place and Victory Point properties, respectively, and will continue to be an indirect joint venture partner in the entity that owns the Atrium property. In addition, Clark Enterprises and its affiliates in the past have invested in other projects with Carr Capital and its affiliates and have retained their asset management and mortgage brokerage services for several properties. During the year ended December 31, 2004, The Fair Oaks, Meadows IV, Madison Place and Atrium entities, in which Clark Enterprises is an investor, paid Carr Capital and its affiliates approximately $772,711 in asset management and transaction fees.

       Upon completion of the formation transactions, we will rent office space for our corporate headquarters from, and pay a monthly fee for certain administrative services to, The Oliver Carr Company, which is controlled by Oliver T. Carr, Jr., father of Oliver T. Carr, III. Carr Capital paid The Oliver Carr

Company approximately $124,000 for the year ended December 31, 2004 in rental payments for its corporate headquarters office space, and $105,000 for the year ended December 31, 2004 in fees for administrative services.

       The joint venture entities that own the 1575 Eye Street and King Street properties have entered into agreements with CarrAmerica Realty Corporation, whose chairman and chief executive officer is Thomas A. Carr, a sibling of Oliver T. Carr, III. CarrAmerica will continue to provide certain services to these joint ventures following completion of this offering. The 1575 Eye Street agreement will terminate in February 2009, and the King Street agreement will terminate in December 2005. CarrAmerica provides property management services and serves as the leasing agent for the 1575 Eye Street property. As consideration for these services, CarrAmerica received $224,302 during the twelve months ended December 31, 2004 from the 1575 Eye Street joint venture. We will own a 9.2% ownership interest in the 1575 Eye Street joint venture upon completion of the formation transactions. CarrAmerica serves as the leasing agent for the King Street property. As consideration for these services, CarrAmerica received $141,796 during the twelve months ended December 31, 2004 from the King Street joint venture. We will own a 50% equity interest in the King Street joint venture upon completion of the formation transactions. During the twelve months ended December 31, 2004, CarrAmerica also received $378,155 from the Independence Center joint venture and $19,752 from the Madison Place joint venture in connection with tenant improvements performed on behalf of these joint ventures. In May 2005, we entered into an agreement with CarrAmerica to provide services for tenant and building improvements at the Victory Point property. CarrAmerica will also act as a co-developer with us to develop an approximate 115,000 square foot office building on available land at the Independence Center property. We will be a joint venture partner in the entity that will own the new building. We anticipate that the development fee will be approximately $656,000 and that CarrAmerica will receive approximately 75% of such development fee and we will receive approximately 25% of this fee.

       Upon completion of the formation transactions, we will have agreements to perform asset management services for The Oliver Carr Company in connection with three office buildings and two hotel properties in which it owns an interest. These entities paid Carr Capital asset management fees of $288,617 during the year ended December 31, 2004. These agreements will expire on December 31, 2007, but may be extended for a succession of additional one year terms thereafter.

       PBC King, LLC, which is controlled by Oliver T. Carr, Jr., leases 21,798 square feet at the King Street property. PBC King paid rent of $216,164 during the year ended December 31, 2004 to the King Street joint venture. This lease will terminate on July 31, 2014.

       In March 2005, Carr Capital entered into an agreement to acquire Loudoun Gateway IV for $21.4 million. In the formation transactions, we will acquire Loudoun Gateway IV for $21.9 million, which includes approximately $500,000 of transaction costs, including a $213,500 cash fee payable to Carr Capital for sourcing the transaction.

       In March 2005, Carr Capital entered into an agreement to merge with the corporation that owns the Barlow Building in a cash merger transaction. As currently structured, we anticipate that Carr Capital will assign the agreement to a newly formed limited liability company formed with third-party investors, which limited liability company will create a subsidiary to merge with the Barlow Corporation, the entity that owns the Barlow Building, with the Barlow Corporation surviving the merger. In the merger transaction, the limited liability company will acquire more than 99% of the capital stock of the Barlow Corporation. Carr Capital will receive from this limited liability company a cash fee of approximately $462,000 for sourcing the transaction. As part of the formation transactions, we will invest $13.3 million in exchange for a 40% ownership interest in this newly formed limited liability company.

       Since January 1, 2004, Carr Capital has received from the entities that own the Suffolk Building, Victory Point, Meadows IV, Fair Oaks and Atrium, transaction sourcing fees aggregating approximately $1.4 million.

PRINCIPAL STOCKHOLDERS

       All of our outstanding shares of common stock are currently owned by John A. Schissel, our executive vice president, chief financial officer, secretary and treasurer. The following table sets forth the beneficial ownership of shares of common stock by (i) each of our directors, (ii) each of our executive officers, (iii) all of our directors and executive officers as a group and (iv) each of our 5% stockholders, upon completion of this offering and, adjusted to give effect to the issuance of operating partnership units in the formation transactions and the issuance of LTIP units to our directors and executive officers and certain of our employees and consultants.

	Shares Beneficially
	Owned After
	Offering(1)

Name of Beneficial Owner	Number	Percent

Directors & Executive Officers:
Oliver T. Carr, III(2)	263,741	2.18
John A. Schissel(3)	76,667	*
Clinton D. Fisch(4)	118,934	*
Christian H. Clifford(5)	66,667	*
John M. Novack(6)	28,333	*
Bruce M. Johnson(7)	4,000	*
Robert J. McGovern(7)	4,000	*
Rebecca L. Owen(7)	4,000	*
Hal A. Vasvari(7)	4,000	*
Thomas A. Young, Jr.(7)	4,000	*
All Directors and Executive Officers as a Group (10 persons)	574,342	4.73
5% Stockholders:
Oliver T. Carr, Jr.(8)	1,385,560	11.48

*	Represents less than 1% of the shares of our outstanding common stock upon completion of this offering.

(1)	Assumes all operating partnership units and LTIP units held by such person are redeemed for shares of common stock. Percent ownership assumes all outstanding operating partnership units and LTIP units are redeemed for shares of common stock.

(2)	Includes 35,000 shares issuable upon conversion of LTIP units granted to Mr. Carr upon completion of this offering. These LTIP units will vest ratably over five years beginning one year from the date of grant. Includes 228,741 shares issuable upon redemption of operating partnership units held by Carr Capital Corporation, a corporation owned 41.4% by Mr. Carr, which number of shares represents Mr. Carr’s pro rata ownership interest in Carr Capital. Mr. Carr disclaims beneficial ownership of the operating partnership units held by Carr Capital, except to the extent of his beneficial ownership interest in Carr Capital.

(3)	Includes 63,334 shares held by Mr. Schissel immediately prior to completion of the offering after completion of a stock split in the form of a stock dividend on Mr. Schissel’s shares and 13,333 shares issuable upon conversion of LTIP units granted to Mr. Schissel upon completion of this offering. These LTIP units will vest ratably over five years beginning one year from the date of grant.

(4)	Includes 21,667 shares issuable upon conversion of LTIP units granted to Mr. Fisch upon completion of this offering. These LTIP units will vest ratably over five years beginning one year from the date of grant. Includes 95,033 shares issuable upon redemption of operating partnership units held by Carr Capital Corporation, a corporation owned 17.2% by Mr. Fisch, which represents Mr. Fisch’s pro rata ownership interest in Carr Capital. Also includes 2,234 shares issuable upon redemption of operating partnership units held by Mr. Fisch and his wife, Tracey E. Fisch, as tenants in common, which were issued pursuant to the contribution of Mr. and Mrs. Fisch’s ownership interest in Sherwood Plaza.

(5)	Includes 66,667 shares issuable upon conversion of LTIP units granted to Mr. Clifford upon completion of this offering. These LTIP units will vest ratably over five years beginning one year from the date of grant.

(6)	Includes 28,333 shares issuable upon conversion of LTIP units granted to Mr. Novack upon completion of this offering. These LTIP units will vest ratably over five years beginning one year from the date of grant.

(7)	Includes 4,000 shares issuable upon conversion of LTIP units granted to each of our non-employee directors upon completion of this offering. The LTIP units granted to each of our non-employee directors vest in full on the date of grant.

(8)	Includes 666,667 shares to be purchased by Oliver T. Carr, Jr. in the offering and 18,468 shares issuable upon redemption of operating partnership units. Includes 200,797 and 270,887 shares issuable upon redemption of operating partnership units held by Carr Holdings, LLC and The Oliver Carr Company, respectively, companies controlled by Oliver T. Carr, Jr. Includes 228,741 shares issuable upon redemption of operating partnership units held by Carr Capital, which number of shares represents Oliver T. Carr, Jr.’s pro rata ownership interest in Carr Capital.

       The address for each of the persons named in the table above is 1750 H Street, N.W., Suite 500, Washington, D.C. 20006.

DESCRIPTION OF OUR CAPITAL STOCK

       The following summary description of our capital stock is subject to and qualified in its entirety by reference to Maryland law, our charter and our bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General

       Our amended and restated charter provides that we may issue up to 500,000,000 shares of common stock, par value $0.001 per share, and 100,000,000 shares of preferred stock, par value $0.001 per share. Following completion of this offering, 10,730,000 shares of our common stock will be issued and outstanding, and no shares of our preferred stock will be issued and outstanding. Under Maryland law, our stockholders are not generally liable for our debts or obligations.

Voting Rights of Common Stock

       Subject to the provisions of our charter regarding restrictions on the transfer and ownership of shares of capital stock, each outstanding share of common stock will entitle the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of shares of our stock, the holders of our common stock will possess the exclusive voting power. There will be no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock may elect all of the directors then standing for election. Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, or engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter, unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Subject to certain exceptions, our charter provides for approval by a majority of all the votes entitled to be cast on the matter for the matters described in the preceding sentence. Maryland law also does not require stockholder approval of a parent corporation to merge and sell all or substantially all of the assets of a subsidiary entity. Because operating assets may be held by a corporation’s subsidiaries, as in our situation, this may mean that a subsidiary may be able to merge or sell all or substantially all of its assets without a vote of our stockholders.

Dividends, Liquidation and Other Rights

       All shares of common stock offered by this prospectus will be duly authorized, fully paid and nonassessable. Holders of our shares of common stock will be entitled to receive dividends when authorized by our board of directors and declared by us out of assets legally available for the payment of dividends. They also will be entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights will be subject to the preferential rights of any other class or series of our stock and to the provisions of our charter regarding restrictions on transfer and ownership of our stock.

       Holders of our shares of common stock have no appraisal, preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any of our securities. Subject to the restrictions on transfer of capital stock contained in our charter and to the ability of the board of directors to classify and issue shares of common stock with differing voting rights, all shares of common stock will have equal dividend, liquidation and other rights.

Preferred Stock and Power to Reclassify Shares of Our Common Stock

       Our charter authorizes our board of directors to reclassify any unissued shares of common stock into one or more classes or series of stock, to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any series of preferred stock into one or more classes or series of stock. Prior to issuance of shares of each class or series of stock, our board of directors is required by Maryland law and our charter to fix, subject to our charter restrictions on transfer and ownership, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, our board could authorize the issuance of shares of common stock or preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change of control that might involve a premium price for you or otherwise be in your best interest. As of the completion of this offering, no shares of our preferred stock will be outstanding and we have no present plans to issue any preferred stock.

Power to Increase and Issue Additional Shares of Common Stock and Preferred Stock

       We believe that the power of our board of directors to increase the aggregate number of our authorized shares of capital stock or the number of shares of any class or series, to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as our common stock, are available for issuance without further action by our stockholders, unless stockholder action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors has no intention at the present time of doing so, it could authorize us to issue a class or series that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of our common stock or otherwise be in your best interest.

Restrictions on Ownership and Transfer

       In order to qualify as a REIT under the Internal Revenue Code, our shares of stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, no more than 50% of the value of our outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of any taxable year. Neither of these requirements apply to our short first taxable year beginning on the business day prior to the closing of this offering and ending on December 31, 2005.

       To help us to qualify as a REIT, our charter, subject to certain exceptions, contains restrictions on the number of shares of our capital stock that a person may own and prohibits certain entities from owning our stock. Our charter provides that generally no person, other than Oliver T. Carr, Jr., may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, either (1) more than 9.1% in value of the aggregate outstanding shares of our capital stock or (2) more than 9.1% in value or in number of shares, whichever is more restrictive, of our outstanding shares of common stock. Mr. Carr will be subject to ownership limitations that provide that he may not own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 13% in value or in number of shares, whichever is more restrictive, of our outstanding shares of common stock.

       Our charter also prohibits any person from (a) beneficially or constructively owning shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Internal Revenue Code, (b) transferring shares of our capital stock if such transfer would result in our capital stock being beneficially owned by fewer than 100 persons and (c) beneficially or constructively owning ten percent or more of the ownership interests in a tenant of our real property. Any person who acquires or attempts or intends to acquire beneficial ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to qualify, or to continue to qualify, as a REIT.

       Our board of directors, in its sole discretion, may exempt a person from the above ownership limits and any of the restrictions described above. However, the board of directors may not grant an exemption to any person unless the board of directors obtains such representations, covenants and undertakings as the board of directors may deem appropriate in order to determine that granting the exemption would not result in our losing our status as a REIT. As a condition of granting the exemption, our board of directors may require a ruling from the IRS or an opinion of counsel, in either case in form and substance satisfactory to the board of directors, in its sole discretion, in order to determine or ensure our status as a REIT.

       However, if any transfer of our shares of stock occurs which, if effective, would result in any person beneficially or constructively owning shares of stock in excess, or in violation, of the above transfer or ownership limitations, known as a prohibited owner, then that number of shares of stock, the beneficial or constructive ownership of which otherwise would cause such person to violate the transfer or ownership limitations (rounded up to the nearest whole share), will be automatically transferred to a charitable trust for the exclusive benefit of a charitable beneficiary, and the prohibited owner will not acquire any rights in such shares. This automatic transfer will be considered effective as of the close of business on the business day before the violative transfer. If the transfer to the charitable trust would not be effective for any reason to prevent the violation of the above transfer or ownership limitations, then the transfer of that number of shares of stock that otherwise would cause any person to violate the above limitations will be void. Shares of stock held in the charitable trust will continue to constitute issued and outstanding shares of our stock. The prohibited owner will not benefit economically from ownership of any shares of stock held in the charitable trust, will have no rights to dividends or other distributions and will not possess any rights to vote or other rights attributable to the shares of stock held in the charitable trust. The trustee of the charitable trust will be designated by us and must be unaffiliated with us or any prohibited owner and will have all voting rights and rights to dividends or other distributions with respect to shares of stock held in the charitable trust, and these rights will be exercised for the exclusive benefit of the trust’s charitable beneficiary. Any dividend or other distribution paid before our discovery that shares of stock have been transferred to the trustee will be paid by the recipient of such dividend or distribution to the trustee upon demand, and any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution so paid to the trustee will be held in trust for the trust’s charitable beneficiary. Subject to Maryland law, effective as of the date that such shares of stock have been transferred to the trustee, the trustee, in its sole discretion, will have the authority to:

•	rescind as void any vote cast by a prohibited owner prior to our discovery that such shares have been transferred to the trustee; and

•	recast such vote in accordance with the desires of the trustee acting for the benefit of the trust’s beneficiary.

However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast such vote.

       Within 20 days of receiving notice from us that shares of stock have been transferred to the charitable trust, and unless we buy the shares first as described below, the trustee will sell the shares of stock held in the charitable trust to a person, designated by the trustee, whose ownership of the shares will not violate the ownership limitations in our charter. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiary. The prohibited owner will receive the lesser of:

•	the price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the charitable trust (for example, in the case of a gift or devise), the market price of the shares on the day of the event causing the shares to be held in the charitable trust; and

•	the price per share received by the trustee from the sale or other disposition of the shares held in the charitable trust (less any commission and other expenses of a sale).

       The trustee may reduce the amount payable to the prohibited owner by the amount of dividends and distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. Any net sale proceeds in excess of the amount payable to the prohibited owner will be paid immediately to the charitable beneficiary. If, before our discovery that shares of stock have been transferred to the charitable trust, such shares are sold by a prohibited owner, then:

•	such shares will be deemed to have been sold on behalf of the charitable trust; and

•	to the extent that the prohibited owner received an amount for such shares that exceeds the amount that the prohibited owner was entitled to receive as described above, the excess must be paid to the trustee upon demand.

In addition, shares of stock held in the charitable trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of:

•	the price per share in the transaction that resulted in such transfer to the charitable trust (or, in the case of a gift or devise, the market price at the time of the gift or devise); and

•	the market price on the date we, or our designee, accept such offer.

       We may reduce the amount payable to the prohibited owner by the amount of dividends and distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. We may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. We will have the right to accept the offer until the trustee has sold the shares of stock held in the charitable trust. Upon such a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and any dividends or other distributions held by the trustee will be paid to the charitable beneficiary.

       All certificates representing shares of our capital stock will bear a legend referring to the restrictions described above.

       Every owner of more than 5% (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) in value of the outstanding shares of our capital stock within 30 days after the end of each taxable year, will be required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of shares of our stock that the owner beneficially owns and a description of the manner in which the shares are held. Each owner shall provide to us such additional information as we may request in order to determine the effect, if any, of the owner’s beneficial ownership on our status as a REIT and to ensure compliance with our ownership limitations. In addition, each stockholder shall upon demand be required to provide to us such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

       Our ownership limitations could delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of our common stock or might otherwise be in the best interest of our stockholders.

Transfer Agent and Registrar

       The transfer agent and registrar for our shares of common stock will be Wachovia Bank, N.A.

SHARES ELIGIBLE FOR FUTURE SALE

       Upon completion of this offering, 10,730,000 shares of common stock will be outstanding, assuming no exercise of the underwriters’ over-allotment option and without giving effect to the potential redemption of operating partnership units issued in connection with our formation transactions for shares of common stock or the redemption of LTIP units issued to our directors and executive officers and certain of our employees and consultants in connection with this offering. Of these shares, the 10,666,666 shares sold in this offering will be freely tradeable without restriction or limitation under the Securities Act, subject to the limitations on ownership set forth in our amended and restated charter, except for any shares held by our “affiliates,” as that term is defined by Rule 144 under the Securities Act.

Rule 144

       Prior to this offering, all of our outstanding stock is held by Mr. Schissel. Mr. Schissel acquired 1,000 shares in September 2004 in a private transaction in connection with the formation of our company. Prior to completion of the offering, we will effect a stock split in the form of a stock dividend on our common stock, which will result in 63,334 shares of our common stock being outstanding and owned by Mr. Schissel at the time of completion of the offering. All of these shares will be restricted shares as defined in Rule 144. In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted common stock for at least one year would be entitled to sell, within any three-month period, that number of shares that does not exceed the greater of:

•	1% of the shares of common stock outstanding, which will equal approximately 107,300 shares of common stock immediately after this offering; or

•	the average weekly trading volume of our shares of common stock on the NYSE during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Redemption Rights

       Upon completion of the formation transactions, there will be 1,054,149 operating partnership units outstanding. Limited partners of our operating partnership will have the right to tender their operating partnership units for redemption beginning 12 months after the completion of the offering in exchange for, at our option, shares of our common stock on a one-for-one basis or an equivalent amount of cash.

Registration Rights

       We have agreed to register up to 1,054,149 shares of our common stock issuable upon redemption of 1,054,149 operating partnership units to be issued in the formation transactions beginning one year after issuance of the operating partnership units, so as to make those shares freely tradable.

Stock Options

       We have adopted our 2005 Equity Compensation Plan which provides for the grant to directors, executive officers, employees and certain consultants of our company and of our subsidiaries stock options, share awards and other incentive awards.

       We have reserved for issuance under the plan a number of shares equal to 9.9% of the fully diluted shares to be outstanding upon completion of the offering, or 1,195,341 shares of common stock, plus 9.9% of any additional shares issued in the offering due to any increase in the size of the offering and/or the exercise by the underwriters of the over-allotment option.

Lock-Up Agreements

       In addition to the limitations placed on the sale of shares of common stock by operation of the Securities Act, our executive officers and directors and Oliver T. Carr, Jr. have agreed with the underwriters, subject to certain exceptions, not to sell or otherwise transfer their shares of common stock, or any securities convertible into shares of common stock, for a period of 180 days after the date of this prospectus without the underwriters’ prior written consent. The lock-up agreements signed by our executive officers and directors and Oliver T. Carr, Jr. cover approximately 730,001 shares of our common stock.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR AMENDED AND RESTATED

CHARTER AND AMENDED AND RESTATED BYLAWS

       The following description of certain provisions of Maryland law and of our amended and restated charter and amended and restated bylaws is only a summary. For a complete description, we refer you to the Maryland General Corporation Law, our amended and restated charter and our amended and restated bylaws. Copies of our amended and restated charter and amended and restated bylaws are filed as exhibits to the registration statement of which this prospectus is a part.

Our Board of Directors

       Our charter and bylaws provide that the number of our directors is seven and may only be increased or decreased by a vote of a majority of our directors. Our bylaws provide that any vacancy, including a vacancy created by an increase in the number of directors, may be filled only by a majority of the remaining directors even if the remaining directors do not constitute a quorum, and such vacancy shall be filled until the end of the term of the directorship in which it occurred.

       Our charter provides that a director may be removed only for cause upon the affirmative vote of a majority of the votes entitled to be cast generally in the election of directors. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess the exclusive voting power. Holders of shares of our common stock will not have the right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of shares of common stock entitled to vote will be able to elect all of our directors.

Amendment to the Charter and Bylaws

       Generally, subject to various exceptions, our charter may be amended only by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.

       Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and make new bylaws.

Dissolution

       Our dissolution must be approved by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.

Business Combinations

       Maryland law prohibits “business combinations” between a corporation and an interested stockholder or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as:

•	any person or entity who beneficially owns 10% or more of the voting power of the corporation’s stock; or

•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

       A person is not an interested stockholder if the board of directors approves in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.

       After the five-year prohibition, any business combination between a corporation and an interested stockholder generally must be recommended by the board of directors and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of the then outstanding shares of voting stock; and

•	two-thirds of the votes entitled to be cast by holders of the voting stock other than stock held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or stock held by an affiliate or associate of the interested stockholder.

       These super-majority vote requirements do not apply if the common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its stock.

       The statute permits various exemptions from its provisions, including business combinations that are approved by the board of directors before the time that the interested stockholder becomes an interested stockholder.

       Our board of directors has, by resolution, exempted from these provisions of the Maryland law business combinations between us and an interested stockholder and, consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and an interested stockholder, unless our board later resolves to opt back into these provisions. We believe that our ownership restrictions will substantially reduce the risk that a stockholder would become an “interested stockholder” within the meaning of the Maryland Business Combination statute.

Control Share Acquisitions

       Maryland law provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights unless approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror or by officers or directors who are the employees of the corporation are excluded from the shares entitled to vote on the matter. “Control shares” are voting shares that, if aggregated with all other shares currently owned by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

       Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

       A person who has made or proposes to make a control share acquisition may compel the board of directors of a corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may present the question at any stockholders meeting.

       If voting rights are not approved at the stockholders meeting or if the acquiring person does not deliver the statement required by Maryland law, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares were considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, nor does it apply to acquisitions approved by or exempted by a corporation’s charter or bylaws.

       Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our common stock and, consequently, the applicability of the control share acquisition statute unless we later amend our bylaws to modify or eliminate this provision.

Maryland Unsolicited Takeovers Act

       Subtitle 8 of Title 3 of the Maryland General Corporation Law permits a Maryland corporation with a class of equity securities registered under the Securities Exchange Act of 1934, as amended, and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter of bylaws, to any or all of five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a stockholder requested special meeting.

       In our charter, we have elected, at such time as we have a class of securities registered under the Securities Exchange Act and have at least three independent directors, that vacancies on the board be filled only by the remaining directors, even if the remaining directors do not constitute a quorum, and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (a) vest in the board the exclusive power to fix the number of directorships and (b) require, that unless called by our chairman of our board of directors, our president or chief executive officer or our board of directors, a special meeting of stockholders may only be called by our secretary upon the written request of the stockholders entitled to cast not less than a majority of all the votes entitled to be cast at the meeting.

Limitation of Liability and Indemnification

       Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

       Our charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

       Our charter also authorizes our company, to the maximum extent permitted by Maryland law, to obligate our company to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding.

       Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our charter and bylaws also permit our company to indemnify and advance expenses to any individual who served a predecessor of our company in any of the capacities described above and any employee or agent of our company or a predecessor of our company.

       Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty, or

•	the director or officer actually received an improper personal benefit in money, property or services, or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

       However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis of that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and

•	a written undertaking by him or her on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Meetings of Stockholders

       Special meeting of stockholders may be called only by our board of directors, by the chairman of our board of directors, our chief executive officer, our president or, in the case of a stockholder-requested special meeting, by our secretary upon the written request of the holders of common stock entitled to cast not less than a majority of all votes entitled to be cast at such meeting. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting.

Action by Stockholders

       Under the MGCL, stockholder action can be taken only at an annual or special meeting of stockholders or by unanimous written consent in lieu of a meeting, or if the action is advisable, and submitted to stockholders for approval by our board of directors, and a consent in writing or by electronic transmission of stockholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting of stockholders is delivered to us. These provisions, combined with the requirements of our bylaws regarding the calling of a stockholder requested special meeting of stockholders, discussed below, may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.

Advance Notice of Director Nominations and New Business

       Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the board of directors and the proposal of business to be considered by stockholders may be made only:

•	pursuant to our notice of the meeting,

•	by the board of directors, or

•	by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws.

       With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to our board of directors at a special meeting may be made only:

•	pursuant to our notice of the meeting,

•	by the board of directors, or

•	provided that the board of directors has determined that directors will be elected at the meeting, by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.

PARTNERSHIP AGREEMENT

       The following is a summary of the material terms of the amended and restated agreement of limited partnership of our operating partnership, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Formation; Management

       Columbia Equity, LP, our operating partnership, has been organized as a Virginia limited partnership. Prior to completion of the offering, the initial agreement of limited partnership will be amended and restated and the following description reflects the amended and restated agreement of limited partnership. As the sole general partner of the operating partnership, we have, subject to certain protective rights of limited partners described below, full, exclusive and complete responsibility and discretion in the management and control of the partnership, including the ability to cause the partnership to enter into certain major transactions including acquisitions, dispositions, refinancings and selection of lessees and to cause changes in the partnership’s line of business and distribution policies. In general, we may amend the partnership agreement without the consent of the limited partners. However, any amendment to the partnership agreement that would adversely affect the redemption rights or certain other rights of the limited partners requires the consent of limited partners holding a majority in interest of the operating partnership units held by limited partners (other than us or our subsidiaries).

       The affirmative vote of a majority of the operating partnership units is required for a sale of all or substantially all of the assets of the partnership, or to approve a merger or consolidation of the partnership. Upon completion of the offering and the formation transactions, we will own a 88.8% interest and our initial limited partners collectively will own an approximate 11.2% interest in our operating partnership.

Transferability of Interests

       We may not voluntarily withdraw from the partnership or transfer or assign our interest in the partnership unless the transaction in which such withdrawal or transfer occurs results in the limited partners receiving property in an amount equal to the amount they would have received had they exercised their redemption rights immediately prior to such transaction, or unless our successor contributes substantially all of its assets to the partnership in return for a general partnership interest in the partnership. With certain limited exceptions, the limited partners may not transfer their interests in the partnership, in whole or in part, without our written consent, which consent we may withhold in our sole discretion. We may not consent to any transfer that would cause the partnership to be treated as a corporation for federal income tax purposes.

Capital Contribution

       We will contribute to the operating partnership a portion of the net proceeds of this offering and certain interests in entities owning our targeted properties as our initial capital contribution in exchange for 10,666,666 operating partnership units. We will own an approximate 88.8% interest in the operating partnership and some of our directors, executive officers and their affiliates will contribute interests in entities owning our targeted properties to the partnership and become limited partners and, together with other unaffiliated limited partners, initially will own the remaining 11.2% of the outstanding partnership interests. The partnership agreement provides that if the partnership requires additional funds at any time in excess of funds available to the partnership from borrowing or capital contributions, we may borrow such funds from a financial institution or other lender and lend such funds to the partnership on the same terms and conditions as are applicable to our borrowing of such funds. Under the partnership agreement, we are obligated to contribute the proceeds of any offering of shares of capital stock for less than fair market value if we have concluded in good faith that such issuance is in both the partnership’s and our best interests. If we contribute additional capital to the partnership, we will receive additional operating partnership units and our percentage interest will be increased on a proportionate basis based upon the amount of such additional contributions and the value of the partnership at the time of such contribution. Conversely, the percentage interests of the limited partners will be decreased on a proportionate basis in the event of additional capital contributions by us. In addition, if we contribute additional capital to the partnership, we will revalue the property of the partnership to its fair market value (as determined by us) and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property (that has not been reflected in the capital accounts previously) would be allocated among the partners under the terms of the partnership agreement if there were a taxable disposition of such property for such fair market value on the date of the revaluation. The partnership may issue preferred partnership interests to us if we issue shares of preferred stock and contribute the net proceeds from the issuance thereof to the partnership or, in connection with acquisitions of property or otherwise, which could have priority over common partnership interests with respect to distributions from the partnership, including the partnership interests we own as general partner.

Redemption Rights

       Pursuant to the partnership agreement, the limited partners will have redemption rights, which will enable them, beginning one year after the date of issuance of the operating partnership units, to cause the partnership to redeem their operating partnership units in exchange for cash or, at our option, shares of common stock on a one-for-one basis. Notwithstanding the foregoing, a limited partner shall not be entitled to exercise its redemption rights to the extent that the issuance of shares of common stock to the redeeming limited partner would:

•	result in any person owing, directly or indirectly, shares of common stock in excess of the ownership limitation as per our charter;

•	result in our shares of beneficial interest being owned by fewer than 100 persons (determined without reference to any rules of attribution);

•	result in our being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code;

•	cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant of our or the partnership’s real property, within the meaning of Section 856(d)(2)(B) of the Internal Revenue Code; or

•	cause the acquisition of shares of common stock by such redeeming limited partner to be “integrated” with any other distribution of shares of common stock for purposes of complying with the Securities Act.

       With respect to operating partnership units issuable in connection with the acquisition of interest in entities that own our targeted properties, the redemption rights may be exercised by the limited partners at any time after one year following the acquisition of these properties. In all cases, however,

•	each limited partner may not exercise the redemption right for fewer than 1,000 operating partnership units or, if such limited partner holds fewer than 1,000 operating partnership units, all of the operating partnership units held by such limited partner;

•	each limited partner may not exercise the redemption right for more than the number of operating partnership units that would, upon redemption, result in such limited partner or any other person owning, directly or indirectly, shares of common stock in excess of the ownership limitation, and

•	each limited partner may not exercise the redemption right more than two times annually.

       Upon completion of this offering and the formation transactions, the aggregate number of shares of common stock issuable upon exercise of the redemption rights will be 1,054,149. The number of shares of common stock issuable upon exercise of the redemption rights will be adjusted to account for share splits, mergers, consolidations or similar pro rata share transactions.

       The partnership agreement requires that the partnership be operated in a manner that enables us to satisfy the requirements for being classified as a REIT, to avoid any federal income or excise tax liability imposed by the Internal Revenue Code (other than any federal income tax liability associated with our retained capital gains) and to ensure that the partnership will not be classified as a “publicly traded partnership” taxable as a corporation under Section 7704 of the Internal Revenue Code.

       In addition to the administrative and operating costs and expenses incurred by the partnership, the partnership will pay all our administrative costs and expenses and these expenses will be treated as expenses of the partnership. Our expenses generally include:

•	all expenses relating to our continuity of existence;

•	all expenses relating to offering and registration securities;

•	all expenses associated with the preparation and filing of any of our periodic reports under federal state or local laws or regulations;

•	all expenses associated with our compliance with laws, rules and regulations promulgated by any regulatory body; and

•	all of our other operating or administrative costs incurred in the ordinary course of its business on behalf of the partnership.

Registration Rights

       The partnership agreement provides that we will register 1,054,149 shares of our common stock issuable upon redemption of 1,054,149 operating partnership units to be issued in the formation transactions beginning one year after issuance of the units, so as to make those shares freely tradable.

Distribution

       The partnership agreement provides that the partnership will distribute cash from operations (including net sale or refinancing proceeds, but excluding net proceeds from the sale of the partnership’s property in connection with the liquidation of the partnership) on a quarterly (or, at our election, more frequent) basis, in amounts determined by us in our sole discretion, to us and the limited partners in accordance with their respective percentage interests in the partnership.

       Upon liquidation of the partnership, after payment of, or adequate provision for, debts and obligation of the partnership, including any partner loans, any remaining assets of the partnership will be distributed to us and the limited partners with positive capital accounts in accordance with their respective positive capital account balances. If we have a negative balance in our capital account following a liquidation of the partnership, we will be obligated to contribute cash to the partnership equal to the negative balance in our capital account.

Allocation

       Profits and losses of the partnership (including depreciation and amortization deductions) for each fiscal year generally are allocated to us and the limited partners in accordance with the respective percentage interests in the partnership. All the foregoing allocations are subject to compliance with the provisions of Internal Revenue Code Sections 704(b) and 704(c) and the Treasury Regulations promulgated thereunder. The partnership expects to use the “traditional method” under Internal Revenue Code Section 704(c) for allocating items with respect to contributed property acquired in connection with this offering for which the fair market value at the time of contribution differs from the adjusted tax basis at the time of contribution. Upon the occurrence of certain specified events, our operating partnership will revalue its assets and any net increase in valuation will be allocated first to the holders of LTIP units to equalize the capital accounts of such holders with the capital accounts of operating partnership unit holders. See “Management — 2005 Equity Incentive Plan — Awards Under the 2005 Equity Incentive Plan — LTIP Units.”

Term

       The partnership will continue until December 31, 2075, or until sooner dissolved upon:

•	our bankruptcy, dissolution or withdrawal (unless the limited partners elect to continue with partnership);

•	the sale of other disposition of all or substantially all the assets of the partnership;

•	the redemption of all operating partnership units (other than those held by us, if any); or

•	an election by us in our capacity as the general partner.

Tax Matters

       Pursuant to the partnership agreement, we are the tax matters partner of the partnership and, as such, have authority to handle tax audits and to make tax elections under the Internal Revenue Code on behalf of the partnership.

FEDERAL INCOME TAX CONSIDERATIONS

       This section summarizes the current material federal income tax consequences to our company and to our stockholders generally resulting from the treatment of our company as a REIT. Because this section is a general summary, it does not address all of the potential tax issues that may be relevant to you in light of your particular circumstances. Hunton & Williams LLP has acted as our counsel, has reviewed this summary, and is of the opinion that the discussion contained herein fairly summarizes the federal income tax consequences that are material to a holder of shares of our common stock. The discussion does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations (except to the limited extent discussed in “Taxation of Tax-Exempt Shareholders”), financial institutions or broker-dealers, non-U.S. individuals and foreign corporations (except to the limited extent discussed in “Taxation of Non-U.S. Shareholders”) and other persons subject to special tax rules.

       The statements in this section and the opinion of Hunton & Williams LLP are based on the current federal income tax laws governing qualification as a REIT. We cannot assure you that new laws, interpretations of law or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

       This section is not a substitute for careful tax planning. Prospective investors are urged to consult their own tax advisors regarding the specific federal, state, local, foreign and other tax consequences to them, in light of their own particular circumstances, of the purchase, ownership and disposition of shares of our common stock, our election to be taxed as a REIT and the effect of potential changes in applicable tax laws.

Taxation of Our Company

       We currently are taxed as a pass-through entity under subchapter S of the Internal Revenue Code, but intend to revoke our S election on the business day prior to the closing of this offering. We intend to elect to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, effective for our short taxable year beginning on the date of the revocation of the S election and ending on December 31, 2005. We believe that, commencing with such short taxable year, we will be organized and will operate in such a manner to enable us to qualify for taxation as a REIT under the Internal Revenue Code. We further believe that our proposed future method of operation will enable us to continue to qualify as a REIT. However, no assurances can be given that our beliefs or expectations will be fulfilled, since qualification as a REIT depends on our continuing to satisfy numerous asset, income and distribution tests described below, the satisfaction of which depends, in part, on our operating results.

       The sections of the Internal Revenue Code relating to qualification and operation as a REIT, and the federal income taxation of a REIT and its shareholders, are highly technical and complex. The following discussion sets forth only the material aspects of those sections. This summary is qualified in its entirety by the applicable Internal Revenue Code provisions and the related rules and regulations.

       In connection with this offering, Hunton & Williams LLP is rendering an opinion, which will be filed as an exhibit to the registration statement of which this prospectus is a part, that, commencing with our short taxable year beginning on the business day prior to the closing of this offering and ending on December 31, 2005, assuming that we complete the elections and other procedural steps described in this discussion of “Federal Income Tax Considerations” in a timely fashion, we will be organized in conformity with the requirements for qualification and taxation as a REIT under the federal income tax laws, and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT under the federal income tax laws for our short taxable year ending December 31, 2005 and for future years. This opinion, however, is based upon factual assumptions and representations made by us. Moreover, such qualification and taxation as a REIT depend upon our ability to meet, for each taxable year, various tests imposed under the Internal Revenue Code as discussed below. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our share ownership, and the percentage of our earnings that we distribute. Hunton & Williams LLP will not review our compliance with those tests on a continuing basis. Accordingly, with respect to our current and future taxable years, no assurance can be given that the actual results of our operation will satisfy such requirements. For a discussion of the tax consequences of our failure to qualify as a REIT. See “— Failure to Qualify.”

       As a REIT, we generally are not subject to federal income tax on the taxable income that we currently distribute to our shareholders. The benefit of that tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and shareholder levels, that generally results from owning shares in a corporation. However, we will be subject to federal tax in the following circumstances:

•	We are subject to the corporate federal income tax on taxable income, including net capital gain, that we do not distribute to shareholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We are subject to the corporate “alternative minimum tax” on any items of tax preference that we do not distribute or allocate to shareholders.

•	We are subject to tax, at the highest corporate rate, on:

•	net income from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business, and

•	other non-qualifying income from foreclosure property.

•	We are subject to a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under “— Gross Income Tests,” but nonetheless continue to qualify as a REIT because we meet other requirements, we will be subject to a 100% tax on:

•	the greater of (1) the amount by which we fail the 75% test, or (2) the amount by which we fail the 95% test, multiplied, in either case, by

•	a fraction intended to reflect our profitability.

•	If we fail to distribute during a calendar year at least the sum of: (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income from earlier periods, then we will be subject to a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed.

•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the shareholder) and would receive a credit or refund for its proportionate share of the tax we paid.

•	We will be subject to a 100% excise tax on transactions with a taxable REIT subsidiary that are not conducted on an arm’s-length basis.

•	In the event of a more than de minimis failure of any of the asset tests, as described below under “— Asset Tests,” as long as the failure was due to reasonable cause and not to willful neglect and we dispose of the assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify the failure, we will pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy any of the asset tests.

•	If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we will be required to pay a penalty of $50,000 for each such failure.

•	If we acquire any asset from a “C corporation” (that is, a corporation generally subject to the full corporate-level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we recognize gain on the disposition of the asset during the ten year period beginning on the date that we acquired the asset, then the asset’s “built-in” gain will be subject to tax at the highest regular corporate rate.

Requirements for Qualification

       To qualify as a REIT, we must elect to be treated as a REIT, and we must meet various (a) organizational requirements, (b) gross income tests, (c) asset tests, and (d) annual distribution requirements.

       Organizational Requirements. A REIT is a corporation, trust or association that meets each of the following requirements:

(1) It is managed by one or more trustees or directors;

(2) Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3) It would be taxable as a domestic corporation, but for Sections 856 through 860 of the Internal Revenue Code;

(4) It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws;

(5) At least 100 persons are beneficial owners of its shares or ownership certificates (determined without reference to any rules of attribution);

(6) Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the federal income tax laws define to include certain entities, during the last half of any taxable year; and

(7) It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status.

       We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining information concerning the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement 6. Requirements 5 and 6 do not apply during our first taxable year as a REIT, which is our short taxable year ending December 31, 2005.

       Our charter provides for restrictions regarding the ownership and transfer of shares of our common stock so that we should continue to satisfy requirements 5 and 6. The provisions of the charter restricting the ownership and transfer of shares of our common stock are described in “Description of Our Common Stock — Restrictions on Ownership and Transfer.”

       A corporation that is a “qualified REIT subsidiary,” or QRS, is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A “qualified REIT subsidiary” is a corporation all of the capital stock of which is owned by the REIT and that has not elected to be a taxable REIT subsidiary. Thus, in applying the requirements described herein, any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

       An unincorporated domestic entity, such as a partnership or limited liability company, that has a single owner, generally is not treated as an entity separate from its parent for federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets, liabilities and items of income of our operating partnership and any other partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an interest, directly or indirectly, is treated as our assets and gross income for purposes of applying the various REIT qualification requirements. For purposes of the 10% value test (described in “— Asset Tests”), our proportionate share is based on our proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, our proportionate share is based on our proportionate interest in the equity interests issued by the partnership.

       A REIT is permitted to own up to 100% of the stock of one or more “taxable REIT subsidiaries.” A taxable REIT subsidiary is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a taxable REIT subsidiary. A taxable REIT subsidiary will pay income tax at regular corporate rates on any income that it earns. In addition, the taxable REIT subsidiary rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to its parent REIT to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a taxable REIT subsidiary and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. We may engage in activities indirectly through a taxable REIT subsidiary as necessary or convenient to avoid obtaining the benefit of income or services that would jeopardize our REIT status if we engaged in the activities directly.

       Columbia TRS Corporation, one of our wholly owned subsidiaries, will elect to be a taxable REIT subsidiary and, therefore, will be subject to federal and state income taxes on their net income at the standard corporate rates. We intend to conduct asset management, development and other activities through Columbia TRS to the extent necessary to maintain our REIT status. In addition, we might also dispose of an unwanted asset through a taxable REIT subsidiary as necessary or convenient to avoid the 100% tax on income from prohibited transactions. See description below under “— Prohibited Transactions.”

Gross Income Tests

       We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by mortgages on real property, or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real estate assets; and

•	income derived from the temporary investment of new capital that is attributable to the issuance of our shares of beneficial interest or a public offering of our debt with a maturity date of at least five years and that we receive during the one year period beginning on the date on which we received such new capital.

       Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities or any combination of these. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business and income from “hedging transactions,” as defined in “— Hedging Transactions,” that are clearly and timely identified as such are excluded from both the numerator and the denominator in both income tests. The following paragraphs discuss the specific application of the gross income tests to us.

       Rents from Real Property. Rent that we receive from our real property will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met.

       First, the rent must not be based in whole or in part on the income or profits of any person. Participating rent, however, will qualify as “rents from real property” if it is based on percentages of receipts or sales and the percentages:

•	are fixed at the time the leases are entered into;

•	are not renegotiated during the term of the leases in a manner that has the effect of basing rent on income or profits; and

•	conform with normal business practice.

       More generally, the rent will not qualify as “rents from real property” if, considering the relevant lease and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the rent on income or profits. We have represented to Hunton & Williams LLP that we intend to set and accept rents which are fixed dollar amounts or a fixed percentage of gross revenue, and not to any extent by reference to any person’s income or profits, in compliance with the rules above.

       Second, we must not own, actually or constructively, 10% or more of the stock or the assets or net profits of any lessee, referred to as a related party tenant, other than a taxable REIT subsidiary. The constructive ownership rules generally provide that, if 10% or more in value of our shares is owned, directly or indirectly, by or for any person, we are considered as owning the stock owned, directly or indirectly, by or for such person. We do not own any stock or any assets or net profits of any lessee directly. In addition, our charter prohibits transfers of our shares that would cause us to own actually or constructively, 10% or more of the ownership interests in a lessee. We should, therefore, never own, actually or constructively, 10% or more of any lessee other than a taxable REIT subsidiary. We have represented to Hunton & Williams LLP that we will not rent any property to a related-party tenant. However, because the constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of our shares, no absolute assurance can be given that such transfers or other events of which we have no knowledge will not cause us to own constructively 10% or more of a lessee other than a taxable REIT subsidiary at some future date.

       As described above, we may own up to 100% of the stock of one or more taxable REIT subsidiaries. Under an exception to the related-party tenant rule described in the preceding paragraph, rent that we receive from a taxable REIT subsidiary will qualify as “rents from real property” as long as (1) at least 90% of the leased space in the property is leased to persons other than taxable REIT subsidiaries and related party tenants, (2) the amount paid by the taxable REIT subsidiary to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space and (3) the amount paid is not attributable to increased rent as a result of a modification of a lease with a taxable REIT subsidiary in which we own directly or indirectly more than 50% of the voting power or value of the stock (a “controlled taxable REIT subsidiary”). If in the future we receive rent from a taxable REIT subsidiary, we will seek to comply with this exception.

       Third, the rent attributable to the personal property leased in connection with a lease of real property must not be greater than 15% of the total rent received under the lease. The rent attributable to personal property under a lease is the amount that bears the same ratio to total rent under the lease for the taxable year as the average of the fair market values of the leased personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property covered by the lease at the beginning and at the end of such taxable year (the “personal property ratio”). With respect to each of our leases, we believe that the personal property ratio generally is less than 15%. Where that is not, or may in the future not be, the case, we believe that any income attributable to personal property will not jeopardize our ability to qualify as a REIT. There can be no assurance, however, that the IRS would not challenge our calculation of a personal property ratio, or that a court would not uphold such assertion. If such a challenge were successfully asserted, we could fail to satisfy the 75% or 95% gross income test and thus lose our REIT status.

       Fourth, we cannot furnish or render noncustomary services to the tenants of our properties, or manage or operate our properties, other than through an independent contractor who is adequately compensated and from whom we do not derive or receive any income. However, we need not provide services through an “independent contractor,” but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. The Trammell Crow Company will provide management functions at certain of our properties and may provide noncustomary services to the tenants of our properties. We believe that the Trammell Crow Company qualifies as an independent contractor with respect to us. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Finally, we may own up to 100% of the stock of one or more taxable REIT subsidiaries, which may provide noncustomary services to our tenants without tainting our rents from the related properties. We do not intend to perform any services other than customary ones for our lessees, other than services provided through independent contractors, such as the Trammell Crow Company or taxable REIT subsidiaries. We have represented to Hunton & Williams LLP that we will not perform noncustomary services which would jeopardize our REIT status.

       If a portion of the rent we receive from a property does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. If rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year and we do not qualify for certain statutory relief requirements, we would lose our REIT status. By contrast, in the following circumstances, none of the rent from a lease of property would qualify as “rents from real property”: (1) the rent is considered based on the income or profits of the lessee; (2) the lessee is a related party tenant or fails to qualify for the exception to the related-party tenant rule for qualifying taxable REIT subsidiaries; or (3) we furnish noncustomary services to the tenants of the property, or manage or operate the property, other than through a qualifying independent contractor or a taxable REIT subsidiary. In any of these circumstances, we could lose our REIT status because we would be unable to satisfy either the 75% or 95% gross income test.

       Tenants may be required to pay, besides base rent, reimbursements for certain amounts we are obligated to pay to third parties (such as a lessee’s proportionate share of a property’s operational or capital expenses), penalties for nonpayment or late payment of rent or additions to rent. These and other similar payments should qualify as “rents from real property.” To the extent they do not, they should be treated as interest that qualifies for the 95% gross income test.

       Property Management. The income earned from managing properties for third parties will not be qualifying income for purposes of either the 75% or 95% gross income tests. We intend initially to conduct our third-party management business through our operating partnership and our taxable REIT subsidiary. We will monitor our income from our third-party management business and our other nonqualifying income to ensure we comply with the 75% and 95% gross income tests.

       Interest. The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of the amount depends in whole or in part on the income or profits of any person. However, interest generally includes the following:

•	an amount that is based on a fixed percentage or percentages of receipts or sales; and

•	an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

       If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

       Interest on debt secured by a mortgage on real property or on interests in real property, including, for this purpose, discount points, prepayment penalties, loan assumption fees, and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. However, if the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date the REIT agreed to originate or acquire the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property — that is, the amount by which the loan exceeds the value of the real estate that is security for the loan.

       The interest, original issue discount and market discount income that we receive from a mortgage loan generally will be qualifying income for purposes of both gross income tests. However, as discussed above, if the fair market value of the real estate securing a loan is less than the principal amount of the loan, a portion of the income from that loan will be qualifying income for purposes of the 95% gross income test but not the 75% gross income test.

       Prohibited Transactions. A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets will be held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business.” We may hold and dispose of those properties we conclude may not fall within the safe-harbor provisions through Columbia TRS or another taxable REIT subsidiary.

       Foreclosure Property. We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property acquired by a REIT as the result of the REIT’s having bid on the property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law after actual or imminent default on a lease of the property or on indebtedness secured by the property (any such proceeding or agreement referred to as a “Repossession Action”). Property acquired by a Repossession Action will not be considered “foreclosure property” if (a) the REIT held or acquired the property subject to a lease or securing indebtedness for sale to customers in the ordinary course of business or (b) the lease or loan was acquired or entered into with intent to take Repossession Action or in circumstances where the REIT had reason to know a default would occur. The determination of such intent or reason to know must be based on all relevant facts and circumstances. In no case will property be considered “foreclosure property” unless the REIT makes a proper election to treat the property as foreclosure property.

       A REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property (or longer if an extension is granted by the Secretary of the Treasury). This period (as extended, if applicable) terminates, and foreclosure property ceases to be foreclosure property on the first day:

•	on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•	on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

•	which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

       Hedging Transactions. From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Income and gain from “hedging transactions” will be excluded from gross income for purposes of the 95% gross income test (but not the 75% gross income test). A “hedging transaction” includes any transaction entered into in the normal course of our trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets. We will be required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into. We intend to structure any hedging or similar transactions so as not to jeopardize our status as a REIT.

       Failure to Satisfy Gross Income Tests. If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions generally will be available if:

•	our failure to meet these tests is due to reasonable cause and not to willful neglect; and

•	following such failure, we file a schedule describing each item of gross income for such year in accordance with Treasury regulations.

       We cannot with certainty predict whether any failure to meet these tests will qualify for the relief provisions. As discussed above in “— Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied, in either case, by a fraction intended to reflect our profitability.

Asset Tests

       To maintain our qualification as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year.

       First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables;

•	government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgages on real property;

•	stock in other REITs; and

•	investments in stock or debt instruments during the one year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term.

       Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets.

       Third, of our investments included in the 75% asset class, we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities.

       Fourth, no more than 20% of the value of our total assets may consist of the securities of one or more taxable REIT subsidiaries.

       Fifth, no more than 25% of the value of our total assets may consist of the securities of taxable REIT subsidiaries and other taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

       For purposes of the second and third asset tests, the term “securities” does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or taxable REIT subsidiary, mortgage loans that constitute real estate assets, or equity interests in a partnership. Except as described in the next sentence, the term “securities,” however, generally includes debt securities issued by a partnership or another REIT. For purposes of the 10% value test, the term “securities” does not include:

•	“Straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, and (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any controlled taxable REIT subsidiary hold non-“straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

•	a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

•	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice.

•	Any loan to an individual or an estate.

•	Any “section 467 rental agreement,” other than an agreement with a related party tenant.

•	Any obligation to pay “rents from real property.”

•	Certain securities issued by governmental entities.

•	Any security issued by a REIT.

•	Any debt instrument of an entity treated as a partnership for federal income tax purposes to the extent of our interest as a partner in the partnership.

•	Any debt instrument of an entity treated as a partnership for federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transaction, is qualifying income for purposes of the 75% gross income test described above in “— Gross Income Tests.”

      As part of the formation transactions, we will acquire a 40% interest in a limited liability company that will own more than 99% of the Barlow Corporation. The Barlow Corporation owns the Barlow Building and will elect to be taxed as a REIT. See “— Tax Aspects of Our Investment in the Barlow Corporation” below. If the Barlow Corporation fails to qualify as a REIT, we would fail to satisfy the 10% asset test because we would be treated as owning, through our 40% interest in the limited liability company, more than 10% of the outstanding securities of the Barlow Corporation.

       We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT status if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•	the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

       If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

       In the event that we violate the second or third asset tests described above at the end of any calendar quarter, we will not lose our REIT status if (i) the failure is de minimis (up to the lesser of 1% of our assets or $10 million) and (ii) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure. In the event of a more than de minimis failure of any of the asset tests, as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT status if we (i) dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure and (ii) pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

Distribution Requirements

       Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our shareholders in an aggregate amount not less than:

•	the sum of

•	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction or our net capital gain or loss, and

•	90% of our after-tax net income, if any, from foreclosure property, minus

•	the sum of certain items of non-cash income.

       We must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for the year, pay the distribution on or before the first regular dividend payment date after such declaration and elect on our tax return the dollar amount of such dividend treated as paid in the prior year.

       We will pay federal income tax on taxable income, including net capital gain, we do not distribute to shareholders. In addition, we will incur a 4% nondeductible excise tax on the excess of a specified required distribution over amounts we actually distribute if we distribute an amount less than the required distribution during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year. The required distribution must not be less than the sum of:

•	85% of our REIT ordinary income for the year,

•	95% of our REIT capital gain income for the year, and

•	any undistributed taxable income from prior periods.

       We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See “— Taxation of Taxable U.S. Shareholders.” If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

       It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our “REIT taxable income.” Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the 4% nondeductible excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional common or preferred shares.

       Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our shareholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

       We must maintain certain records in order to qualify as a REIT. In addition, to avoid paying a penalty, we must request on an annual basis information from our shareholders designed to disclose the actual ownership of the outstanding shares of our common stock. We intend to comply with these requirements.

Failure to Qualify

       If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “— Gross Income Tests” and “— Asset Tests.”

       If we failed to qualify as a REIT in any taxable year and no relief provision applied, we would have the following consequences. We would be subject to federal income tax and any applicable alternative minimum tax at rates applicable to regular C corporations on our taxable income, determined without reduction for amounts distributed to shareholders. We would not be required to make any distributions to shareholders, and any distributions to shareholders would be taxable as dividend income to the extent of our current and accumulated earnings and profits. Corporate shareholders could be eligible for a dividends-received deduction if certain conditions are satisfied. Unless we qualified for relief under specific statutory provisions, we would not be permitted to elect taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT.

Taxable REIT Subsidiaries

       As described above, we may own up to 100% of the stock of one or more taxable REIT subsidiaries. A taxable REIT subsidiary is a fully taxable corporation that is permitted to have income that would not be qualifying income if earned directly by us. A taxable REIT subsidiary may provide services to our tenants and engage in activities unrelated to our tenants, such as third-party management, development, and other independent business activities. However, a taxable REIT subsidiary may not directly or indirectly operate or manage any hotels or health care facilities or provide rights to any brand name under which any hotel or health care facility is operated.

       We and any corporate subsidiary in which we own stock must make an election for the subsidiary to be treated as a taxable REIT subsidiary. If a taxable REIT subsidiary directly or indirectly owns securities of a corporation with more than 35% of the value or voting power of all outstanding securities of the corporation, the corporation will automatically also be treated as a taxable REIT subsidiary. Overall, no more than 20% of the value of our assets may consist of securities of one or more taxable REIT subsidiaries, and no more than 25% of the value of our assets may consist of the securities of taxable REIT subsidiaries and other taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

       Rent we receive from our taxable REIT subsidiaries will qualify as “rents from real property” as long as at least 90% of the leased space in the property is leased to persons other than taxable REIT subsidiaries and related party tenants, and the amount paid by the taxable REIT subsidiary to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space. However, any increase as a result of a lease modification in the rent paid by a controlled taxable REIT subsidiary would not be qualifying income for purposes of the gross income tests. The taxable REIT subsidiary rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to us to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a taxable REIT subsidiary and us or our tenants that are not conducted on an arm’s-length basis.

       Columbia TRS, one of our wholly owned subsidiaries, will elect to be a taxable REIT subsidiary. We intend to conduct asset management, development and other activities through Columbia TRS to the extent necessary to maintain our REIT status. We believe that all transactions between us and any taxable REIT subsidiary that we form or acquire will be conducted on an arm’s-length basis.

Taxation of Taxable U.S. Shareholders

       The term “U.S. shareholder” means a holder of shares of our common stock that, for United States federal income tax purposes, is:

•	a citizen or resident of the United States;

•	a corporation or partnership (including an entity treated as a corporation or partnership for U.S. federal income tax purposes) created or organized under the laws of the United States any State or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

       If a partnership, entity or arrangement treated as a partnership for federal income tax purposes holds shares of our common stock, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding shares of our common stock, you should consult your tax advisor regarding the consequences of the purchase, ownership and disposition of shares of our common stock by the partnership.

       As long as we qualify as a REIT, a taxable “U.S. shareholder” must generally take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A U.S. shareholder will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. shareholder generally will not qualify for the 15% tax rate for “qualified dividend income.” The Jobs and Growth Tax Relief Reconciliation Act of 2003 reduced the maximum tax rate for qualified dividend income from 38.6% to 15% for tax years 2003 through 2008. Without future congressional action, the maximum tax rate on qualified dividend income will move to 35% in 2009 and 39.6% in 2011. Qualified dividend income generally includes dividends paid to individuals, trusts and estates by domestic C corporations and certain qualified foreign corporations. Because we are not generally subject to federal income tax on the portion of our REIT taxable income distributed to our shareholders (see “— Taxation of Our Company” above), our dividends generally will not be eligible for the 15% rate on qualified dividend income. As a result, our ordinary REIT dividends are taxed at the higher tax rate applicable to ordinary income. Currently, the highest marginal individual income tax rate on ordinary income is 35%. However, the 15% tax rate for qualified dividend income will apply to our ordinary REIT dividends (i) attributable to dividends received by us from non-REIT corporations, such as a taxable REIT subsidiary, and (ii) to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a shareholder must hold shares of our common stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which shares of our common stock become ex-dividend.

       Distributions to a U.S. shareholder which we designate as capital gain dividends will generally be treated as long-term capital gain, without regard to the period for which the U.S. shareholder has held its shares of common stock. We generally will designate our capital gain dividends as either 15% or 25% rate distributions. A corporate U.S. shareholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

       We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. shareholder would receive a credit or refund for its proportionate share of the tax we paid. The U.S. shareholder would increase the basis in its shares of common stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

       A U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. shareholder’s shares of common stock. Instead, the distribution will reduce the adjusted basis of the shares, and any amount in excess of both our current and accumulated earnings and profits and the adjusted basis will be treated as capital gain, long-term if the shares have been held for more than one year, provided the shares are a capital asset in the hands of the U.S. shareholder. In addition, any distribution we declare in October, November, or December of any year that is payable to a U.S. shareholder of record on a specified date in any of those months will be treated as paid by us and received by the U.S. shareholder on December 31 of the year, provided we actually pay the distribution during January of the following calendar year.

       Shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of shares of common stock will not be treated as passive activity income; shareholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the shareholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of shares of common stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify shareholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

Taxation of U.S. Shareholders on the Disposition of Common Stock.

       In general, a U.S. shareholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of shares of our common stock as long-term capital gain or loss if the U.S. shareholder has held the shares for more than one year, and otherwise as short-term capital gain or loss. However, a U.S. shareholder must treat any loss upon a sale or exchange of shares of common stock held for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us which the U.S. shareholder treats as long-term capital gain. All or a portion of any loss that a U.S. shareholder realizes upon a taxable disposition of shares of common stock may be disallowed if the U.S. shareholder purchases other shares of common stock within 30 days before or after the disposition.

Capital Gains and Losses.

       The tax-rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is currently 35.0%. The maximum tax rate on long-term capital gain applicable to individual taxpayers through 2008 is 15% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property” (i.e., generally, depreciable real property) is 25% to the extent the gain would have been treated as ordinary income if the property were “section 1245 property” (i.e., generally, depreciable personal property). We generally may designate whether a distribution we designate as capital gain dividends (and any retained capital gain that we are deemed to distribute) is taxable to non-corporate shareholders at a 15% or 25% rate.

       The characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum of $3,000 annually. A non-corporate taxpayer may carry unused capital losses forward indefinitely. A corporate taxpayer must pay tax on its net capital gain at corporate ordinary-income rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses carried back three years and forward five years.

Information Reporting Requirements and Backup Withholding.

       We will report to our shareholders and to the IRS the amount of distributions we pay during each calendar year and the amount of tax we withhold, if any. A shareholder may be subject to backup withholding at a rate of up to 28% with respect to distributions unless the holder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

       A shareholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to us. For a discussion of the backup withholding rules as applied to non-U.S. shareholders, see “— Taxation of Non-U.S. Shareholders.”

Taxation of Tax-Exempt Shareholders

       Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, referred to as pension trusts, generally are exempt from federal income taxation. However, they are subject to taxation on their “unrelated business taxable income.” While many investments in real estate generate unrelated business taxable income, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts we distribute to tax-exempt shareholders generally should not constitute unrelated business taxable income. However, if a tax-exempt shareholder were to finance its acquisition of shares of our common stock with debt, a portion of the income it received from us would constitute unrelated business taxable income pursuant to the “debt-financed property” rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions they receive from us as unrelated business taxable income. Finally, in certain circumstances, a qualified employee pension or profit-sharing trust that owns more than 10% of our shares of beneficial interest (by value) must treat a percentage of the dividends it receives from us as unrelated business taxable income. The percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. This rule applies to a pension trust holding more than 10% of our shares only if:

•	the percentage of our dividends which the tax-exempt trust must treat as unrelated business taxable income is at least 5%;

•	we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our shares of beneficial interest be owned by five or fewer individuals, which modification allows the beneficiaries of the pension trust to be treated as holding shares in proportion to their actual interests in the pension trust; and

•	either of the following applies:

•	one pension trust owns more than 25% of the value of our shares of beneficial interest; or

•	one or more pension trusts each individually holding more than 10% of the value of our shares of beneficial interest collectively owns more than 50% of the value of our shares of beneficial interest.

Taxation of Non-U.S. Shareholders

       The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign shareholders are complex. This section is only a summary of such rules. We urge non-U.S. shareholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on ownership of shares of our common stock, including any reporting requirements.

       A non-U.S. shareholder that receives a distribution which (a) is not attributable to gain from our sale or exchange of “United States real property interests” (defined below) and (b) we do not designate a capital gain dividend (or retained capital gain) will recognize ordinary income to the extent of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. However, a non-U.S. shareholder generally will be subject to federal income tax at graduated rates on any distribution treated as effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business, in the same manner as U.S. shareholders are taxed on distributions. A corporate non-U.S. shareholder may, in addition, be subject to the 30% branch profits tax. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any distribution paid to a non-U.S. shareholder unless:

•	a lower treaty rate applies and the non-U.S. shareholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us; or

•	the non-U.S. shareholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

       A non-U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted basis of the shareholder’s common stock. Instead, the excess portion of the distribution will reduce the adjusted basis of the shares. A non-U.S. shareholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its shares, if the non-U.S. shareholder otherwise would be subject to tax on gain from the sale or disposition of shares of common stock, as described below. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. shareholder may obtain a refund of amounts we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

       We may be required to withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. We will, therefore, withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

       For any year in which we qualify as a REIT, a non-U.S. shareholder will incur tax on distributions attributable to gain from our sale or exchange of “United States real property interests” under the “FIRPTA” provisions of the Internal Revenue Code. The term “United States real property interests” includes interests in real property and shares in corporations at least 50% of whose assets consist of interests in real property. Under the FIRPTA rules, a non-U.S. shareholder is taxed on distributions attributable to gain from sales of United States real property interests as if the gain were effectively connected with the conduct of a United States business of the non-U.S. shareholder. A non-U.S. shareholder thus would be taxed on such a distribution at the normal capital gain rates applicable to

U.S. shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate shareholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. shareholder may receive a credit against our tax liability for the amount we withhold. However, if our common stock is regularly traded on an established securities market, capital gain distributions that are attributable to our sale of real property will be treated as ordinary dividends rather than as gain from the sale of a United States real property interest, as long as the non-U.S. shareholder does not own more than 5% of that Class of our stock during the taxable year. As a result, non-U.S. shareholders generally would be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends. We anticipate that our common stock will be regularly traded on an established securities market following this offering.

       A non-U.S. shareholder generally will not incur tax under FIRPTA with respect to gain on a sale of shares of common stock as long as, at all times, non-U.S. persons hold, directly or indirectly, less than 50% in value of the outstanding shares of our common stock. We cannot assure you that this test will be met. In addition, a non-U.S. shareholder that owned, actually or constructively, 5% or less of the outstanding shares of our common stock at all times during a specified testing period will not incur tax under FIRPTA on gain from a sale of shares of common stock if the shares are regularly traded on an established securities market. Because we expect that shares of our common stock will be regularly traded on an established securities market after this offering, we expect that a non-U.S. shareholder generally will not incur tax under FIRPTA on gain from a sale of shares of our common stock unless it owns or has owned more than 5% of the outstanding shares of our common stock at any time during the five year period to such sale. Any gain subject to tax under FIRPTA will be treated in the same manner as it would be in the hands of U.S. shareholders subject to alternative minimum tax, but under a special alternative minimum tax in the case of nonresident alien individuals.

       A non-U.S. shareholder generally will incur tax on gain not subject to FIRPTA if:

•	the gain is effectively connected with the conduct of the non-U.S. shareholder’s U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to the gain; or

•	the non-U.S. shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. shareholder will incur a 30% tax on capital gains.

Other Tax Consequences

Tax Aspects of Our Investments in the Operating Partnership and Subsidiary Partnerships

       The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investment in our operating partnership and any subsidiary partnerships or limited liability companies we form or acquire that are treated as partnerships for federal income tax purposes, each individually referred to as a “Partnership” and, collectively, as “Partnerships.” The following discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

       Classification as Partnerships. We are entitled to include in our income our distributive share of each Partnership’s income and to deduct our distributive share of each Partnership’s losses only if such Partnership is classified for federal income tax purposes as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member), rather than as a corporation or an association taxable as a corporation. An organization with at least two owners or members will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

•	is treated as a partnership under the Treasury regulations relating to entity classification (the “check-the-box regulations”); and

•	is not a “publicly traded” partnership.

       Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity does not make an election, it generally will be treated as a partnership for federal income tax purposes. We intend that each Partnership will be classified as a partnership for federal income tax purposes (or else a disregarded entity where there are not at least two separate beneficial owners).

       A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market (or a substantial equivalent). A publicly traded partnership is generally treated as a corporation for federal income tax purposes, but will not be so treated for any taxable year if at least 90% of the partnership’s gross income for each taxable year beginning after December 31, 1987 in which it was classified as a publicly traded partnership, consisted of specified passive income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends (the “90% passive income exception”).

       Treasury regulations, referred to as PTP regulations, provide limited safe harbors from treatment as a publicly traded partnership. Pursuant to one of those safe harbors (the “private placement exclusion”), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act of 1933, as amended, and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. For the determination of the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in the partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. Each Partnership should qualify for the private placement exclusion.

       We have not requested, and do not intend to request, a ruling from the IRS that the Partnerships will be classified as partnerships for federal income tax purposes. If for any reason a Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, we likely would not be able to qualify as a REIT. See “— Gross Income Tests” and “— Asset Tests.” In addition, any change in a Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “— Distribution Requirements.” Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income.

Income Taxation of the Partnerships and Their Partners

       Partners, Not the Partnerships, Subject to Tax. A partnership is not a taxable entity for federal income tax purposes. We will therefore take into account our allocable share of each Partnership’s income, gains, losses, deductions, and credits for each taxable year of the Partnership ending with or within our taxable year, even if we receive no distribution from the Partnership for that year or a distribution less than our share of taxable income. Similarly, even if we receive a distribution, it may not be taxable if the distribution does not exceed our adjusted tax basis in our interest in the Partnership.

       Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership’s allocations of taxable income, gain, and loss are intended to comply with the requirements of the federal income tax laws governing partnership allocations.

       Tax Allocations With Respect to Contributed Properties. Income, gain, loss, and deduction attributable to (a) appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership or (b) property revalued on the books of a partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss, referred to as “built-in gain” or “built-in loss,” is generally equal to the difference between the fair market value of the contributed or revalued property at the time of contribution or revaluation and the adjusted tax basis of such property at that time, referred to as a book-tax difference. Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The U.S. Treasury Department has issued regulations requiring partnerships to use a “reasonable method” for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods. Unless we as general partner select a different method, our operating partnership will use the traditional method for allocating items with respect to which there is a book-tax difference.

       Basis in Partnership Interest. Our adjusted tax basis in any partnership interest we own generally will be:

•	the amount of cash and the basis of any other property we contribute to the partnership;

•	increased by our allocable share of the partnership’s income (including tax-exempt income) and our allocable share of indebtedness of the partnership; and

•	reduced, but not below zero, by our allocable share of the partnership’s loss, the amount of cash and the basis of property distributed to us, and constructive distributions resulting from a reduction in our share of indebtedness of the partnership.

       Loss allocated to us in excess of our basis in a partnership interest will not be taken into account until we again have basis sufficient to absorb the loss. A reduction of our share of partnership indebtedness will be treated as a constructive cash distribution to us, and will reduce our adjusted tax basis. Distributions, including constructive distributions, in excess of the basis of our partnership interest will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as long-term capital gain.

       Depreciation Deductions Available to Partnerships. The initial tax basis of property is the amount of cash and the basis of property given as consideration for the property. A partnership in which we are a partner generally will depreciate property for federal income tax purposes under the modified accelerated cost recovery system of depreciation, referred to as MACRS. A first-year “bonus” depreciation deduction equal to 50% of the adjusted basis of qualified property is available for qualified property that is placed in service after May 5, 2003. “Qualified property” includes qualified leasehold improvement property and property with a recovery period of less than 20 years, such as furnishings and equipment at our commercial office properties. “Qualified leasehold improvement property” generally includes improvements made to the interior of nonresidential real property that are placed in service more than three years after the date the building was placed in service. In addition, certain qualified leasehold improvement property placed in service before January 1, 2006 will be depreciated over a 15-year recovery period using a straight-line method and a half-year convention. Under MACRS, the partnership generally will depreciate furnishings and equipment over a seven year recovery period using a 200% declining balance method and a half-year convention. If, however, the partnership places more than 40% of its furnishings and equipment in service during the last three months of a taxable year, a mid-quarter depreciation convention must be used for the furnishings and equipment placed in service during that year. Under MACRS, the partnership generally will depreciate buildings and improvements over a 39 year recovery period using a straight line method and a mid-month convention. Our operating partnership’s initial basis in properties acquired in exchange for units of our operating partnership should be the same as the transferor’s basis in such properties on the date of acquisition by the partnership. Although the law is not entirely clear, the partnership generally will depreciate such property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors. The partnership’s tax depreciation deductions will be allocated among the partners in accordance with their respective interests in the partnership, except to the extent that the partnership is required under the federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions attributable to contributed or revalued properties that results in our receiving a disproportionate share of such deductions.

       Sale of a Partnership’s Property. Generally, any gain realized by a Partnership on the sale of property held for more than one year will be long-term capital gain, except for any portion of the gain treated as depreciation or cost recovery recapture. Any gain or loss recognized by a Partnership on the disposition of contributed or revalued properties will be allocated first to the partners who contributed the properties or who were partners at the time of revaluation, to the extent of their built-in gain or loss on those properties for federal income tax purposes. The partners’ built-in gain or loss on contributed or revalued properties is the difference between the partners’ proportionate share of the book value of those properties and the partners’ tax basis allocable to those properties at the time of the contribution or revaluation. Any remaining gain or loss recognized by the Partnership on the disposition of contributed or revalued properties, and any gain or loss recognized by the Partnership on the disposition of other properties, will be allocated among the partners in accordance with their percentage interests in the Partnership.

       Our share of any Partnership gain from the sale of inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction subject to a 100% tax. Income from a prohibited transaction may have an adverse effect on our ability to satisfy the gross income tests for REIT status. See “— Gross Income Tests.” We do not presently intend to acquire or hold, or to allow any Partnership to acquire or hold, any property that is likely to be treated as inventory or property held primarily for sale to customers in the ordinary course of our, or the Partnership’s, trade or business.

Tax Aspects of Our Investment in the Barlow Corporation

      The following discussion summarizes certain federal income tax considerations applicable to our indirect investment in the Barlow Corporation. The following discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

      Acquisition Structure. The Barlow Corporation, through a wholly-owned corporate subsidiary, currently owns the Barlow Building. We intend to acquire a 40% interest in a limited liability company, called Barlow Holdings LLC, which will form a subsidiary that will merge into the Barlow Corporation in a cash merger (the “Merger”). The Merger will be treated for tax purposes as the acquisition by Barlow Holdings LLC of the shares of the Barlow Corporation. The Barlow Corporation currently is taxed as a pass-through entity under subchapter S of the Internal Revenue Code. The Barlow Corporation’s S election was effective January 1, 2000, and will terminate as a result of the closing of the Merger. After the Merger, the Barlow Corporation will elect to be taxed as a REIT.

      Taxation of The Barlow Corporation. As a REIT, the Barlow Corporation generally will not be subject to federal income tax on the taxable income that it distributes to its shareholders. However, as described in “— Taxation of Our Company” above, the Barlow Corporation will be subject to federal income tax in certain circumstances. In particular, because the Barlow Corporation was a C corporation before it made an S election, if the Barlow Corporation disposes of the Barlow Building in a taxable transaction during the ten year period beginning January 1, 2000 (i.e., before December 31, 2010), the Barlow Corporation will pay a substantial corporate level tax on its “built-in gain” that existed on January 1, 2000 when the Barlow Corporation made the S election. We estimate the “built-in gain” at approximately $40 million. In addition, because the tax basis of the Barlow Building will not be stepped up to the price being paid for the stock of the Barlow Corporation, (i) the Barlow Corporation will recognize substantially reduced depreciation deductions on the Barlow Building, as compared to the deductions the Barlow Corporation would have recognized if Barlow Holdings LLC had acquired the assets of the Barlow Corporation, and (ii) if the Barlow Corporation disposes of the Barlow Building in a taxable transaction, the Barlow Corporation will recognize a substantial amount of taxable income.

      Requirements for REIT Qualification. To qualify as a REIT, the Barlow Corporation must meet various organizational requirements, gross income tests, asset tests and annual distribution requirements. See “— Requirements for Qualification” above. We believe that, commencing with the short taxable year beginning on the closing date of the Merger and ending on December 31, 2005, the Barlow Corporation will be organized and will operate in such a manner to enable it to qualify for taxation, and to continue to qualify for taxation, as a REIT under the Internal Revenue Code. However, we have not received an opinion as to the Barlow Corporation’s status as a REIT and no assurances can be given that our beliefs will be fulfilled. In particular, one of the requirements for qualification as a REIT is that, as of the close of each REIT tax year, the REIT must have no C corporation “earnings and profits” accumulated in any non-REIT year. On the closing date of the Merger, we believe that the Barlow Corporation will have no C corporation earnings and profits. However, if the Barlow Corporation has C corporation earnings and profits at the time of the Merger because, for example, the Barlow Corporation failed to qualify as an S corporation, and those C corporation earnings and profits are not distributed before December 31, 2005, the Barlow Corporation will not qualify as REIT for the taxable year ending December 31, 2005 and may be prevented from qualifying as a REIT for any of the following four taxable years.

State and Local Taxes

      We and/or our shareholders may be subject to taxation by various states and localities, including those in which we or a shareholder transacts business, owns property or resides. The state and local tax treatment may differ from the federal income tax treatment described above. Consequently, shareholders should consult their own tax advisors regarding the effect of state and local tax laws upon an investment in shares of our common stock.

UNDERWRITING

       Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters named below, and the underwriters, for whom Wachovia Capital Markets, LLC and Robert W. Baird & Co. Incorporated are acting as representatives, have severally agreed to purchase, the respective number of shares of common stock appearing opposite their names below.

Underwriters	Number of Shares

Wachovia Capital Markets, LLC
Robert W. Baird & Co. Incorporated
A.G. Edwards & Sons, Inc.
Legg Mason Wood Walker, Incorporated
Raymond James & Associates, Inc.
Ferris, Baker Watts, Incorporated
Wells Fargo Securities, LLC

Total	10,666,666

       The underwriters have agreed to purchase all of the shares of common stock shown in the table above if any of the shares of common stock are purchased. The underwriters are offering the shares of common stock, subject to the prior sale of shares, and when, as and if such shares are delivered to and accepted by them. The underwriting agreement provides that the obligations of the underwriters are subject to conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us, our counsel and the independent auditors.

       The underwriters have advised us that they do not intend to confirm sales to any account over which they exercise discretionary authority.

Commissions and Discounts

       The underwriters will initially offer to sell the shares of common stock to the public at the initial public offering price of $          and to certain dealers at that price less a concession of not more than $           per share, of which $          may be reallowed to other dealers. After completion of this initial public offering, the public offering price, concession and reallowance to dealers may be changed.

       The following table shows the public offering price, underwriting discounts and proceeds, before expenses, to us, both on a per share basis and in total, assuming either no exercise or full exercise by the underwriters of their over-allotment option.

Total

	Per Share	Without Option	With Option

Public offering price
Underwriting discounts and commissions
Proceeds, before expenses, to us

       We estimate that the expenses of our organization and this offering payable by us, not including the underwriting discount and financial advisory fees, will be approximately $3.9 million. The maximum discount to be received by any member of the National Association of Securities Dealers, Inc., or NASD, in connection with this offering will not exceed 10% of the gross proceeds of this offering. The maximum reimbursement to any NASD member for bona fide due diligence expenses incurred in connection with this offering will not exceed 0.5%.

       In addition to the underwriting discount paid to the underwriters, we will also pay to Wachovia Capital Markets, LLC and Robert W. Baird & Co. Incorporated financial advisory fees relating to the offering in the aggregate amount of approximately $1.2 million (approximately $1.4 million if the underwriters’ over-allotment option is exercised in full.)

Over-Allotment Option

       We have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase a total of 1,600,000 additional shares of common stock from us at the public offering price per share less the underwriting discount per share shown on the cover page of this prospectus. To the extent that the underwriters exercise this option, each of the underwriters will have a firm commitment, subject to conditions, to purchase a number of additional shares of our common stock approximately proportionate to the underwriter’s initial commitment as indicated in the table above.

Directed Shares

       At our request, the underwriters have reserved for sale, at the initial public offering price, up to 8% of the shares of common stock offered by this prospectus for our directors, officers, employees, business associates and related persons associated with us who express an interest in purchasing these shares of common stock in this offering at the initial public offering price through a directed share program, including up to 666,667 shares reserved for sale to Oliver T. Carr, Jr., the father of our chairman and chief executive officer and to The Oliver Carr Company, a company controlled by Oliver T. Carr, Jr. If demand for directed shares exceeds the available shares, our management will allocate shares in its sole discretion. The number of shares available for sale to the general public in the offering will be reduced to the extent that these persons purchase reserved shares. Any reserved shares not purchased by these persons will be offered by the underwriters to the general public on the same terms as the other shares offered in this offering. The directed shares purchased by persons not otherwise subject to lock-up agreements described below will not be subject to lock-up agreements after the date of this prospectus, and these shares may be freely traded as any other shares of common stock purchased in the offering.

       All sales of shares pursuant to the directed share program will be made at the public offering price set forth on the cover page of this prospectus.

Lock-Up Agreements

       Our directors and officers, and Oliver T. Carr, Jr. will agree, with limited exceptions, for a period of 180 days after the date of this prospectus, that they will not, without the prior written consent of Wachovia Capital Markets, LLC and Robert W. Baird & Co. Incorporated, offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or other capital stock or any securities convertible into, or exercisable or exchangeable for, shares of our common or our other capital stock, except that those directors, officers and stockholder will be permitted to transfer any of these securities by gift, will or intestate succession (so long as any recipient of those securities enters into a similar lock-up agreement) and the stockholder will be permitted to distribute securities to affiliated entities (so long as any recipient of those securities enters into a similar lock-up agreement).

       In addition, we have agreed that, for a period of 180 days after the date of this prospectus, we will not, without the prior written consent of Wachovia Capital Markets, LLC and Robert W. Baird & Co. Incorporated, offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or other capital stock or any securities convertible into, or exercisable or exchangeable for, shares of our common stock or other capital stock, except for:

•	the shares of common stock being sold by us in this offering; and

•	the issuance of shares of common stock pursuant to our equity incentive plan as in effect on the date of this prospectus.
       Wachovia Capital Markets, LLC may, in its sole discretion and at any time or from time to time, without notice, release all or any portion of the shares of common stock subject to the lock-up agreements listed above.

Indemnity

       We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, or to contribute payments that the underwriters may be required to make in respect of those liabilities.

Stabilization

       The underwriters have advised us that, pursuant to Regulation M under the Exchange Act, certain persons participating in this offering may engage in transactions, including stabilizing bids, syndicate covering transactions, the imposition of penalty bids, which may have the effect of stabilizing or maintaining the market price of our common stock at a level above that which might otherwise prevail in the open market.

•	A “stabilizing bid” is a bid for or the purchase of the common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock.

•	A “syndicate covering transaction” is a bid for or the purchase of the common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with this offering.

•	A “penalty bid” is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to an underwriter or selling group member in connection with this offering if the common stock originally sold by that underwriter or selling group member is purchased by the underwriters in a syndicate covering transaction and has therefore not been effectively placed by that underwriter or selling group member.

       The underwriters have advised us that these transactions may be effected on the NYSE or otherwise. Neither we nor any of the underwriters makes any representation that the underwriters will engage in any of the transactions described above and these transactions, if commenced, may be discontinued without notice. Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of the effect that the transactions described above, if commenced, may have on the market price of our common stock.

Other Relationships

       Wachovia Capital Markets, LLC, and its affiliates have engaged and may, from time to time, engage in other transactions with us and perform other services for us in the ordinary course of its business. In particular, Wachovia Capital Investments, Inc., an affiliate of Wachovia Capital Markets, LLC, our lead underwriter, is a lender under a mezzanine loan to the entity that owns the Meadows IV property, with an outstanding principal balance of approximately $4.4 million as of March 31, 2005. We intend to repay the outstanding principal balance of the mezzanine loan with a portion of the net proceeds of this offering. Wachovia Bank, National Association, which is also an affiliate of Wachovia Capital Markets, LLC, is the lender under a first mortgage loan to the entity that owns the Suffolk Building.

      Wells Fargo Bank, N.A., an affiliate of Wells Fargo Securities, LLC, one of our co-managing underwriters, is a lender under a mezzanine loan to the entity that owns the Fair Oaks property, with a principal balance of approximately $6.4 million as of March 31, 2005. We intend to repay the outstanding balance of this mezzanine loan with a portion of the net proceeds of this offering.

      We are discussing with affiliates of Wells Fargo Securities, LLC and Wachovia Capital Markets, LLC the terms of a secured credit facility. In the event we enter into agreements with one or both of such affiliates, as lenders, we expect to pay customary fees in connection with such credit facility.

Pricing of This Offering

       Prior to this offering, there is no public market for our common stock. Consequently, the initial public offering price for the shares of our common stock will be determined by negotiations between us and the underwriters. The factors to be considered in determining the initial public offering price include:

•	prevailing market conditions;

•	our predecessors’ historical performance and capital structure;

•	the market capitalization and stage of development of the other public companies whose businesses that we and the representatives of the underwriters believe to be comparable to our business;

•	the ratios of common share price to funds from operations per share and common share price to adjusted funds from operations per share of other public companies whose businesses we and the representatives of the underwriters believe to be comparable to our business;

•	the present stage of our development;

•	our future prospects; and

•	the current state of the commercial real estate industry and the economy as a whole.

       The initial public offering price does not necessarily bear any relationship to our book value, assets, financial condition or any other established criteria of value and may not be indicative of the market price for our common stock after this offering. An active trading market for our common stock may not develop. It is possible that the market price of our common stock after this offering may be less than the initial public offering price.

Listing on the New York Stock Exchange

       We have applied to list our common stock on the New York Stock Exchange under the symbol “COE.” In order to meet the requirements for listing on the NYSE, the underwriters will undertake that the shares of common stock will be sold to ensure that NYSE distribution standards are met.

Electronic Prospectus Delivery

       In connection with this offering, certain of the underwriters or securities dealers may distribute this prospectus electronically.

LEGAL MATTERS

       Certain legal matters will be passed upon for us by Hunton & Williams LLP and for the underwriters by Bass, Berry & Sims PLC. Venable LLP, Baltimore, Maryland, will issue an opinion to us regarding certain matters of Maryland law, including the validity of the shares of common stock offered hereby.

EXPERTS

       The financial statements of Columbia Equity Trust, Inc. as of February 28, 2005, and for the period from September 23, 2004 (inception) to February 28, 2005 included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

       The combined financial statements of Columbia Equity Trust, Inc. Predecessor as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004 included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

       The combined statement of revenues and certain expenses of Fair Oaks, Greenbriar, Sherwood Plaza and Meadows IV (the “Significant Properties”) for the year ended December 31, 2004 included in this prospectus has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the combined statement of revenues and certain expenses and includes an explanatory paragraph noting that the combined statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation of the revenues and expenses of the Significant Properties), and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

       The statement of revenues and certain expenses of Loudoun Gateway IV for the year ended December 31, 2004 included in this prospectus has been audited by Deloitte & Touche, LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the statement of revenues and certain expenses and includes an explanatory paragraph noting that the statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation of the revenues and expenses of Loudoun Gateway IV), and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

       The statement of revenues and certain expenses of the Suffolk Building for the year ended December 31, 2004 included in this prospectus has been audited by Deloitte & Touche, LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the statement of revenues and certain expenses and includes an explanatory paragraph noting that the statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation of the revenues and expenses of the Suffolk Building), and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

       The statement of revenues and certain expenses of the Barlow Building for the year ended December 31, 2004 included in this prospectus has been audited by Deloitte & Touche, LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the statement of revenues and certain expenses and includes an explanatory paragraph noting that the statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation of the revenues and expenses of the Barlow Building), and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

       The financial statements of King I, LLC, as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004 included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein, and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

       The financial statements of Madison Place, LLC as of December 31, 2004 and 2003, and for the year ended December 31, 2004, and the period from July 17, 2003 (inception) to December 31, 2003 included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein, and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

       The financial statements of Carr Capital 1575 Eye Street Associates LLC as of December 31, 2004 and 2003, and for the years then ended, and for the period from February 28, 2002 (inception) to December 31, 2002 included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein, and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

       We have filed with the SEC a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the shares of common stock to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement may be obtained from the public reference room of the Securities and Exchange Commission upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you on the SEC’s website at www.sec.gov.

       As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act, and will file periodic reports, proxy statements and will make available to our stockholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

INDEX TO FINANCIAL STATEMENTS

Page

Unaudited Pro Forma Combined Information — Columbia Equity Trust, Inc.
Pro Forma Combined Balance Sheet as of March 31, 2005	F-4
Pro Forma Combined Statement of Operations for the three months ended March 31, 2005	F-5
Pro Forma Combined Statement of Operations for the year ended December 31, 2004	F-6
Notes to Pro Forma Combined Financial Statements	F-7
Historical Financial Statements — Columbia Equity Trust, Inc.
Report of Independent Registered Public Accounting Firm	F-16
Balance Sheets as of March 31, 2005 (unaudited) and February 28, 2005	F-17
Statements of Operations for the month ended March 31, 2005 (unaudited) and for the period from September 23, 2004 (inception) to February 28, 2005	F-18
Statements of Cash Flows for the month ended March 31, 2005 (unaudited) and for the period from September 23, 2004 (inception) to February 28, 2005	F-19
Statements of Equity for the period from September 23, 2004 (inception) to February 28, 2005 and for the month ended March 31, 2005 (unaudited)	F-20
Notes to Financial Statements	F-21
Historical Financial Statements — Columbia Equity Trust, Inc. Predecessor
Report of Independent Registered Public Accounting Firm	F-23
Combined Balance Sheets as of March 31, 2005 (unaudited) and December 31, 2004 and 2003	F-24
Combined Statements of Operations for the three months ended March 31, 2005 (unaudited) and 2004 (unaudited) and the years ended December 31, 2004, 2003 and 2002	F-25
Combined Statements of Cash Flows for the three months ended March 31, 2005 (unaudited) and 2004 (unaudited) and the years ended December 31, 2004, 2003 and 2002	F-26
Combined Statements of Predecessor’s Accumulated Equity for the three months ended March 31, 2005 (unaudited) and the years ended December 31, 2004, 2003 and 2002	F-27
Notes to Combined Financial Statements	F-28
Other Historical Financial Statements
Significant Properties
Report of Independent Registered Public Accounting Firm	F-49
Combined Statements of Revenues and Certain Expenses for the three months ended March 31, 2005 (unaudited) and the year ended December 31, 2004	F-50
Notes to Combined Statements of Revenues and Certain Expenses	F-51
Gateway
Report of Independent Registered Public Accounting Firm	F-53
Statements of Revenues and Certain Expenses for the three months ended March 31, 2005 (unaudited) and the years ended December 31, 2004, 2003 and 2002	F-54
Notes to Statements of Revenues and Certain Expenses	F-55
Suffolk
Report of Independent Registered Public Accounting Firm	F-57
Statements of Revenues and Certain Expenses for the three months ended March 31, 2005 (unaudited) and the year ended December 31, 2004	F-58
Notes to Statements of Revenues and Certain Expenses	F-59
Barlow
Report of Independent Registered Public Accounting Firm	F-61
Statements of Revenues and Certain Expenses for the three months ended March 31, 2005 (unaudited) and the year ended December 31, 2004	F-62
Notes to Statements of Revenues and Certain Expenses	F-63

Page

King I, LLC
Report of Independent Registered Public Accounting Firm	F-65
Balance Sheets as of March 31, 2005 (unaudited) and December 31, 2004 and 2003	F-66
Statements of Operations for the three months ended March 31, 2005 (unaudited) and 2004 (unaudited) and for the years ended December 31, 2004, 2003 and 2002	F-67
Statements of Changes in Members’ Capital (Deficit) for the three months ended March 31, 2005 (unaudited) and for the years ended December 31, 2004, 2003 and 2002	F-68
Statements of Cash Flows for the three months ended March 31, 2005 (unaudited) and 2004 (unaudited) and for the years ended December 31, 2004, 2003 and 2002	F-69
Notes to Financial Statements	F-70
Madison Place, LLC
Report of Independent Registered Public Accounting Firm	F-75
Balance Sheets as of March 31, 2005 (unaudited) and December 31, 2004 and 2003	F-76

Statements of Operations for the three months ended March 31, 2005 (unaudited) and 2004 (unaudited) and for the year ended December 31, 2004 and for the period from July 17, 2003 (Inception) through December 31, 2003
F-77

Statements of Members’ Capital for the three months ended March 31, 2005 (unaudited) and for the year ended December 31, 2004 and for the period from July 17, 2003 (Inception) through December 31, 2003
F-78

Statements of Cash Flows for the three months ended March 31, 2005 (unaudited) and 2004 (unaudited) and for the year ended December 31, 2004 and for the period from July 17, 2003 (Inception) through December 31, 2003
F-79
Notes to Financial Statements	F-80
Carr Capital 1575 Eye Street Associates, LLC
Report of Independent Registered Public Accounting Firm	F-84
Balance Sheets as of March 31, 2005 (unaudited) and December 31, 2004 and 2003	F-85

Statements of Operations for the three months ended March 31, 2005 (unaudited) and 2004 (unaudited) and for the years ended December 31, 2004 and 2003 and for the period from February 28, 2002 (Inception) through December 31, 2002
F-86

Statements of Cash Flows for the three months ended March 31, 2005 (unaudited) and 2004 (unaudited) and for the years ended December 31, 2004 and 2003 and for the period from February 28, 2002 (Inception) through December 31, 2002
F-87

Statements of Members’ Capital for the three months ended March 31, 2005 (unaudited) and for the years ended December 31, 2004 and 2003 and for the period from February 28, 2002 (Inception) through December 31, 2002
F-88
Notes to Financial Statements	F-89

COLUMBIA EQUITY TRUST, INC.

PRO FORMA COMBINED FINANCIAL STATEMENTS

(Unaudited)

       The accompanying unaudited pro forma combined financial statements of Columbia Equity Trust, Inc. (the “Company”) as of March 31, 2005, for the three months ended March 31, 2005 and the year ended December 31, 2004 are presented as if this offering and the formation transactions described below had occurred on March 31, 2005 for the pro forma combined balance sheet and on January 1, 2004 for the pro forma combined statements of operations. The Company’s rights to purchase additional ownership interests (up to 100% in some cases) have been negotiated with its other venture partners and are enforceable through contracts and agreements with those partners. Company management believes that it is probable that the acquisitions of properties and joint venture interests described below will be consummated concurrent with the completion of the offering. The following transactions, among others, are reflected in the pro forma combined financial statements and discussed in the accompanying notes to the pro forma combined financial statements.

•	Initial public offering of 10,666,666 shares of common stock at $15.00 per share, with net proceeds of $144.9 million, net of offering costs and underwriting discount, and contribution of the net proceeds to Columbia Equity, LP (the “Operating Partnership”).

•	Acquisition of 100% of the ownership interest in the Greenbriar property, Sherwood Plaza property, Fair Oaks property, Meadows IV property and Loudoun Gateway IV property for cash of approximately $39.2 million, and the issuance of 3,769 Operating Partnership units with a value of $0.1 million. The acquisitions have been reflected at the estimated fair value of the consideration exchanged for the amounts paid and Operating Partnership units issued to third parties and related parties and at historical cost for the amounts applicable to interests in Columbia Equity Trust, Inc. Predecessor (“Columbia Predecessor”).

•	Acquisition of joint venture ownership interests in the Independence Center property, King Street property, Madison Place property, Atrium property, 1575 Eye Street property, Victory Point property, Suffolk Building property and Barlow Building property for cash of approximately $44.4 million and the issuance of 5,479 Operating Partnership units with a value of $0.1 million. The acquisitions have been reflected at the estimated fair value of the consideration exchanged for the amounts paid and Operating Partnership units issued to third parties and related parties and at historical cost for the amounts applicable to interests in Columbia Predecessor.

•	Repayment of approximately $40.8 million in debt related to the wholly owned properties, including prepayment fees of $0.2 million.

•	Assumption of $19.0 million in debt related to the acquisition of the Meadows IV property.

       The pro forma combined financial statements should be read in conjunction with the historical financial statements included elsewhere in this prospectus. In the opinion of the Company’s management, all material adjustments necessary to reflect the effects of the formation transactions have been made. The pro forma combined financial statements do not purport to represent the Company’s financial position or the results of operations that would actually have occurred assuming the completion of this offering and the formation transactions; nor do they purport to project the financial position or results of operations as of any future date or for any future period.

COLUMBIA EQUITY TRUST, INC.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

As of March 31, 2005

						Subtotal -	Formation Transactions
			Investments			Columbia Equity
		Historical	In Loudoun		Stock Based	Trust, Inc. Prior		Acquisition of	Stock Based	Subtotal -
	Columbia Equity	Combined	Gateway IV,	Historical	Compensation	To Offering and		Unconsolidated	Compensation	Columbia Equity		Acquisitions
	Trust, Inc.	Balance	Barlow and	Net Assets Not	Relating to	Formation	Acquisition of	Real Estate	Relating to	Trust, Inc. Prior		and Debt	Pro Forma
	Balance Sheet	Sheet	Suffolk	Contributed	Stock Split	Transactions	Properties	Entities	LTIP Units	To Offering	Offering	Payments	Balance Sheet

	(1)	(2)	(3)	(4)	(5)		(6)	(7)	(8)		(9)	(10)
ASSETS
Real estate, net	$—	$—	$—	$—	$—	$—	$80,380,000	$—	$—	$80,380,000	$—	$—	$80,380,000
Cash and cash equivalents	1,000	775,000	—	(800,000)	—	(24,000)	—	—	—	(24,000)	144,900,000	(120,230,000)	24,646,000
Prepaid expenses	—	603,000	(600,000)	(3,000)	—	—	—	—	—	—	—	—	—
Accounts and other receivables	—	209,000	—	(209,000)	—	—	359,000	—	—	359,000	—	—	359,000
Due from related parties	—	140,000	—	(140,000)	—	—	—	—	—	—	—	—	—
Furniture, fixtures and equipment, net	—	31,000	—	(6,000)	—	25,000	—	—	—	25,000	—	—	25,000
Investments in real estate entities	—	4,324,000	600,000	(237,000)	—	4,687,000	(1,535,000)	41,293,000	—	44,445,000	—	—	44,445,000
Intangible assets	—	—	—	—	—	—	21,456,000	—	—	21,456,000	—	—	21,456,000
Deferred offering costs	—	2,416,000	—	—	—	2,416,000	—	—	—	2,416,000	(2,416,000)	—	—
Other assets	—	—	—	—	—	—	1,673,000	—	—	1,673,000	—	(1,108,000)	565,000

Total assets	$1,000	$8,498,000	$—	$(1,395,000)	$—	$7,104,000	$102,333,000	$41,293,000	$—	$150,730,000	$142,484,000	$(121,338,000)	$171,876,000

LIABILITIES AND OWNERS’ EQUITY
LIABILITIES
Accounts payable and accrued expenses	$—	$2,355,000	$—	$61,000	$—	$2,416,000	$1,086,000	$—	$—	$3,502,000	$(2,416,000)	$(119,000)	$967,000
Profit sharing plan contribution payable	—	100,000	—	(100,000)	—	—	—	—	—	—	—	—	—
Accrued interest payable to shareholders	—	79,000	—	(79,000)	—	—	—	—	—	—	—	—	—
Due to sellers on closings of real estate acquisitions	—	—	—	—	—	—	39,178,000	41,211,000	—	80,389,000	—	(80,389,000)	—
Notes payable	—	—	—	—	—	—	59,830,000	—	—	59,830,000	—	(40,830,000)	19,000,000
Notes payable to shareholders	—	90,000	—	(90,000)	—	—	—	—	—	—	—	—	—
Deferred liabilities	—	—	—	—	—	—	958,000	—	—	958,000	—	—	958,000
Other liabilities	—	—	—	—	—	—	1,224,000	—	—	1,224,000	—	—	1,224,000

Total liabilities	—	2,624,000	—	(208,000)	—	2,416,000	102,276,000	41,211,000	—	145,903,000	(2,416,000)	(121,338,000)	22,149,000

MINORITY INTERESTS	—	—	—	—	—	—	57,000	82,000	525,000	664,000	13,208,000	—	13,872,000

OWNERS’ EQUITY
Common shares and paid-in capital	1,000	—	—	—	949,000	950,000	—	—	—	950,000	131,692,000	—	132,642,000
Accumulated equity (deficit)	—	5,874,000	—	(1,187,000)	(949,000)	3,738,000	—	—	(525,000)	3,213,000	—	—	3,213,000

Total owners’ equity	1,000	5,874,000	—	(1,187,000)	—	4,688,000	—	—	—	4,163,000	131,692,000	—	135,855,000

TOTAL LIABILITIES AND OWNERS’ EQUITY	$1,000	$8,498,000	$—	$(1,395,000)	$—	$7,104,000	$102,333,000	$41,293,000	$—	$150,730,000	$142,484,000	$(121,338,000)	$171,876,000

See accompanying notes to unaudited pro forma combined financial statements.

COLUMBIA EQUITY TRUST, INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

For the Three Months Ended March 31, 2005

							Offering and Formation Transactions
						Subtotal
	Columbia					Columbia Equity			Adjustment
	Equity	Historical	Joint Venture	Stock Based	Employment	Trust, Inc. Prior			to Equity in	Stock Based
	Trust, Inc.	Combined	Investments In	Compensation	Agreement	to Offering and		Elimination of	Earnings of	Compensation		Pro Forma
	Statement of	Statement of	Suffolk and	Relating to	Compensation	Formation	Acquisition of	Management	Real Estate	Relating to	Minority	Statement of
	Operations	Operations	Victory Point	Stock Split	Expense	Transactions	Properties	Fees	Entities	LTIP Units	Interest	Operations

	(11)	(12)	(13)	(14)	(15)		(16)	(17)	(18)	(19)	(20)
Revenues
Rental	$—	$—	$—	$—	$—	$—	$2,593,000	$—	$—	$—	$—	$2,593,000
Fee income	—	622,000	—	—	—	622,000	—	(104,000)	—	—	—	518,000

Total revenues	—	622,000	—	—	—	622,000	2,593,000	(104,000)	—	—	—	3,111,000

Operating expenses
Operating and other	—	—	—	—	—	—	1,142,000	—	—	—	—	1,142,000
General and administrative	—	379,000	—	—	36,000	415,000	—	—	—	191,000	—	606,000
Depreciation and amortization	—	3,000	—	—	—	3,000	1,492,000	—	—	—	—	1,495,000

Total operating expenses	—	382,000	—	—	36,000	418,000	2,634,000	—	—	191,000	—	3,243,000

Income (loss) from operations	—	240,000	—	—	(36,000)	204,000	(41,000)	(104,000)	—	(191,000)	—	(132,000)
Other income (expense)
Interest income	—	5,000	—	—	—	5,000	—	—	—		—	5,000
Interest expense	—	(2,000)	—	—	—	(2,000)	(235,000)	—	—	—	—	(237,000)
Equity in net income of real estate entities	—	103,000	1,000	—	—	104,000	—	—	(14,000)	—	—	90,000
Minority interest	—	—	—	—	—	—	—	—	—	—	26,000	26,000

Income (loss) before income taxes	—	346,000	1,000	—	(36,000)	311,000	(276,000)	(104,000)	(14,000)	(191,000)	26,000	(248,000)
Provision for income taxes	—	34,000	—	—	—	34,000	—	—	—	—	—	34,000

Net income (loss)	$—	$312,000	$1,000	$—	$(36,000)	$277,000	$(276,000)	$(104,000)	$(14,000)	$(191,000)	$26,000	$(282,000)

Net loss per common share — Basic												$(0.02)

Weighted average common shares outstanding — Basic												11,870,149

Net loss per common share — Diluted												$(0.02)

Weighted average common shares outstanding — Diluted												11,870,149

See accompanying notes to unaudited pro forma combined financial statements.

COLUMBIA EQUITY TRUST, INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2004

							Offering and Formation of Transactions
						Subtotal
	Columbia					Columbia Equity			Adjustment
	Equity	Historical	Joint Venture	Stock Based	Employment	Trust, Inc. Prior			to Equity in	Stock Based
	Trust, Inc.	Combined	Investments In	Compensation	Agreement	to Offering and		Elimination of	Earnings of	Compensation		Pro Forma
	Statement of	Statement of	Suffolk and	Relating to	Compensation	Formation	Acquisition of	Management	Real Estate	Relating to	Minority	Statement of
	Operations	Operations	Victory Point	Stock Split	Expense	Transactions	Properties	Fees	Entities	LTIP Units	Interest	Operations

	(11)	(12)	(13)	(14)	(15)		(16)	(17)	(18)	(19)	(20)
Revenues
Rental	$—	$—	$—	$—	$—	$—	$7,607,000	$—	$—	$—	$—	$7,607,000
Fee income	—	1,897,000	—	—	—	1,897,000	—	(940,000)	—	—	—	957,000

Total revenues	—	1,897,000	—	—	—	1,897,000	7,607,000	(940,000)	—	—	—	8,564,000

Operating expenses
Operating and other	—	—	—	—	—	—	2,986,000	—	—	—	—	2,986,000
General and administrative	—	1,727,000	—	949,000	154,000	2,830,000	—	—	—	1,290,000	—	4,120,000
Depreciation and amortization	—	12,000	—	—	—	12,000	7,388,000	—	—	—	—	7,400,000

Total operating expenses	—	1,739,000	—	949,000	154,000	2,842,000	10,374,000	—	—	1,290,000	—	14,506,000

Income (loss) from operations	—	158,000	—	(949,000)	(154,000)	(945,000)	(2,767,000)	(940,000)	—	(1,290,000)	—	(5,942,000)
Other income (expense)
Interest income	—	16,000	—	—	—	16,000	—	—	—	—	—	16,000
Interest expense	—	(9,000)	—	—	—	(9,000)	(941,000)	—	—	—	—	(950,000)
Equity in net income of real estate entities	—	411,000	9,000	—	—	420,000	—	—	224,000	—	—	644,000
Minority interest	—	—	—	—	—	—	—	—	—	—	602,000	602,000

Income (loss) before income taxes	—	576,000	9,000	(949,000)	(154,000)	(518,000)	(3,708,000)	(940,000)	224,000	(1,290,000)	602,000	(5,630,000)
Provision for income taxes	—	7,000	—	—	—	7,000	—	—	—	—	—	7,000

Net income (loss)	$—	$569,000	$9,000	$(949,000)	$(154,000)	$(525,000)	$(3,708,000)	$(940,000)	$224,000	$(1,290,000)	602,000	$(5,637,000)

Net loss per common share — Basic												$(0.48)

Weighted average common shares outstanding — Basic												11,819,289

Net loss per common share — Diluted												$(0.48)

Weighted average common shares outstanding — Diluted												11,819,289

See accompanying notes to unaudited pro forma combined financial statements.

COLUMBIA EQUITY TRUST, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Adjustments to the Unaudited Pro Forma Combined Balance Sheet as of March 31, 2005

(1)	Reflects the balance sheet of Columbia Equity Trust, Inc. (the “Company”) prior to the initial public offering of common stock discussed in Note 6 (the “Offering”) and the other formation transactions discussed below.

(2)	Reflects the historical combined balance sheets of Columbia Predecessor, which is not a legal entity but rather a combination of real estate entities under common ownership and management. Columbia Predecessor is the limited partner and/ or general partner or managing member of the real estate entities that directly or indirectly own real estate investments in Carr Capital FOCC, L.P. (“Fair Oaks”), Carr Capital Greenbriar, LLC (“Greenbriar”), Holualoa/ Carr Capital Sherwood Plaza, LLC (“Sherwood Plaza”), Carr Capital 1575 Eye Street Associates, LLC (“1575 Eye Street”), 15036 Conference Center Drive, LLC (“Independence Center”), King I, LLC (“King Street”), Atrium, LLC (“Atrium”), Madison Place, LLC (Madison Place”), Meadows IV Investors, LLC and Meadows IV SPE, Inc. (together Meadows IV) and 14200 Park Meadow Drive, LLC (“Victory Point”). The ultimate owners of Columbia Predecessor are Carr Capital Corporation and its wholly-owned subsidiary, Carr Capital Real Estate Investments, LLC (“CCREI”), (collectively “CCC”), The Oliver Carr Company and Carr Holdings, LLC.

(3)	Reflects the probable acquisitions prior to and shortly after the Offering, for $100,000, $300,000 and $200,000 of interests in 5611 Columbia Pike, LLC (the “Suffolk Building”), National Build to Suit Loudoun Gateway IV, L.L.C. (“Loudoun Gateway IV”), the Barlow Corporation (the “Barlow Building”), respectively. A deposit of $600,000 relating to these acquisitions as of March 31, 2005 has been reclassified to real estate as part of the probable closing transaction. The Suffolk Building, Loudoun Gateway IV and the Barlow Building own commercial office buildings located in Bailey’s Crossroads, Virginia (257,425 square feet), Dulles, Virginia (102,987 square feet) and Chevy Chase, Maryland (270,480 square feet), respectively.

(4)	Reflects the assets and liabilities of CCC as of March 31, 2005, which will not be contributed to the Operating Partnership as part of the Formation Transactions, and the purchase by the Company from Columbia Predecessor of furniture, fixtures and equipment for cash of $25,000. Deferred offering costs of $2,416,000 incurred by the Predecessor Company on behalf of Columbia Equity Trust, Inc. will be reimbursed out of the proceeds of the Offering and are reflected as deferred offering costs and accounts payable for Columbia Equity Trust, Inc. prior to the Offering and Formation Transactions.

(5)	Represents the fair value of shares issued in a stock split immediately prior to the Offering. On September 27, 2004, a Company officer purchased 1,000 shares of Company stock for $1,000. Effective with the Offering, the Company will split its stock, issuing 62,334 additional shares with a total fair value of $949,000, based on the Offering price. The stock split will be accounted for as a compensatory grant of vested shares. This one-time expense will be reflected in the Company’s financial statements in the first period following the Offering, with a corresponding credit to equity.

(6)	Reflects the adjustments resulting from the acquisition of the Fair Oaks, Greenbriar, Sherwood Plaza, Meadows IV and Loudoun Gateway IV properties and related assets and assumption of notes payable and related liabilities. Prior to the formation transactions, Columbia Predecessor directly and indirectly owned 28.94% of Fair Oaks, 9.21% of Greenbriar, 0.97% of Sherwood Plaza, 12.81% of Meadows IV and 100% of Loudoun Gateway IV (probable transaction). The remaining interests held by third parties will be acquired for an estimated total of $101,375,000, consisting of estimated cash of $39,178,000 due to third party sellers on closings of the acquisitions, the assumption of notes payable of $59,830,000 including prepayment penalties of $157,000, Operating Partnership units issued to third parties with an estimated value of $57,000 and net other assets and liabilities assumed of $278,000. For certain properties, the actual amounts of cash to be paid and Operating Partnership

COLUMBIA EQUITY TRUST, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS — (Continued)

units to be issued are subject to the properties’ internal rate of return and net working capital as of the date of the completion of the formation transactions. Investors in Columbia Predecessor will receive 136,963 units in the Operating Partnership for their ownership interests, which have an historical book value of $1,535,000. The acquisitions have been reflected at the estimated fair value of the consideration exchanged for the amounts paid and Operating Partnership units issued to third parties and at historical cost for amounts applicable to investors in Columbia Predecessor. Final adjustments to the purchase price allocation will be recorded after the Offering has been completed. The following table summarizes the preliminary calculation of the pro forma purchase price of each property.

						Preliminary
						Allocation of
						Purchase
						Price
						Based on
			Sherwood		Loudoun	Estimated
	Fair Oaks	Greenbriar	Plaza	Meadows IV	Gateway IV(c)	Fair Values

Determination of Purchase Price of Acquired Real Estate Assets
Cash payment made to third parties	$2,071,000	$4,233,000	$6,799,000	$4,475,000	$21,600,000	$39,178,000
Value of units issued to unrelated third parties	—	—	57,000	—	—	57,000
Notes payable assumed	16,691,000	10,744,000	9,020,000	23,375,000	—	59,830,000
Accounts payable and other liabilities assumed	833,000	359,000	353,000	765,000	—	2,310,000

Value of amount tendered	19,595,000	15,336,000	16,229,000	28,615,000	21,600,000	101,375,000
Less accounts receivable and other assets acquired	(707,000)	(819,000)	(282,000)	(224,000)	—	(2,032,000)

Value of real estate acquired from third parties	18,888,000	14,517,000	15,947,000	28,391,000	21,600,000	99,343,000
Historical book value of real estate investment	107,000	493,000	33,000	602,000	300,000	1,535,000

Pro forma book value of acquired real estate	$18,995,000	$15,010,000	$15,980,000	$28,993,000	$21,900,000	$100,878,000

       The following table shows the allocation of the purchase price to the net tangible and identified intangible assets acquired based on their fair values in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations.” Independent appraisals and management estimates were used to estimate fair values for purposes of allocating purchase price.

       A portion of the purchase price was allocated to above-market and below-market in-place lease values based on the present value, using an interest rate which reflects the risks associated with the leases acquired, of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of the fair market lease rates for the corresponding in-place leases, measured over the remaining non-cancelable term of the lease. The above-market lease values are recorded as intangible assets and are amortized as a reduction of rental income over the remaining non-cancelable terms of the respective leases. The below-market lease values are recorded as deferred credits and are amortized as an increase to rental income over the remaining non-cancelable terms of the respective leases.

       A portion of the purchase price was allocated to the value of leases acquired based on the difference between (i) the property valued with existing in-place leases adjusted to market rental rates and (ii) the

COLUMBIA EQUITY TRUST, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS — (Continued)

property valued as if vacant. Management estimates were used to determine the respective in-place lease values. Factors considered in the analysis included an estimate of carrying costs during the expected lease-up period considering current market conditions and costs to execute similar leases. In estimating carrying costs, real estate taxes, insurance and other operating expenses were considered, as well as estimated costs to execute similar leases which primarily include leasing commissions and costs of providing tenant improvements.

       A portion of the purchase price was allocated to the value of tenant relationships. Factors considered in this analysis included projected savings that would result from tenants that are estimated to renew their lease once their current lease term expires, and the related savings in commissions, advertising, and costs for tenant improvements.

       The values of in-place leases and tenant relationships are recorded as intangible assets and amortized to expense over the remaining weighted average non-cancelable terms of the respective leases.

       The values of buildings are depreciated over a forty-year life and tenant improvements are amortized over the remaining original lease terms. For purposes of calculating pro forma depreciation, the weighted average remaining lease life was used.

			Sherwood		Loudoun
	Fair Oaks	Greenbriar	Plaza	Meadows IV	Gateway IV(c)	Total

Allocation of Purchase Price of Acquired Real Estate to Asset Categories
Real Estate
Land	$4,162,000	$1,921,000	$1,695,000	$3,894,000	$2,440,000	$14,112,000
Building	10,354,000	10,393,000	10,923,000	16,037,000	15,163,000	62,870,000
Tenant Improvements	817,000	487,000	478,000	1,616,000	—	3,398,000

	15,333,000	12,801,000	13,096,000	21,547,000	17,603,000	80,380,000

Intangible Assets
In-Place Leases	2,313,000	1,470,000	2,235,000	6,398,000	4,080,000	16,496,000
Tenant Relationships	827,000	615,000	581,000	1,127,000	612,000	3,762,000
Above Market Leases	564,000	264,000	208,000	162,000	—	1,198,000

	3,704,000	2,349,000	3,024,000	7,687,000	4,692,000	21,456,000

Deferred Liabilities
Below Market Leases	(42,000)	(140,000)	(140,000)	(241,000)	(395,000)	(958,000)

Pro forma Book Value of Acquired Real Estate	$18,995,000	$15,010,000	$15,980,000	$28,993,000	$21,900,000	$100,878,000

COLUMBIA EQUITY TRUST, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS — (Continued)

      The following table summarizes the adjustments to be made to the pro forma balance sheet to record the purchases of the properties.

			Sherwood		Loudoun
	Fair Oaks	Greenbriar	Plaza	Meadows IV	Gateway IV(c)	Total

Adjustment to Record Acquisition of Real Estate
Accounts and other receivables	$134,000	$157,000	$26,000	$42,000	$—	$359,000
Real estate	15,333,000	12,801,000	13,096,000	21,547,000	17,603,000	80,380,000
Intangible assets	3,704,000	2,349,000	3,024,000	7,687,000	4,692,000	21,456,000
Investments in real estate entities(a)	(107,000)	(493,000)	(33,000)	(602,000)	(300,000)	(1,535,000)
Other assets	573,000	662,000	256,000	182,000	—	1,673,000
Accounts payable and accrued expenses	(299,000)	(130,000)	(193,000)	(464,000)	—	(1,086,000)
Notes payable	(16,691,000)	(10,744,000)	(9,020,000)	(23,375,000)	—	(59,830,000)
Deferred liabilities	(42,000)	(140,000)	(140,000)	(241,000)	(395,000)	(958,000)
Other liabilities	(534,000)	(229,000)	(160,000)	(301,000)	—	(1,224,000)
Minority interest(b)	—	—	(57,000)	—	—	(57,000)

Due to sellers on closings of real estate acquisitions	$2,071,000	$4,233,000	$6,799,000	$4,475,000	$21,600,000	$39,178,000

(a)	Represents the historical book value of $1,235,000 included in Columbia Predecessor’s March 31, 2005 balance sheet plus the probable acquisition, for $300,000, of an interest in Loudoun Gateway IV, as discussed in Note 3. Such amounts will be reclassified to real estate upon the acquisition of the remaining interests in the real estate entities.

(b)	Represents the dollar value of units in the Operating Partnership exchanged for third party interests in Sherwood Plaza. The effect of the issuance of Operating Partnership units in exchange for interests in properties has been reflected as minority interest in the Company’s financial statements.

(c)	Loudoun Gateway IV is considered a probable transaction that is expected to close after the Offering.

     The following tables summarize, for the three months ended March 31, 2005 and the year ended December 31, 2004, the revised amounts of depreciation and amortization after recording the fair values of the acquired assets, as discussed above.

			Sherwood		Loudoun
	Fair Oaks	Greenbriar	Plaza	Meadows IV	Gateway IV(a)	Total

Adjustment to Depreciation and Amortization Expense — Three Months Ended 3/31/05
Depreciation and Amortization on Adjusted Book Values of Real Estate Assets
Building	$65,000	$65,000	$68,000	$100,000	$95,000	$393,000
Tenant Improvements	51,000	30,000	30,000	101,000	—	212,000
In-Place Leases	140,000	91,000	105,000	217,000	141,000	694,000
Tenant Relationships	56,000	43,000	30,000	41,000	23,000	193,000

	312,000	229,000	233,000	459,000	259,000	1,492,000
Less — Historical depreciation and amortization	142,000	120,000	120,000	451,000	—	833,000

Increase in depreciation and amortization expense	$170,000	$109,000	$113,000	$8,000	$259,000	$659,000

COLUMBIA EQUITY TRUST, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS — (Continued)

			Sherwood		Loudoun
	Fair Oaks	Greenbriar	Plaza	Meadows IV	Gateway IV(a)	Total

Adjustment to Depreciation and Amortization Expense — Year Ended December 31, 2004
Depreciation and Amortization on Adjusted Book Values of Real Estate Assets
Building	$259,000	$260,000	$273,000	$401,000	$379,000	$1,572,000
Tenant Improvements	204,000	122,000	120,000	404,000	—	850,000
In-Place Leases	825,000	525,000	624,000	1,332,000	885,000	4,191,000
Tenant Relationships	226,000	172,000	120,000	165,000	92,000	775,000

	1,514,000	1,079,000	1,137,000	2,302,000	1,356,000	7,388,000
Less — Historical depreciation and amortization	490,000	383,000	423,000	307,000	—	1,603,000

Increase in depreciation and amortization expense	$1,024,000	$696,000	$714,000	$1,995,000	$1,356,000	$5,785,000

(a)	Loudoun Gateway IV is considered a probable acquisition that will close after the Offering.

       The following tables summarize, for the three months ended March 31, 2005 and the year ended December 31, 2004, the adjustments to historical revenues for the amortization of the values of above and below market leases and the adjustment to the historical straight lined lease revenue to reflect the effect of the acquisitions reflected in these pro forma statements.

	Fair		Sherwood		Loudoun
	Oaks	Greenbriar	Plaza	Meadows IV	Gateway IV(a)	Total

Adjustment to Rental Revenues — Three Months Ended March 31, 2005
Amortization of Intangible Asset — Above Market Leases	$(38,000)	$(22,000)	$(6,000)	$(9,000)	$—	$(75,000)
Amortization of Deferred Liability — Below Market Leases	3,000	16,000	8,000	7,000	15,000	49,000
Net Change in Straight Line Rent Adjustment	13,000	4,000	(46,000)	(59,000)	17,000	(71,000)

(Decrease) increase in Rental Revenues	$(22,000)	$(2,000)	$(44,000)	$(61,000)	$32,000	$(97,000)

Adjustment to Rental Revenues — Year Ended December 31, 2004
Amortization of Intangible Asset — Above Market Leases	$(171,000)	$(88,000)	$(52,000)	$(37,000)	$—	$(348,000)
Amortization of Deferred Liability — Below Market Leases	10,000	66,000	34,000	26,000	59,000	195,000
Net Change in Straight Line Rent Adjustment	84,000	(85,000)	(21,000)	243,000	88,000	309,000

(Decrease) increase in Rental Revenues	$(77,000)	$(107,000)	$(39,000)	$232,000	$147,000	$156,000

(a)	Loudoun Gateway IV is considered a probable acquisition that will close after the Offering.

(7)	Reflects the adjustments resulting from the acquisition of third party interests held in Atrium, King Street, Madison, Independence Center, Victory Point, Suffolk Building and Barlow Building for an estimated amount of $41,211,000 due to third party sellers on closings of the acquisitions and Operating Partnership units with an estimated value of $82,000. For certain properties, the actual amounts of cash to be paid and Operating Partnership units to be issued are subject to the properties’ internal rate of return and net working capital as of the date of the completion of the formation transactions. Columbia Predecessor’s interests in these properties, as well as its interest in 1575 Eye Street, which together had an historical book value of $3,260,000, will be exchanged for 661,271 units

COLUMBIA EQUITY TRUST, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS — (Continued)

in the Operating Partnership. These interests are reflected at their historical cost. A summary by investment is as follows.

		Adjustment to
	As Included in	Minority Interest
	Columbia	To Reflect	Adjustment to	Investment
	Predecessor’s	Issuance of Units	Due to Sellers	Balance
	March 31,	To Acquire	on Closings	Reflected in
	2005	Third Party	of Real Estate	Pro Forma
	Balance Sheet	Interests	Acquisitions	Balance Sheet

Atrium	$359,000	$—	$4,666,000	$5,025,000
King Street	—	82,000 (a)	5,359,000	5,441,000
Madison	236,000	—	5,756,000	5,992,000
Independence Center	862,000	—	1,948,000	2,810,000
1575 Eye Street	1,297,000	—	—	1,297,000
Victory Point	98,000	—	834,000	932,000
Suffolk Building(b)	100,000	—	9,508,000	9,608,000
Barlow Building(b)	200,000	—	13,140,000	13,340,000

	$3,152,000	$82,000	$41,211,000	$44,445,000

(a)	Represents the dollar value of units in the Operating Partnership exchanged for third party interests in King Street. The effect of the issuance of Operating Partnership units in exchange for interests in properties has been reflected as minority interest in the Company’s financial statements.

(b)	The Suffolk Building is considered a probable transaction that is expected to close after March 31, 2005, but prior to the Offering. The Barlow Building is considered a probable transaction that will close after the Offering is consummated.

(8)	Represents the compensation expense recognized in accordance with SFAS No. 123(R), “Share-Based Payment”, related to LTIP Units to be granted by the Company at the Offering to the non-employee members of the Company’s Board of Directors (“Directors”), consultants to the Company (“Consultants”) and employees of the Company (“Employees”). Once fully vested, with the Company’s permission, LTIP Units may be converted into units of the Operating Partnership which may, in the Company’s sole and absolute discretion, be redeemed by the Company for cash or exchanged for an equivalent number, as defined, of the Company’s common shares. The LTIP Units to be granted to Directors and Consultants will vest and be recognized as expense immediately upon grant and those granted to Employees will vest and be recognized as expense ratably over a five-year period. Under the classification criteria set forth in SFAS No. 123(R) and SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”, the LTIP Units have been classified as minority interest in the pro forma balance sheet because the Company has the right to choose to redeem units in the Operating Partnership for shares of its common stock and it is the Company’s intention to do so. The amount of LTIP Units granted and related compensation expense recognized in the accompanying pro forma statements is set forth below.

	As of March 31, 2005

			Minority
			Interest and
			Compensation
	LTIP Units	LTIP Units	Expense
Recipient Class	Granted	Vested	Recognized

Directors	20,000	20,000	$300,000
Consultants	15,000	15,000	225,000
Employees(a)	255,000	—	—

	290,000	35,000	$525,000

COLUMBIA EQUITY TRUST, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS — (Continued)

	For the Three Months Ended March 31, 2005

			Compensation
	LTIP Units	LTIP Units	Expense
Recipient Class	Granted	Vested	Recognized

Directors	20,000	20,000	$—
Consultants	15,000	15,000	—
Employees(a)	255,000	—	191,000

	290,000	35,000	$191,000

	For the Year Ended December 31, 2004

			Compensation
	LTIP Units	LTIP Units	Expense
Recipient Class	Granted	Vested	Recognized

Directors	20,000	20,000	$300,000
Consultants	15,000	15,000	225,000
Employees(a)	255,000	51,000	765,000

	290,000	86,000	$1,290,000

(a)	Total cost to be recognized over the five year vesting period will be $3,825,000.

(9)	Reflects the sale of an anticipated 10,666,666 common shares in this offering for an anticipated $15.00 per share, net of offering costs, payment of $2,416,000 of accounts payable related to the Offering, elimination of deferred offering costs, and the adjustment of $13,208,000 (net of units issued as discussed in Notes 6, 7 and 8) to account for the 9.26% limited partners’ minority interest in the Operating Partnership held by the Columbia Predecessor entities, certain unrelated third parties and vested holders of LTIP Units. The minority interest results from the contributions of investments in properties discussed in Notes 6 and 7 and the issuance of Operating Partnership units in exchange for Columbia Predecessor’s interests in contracts to provide asset management services to the real estate entities invested in by Columbia Predecessor and to certain unrelated third parties, and the issuance of LTIP Units.

Proceeds from this offering	$160,000,000
Less costs of offering
Underwriting discount	11,200,000
Other costs	3,900,000

Net cash proceeds	$144,900,000

(10)	Reflects payments of $80,689,000 made to the sellers upon the closings of the acquisitions of real estate discussed in Notes 6 and 7 and the debt payoff upon consummation of the offering related to the acquisitions of the following properties. The cost of the prepayment penalties of $157,000 has been reflected in the fair value of the debt assumed and has been treated as an additional cost of purchasing the related properties, as discussed in Note 6.

	Fair Value of	Accrued	Restricted	Amount
	Debt Assumed	Interest	Balances	Paid

Fair Oaks	$16,691,000	$83,000	$(336,000)	$16,438,000
Greenbriar	10,744,000	—	(408,000)	10,336,000
Sherwood Plaza	9,020,000	36,000	(256,000)	8,800,000
Meadows IV	4,375,000	—	(108,000)	4,267,000

	$40,830,000	$119,000	$(1,108,000)	$39,841,000

COLUMBIA EQUITY TRUST, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS — (Continued)

Adjustments to the Unaudited Pro Forma Combined Statements of Operations for the Three Months Ended March 31, 2005 and the Year Ended December 31, 2004

(11)	Reflects the statement of operations of the Company prior to the initial public offering of common stock discussed in Note 6. Not reflected in the statements of operations for the three months ended March 31, 2005 and the year ended December 31, 2004 are the incremental costs of being a public company, which are estimated to be $595,000 and $2,173,000, respectively.

(12)	Reflects the historical combined statements of operations of Columbia Predecessor. See Note 2.

(13)	Represents the net equity in income of real estate entities related to the acquisition of third party interests in the Suffolk Building and Victory Point which are probable transactions that are expected to close after March 31, 2005, but prior to the Offering.

(14)	Represents the fair value of shares issued in a stock split immediately prior to the Offering. On September 27, 2004, a Company officer purchased 1,000 shares of Company stock for $1,000. Effective with the Offering, the Company will split its stock, issuing 62,334 additional shares with a total fair value of $949,000, based on the Offering price. The stock split will be accounted for as a compensatory grant of vested shares. This one-time expense will be reflected in the Company’s financial statements in the first period following the Offering, with a corresponding credit to equity.

(15)	Represents the increase in base compensation expense resulting from the adoption by the Company of employment agreements for its officers, as calculated below.

	Three Months	Year Ended
	Ended March 31,	December 31,
	2005	2004

Base compensation expense, as set forth in the employment agreements	$216,000	$652,000
Historical base compensation expense	180,000	498,000

Increase in base compensation expense	$36,000	$154,000

(16)	Reflects the impact of the acquisition of all of the remaining ownership interests in the Fair Oaks, Greenbriar, Sherwood Plaza, Meadows IV and Loudoun Gateway IV properties as described in Note 6. Revenues reflect the adjustments to reflect amortization of above and below market leases and the recalculation of straight line rent, as described in Note 6. Interest expense is not reflected for four of these properties, as the related mortgage debt will be paid off upon closing, as described in Note 9. Interest expense is reflected for Meadows IV, which will carry a $19,000,000 mortgage after the acquisition. Depreciation expense is calculated based on the preliminary allocation of purchase price based on the estimated fair value of real estate purchased from third parties, as described in Note 6. The tables below show the detail by property.

Pro Forma for the Three Months Ended March 31, 2005

			Sherwood		Loudoun
	Fair Oaks	Greenbriar	Plaza	Meadows IV	Gateway IV(a)	Total

Revenues	$672,000	$385,000	$399,000	$861,000	$276,000	$2,593,000
Operating and other	297,000	216,000	170,000	357,000	102,000	1,142,000
Depreciation	312,000	229,000	233,000	459,000	259,000	1,492,000
Interest	—	—	—	235,000	—	235,000

Net income (loss)	$63,000	$(60,000)	$(4,000)	$(190,000)	$(85,000)	$(276,000)

COLUMBIA EQUITY TRUST, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS — (Continued)

Pro Forma for the Year Ended December 31, 2004

			Sherwood		Loudoun
	Fair Oaks	Greenbriar	Plaza	Meadows IV	Gateway IV(a)	Total

Revenues	$2,546,000	$1,925,000	$1,745,000	$843,000	$548,000	$7,607,000
Operating and other	914,000	873,000	740,000	143,000	316,000	2,986,000
Depreciation	1,514,000	1,079,000	1,137,000	2,302,000	1,356,000	7,388,000
Interest	—	—	—	941,000	—	941,000

Net income (loss)	$118,000	$(27,000)	$(132,000)	$(2,543,000)	$(1,124,000)	$(3,708,000)

(a)	Loudoun Gateway IV is considered a probable transaction that is expected to close after March 31, 2005, but prior to the Offering.

(17)	Represents the elimination of management fees relating to properties acquired by the Company and a reduction of management fees for the unconsolidated real estate entities for which the Company increased its share of ownership, as set forth below.

For the Three Months Ended March 31, 2005

	Asset
	Management	Transaction	Other	Total Fee
	Fees	Fees	Income	Income

Fee income reported in the Historical Combined Statement of Operations	$353,000	$269,000	$—	$622,000
Less — Fee income relating to ownership interests acquired in the Formation Transactions	(79,000)	(25,000)	—	(104,000)

Fee income as reported in the Pro Forma Statement of Operations	$274,000	$244,000	$—	$518,000

For the Year Ended December 31, 2004

	Asset
	Management	Transaction	Other	Total Fee
	Fees	Fees	Income	Income

Fee income reported in the Historical Combined Statement of Operations	$919,000	$976,000	$2,000	$1,897,000
Less — Fee income relating to ownership interests acquired in the Formation Transactions	(463,000)	(477,000)	—	(940,000)

Fee income as reported in the Pro Forma Statement of Operations	$456,000	$499,000	$2,000	$957,000

(18)	Represents the adjustment to equity in net income of real estate entities for the effect of the formation transactions, as set forth in the table below.

	Three Months	Year Ended
	Ended March 31,	December 31,
	2005	2004

Elimination of equity in net (income) loss of real estate entities for properties acquired by the Company	$31,000	(93,000)
Elimination of equity in net income of real estate entities for properties not contributed by Columbia Predecessor	(96,000)	(47,000)
Recognition of equity in net income of real estate entities for those entities where the Company increased its share of ownership	84,000	494,000
Amortization of excess of purchase cost over the underlying book value of real estate entities where the Company increased its share of ownership	(33,000)	(130,000)

	$(14,000)	$224,000

(19)	Represents the compensation expense recognized in accordance with SFAS No. 123 (R), “Share-Based Payment”, related to LTIP Units granted after the Offering. See note 8.

(20)	Represents the adjustment to recognize the minority interest in the Company’s pro forma earnings of 9.66% for the three months ended March 31, 2005 and the year ended December 31, 2004.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholder of

Columbia Equity Trust, Inc.

We have audited the accompanying balance sheet of Columbia Equity Trust, Inc. (the “Company”), as of February 28, 2005 and the related statements of operations, equity and cash flows for the period from September 23, 2004 (inception) to February 28, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Columbia Equity Trust, Inc. as of February 28, 2005 and the results of its operations and cash flows for the period from September 23, 2004 (inception) to February 28, 2005, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

McLean, Virginia

May 26, 2005

COLUMBIA EQUITY TRUST, INC.

BALANCE SHEETS

	March 31,	February 28,
	2005	2005

	(Unaudited)
Assets
Cash	$900	$1,000

Total assets	$900	$1,000

Liabilities and Shareholder’s Equity
Liabilities	$—	$—

Commitments and Contingencies
Shareholder’s Equity
Common shares, $0.001 par value, 1,000 shares authorized, 1,000 shares issued and outstanding	1	1
Additional paid-in capital	999	999
Accumulated deficit	(100)	—

Total shareholder’s equity	900	1,000

Total liabilities and shareholder’s equity	$900	$1,000

See accompanying notes to financial statements.

COLUMBIA EQUITY TRUST, INC.

STATEMENTS OF OPERATIONS

	Three
	Months	From
	Ended	September 23, 2004
	March 31,	(Inception) to
	2005	February 28, 2005

	(Unaudited)
General and administrative expenses	$100	—

Net loss	$(100)	$—

See accompanying notes to financial statements.

COLUMBIA EQUITY TRUST, INC.

STATEMENTS OF CASH FLOWS

For the Period from September 23, 2004 (Inception) to

February 28, 2005 and for the Month Ended March 31, 2005

	Three
	Months	From
	Ended	September 23, 2004
	March 31,	(Inception) to
	2005	February 28, 2005

	(Unaudited)
Cash flows from operating activities
Net loss	$(100)	$—

Net cash used in operating activities	(100)	—

Cash flows from financing activities
Sale of stock	—	1,000
Net cash provided by financing activities	—	1,000

Net (decrease) increase in cash and cash equivalents	(100)	1,000
Cash and cash equivalents, beginning of period	1,000	—

Cash and cash equivalents, end of period	$900	$1,000

See accompanying notes to financial statements.

COLUMBIA EQUITY TRUST, INC.

STATEMENTS OF EQUITY

For the Period from September 23, 2004 (Inception) to

February 28, 2005 and for the Three Months Ended March 31, 2005

Balances as of September 23, 2004 (inception)	$—
Sale of stock	1,000

Balance as of February 28, 2005	1,000
Net loss (unaudited)	(100)

Balance as of March 31, 2005 (unaudited)	$900

See accompanying notes to financial statements.

COLUMBIA EQUITY TRUST, INC.

NOTES TO FINANCIAL STATEMENTS

As of March 31, 2005 and February 28, 2005

1.	Organization and Description of Business

       Columbia Equity Trust, Inc. (the “Company”) was incorporated on September 23, 2004 in the state of Maryland. The Company anticipates filing a Registration Statement on Form S-11 with the Securities and Exchange Commission for a proposed public offering (the “Offering”) of common shares. The Company has had no operations to date, but will begin operations upon completion of the Offering and the Formation Transactions, which are defined below. The operations of the Company will be carried on primarily through a newly formed limited partnership, Columbia Equity, LP (the “Operating Partnership”) for which the Company will be sole general partner. The Company was formed to own, manage and acquire, through the Operating Partnership, investments in commercial office properties located in the Greater Washington, D.C. area (defined as the District of Columbia, Northern Virginia and suburban Maryland).

       Concurrent with the consummation of the Offering, the Company and the Operating Partnership will engage in certain formation transactions (the “Formation Transactions”) to acquire office real estate investment properties, management contracts and certain other assets of Columbia Equity Trust, Inc. Predecessor (“Columbia Predecessor”) from its owners and other parties which hold direct or indirect ownership interests in the underlying real estate properties. Columbia Predecessor is not a legal entity but rather a combination of real estate entities under common ownership and management. The ultimate owners of Columbia Predecessor are Carr Capital Corporation and its wholly-owned subsidiary, Carr Capital Real Estate Investments, LLC, (collectively “CCC”), The Oliver Carr Company and Carr Holdings, LLC, which are all controlled by Oliver T. Carr, Jr. and Oliver T. Carr, III, acting as a common control group. Accounting Research Bulletin No. 51, “Consolidated Financial Statements” and Emerging Issues Task Force Issue No. 02-05, “Definition of ‘Common Control’ in relation to FASB Statement No. 141” provided for the combination of separate entities into a single entity when such entities are controlled by immediate family members whose intent is to act in concert, as is the case with Columbia Predecessor. The Offering and the Formation Transactions are designed to (i) continue the operations of Columbia Predecessor, (ii) enable the Company to raise the necessary capital to acquire increased interests in certain of the properties, (iii) provide a vehicle for future acquisitions, and (iv) establish a capital reserve for general corporate purposes.

       The initial public offering price of the Company’s common shares will be determined in consultation with the underwriters. Among the factors that will be considered are Columbia Predecessor’s record of operations, the Company’s management, estimated net income, estimated funds from operations, estimated cash available for distribution, anticipated dividend yield, growth prospects, the current market valuations, financial performance and dividend yields of publicly traded companies considered by the Company and the underwriters to be comparable to the Company, the current state of the commercial real estate industry and the economy as a whole. The initial public offering price will not necessarily bear any relationship to book value or the value of the underlying assets.

       The owners of Columbia Predecessor and certain minority holders will receive units in the Operating Partnership in exchange for Columbia Predecessor’s office real estate investments, its interests in asset management contracts and certain other assets. The number of shares of stock and units that the Company and the Operating Partnership exchange for the real estate and related interests will increase or decrease based on the initial public offering price of the Company’s common shares. Unrelated third party investors in the properties are expected to receive cash payments totaling $80,389,000 and Operating Partnership units valued at $139,000 for their interests in the properties. The Company plans to repay $40,830,000 of debt owed by the real estate entities being acquired and will assume $19,000,000 of debt. It is anticipated that, after completing the Formation Transactions, the owners of Columbia Predecessor and certain minority holders will own 9.26% of the Operating Partnership.

COLUMBIA EQUITY TRUST, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

2.	Summary of Significant Accounting Policies

a) Cash and Cash Equivalents

       For purposes of the Combined Statements of Cash Flows, the Company considers short-term investments with original maturities of three months or less when purchased to be cash equivalents.

b) Segment Disclosure

       SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information, established standards for disclosure about operating segments and related disclosures about products and services, geographic areas and major customers. The Company will operate in one business segment: the acquisition, ownership and investment management of commercial real estate. Additionally, the Company operates in one geographic area: the Greater Washington, DC area.

c) Concentration of Credit Risk

       Financial instruments that subject the Company to credit risk consist primarily of cash and accounts receivable. The Company maintains its cash and cash equivalents on deposit with a high quality financial institution, insured by the Federal Deposit Insurance Corporation up to $100,000. Management does not anticipate losses from any failure of such institution.

d) Unaudited Interim Combined Financial Information

       The financial statements as of March 31, 2005 and for the month ended March 31, 2005 and the related disclosures are unaudited. In the opinion of management, such financial statements reflect all adjustments necessary for a fair presentation of the results of the interim period. All such adjustments are of a normal recurring nature. Results of the interim period are not necessarily indicative of expected results for the full year.

e)	Income Taxes

       It is the intent of the Company to elect the status of and qualify as a real estate investment trust (“REIT”) under Sections 856 through 860 of the Internal Revenue code of 1986, as amended. As a REIT, the Company will be permitted to deduct distributions paid to its shareholders, eliminating the Federal taxation of income represented by such distributions at the Company level. REITs are subject to a number of organizational and operational requirements. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to Federal income tax (including any alternative minimum tax) on its taxable income at regular corporate tax rates.

3.	Offering Costs

       In connection with the Offering, CCC has or will incur legal, accounting and related costs, which will be reimbursed by the Company upon the consummation of the Offering. Such costs will be deducted from the gross proceeds of the Offering.

4.	Stock Based Compensation and Stock Split

       The Company accounts for the award of equity instruments to employees in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share Based Payment, which requires an entity to measure and recognize the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. At formation, 1,000 shares of common stock were issued to a member of management for $1,000. Effective with the Offering, the Company intends to split its stock, issuing additional shares with a fair value of $950,000, based on the Offering price. The stock split will be accounted for as a compensatory grant of vested shares. The Company expects to record compensation expense at the time of the Offering based on the fair value of the Company’s stock on the grant date.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members and Shareholders

Columbia Equity Trust, Inc. Predecessor

We have audited the accompanying combined balance sheets of Columbia Equity Trust, Inc. Predecessor (the “Company”), as of December 31, 2004 and 2003, and the related combined statements of operations, accumulated equity, and cash flows for each of the three years in the period ended December 31, 2004. Columbia Predecessor is not a legal entity, but rather a combination of entities under common ownership and management. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the financial position of Columbia Equity Trust, Inc. Predecessor as of December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

McLean, Virginia

April 26, 2005

COLUMBIA EQUITY TRUST, INC. PREDECESSOR

COMBINED BALANCE SHEETS

	March 31,	December 31,

	2005	2004	2003

	(Unaudited)
Assets
Cash and cash equivalents	$774,916	$1,188,146	$1,751,244
Prepaid expenses	602,909	102,798	31,808
Accounts and other receivables	209,062	185,864	36,425
Due from related parties	140,000	140,000	140,000
Furniture, fixtures and equipment, net of accumulated depreciation of $59,890 (unaudited), $56,887 and $41,639 for the periods, respectively	31,625	34,232	28,341
Investments in real estate entities	4,323,771	4,189,766	3,105,180
Deferred offering costs	2,416,270	1,172,964	—

Total assets	$8,498,553	$7,013,770	$5,092,998

Liabilities and Accumulated Equity
Liabilities
Accounts payable and accrued expenses	$2,354,895	$1,124,258	$49,264
Profit sharing plan contribution payable	100,000	100,000	132,769
Accrued interest payable to shareholders	79,482	77,232	68,232
Notes payable to shareholders	90,000	90,000	90,000

Total liabilities	2,624,377	1,391,490	340,265
Commitments and contingencies
Accumulated equity	5,874,176	5,622,280	4,752,733

Total liabilities and accumulated equity	$8,498,553	$7,013,770	$5,092,998

See accompanying notes to combined financial statements.

COLUMBIA EQUITY TRUST, INC. PREDECESSOR

COMBINED STATEMENTS OF OPERATIONS

	Three Months
	ended March 31,		Years ended December 31,

	2005	2004	2004	2003	2002

Revenues
Fee income, primarily from related parties	$622,359	$118,494	$1,896,873	$1,923,269	$2,098,218

Expenses
General and administrative, including amounts paid to related parties of $60,054 (unaudited), $62,282 (unaudited), $279,675, $229,295 and $214,054 for the periods, respectively	378,974	358,800	1,727,197	1,673,467	1,900,002
Depreciation	3,003	2,549	11,562	10,247	8,373

	381,977	361,349	1,738,759	1,683,714	1,908,375

Income (loss) from operations	240,382	(242,855)	158,114	239,555	189,843
Other Income (Expense)
Interest income	5,332	2,911	15,921	15,232	19,848
Interest expense to shareholders	(2,250)	(2,250)	(9,000)	(9,045)	(9,170)
Equity in net income of real estate entities	102,917	131,935	410,593	2,931,118	245,232

Income (loss) before income taxes	346,381	(110,259)	575,628	3,176,860	445,753
Provision for income taxes	34,061	3,061	6,849	54,575	100

Net income (loss)	$312,320	$(113,320)	$568,779	$3,122,285	$445,653

See accompanying notes to combined financial statements.

COLUMBIA EQUITY TRUST, INC. PREDECESSOR

COMBINED STATEMENTS OF CASH FLOWS

	Three Months Ended
	March 31,		Years ended December 31,

	2005	2004	2004	2003	2002

	(Unaudited)
Cash flows from operating activities
Net income (loss)	$312,320	$(113,320)	$568,779	$3,122,285	$445,653
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities
Equity in net loss of real estate entities	(102,917)	(131,935)	(410,593)	(2,931,118)	(245,232)
Distributions received from real estate entities	19,055	—	62,763	515,528	200,743
Depreciation	3,003	2,549	11,562	10,247	8,373
(Increase) decrease in assets
Prepaid expenses	(500,111)	(10,986)	(70,990)	(28,113)	(2,037)
Accounts and other receivables	(23,198)	6,492	(149,439)	36,893	(29,008)
Due from related parties	—	—	—	—	(72,869)
Deferred offering costs	(1,243,306)	—	(1,172,964)	—	—
Increase (decrease) in liabilities
Accounts payable and accrued expenses	1,230,637	80,536	1,074,993	17,345	7,816
Profit sharing plan contribution payable	—	25,000	(32,769)	14,514	91,273
Accrued interest payable to shareholders	2,250	2,250	9,000	7,826	9,170

Net cash (used in) provided by operating activities	(302,267)	(139,414)	(109,658)	765,407	413,882

Cash flows from investing activities
Purchase of furniture, fixtures and equipment	(396)	—	(17,453)	(17,578)	(6,920)
Distributions in excess of net income received from real estate entities	49,857	178,267	1,607,565	2,853,208	247,980
Contributions made to real estate entities	(100,000)	—	(2,344,320)	(258,000)	(2,699,432)

Net cash (used in) provided by investing activities	(50,539)	178,267	(754,208)	2,577,630	(2,458,372)

Cash flows from financing activities
Contributions	—	—	1,983,505	—	2,299,432
Distributions	(60,424)	(157,673)	(1,682,737)	(2,574,728)	(109,142)
Repayment of notes payable to shareholders	—	—	—	(2,000)	—

Net cash provided by (used in) financing activities	(60,424)	(157,673)	300,768	(2,576,728)	2,190,290

Net (decrease) increase in cash and cash equivalents	(413,230)	(118,820)	(563,098)	766,309	145,800
Cash and cash equivalents, beginning of period	1,188,146	1,751,244	1,751,244	984,935	839,135

Cash and cash equivalents, end of period	$774,916	$1,632,424	$1,188,146	$1,751,244	$984,935

Supplemental disclosures
Cash paid for income taxes	$—	$—	$—	$75,100	$—

See accompanying notes to combined financial statements.

COLUMBIA EQUITY TRUST, INC. PREDECESSOR

COMBINED STATEMENTS OF PREDECESSOR’S ACCUMULATED EQUITY

For the Years Ended December 31, 2002, 2003 and 2004 and
For the Three Months Ended March 31, 2005

Balance as of January 1, 2002	$1,569,233
Net income	445,653
Distributions	(109,142)
Contributions	2,299,432

Balance as of December 31, 2002	4,205,176
Net income	3,122,285
Distributions	(2,574,728)

Balance as of December 31, 2003	4,752,733
Net income	568,779
Distributions	(1,682,737)
Contributions	1,983,505

Balance as of December 31, 2004	5,622,280
Net income (unaudited)	312,320
Distributions (unaudited)	(60,424)

Balance as of March 31, 2005 (unaudited)	$5,874,176

See accompanying notes to combined financial statements.

COLUMBIA EQUITY TRUST, INC. PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2005 (Unaudited) and 2004 (Unaudited) and
the Years Ended December 31, 2004, 2003 and 2002

1.	Organization and Description of Business

       Columbia Equity Trust, Inc. Predecessor (“Columbia Predecessor”), which is not a legal entity but rather a combination of entities under common ownership and management, as described below, is engaged in the business of owning, managing, and acquiring investments in commercial office properties located in the Greater Washington, D.C. area (defined as the District of Columbia, Northern Virginia and suburban Maryland).

       During all periods presented in the accompanying combined financial statements, Columbia Predecessor was, and is, the limited partner and/or general partner or managing member of the real estate entities that directly or indirectly own these properties. The ultimate owners of Columbia Predecessor are Carr Capital Corporation and its wholly-owned subsidiary, Carr Capital Real Estate Investments, LLC (“CCREI”), (collectively “CCC”), The Oliver Carr Company and Carr Holdings, LLC, which are all controlled by Oliver T. Carr, Jr. and Oliver T. Carr, III, acting as a common control group. Accounting Research Bulletin No. 51, “Consolidated Financial Statements” and Emerging Issues Task Force Issue No. 02-05, “Definition of ‘Common Control’ in relation to FASB Statement No. 141” provide for the combination of separate entities into a single entity when such entities are controlled by immediate family members whose intent is to act in concert, as is the case with Columbia Predecessor.

       Concurrent with the consummation of an initial public offering (the “Offering”) of the common stock of Columbia Equity Trust, Inc. (the “Company”), which is expected to be completed in 2005, the Company and a newly formed limited partnership, Columbia Equity, LP (the “Operating Partnership”), together with the partners and members of the affiliated partnerships and limited liability companies comprising Columbia Predecessor, and other parties which hold direct or indirect ownership interests in the properties, will engage in certain formation transactions (the “Formation Transactions”). The Formation Transactions are designed to (i) continue the operations of Columbia Predecessor, (ii) enable the Company to raise the necessary capital to acquire increased interests in certain of the properties, (iii) provide a vehicle for future acquisitions, and (iv) establish a capital reserve for general corporate purposes.

       The operations of the Company will be carried on primarily through the Operating Partnership. The Company will be the sole general partner in the Operating Partnership. Pursuant to contribution agreements among the owners of Columbia Predecessor, the Company and the Operating Partnership, the Operating Partnership will receive a contribution of interests in the real estate entities, as well as the asset management operations of CCC, in exchange for units in the Operating Partnership issued to the contributors and the assumption of debt and other specified liabilities. The Company and the Operating Partnership will be fully integrated, self-administered and self-managed.

       The accompanying combined financial statements do not include certain investments in real estate entities owned by CCC, The Oliver Carr Company, Carr Holdings, LLC or affiliates that will not be contributed to the Operating Partnership upon consummation of the Offering.

       CCC provides asset management services to the real estate entities invested in by Columbia Predecessor and to certain unrelated parties.

       As of March 31, 2005 (unaudited) and December 31, 2004, 2003 and 2002 Columbia Predecessor had real estate investments in Carr Capital FOCC, L.P. (“Fair Oaks”), Carr Capital Greenbriar, LLC (“Greenbriar”), Holualoa/ Carr Capital Sherwood Plaza, LLC (“Sherwood Plaza”), Carr Capital 1575 Eye Street Associates, LLC (“1575 Eye Street”), 15036 Conference Center Drive, LLC (“Independence Center”), King I, LLC (“King Street”), Atrium, LLC (“Atrium”), Madison Place, LLC (Madison Place”), Meadows IV, LLC (“Meadows IV”) and 14200 Park Meadow Drive, LLC (“Victory Point”). The following table

COLUMBIA EQUITY TRUST, INC. PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

summarizes the location and size of each property and the date the investment in the real estate entity was acquired.

		Square
Entity	Location	Feet	Date Acquired

King Street	Alexandria, Virginia	149,080	December 16, 1999
Sherwood Plaza	Fairfax, Virginia	92,960	November 14, 2000
Greenbriar	Fairfax, Virginia	111,721	June 28, 2001
Fair Oaks	Fairfax, Virginia	126,949	November 6, 2001
1575 Eye Street	Washington, D.C.	210,372	February 28, 2002
Independence Center	Chantilly, Virginia	275,002	September 9, 2002
Madison Place	Alexandria, Virginia	107,960	July 17, 2003
Atrium	Alexandria, Virginia	138,507	May 25, 2004
Meadows IV	Chantilly, Virginia	148,160	October 29, 2004
Victory Point	Chantilly, Virginia	147,743	March 8, 2005

       Each of the real estate entities above owns one or more commercial office buildings.

2.	Summary of Significant Accounting Policies

a) Principles of Combination

       The interests in certain real estate entities held by partners and members of the affiliated partnerships and limited liability companies of Columbia Predecessor and the asset management operations of CCC are combined in the accompanying financial statements. All significant intercompany balances and transactions have been eliminated in combination.

b) Cash and Cash Equivalents

       For purposes of the Combined Statements of Cash Flows, Columbia Predecessor considers short-term investments with original maturities of three months or less when purchased to be cash equivalents.

c) Real Estate Entities

       Columbia Predecessor uses the equity method to account for its investments in uncombined real estate entities because it has significant influence, but not control, over the investees’ operating and financial decisions. For purposes of applying the equity method, significant influence is deemed to exist if Columbia Predecessor actively manages the property, prepares the property operating budgets and participates with the other investors in the property in making major decisions affecting the property, including market positioning, leasing, renovating and selling or continuing to retain the property. None of the entities are considered variable interest entities, as defined in Financial Accounting Standards Board Interpretation No. 46R, “Consolidation of Variable Interest Entities.”

       Under the equity method of accounting, investments in partnerships and limited liability companies are recorded at cost and the investment accounts are increased for Columbia Predecessor’s contributions and its share of the entities’ net income and decreased for Columbia Predecessor’s share of the entities’ net losses and distributions. For entities in which Columbia Predecessor is not a general partner and therefore has no risk other than its investment, once the investment account reaches zero, losses are no longer recognized, distributions received are recognized as income, and earnings from the entities are not recognized until such earnings exceed all unrecognized net losses, plus the cash distributions received and previously recognized as income.

COLUMBIA EQUITY TRUST, INC. PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

d) Revenue Recognition

       Management fees are based on a percentage of revenues earned by a property under management and are recorded on a monthly basis as earned. Transaction fees are based on a percentage of the transaction value and are recorded at the closing date of the transaction.

e) New Accounting Pronouncements

       In December 2004 the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Compensation”, replacing SFAS No. 123, “Accounting for Stock Issued to Employees”, SFAS No. 123(R) requires that compensation cost relating to share-based payment transactions be recognized in financial statements. The Company does not have any share-based compensation programs and, as a result, the adoption of SFAS No. 123(R), which becomes effective for the Company on January 1, 2006, is not expected to have any material effect on the Company’s financial statements.

       In December 2004, the FASB issued SFAS No. 153, “Exchange of Nonmonetary Assets, an amendment of APB Opinion No. 29.” The amendments made by SFAS No. 153, which are effective for nonmonetary exchange transactions occurring in fiscal periods ending after June 15, 2005, require that nonmonetary exchanges be measured at the fair value of assets exchanged. Transactions that do not have any commercial substance are excluded from the statement. SFAS No. 153 is not expected to have any material effect on the Company’s financial statements.

f) Profit-sharing Plan

       CCC maintains a profit-sharing plan that covers substantially all employees over the age of 21. Annual contributions may vary from 0% to 15% of eligible compensation. Contributions are made at the discretion of management. Contributions for the years ended December 31, 2004, 2003 and 2002 were $100,000, $132,769 and $118,255, respectively.

g) Income Taxes

       Columbia Predecessor is comprised of partnerships, limited liability companies and a Subchapter S corporation (as of 2003) for federal income tax purposes. Under applicable Federal and state income tax rules, the allocated share of net income or loss from partnerships, limited liability companies and Subchapter S corporations is reportable in the income tax returns of the applicable partners, members and shareholders. Accordingly, no Federal or state income tax provision is included in the accompanying combined financial statements. CCC is subject to local city income taxes and a provision for such taxes is included in the accompanying combined financial statements.

h) Management’s Estimates and Critical Accounting Policies

       The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       Management has identified certain critical accounting policies that affect management’s more significant judgments and estimates used in the preparation of Columbia Predecessor’s combined financial statements. On an ongoing basis, management evaluates estimates related to critical accounting policies, including those related to revenue recognition and investments in uncombined real estate entities and

COLUMBIA EQUITY TRUST, INC. PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

asset impairment. The estimates are based on information that is currently available to management and on various other assumptions that management believes are reasonable under the circumstances.

       Management is required to make subjective assessments as to whether declines in the fair values of Columbia Predecessor’s investments in real estate entities below their carrying amounts represent other-than-temporary impairments. When making these assessments, management considers its intent and ability to hold the investment until forecasted recovery in values, the severity of the impairment and its duration. These assessments have a direct impact on Columbia Predecessor’s net income because recording an impairment loss results in an immediate negative adjustment to income.

i) Segment Disclosure

       SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, established standards for disclosure about operating segments and related disclosures about products and services, geographic areas and major customers. Columbia Predecessor currently operates in one business segment: the acquisition, ownership and investment management of commercial real estate. Additionally, Columbia Predecessor operates in one geographic area: the Greater Washington, DC area.

j) Concentration of Credit Risk

       The operating properties held by Columbia Predecessor’s uncombined real estate entities are all located in the Greater Washington D.C. area. The ability of the tenants to honor the terms of their respective leases is dependent upon the economic, regulatory and social factors affecting the communities in which the tenants operate.

       Financial instruments that subject Columbia Predecessor to credit risk consist primarily of cash and accounts receivable. Columbia Predecessor maintains its cash and cash equivalents on deposit with high quality financial institutions. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100,000. Although balances in an individual institution may exceed this amount, management does not anticipate losses from failure of such institutions.

k) Unaudited Interim Combined Financial Information

       The combined financial statements as of March 31, 2005 and for the three months ended March 31, 2005 and 2004 and the related disclosures are unaudited. In the opinion of management, such financial statements reflect all adjustments necessary for a fair presentation of the results of the respective interim periods. All such adjustments are of a normal recurring nature. Results of interim periods are not necessarily indicative of expected results for the full year.

3.	Investments in Real Estate Entities

       The King Street, Sherwood Plaza, Greenbriar and Fair Oaks real estate investments are reflected in the accompanying combined financial statements for all periods presented. The remaining investments in real estate entities are reflected effective as of the dates of acquisition listed in Footnote 1.

       Capital contributions, distributions, and profits and losses of the real estate entities are allocated in accordance with the terms of the applicable partnership or limited liability company agreements. Such allocations may differ from the stated ownership percentage interests in such entities as a result of preferred returns and allocation formulas as described in the agreements. Columbia Predecessor’s stated

COLUMBIA EQUITY TRUST, INC. PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

ownership percentages, prior to any preferred or special allocations, for the three months ended March 31, 2005 and for the years ended December 31, 2004, 2003 and 2002 are as follows.

	Three Months
	Ended	Year Ended	Year Ended	Year Ended
	March 31,	December 31,	December 31,	December 31,
Property	2005	2004	2003	2002

King Street	14%	14%	14%	14%
Sherwood Plaza	1%	1%	1%	1%
Greenbriar	9%	9%	9%	9%
Fair Oaks	29%	29%	30%	30%
1575 Eye Street(a)	22%	22%	22%	22%
Independence Center	5%	5%	5%	5%
Madison Place	3%	3%	3%	N/ A
Atrium	3%	3%	N/ A	N/ A
Meadows IV	13%	13%	N/A	N/A
Victory Point	1%	N/A	N/A	N/A

(a)	Columbia Predecessor owns 22.07% of 1575 Eye Street which in turn owns 41.59% of 1575 Associates for a net ownership of 9.18%. However, Columbia Predecessor currently has the right under the 1575 Associates partnership agreement to receive 9.82% of distributions and net income and loss.

     King Street

       The King Street operating agreement details the required capital contributions and commitments of the members. The agreement provides the procedures for allocation of profits and losses and for the return of capital to the respective members, with defined priorities. Net cash flow, as defined in the operating agreement, is also to be distributed according to defined priorities.

       Columbia Predecessor’s share of cumulative losses recognized by King Street exceeded its equity investment in 2004, 2003 and 2002, resulting in a net investment of $0 at March 31, 2005 (unaudited) and December 31, 2004, 2003 and 2002. Columbia Predecessor has no obligations, guarantees or other commitments to provide further financial support for King Street. Columbia Predecessor will not recognize any future earnings on its investment in King Street until Columbia Predecessor’s share of cumulative net income exceeds its share of cumulative net losses not recognized, plus the cash distributions received and previously recognized as income, except to the extent that Columbia Predecessor receives cash distributions. Distributions received, and income recognized, for the three months ended March 31, 2005 and 2004 and the years ended December 31, 2004, 2003 and 2002 were $20,591 (unaudited) $135,215 (unaudited), $331,810, $2,429,099 and $22,500, respectively. Cumulative losses and cash distributions received and recognized as income as of March 31, 2005 and December 31, 2004 and 2003 totaled $5,465,850 (unaudited), $5,461,547, and $5,212,980, respectively.

       On February 20, 2003, King Street was recapitalized. Two of the members sold their membership interests and Aetna Life Insurance Company became the majority member through the acquisition of an 85% member interest. As a result of this acquisition, King Street revalued its assets and liabilities, resulting in an increase in Columbia Predecessor’s members’ equity of $4,501,249. This amount was allocated based on the underlying assets and liabilities of King Street and is being amortized over the respective lives of such assets and liabilities.

COLUMBIA EQUITY TRUST, INC. PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

     1575 Eye Street

       1575 Eye Street was formed on February 5, 2002 to acquire and own a general partnership interest in and to act as the managing general partner of 1575 Eye Street Associates, L.P. (“1575 Associates”). On February 28, 2002, 1575 Eye Street commenced operations by acquiring a 34.52% general partnership interest in 1575 Associates for $8,019,005 which was financed by capital contributions from 1575 Eye Street’s members. 1575 Associates owns a property known as the ASAE Building, located in Washington, DC. On March 3, 2003, 1575 Eye Street was allocated an additional 7.07% interest in 1575 Associates after a partner in 1575 Associates retired its 17% partnership interest. 1575 Eye Street’s ownership interest in 1575 Associates is 41.59%, 41.59%, 41.59% and 34.52% as of March 31, 2005, December 31, 2004, 2003 and 2002, respectively, and is accounted for under the equity method. Income and losses are allocated to 1575 Eye Street at 44.5% of net partnership net income and losses determined for the year by 1575 Associates. 1575 Eye Street’s equity in net income (loss) for the three months ended March 31, 2005 and 2004 and the years ended December 31, 2004, 2003 and 2002 was $86,629 (unaudited), $(6,690) (unaudited), $1,600, $(159,351) and $(120,562), respectively, and reflects the following amounts.

	Three Months	Three Months	Year Ended	Year Ended	Year Ended
	Ended	Ended	December 31,	December 31,	December 31,
	March 31, 2005	March 31, 2004	2004	2003	2002

	(Unaudited)	(Unaudited)
1575 Eye Street’s share of investee’s net income	$198,728	$127,789	$485,998	$325,048	$283,103
Amortization of purchase price allocated to depreciable assets	(112,099)	(121,099)	(484,398)	(484,399)	(403,665)

	$86,629	$6,690	$1,600	$(159,351)	$(120,562)

       1575 Eye Street’s investment balance in Associates LP is greater than its capital account in Associates LP as of March 31, 2005 and December 31, 2004 and 2003 by $10,822,684 (unaudited), $10,818,746 and $11,303,385, respectively, primarily from the purchase of the partnership interest in Associates LP, the cost of raising equity by Associates LP and the redemption of a partner’s interest in Associates LP.

      The 1575 Eye Street operating agreement details the required capital contributions and commitments of the members. The operating agreement provides the procedures for allocation of profits and losses and for the return of capital to the respective members, with defined priorities. Net cash flow, as defined in the operating agreement, is also to be distributed according to defined priorities.

      Financial information as of March 31, 2005 and December 31, 2004 and 2003 and for the three months ended March 31, 2005 and 2004 and the years ended December 31, 2004 and 2003 and from February 28, 2002 (commencement of operations) through December 31, 2002 for 1575 Eye Street is as follows.

COLUMBIA EQUITY TRUST, INC. PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

	Condensed Balance Sheets

	March 31,	December 31,	December 31,
Property	2005	2004	2003

	(Unaudited)
Assets
Investment in partnership	$5,881,015	$5,927,886	$6,682,786
Cash	218	259	751

Total assets	$5,881,233	$5,928,145	$6,683,537

Liabilities and Members’ Equity
Due to owners	$500	$500	$500

Total liabilities	500	500
Members’ equity	5,880,733	5,927,645	6,683,037

Total liabilities and Members’ equity	5,881,233	$5,928,145	$6,683,537

	Condensed Statements of Operations

					February 28, 2002
					(commencement
	Three Months	Three Months			of operations)
	Ended	Ended	Year Ended	Year Ended	through
	March 31,	March 31,	December 31,	December 31,	December 31,
	2005	2005	2004	2003	2002

	(Unaudited)	(Unaudited)
Revenues	$—	$—	$—	$—	$—
Operating expenses	(291)	(6,673)	(15,677)	(6,780)	(1,435)
Share of investee’s equity income	86,629	6,690	1,600	(159,351)	(120,562)

Net income (loss)	$86,338	$17	$(14,077)	$(166,131)	$(121,997)

     Fair Oaks

      Fair Oaks was formed on November 5, 2001 for the purpose of acquiring and operating Fair Oaks Corporate Center located in Fairfax, VA. Columbia Predecessor obtained a 30% ownership interest in the limited partnership for a $300 initial capital contribution. Fair Oaks Corporate Center was acquired by Fair Oaks on November 6, 2001 for $17,500,000.

      The Fair Oaks partnership agreement details the required capital contributions and commitments of the members. The partnership agreement provides the procedures for allocation of profits and losses and for the return of capital to the respective partners, with defined priorities. Income and loss is allocated pursuant to the provisions of the partnership agreement. The partnership agreement also provides for and defines certain cash flow preference returns to be received by the unaffiliated partner on unreturned cash contributions. All distributable cash from operations with respect to any operation’s year shall be allocated as follows: (a) to the unaffiliated partner to the extent of the outstanding balance of the preferred return, (b) to the partners pro rata in accordance with their primary sharing ratios.

      On August 12, 2004, Fair Oaks sold one of the buildings in the office park for $3,375,000, recognizing a gain of $173,447. The property sold represented approximately 18% of Fair Oak’s basis in the overall office park. Concurrent with the closing of this sale $1,600,000 of mortgage debt was repaid.

COLUMBIA EQUITY TRUST, INC. PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

      On August 25, 2004, Fair Oaks re-capitalized the partnership resulting in a step-up in basis of the real estate of $3,078,562. The majority partner (an unaffiliated entity) sold its entire partnership interest and two new limited partners were admitted. Columbia Predecessor received a distribution as part of this transaction and retained its ownership interest in Fair Oaks. At the closing, Fair Oaks borrowed $6,440,000 to partially fund the buyout of the former majority partner.

     Independence Center

      Independence Center was formed on July 22, 2002 to acquire and operate an office building known as Independence Center in Chantilly, VA. The property was acquired on September 9, 2002 for $30,100,000.

      Columbia Predecessor acquired a 5% interest in Independence Center for an initial capital contribution of $880,427. The Independence Center operating agreement details the required capital contributions and commitments of the members. The agreement provides the procedures for allocation of net profits and losses and for the return of capital to the respective members, with defined priorities. Net cash flow, as defined in the agreement, is also to be distributed according to defined priorities.

     Atrium

      Atrium was formed on April 7, 2004 to acquire and operate the property known as the Atrium Building in Alexandria, VA. The building was acquired for $35,275,000 on May 25, 2004.

      Columbia Predecessor acquired its interest in Atrium through a joint venture (Carr Capital Atrium, LLC) formed on May 6, 2004. Carr Capital Atrium, LLC acquired a 15% membership interest in Atrium for an initial capital contribution of $1,875,000. Columbia Predecessor acquired a 20% membership interest in Carr Capital Atrium, LLC for an initial capital contribution of $375,000.

      CCREI, a wholly-owned subsidiary of CCC, is the manager of Atrium and the managing member of Carr Capital Atrium, LLC.

      The LLC operating agreements detail the required capital contributions and commitments of the members. The agreements provide the procedures for allocation of net profits and losses and for the return of capital to the members, with defined priorities. Net cash flow, as defined in the operating agreements, is also to be distributed according to defined priorities.

      The Atrium operating agreement includes a buy/sell provision that can take place upon the occurrence of certain defined circumstances. The Atrium operating agreement also includes an option for Carr Capital Atrium, LLC to purchase for cash 40% of the majority member’s ownership interest. The purchase price of this ownership interest is the sum of 40% of the majority member’s initial capital contribution plus the greater of either an amount that will provide the majority member an internal rate of return (“IRR”) of 14% on the capital contribution being sold or $200,000.

      Each member of Carr Capital Atrium, LLC other than CCREI has the right to exchange its interest in the LLC for shares in the Company or the Operating Partnership. Members who elect not to exchange their membership interests for shares in the Company will receive cash from the Company in exchange for their membership interest at the same amount that they would be entitled to if they exchanged their membership interest for shares in the Company.

     Meadows IV

       Meadows IV was formed by Meadows IV Investors, LLC and Meadows IV SPE, Inc. to acquire and operate an office building located in Chantilly, Virginia. Columbia Predecessor acquired a 12.8% membership interest in Meadows IV Investors, LLC and Meadows IV SPE, Inc. for $650,000 on October 28, 2004. Meadows IV acquired a 148,160 square foot office building on October 29, 2004 for $27,550,000 and entered into a loan agreement with a principal balance of $19,000,000, annual interest of 4.95%, maturing November 1, 2011 and a mezzanine loan of $4,375,000 with annual interest of LIBOR plus 4.50% through May 1, 2006, escalating to LIBOR plus 6.50% until maturity on November 1, 2011.

COLUMBIA EQUITY TRUST, INC. PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

The $19,000,000 loan is secured by the property. Concurrent with the offering, the Company will assume the $19,000,000 mortgage loan and will repay $4,375,000 of mezzanine financing.

       CCC is the managing member of Meadows IV and received an acquisition fee of $138,750 at the closing of the building purchase. CCC also receives an asset management fee of 1.5% of gross monthly income derived from the property.

       The Meadows IV operating agreement details the required capital contributions and commitments of the members. The agreement provides the procedures for allocation of profits and losses and for the return of capital to the respective members, with defined priorities. Net cash flow, as defined in the operating agreement, is also to be distributed according to defined priorities. Each member other than CCC has the right to exchange its interest in Meadows IV for shares in the Company or the Operating Partnership. The value of each member’s interest in Meadows IV will be set at least 10 days prior to the initial public offering of the Company. Such valuation shall provide the member with an internal rate of return of not less than 20%, based on a minimum six month investment holding period. Members other than CCC who elect not to exchange their membership interests for shares in the Company will receive cash from the Company in exchange for their membership interest in the same amount that they would be entitled to if they exchanged their membership interest for shares in the Company.

     Victory Point

       14200 Park Meadow Drive, LLC (“Victory Point”) was formed by Park Meadow Drive Realty Company, LLC and Meadows V, LLC to acquire and operate an office building located in Chantilly, Virginia. Through its 11.7% interest in Meadows V Investors, LLC, Columbia Predecessor acquired a 1.17% membership interest in Victory Point for $100,000 on March 8, 2005. Victory Point acquired a 147,743 square foot office building and undeveloped land located in Chantilly, Virginia, on March 8, 2005, for $20,250,000 and entered into a loan agreement with a maximum amount of $24,750,000 and an initial principal balance of $14,800,000, with an annual interest rate of LIBOR plus 2.95%, maturing March 31, 2008, with the right to extend the maturity by two, one-year periods subject to certain conditions. The loan is secured by the property. Concurrent with the offering, the Company will acquire CCC’s interest in Meadows V Investors, LLC for approximately $100,000 and has the right to acquire Clark/ Carr Investments, LLC’s 88.3% interest for approximately $834,000.

       CCC is the managing member of Victory Point and received a debt placement fee of $247,500 at the closing of the building purchase. CCC also expects to receive an asset management fee of 1.5% of gross monthly income derived from the property.

       The Victory Point operating agreement details the required capital contributions and commitments of the members. The agreement provides the procedures for allocation of profits and losses and for the return of capital to the respective members, with defined priorities. Net cash flow, as defined in the operating agreement, is also to be distributed according to defined priorities.

       The value of Clark/ Carr Investments, LLC’s interest in Victory Point will be set at least 10 days prior to the initial public offering of the Company. Such valuation shall provide the member with an internal rate of return of not less than 20%, based on a minimum six month investment holding period. Members other than CCC who elect not to exchange their membership interests for shares in the Company will receive cash from the Company in exchange for their membership interest in the same amount that they would be entitled to if they exchanged their membership interest for shares in the Company.

      Financial information for Columbia Predecessor’s significant uncombined real estate entities, as of March 31, 2005, and December 31, 2004 and 2003 and for the three months ended March 31, 2005 and 2004 and for the years ended December 31, 2004, 2003 and 2002 is as follows.

COLUMBIA EQUITY TRUST, INC. PREDECESSOR

INVESTMENTS IN REAL ESTATE ENTITIES

CONDENSED BALANCE SHEETS

As of March 31, 2005
Unaudited

	King	Sherwood		Fair	1575	Independence	Madison
	Street	Plaza	Greenbriar	Oaks	Associates	Center	Place	Atrium	Meadows IV	Victory Point	Total

					(Note a)
Assets
Investments in real estate	$22,914,852	$11,511,827	$14,822,021	$18,542,998	$8,801,345	$42,976,438	$17,665,986	$31,492,314	$22,276,495	$20,470,638	$211,474,914
Receivables and deferred rents	554,971	215,945	297,418	396,344	2,034,991	3,500,406	442,277	580,064	245,833	—	8,268,249
Other assets	3,675,643	986,254	1,234,306	1,723,731	6,491,015	4,534,904	5,469,694	4,828,762	6,920,621	2,855,316	38,720,246

Total assets	$27,145,466	$12,714,026	$16,353,745	$20,663,073	$17,327,351	$51,011,748	$23,577,957	$36,901,140	$29,442,949	$23,325,954	$258,463,409

Liabilities and Equity
Mortgage loans	$22,000,000	$9,020,197	$10,637,511	$16,640,000	$42,249,355	$31,527,642	$15,500,000	$24,266,685	$23,375,000	$14,800,000	$210,016,390
Other liabilities	1,124,778	353,347	359,208	832,408	810,842	2,255,006	1,010,244	866,452	1,365,432	110,836	9,088,553

	23,124,778	9,373,544	10,996,719	17,472,408	43,060,197	33,782,648	16,510,244	25,133,137	24,740,432	14,910,836	219,104,943
Other Owners’ share of
Partners’/ Members’ Capital	5,440,063	3,308,147	4,863,798	3,083,734	(20,790,896)	16,367,645	6,831,818	11,408,933	4,100,224	8,316,696	42,930,162
Columbia Predecessor’s Share of Partners’/ Members’ Capital	(1,419,375)	32,335	493,228	106,931	(4,941,950)	861,455	235,895	359,070	602,293	98,422	(3,571,696)

Total liabilities and equity	$27,145,466	$12,714,026	$16,353,745	$20,663,073	$17,327,351	$51,011,748	$23,577,957	$36,901,140	$29,442,949	$23,325,954	$258,463,409

Net investment balance	$—	$32,335	$493,228	$106,931	$1,297,377	$861,455	$235,895	$359,070	$602,293	$98,422	$4,087,006

Other entities (Note b)											236,765

Investments in real estate entities											$4,323,771

COLUMBIA EQUITY TRUST, INC. PREDECESSOR

INVESTMENTS IN REAL ESTATE ENTITIES

CONDENSED BALANCE SHEETS

As of December 31, 2004

	King	Sherwood			1575	Independence	Madison
	Street	Plaza	Greenbriar	Fair Oaks	Associates	Center	Place	Atrium	Meadows IV	Total

					(Note a)
Assets
Investments in real estate	$23,045,418	$11,521,085	$14,734,785	$18,656,052	$9,112,248	$43,399,196	$17,481,749	$31,660,078	$22,429,644	$192,040,295
Receivables and deferred rents	468,816	175,176	319,405	461,440	2,538,482	3,750,980	348,441	445,240	81,501	8,589,481
Other assets	3,886,187	956,317	1,403,400	1,602,357	6,239,578	4,363,120	5,710,434	5,143,877	8,831,522	38,136,792

Total assets	$27,400,421	$12,652,578	$16,457,590	$20,719,849	$17,890,308	$51,513,296	$23,540,624	$37,249,195	$31,342,667	$238,766,528

Liabilities and Equity
Mortgage loans	$22,000,000	$9,071,517	$10,698,033	$16,640,000	$42,454,939	$31,689,834	$15,500,000	$24,375,698	$23,375,000	$195,805,021
Other liabilities	1,348,386	280,501	322,043	894,258	1,066,943	2,669,043	665,340	869,487	2,943,587	11,059,588

	23,348,386	9,352,018	11,020,076	17,534,258	43,521,882	34,358,877	16,165,340	25,245,185	26,318,587	206,864,609
Other Owners’ share of Partners’/ Members’ Capital	5,467,106	3,268,611	4,936,876	3,080,128	(20,740,473)	16,296,698	7,135,995	11,643,890	4,380,602	35,469,433
Columbia Predecessor’s Share of Partners’/ Members’ Capital	(1,415,071)	31,949	500,638	105,463	(4,891,101)	857,721	239,289	360,120	643,478	(3,567,514)

Total liabilities and equity	$27,400,421	$12,652,578	$16,457,590	$20,719,849	$17,890,308	$51,513,296	$23,540,624	$37,249,195	$31,342,667	$238,766,528

Net investment balance	$—	$31,949	$500,638	$105,463	$1,307,690	$857,721	$239,289	$360,120	$643,478	$4,046,348

Other entities (Note b)										143,418

Investments in real estate entities										$4,189,766

COLUMBIA EQUITY TRUST, INC. PREDECESSOR

INVESTMENTS IN REAL ESTATE ENTITIES

CONDENSED BALANCE SHEETS

As of December 31, 2003

	King	Sherwood			1575	Independence	Madison
	Street	Plaza	Greenbriar	Fair Oaks	Associates	Center	Place	Total

					(Note a)
Assets
Investments in real estate	$22,387,396	$11,588,664	$14,593,929	$18,319,375	$10,306,483	$33,940,512	$17,235,226	$128,371,585
Receivables and deferred rents	236,342	7,870	301,682	261,564	1,690,071	64,497	83,019	2,645,045
Other assets	5,597,937	897,100	1,491,131	838,910	7,198,580	1,552,836	6,920,038	24,496,532

Total assets	$28,221,675	$12,493,634	$16,386,742	$19,419,849	$19,195,134	$35,557,845	$24,238,283	$155,513,162

Liabilities and Equity
Mortgage loans	$22,000,000	$9,303,144	$11,038,496	$11,800,000	$43,243,195	$17,797,873	$15,500,000	$130,682,708
Other liabilities	1,239,934	104,764	283,012	356,058	1,052,059	168,474	477,221	3,681,522

	23,239,934	9,407,908	11,321,508	12,156,058	44,295,254	17,966,347	15,977,221	134,364,230
Other Owners’ share of Partners’/Members’ Capital	6,140,687	3,055,858	4,598,872	7,263,791	(24,080,354)	16,713,629	8,010,980	21,703,463
Columbia Predecessor’s Share of Partners’/ Members’ Capital	(1,158,946)	29,868	466,362	—	(1,019,766)	877,869	250,082	(554,531)

Total liabilities and equity	$28,221,675	$12,493,634	$16,386,742	$19,419,849	$19,195,134	$35,557,845	$24,238,283	$155,513,162

Net investment balance	$—	$29,868	$466,362	$—	$1,474,405	$877,869	$250,082	$3,098,586

Other entities (Note b)								6,594

Investments in real estate entities								$3,105,180

COLUMBIA EQUITY TRUST, INC. PREDECESSOR

INVESTMENTS IN REAL ESTATE ENTITIES

CONDENSED STATEMENTS OF OPERATIONS

For the Three Months Ended March 31, 2005
Unaudited

	King	Sherwood		Fair	1575	Independence	Madison			Victory
	Street	Plaza	Greenbriar	Oaks	Associates	Center	Place	Atrium	Meadows IV	Point	Total

					(Note a)
Revenues	$1,159,642	$443,846	$388,588	$693,924	$2,176,937	$1,394,676	$564,495	$1,245,675	$935,972	$—	$9,003,755

Expenses
Operating and other	368,041	172,462	215,824	296,342	862,615	486,267	276,642	352,834	357,346	33,041	3,421,414
Depreciation	377,731	120,100	119,925	141,998	351,617	413,000	215,021	427,455	450,544	35,052	2,652,443
Interest	295,216	111,362	133,327	250,510	763,977	420,728	185,953	500,392	324,276	66,788	3,052,529

Total expenses	1,040,988	403,924	469,076	688,850	1,978,209	1,319,995	677,616	1,280,681	1,132,166	134,881	9,126,386

Net income (loss)	$118,654	$39,922	$(80,488)	$5,074	$198,728	$74,681	$(113,121)	$(35,006)	$(196,194)	$(134,881)	$(122,631)

Equity in net income (loss) by real estate entity	$20,591	$386	$(7,410)	$1,468	$19,055	$3,734	$(3,394)	$(1,050)	$(25,128)	$(1,578)	$6,674

Other entities (Note b)											96,243

Equity in net income of real estate entities											$102,917

COLUMBIA EQUITY TRUST, INC. PREDECESSOR

INVESTMENTS IN REAL ESTATE ENTITIES

CONDENSED STATEMENTS OF OPERATIONS

For the Three Months Ended March 31, 2004
Unaudited

	King	Sherwood		Fair	1575	Independence	Madison
	Street	Plaza	Greenbriar	Oaks	Associates	Center	Place	Total

					(Note a)
Revenues	$1,157,027	$413,840	$458,795	$706,876	$2,274,250	$1,007,604	$494,309	$6,512,701

Expenses
Operating and other	364,915	175,531	231,985	295,979	778,664	437,715	234,838	2,519,627
Depreciation	410,741	105,730	93,111	124,941	424,459	412,801	189,052	1,760,835
Interest	295,216	84,481	103,106	106,485	783,960	219,126	185,919	1,778,293

Total expenses	1,070,872	365,742	428,202	527,405	1,987,083	1,069,642	609,809	6,058,755

Net income (loss)	$86,155	$48,098	$30,593	$179,471	$287,167	$(62,038)	$(115,500)	$453,946

Equity in net income (loss) by real estate entity	$135,215	$466	$2,817	$—	$4	$(3,102)	$(3,465)	$131,935

Other entities (Note b)								—

Equity in net income of real estate entities								$131,935

COLUMBIA EQUITY TRUST, INC. PREDECESSOR

INVESTMENTS IN REAL ESTATE ENTITIES

CONDENSED STATEMENTS OF OPERATIONS

For the Year Ended December 31, 2004

	King	Sherwood			1575	Independence	Madison
	Street	Plaza	Greenbriar	Fair Oaks	Associates	Center	Place	Atrium	Meadows IV	Total

					(Note a)
Revenues	$4,727,988	$1,784,652	$2,035,702	$2,752,226	$8,937,124	$5,000,363	$2,140,392	$3,015,721	$620,953	$31,015,121

Expenses
Operating and other	1,492,894	756,078	884,860	991,214	3,035,029	2,564,023	1,000,683	825,481	143,363	11,693,625
Depreciation	1,447,832	422,918	382,907	490,385	1,643,370	1,651,669	756,209	1,009,398	306,611	8,111,299
Interest	1,180,865	390,823	395,655	617,808	3,090,179	1,720,384	743,278	1,191,832	221,899	9,552,723

Total expenses	4,121,591	1,569,819	1,663,422	2,099,407	7,768,578	5,936,076	2,500,170	3,026,711	671,873	29,357,647

Net income (loss)	$606,397	$214,833	$372,280	$652,819	$1,168,546	$(935,713)	$(359,778)	$(10,990)	$(50,920)	$1,657,474

Equity in net income (loss) by real estate entity	$331,810	$2,080	$34,276	$62,764	$(3,107)	$(46,786)	$(10,793)	$(330)	$(6,522)	$363,392

Other entities (Note b)										47,201

Equity in net income of real estate entities										$410,593

COLUMBIA EQUITY TRUST, INC. PREDECESSOR

INVESTMENTS IN REAL ESTATE ENTITIES

CONDENSED STATEMENTS OF OPERATIONS

For the Year Ended December 31, 2003

	King	Sherwood			1575	Independence	Madison
	Street	Plaza	Greenbriar	Fair Oaks	Associates	Center	Place	Total

					(Note a)
Revenues	$4,328,314	$1,645,134	$2,229,339	$2,979,042	$8,475,857	$68,296	$841,392	$20,567,374

Expenses
Operating and other	1,436,521	683,163	825,453	1,068,569	2,911,754	59,412	384,687	7,369,559
Depreciation	1,352,155	406,030	443,330	500,694	1,861,171	7,490	379,791	4,950,661
Interest	2,953,393	737,853	916,111	453,297	2,972,488	9,184	340,852	8,383,178

Total expenses	5,742,069	1,827,046	2,184,894	2,022,560	7,745,413	76,086	1,105,330	20,703,398

Net income (loss)	$(1,413,755)	$(181,912)	$44,445	$956,482	$730,444	$(7,790)	$(263,938)	$(136,024)

Equity in net income (loss) by real estate entity	$2,429,099	$(1,761)	$4,092	$90,141	$(36,656)	$(963)	$(7,918)	$2,476,034

Other entities (Note b)								455,084

Equity in net income of real estate entities								$2,931,118

COLUMBIA EQUITY TRUST, INC. PREDECESSOR

INVESTMENTS IN REAL ESTATE ENTITIES

CONDENSED STATEMENTS OF OPERATIONS

For the Year Ended December 31, 2002

	King	Sherwood			1575	Independence
	Street	Plaza	Greenbriar	Fair Oaks	Associates	Center	Total

					(Note a)
Revenues	$4,626,576	$1,772,600	$2,553,704	$3,298,653	$8,251,635	$2,152	$20,505,320

Expenses
Operating and other	1,819,297	650,691	898,622	1,115,266	2,894,252	12,785	7,390,913
Depreciation	672,267	266,140	356,377	523,871	1,801,445	—	3,620,100
Interest	1,473,678	749,348	852,132	665,835	3,159,907	—	6,900,900

Total expenses	3,965,242	1,666,179	2,107,131	2,304,972	7,855,604	12,785	17,911,913

Net income (loss)	$661,334	$106,421	$446,573	$993,681	$396,031	$(10,633)	$2,593,407

Equity in net income (loss) by real estate entity	$22,500	$1,030	$41,116	$141,399	$(26,913)	$(1,595)	$177,537

Other entities (Note b)							67,695

Equity in net income of real estate entities							$245,232

COLUMBIA EQUITY TRUST, INC. PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS

For the Years Ended December 31, 2004, 2003 and 2002

       Note (a) — Associates LP owns an operating property. The entity that is combined in the accompanying Columbia Predecessor financial statements is 1575 Eye Street, which owns an equity interest in Associates LP. Associates LP is shown in the condensed financial statements, instead of 1575 Eye Street, because its results are the primary determinate of the results of 1575 Eye Street. The equity in net income (loss) of $19,055 (unaudited), $(4) (unaudited), $(3,107), $(36,656) and $(26,913) for the three months ended March 31, 2005 and 2004 and the years ended December 31, 2004, 2003 and 2002, respectively, includes the amounts for 1575 Eye Street.

       Note (b) — CCC held partnership interests in several entities that are individually and in total insignificant to Columbia Predecessor and are not being sold or transferred to the Company. The accompanying condensed balance sheets include $236,765 (unaudited), $143,418 and $6,594 as of March 31, 2005, and December 31, 2004 and 2003, respectively, in investments in real estate entities for these entities and the accompanying condensed statements of operations include $96,243 (unaudited), $0 (unaudited), $47,201, $455,084 and $67,695 for the three months ended March 31, 2005 and 2004 and the years ended December 31, 2004, 2003 and 2002, respectively, in equity in net income of investments in real estate entities for these entities.

Summary of Significant Accounting Policies

       The accounting policies of the real estate entities are consistent with those used by Columbia Predecessor. Given the nature of the entities’ activities, however, they utilize certain additional policies which are not applicable to Columbia Predecessor which are as follows.

     (a) Investment in Real Estate

       Investments in real estate include land, buildings and tenant improvements. Land is recorded at acquisition cost. Building is recorded at cost and depreciated on straight-line basis over the estimated useful lives of its components, which range from 7.5 to 40 years. Tenant improvements are costs incurred to prepare tenant spaces for occupancy and are depreciated on a straight-line basis over the terms of the respective leases. In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the uncombined real estate entities record impairment losses on long-lived assets used in operations when indicators of impairment are present and the net undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying values. Management does not believe that impairment indicators are present, and accordingly, no such losses have been included in the accompanying financial statements.

       For properties acquired subsequent to January 1, 2002, the real estate entities also consider the existence of identifiable intangibles relating to above and below market leases, in-place lease value and tenant relationships. The purchase price of the acquired property is allocated based on the relative fair values of the land, building (determined on an as-if vacant basis) and these identifiable intangibles.

     (b) Revenue Recognition

       Income from rental operations is recognized on a straight-line basis over the term of the lease regardless of when payments are due. The lease agreements contain provisions that provide for additional rentals based on reimbursement of the tenants’ share of real estate taxes and certain common area maintenance costs. These revenues are recorded as the associated expense is incurred.

COLUMBIA EQUITY TRUST, INC. PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Mortgage Loans

       The debt of the real estate entities is non-recourse to and is not guaranteed by Columbia Predecessor. Mortgage loans outstanding for the real estate entities consist of the following.

	Interest		March 31,	December 31,	December 31,
Property	Rate	Maturity Date	2005	2004	2003

			(unaudited)
King Street	5.06%	March 1, 2008	$22,000,000	$22,000,000	$22,000,000
Sherwood Plaza	LIBOR + 2.50%	July 1, 2008	9,020,197	9,071,517	9,303,144
Greenbriar	LIBOR + 2.50%	July 1, 2008	10,637,511	10,698,033	11,038,496
Fair Oaks	LIBOR + 2.10%	December 1, 2006	10,200,000	10,200,000	11,800,000
Fair Oaks	LIBOR + 4.50%	August 24, 2005	6,440,000	6,440,000	N/A
1575 Associates(a)	6.82%	March 1, 2009	42,249,355	42,454,939	43,243,195
Independence Center(b)	5.04%	September 10, 2009	31,527,642	31,689,834	17,797,873
Madison Place	4.49%	August 1, 2008	15,500,000	15,500,000	15,500,000
Atrium	8.43%	September 1, 2012	18,343,703	18,426,645	N/A
Atrium	6.21%	September 1, 2012	5,922,982	5,949,053	N/A
Meadows IV	4.95%	November 1, 2011	19,000,000	19,000,000	N/A
Meadows IV	LIBOR + 4.50%	May 1, 2006	4,375,000	4,375,000	N/A
Victory Point	LIBOR + 2.95%	March 31, 2008	14,800,000	N/A	N/A

(a)	On April 14, 2005 (unaudited), the mortgage loan on 1575 Associates was converted, effective as of January 1, 2005, from an amortizing loan with payments based on a 25 year amortization to an interest-only loan with the entire principal balance due at maturity on March 1, 2009.

(b)	On August 20, 2004, Independence Center entered into a new mortgage agreement, borrowing $31,850,000 at a rate of 5.04% over 5 years, with payments due in monthly installments of $186,935, based on a 25 year amortization schedule. The remaining balance is due on August 10, 2009. The proceeds of the new borrowing were used to repay the existing mortgage and finance tenant improvements.

       The combined aggregate future principal payments, reflecting the retroactive conversion discussed in Note (a), of the uncombined real estate entities’ mortgages at December 31, 2004 are as follows.

Amount
Year	Payable

(unaudited)
2005	$8,914,826
2006	17,515,087
2007	3,195,906
2008	55,676,258
2009	72,298,707
Thereafter	38,204,237

$195,805,021

Minimum Future Rentals

       The real estate entities lease property to tenants under various noncancelable operating leases. Leases on space in the office buildings provide for future minimum rentals plus provisions for escalations in the event of increased operating costs and real estate taxes (additional rentals). Minimum future rentals on

COLUMBIA EQUITY TRUST, INC. PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

noncancelable operating leases with original maturities which extend for more than one year as of December 31, 2004 are as follows.

Years Ending
December 31,

2005	$30,289,283
2006	27,193,071
2007	25,627,091
2008	24,915,922
2009	22,567,022
Thereafter	51,479,009

$182,071,398

       The above does not include additional rentals that may be required by the leases.

4.	Notes Payable — Shareholders

       CCC issued notes to certain of its shareholders on June 15, 1994, totaling $92,000, bearing interest at 10% per annum. The notes are unsecured demand notes. Accrued unpaid interest as of March 31, 2005 and December 31, 2004 and 2003 of $79,482 (unaudited), $77,232 and $68,232, respectively, is included in accrued interest payable to shareholders in the accompanying combined financial statements.

5.	Income Taxes

       As the combining entities are partnerships, limited liability companies, and a subchapter S corporation (as of 2003), they are not subject to federal and state income taxes. The City of Washington D.C. has an income tax on such entities (10% of defined net income) and since CCC is located in Washington, D.C., it is subject to this tax. Columbia Predecessor accounts for income taxes under the provisions of SFAS No. 109, “Accounting for Income Taxes”. SFAS No. 109 requires recognition of deferred tax assets and liabilities for the expected future tax consequences of the events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates in effect for the year in which the differences are expected to occur. CCC does not have any significant differences between the financial reporting and tax bases of its assets and liabilities and therefore does not have any deferred tax assets or liabilities. Prior to 2003, CCC was subject to federal income taxes.

6.	Fair Value of Financial Instruments

       As of March 31, 2005 (unaudited) and December 31, 2004 and 2003, the carrying amounts of notes payable to shareholders were $90,000 and approximate fair value because of the terms of the notes.

       The carrying amounts for cash and cash equivalents, receivables, accounts payable and other liabilities approximate fair value because of the short-term nature of these instruments.

7.	Related Party Transactions

       Columbia Predecessor conducts business with the real estate entities it invests in and with other entities in which certain members of Columbia Predecessor exercise control. The amount of fees attributable to the percentage of the uncombined real estate entities owned by Columbia Predecessor has

COLUMBIA EQUITY TRUST, INC. PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

been eliminated from the accompanying combined financial statements and in the following disclosures. The following is a description of transactions with these entities.

       CCC receives asset management fees from affiliated real estate entities, including the uncombined real estate entities included in the accompanying combined financial statements. Asset management fees range from 1 to 2 percent of gross rents collected. Asset management fees totaled $352,731 (unaudited), $118,494 (unaudited), $889,722, $542,443 and $662,211 for the three months ended March 31, 2005 and 2004 and the years ended December 31, 2004, 2003 and 2002, respectively.

       CCC receives accounting fees from affiliates. These fees are charged at a flat rate of $5,000 per property per year. Accounting fees totaled $0 (unaudited), $0 (unaudited), $28,992, $35,750 and $35,500 for the three months ended March 31, 2005 and 2004 and the years ended December 31, 2004, 2003 and 2002, respectively.

       CCC receives transaction fees in connection with the purchase, sale or debt placement for a property that it manages. Transaction fees, including amounts earned from the uncombined real estate entities and from affiliates, totaled $272,524 (unaudited), $0 (unaudited), $1,006,285, $1,345,055 and $1,400,507 for the three months ended March 31, 2005 and 2004 and the years ended December 31, 2004, 2003 and 2002, respectively.

       CCC rents office space from an affiliate and also pays a monthly fee for office support services. Rent paid to the affiliate totaled $37,554 (unaudited), $35,857 (unaudited), $144,984, $124,295 and $114,054 for three months ended March 31, 2005 and 2004 and the years ended December 31, 2004, 2003 and 2002, respectively. Fees paid to the affiliate for office support services totaled $22,500 (unaudited), $26,425 (unaudited), $134,692, $105,000 and $100,000 for the three months ended March 31, 2005 and 2004 and the years ended December 31, 2004, 2003 and 2002, respectively.

8.	Subsequent Events

       In March 2005, CCC entered into an agreement to acquire Loudoun Gateway IV (“Loudoun Gateway IV”), a 102,987 square foot suburban office building, for $21,350,000. As of March 31, 2005, Loudoun Gateway IV was 100% leased. Prior to closing, CCC expects to form separate joint ventures with third party investors to acquire a 100% ownership interest in Loudoun Gateway IV at the closing.

       In March 2005, CCC entered into an agreement to merge with the entity that owns the Barlow Building, a 270,480 square foot suburban office building (“Barlow”), for $81.0 million, plus an estimated $14.0 million in closing and other acquisition costs. As currently structured, we anticipate that Carr Capital will assign the agreement to a newly formed private REIT formed with third party investors, which entity will acquire Barlow. As part of the formation transactions, we will invest $13.3 million in the private REIT that will acquire Barlow, which will result in a 40% ownership interest in Barlow. Unaffiliated third party investors will own the remaining 60% interest. The property will continue to be subject to approximately $61.9 million of first mortgage indebtedness.

       On May 4, 2005 (unaudited), CCC and its third party joint venture partners acquired 5611 Columbia Pike LLC, a 257,425 square foot office building located in Baileys Crossroads, Virginia, for $68,000,000, financed in part by a $42,000,000 mortgage loan from a third party. The mortgage bears interest at 5.10% and is interest only for seven years, maturing on May 11, 2015. CCC owns 1.5% of Suffolk as of May 4, 2005 and plans to increase its ownership to 36.5% after the consummation of the Offering and the related Formation Transactions. CCC received a transaction fee of $400,000 at the closing and will manage the property.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholder of
Columbia Equity Trust, Inc.

We have audited the accompanying combined statement of revenues and certain expenses of four properties commonly referred to as Fair Oaks, Greenbriar, Sherwood Plaza and Meadows IV (collectively, the “Significant Properties”), for the year ended December 31, 2004. This combined financial statement is the responsibility of the Significant Properties’ management. Our responsibility is to express an opinion on this combined financial statement based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined statement of revenues and certain expenses is free of material misstatement. The Significant Properties have determined they are not required to have, nor were we engaged to perform, an audit of their internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Significant Properties’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined financial statement. We believe that our audit provides a reasonable basis for our opinion.

The accompanying combined statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in Form S-11 of Columbia Equity Trust, Inc. as a result of the proposed acquisition of the Significant Properties by Columbia Equity Trust, Inc. Material amounts, as described in Note 1 to the combined statement of revenues and certain expenses, that would not be directly attributable to future operating results of the Significant Properties are excluded, and the combined financial statement is not intended to be a complete presentation of the Significant Properties’ revenues and expenses.

In our opinion, the combined statement of revenues and certain expenses presents fairly, in all material respects, the combined revenues and certain expenses of the Significant Properties for the year ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

McLean, Virginia
April 26, 2005

SIGNIFICANT PROPERTIES

COMBINED STATEMENTS OF REVENUES AND CERTAIN EXPENSES

	Three Months
	Ended	Year Ended
	March 31, 2005	December 31, 2004

	(Unaudited)
Revenues
Rental	$2,363,813	$6,788,691
Tenant reimbursements	81,738	261,687

Total revenues	2,445,551	7,050,378

Certain expenses
Property operating	979,770	2,404,418
General and administrative	59,238	265,989

Total certain expenses	1,039,008	2,670,407

Revenues in excess of certain expenses	$1,406,543	$4,379,971

See accompanying Notes to Combined Statements of Revenues and Certain Expenses.

SIGNIFICANT PROPERTIES

NOTES TO COMBINED STATEMENTS OF REVENUES AND CERTAIN EXPENSES

1.	Basis of Presentation

       The accompanying combined statements of revenues and certain expenses relate to the operations of four properties commonly referred to as Fair Oaks, Greenbriar, Sherwood Plaza and Meadows IV (collectively, the “Significant Properties”). These four office properties are owned by real estate entities in which Carr Capital Real Estate Investments, LLC, a wholly owned subsidiary of Carr Capital Corporation (collectively “CCC”), holds an ownership interest. Concurrent with the consummation of an initial public offering, (the “Offering”) of the common stock of Columbia Equity Trust, Inc. (the “Company”), CCC will contribute its interests in these real estate entities in exchange for units in the newly formed limited partnership, Columbia Equity, LP (the “Operating Partnership”) for which the Company will be sole general partner, and the Company will purchase the remaining interests in such real estate entities from unrelated parties. CCC provides asset management services for the Significant Properties. Each property consists of one or more commercial office buildings located in the Greater Washington, D.C. area (defined as the District of Columbia, Northern Virginia and suburban Maryland).

       The accompanying combined statements of revenues and certain expenses have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and, accordingly, are not representative of the actual results of the Significant Properties for the three months ended March 31, 2005 and for the year ended December 31, 2004 due to the exclusion of certain revenues and expenses. As a result, the amounts reported in the accompanying combined statements are not comparable to those expected to be incurred by the Company in the proposed future operations of the Significant Properties. Material amounts that would not be directly attributable to future operating results of the Significant Properties are excluded, and the combined financial statements are not intended to be a complete presentation of the Significant Properties’ revenues and expenses. Items excluded consist of asset management fees, depreciation, interest income and expense, the revenues and expenses relating to a parcel of Fair Oaks which was sold in August 2004 and the related gain on that sale.

2.	Summary of Significant Accounting Policies

(a) Revenue Recognition

       Rental revenue is recognized on a straight-line basis over the terms of the respective leases, regardless of when payments are due. The lease agreements contain provisions that provide for additional rentals based on reimbursement of the tenant’s share of real estate taxes and certain common area maintenance costs. These revenues are recognized in the period the applicable expenses are incurred.

(b) Use of Estimates

       Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenues and certain expenses during the reporting periods to prepare the combined statements of revenues and certain expenses in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from these estimates.

3.	Minimum Future Rentals

       The Significant Properties lease office space to tenants under various noncancelable operating leases. Leases on space in the office buildings provide for future minimum rentals plus provisions for escalations in the event of increased operating costs and real estate taxes (additional rentals). Minimum future rentals

SIGNIFICANT PROPERTIES

NOTES TO COMBINED STATEMENTS OF REVENUES AND CERTAIN EXPENSES — (Continued)

on noncancelable operating leases with original maturities which extend for more than one year as of December 31, 2004 are as follows.

2005	$8,455,426
2006	8,124,005
2007	7,350,443
2008	6,870,548
2009	6,298,436
Thereafter	12,733,018

$49,831,876

       The above amounts do not reflect additional rentals that may be required by the leases, which are shown as tenant reimbursements in the statements of revenues and certain expenses,

4.	Concentration of Credit Risk

       The operating properties held by the Significant Properties are all located in the Greater Washington D.C. metropolitan area. The ability of the tenants to honor the terms of their respective leases is dependent upon the economic, regulatory and social factors affecting the communities in which the tenants operate.

5.	Unaudited Interim Financial Information

       The combined statement of revenues and certain expenses for the three months ended March 31, 2005 is unaudited. In the opinion of management, this financial statement reflects all adjustments, which are of a normal recurring nature, necessary for a fair presentation of the results of the interim period. The operating results of the three-month interim period are not necessarily indicative of the results that may be expected for a full year.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholder of
Columbia Equity Trust, Inc.

We have audited the accompanying statement of revenues and certain expenses of the property known as Loudoun Gateway IV, for the year ended December 31, 2004. This financial statement is the responsibility of Loudoun Gateway IV’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of revenues and certain expenses are free of material misstatement. Loudoun Gateway IV has determined it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Loudoun Gateway IV’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in Form S-11 of Columbia Equity Trust, Inc. as a result of the proposed acquisition of Loudoun Gateway IV by Columbia Equity Trust, Inc. Material amounts, as described in Note 1 to the statement of revenues and certain expenses, that would not be directly attributable to future operating results of Loudoun Gateway IV are excluded, and the financial statement is not intended to be a complete presentation of Loudoun Gateway IV’s revenues and expenses.

In our opinion, the statement of revenues and certain expenses presents fairly, in all material respects, the revenues and certain expenses of Loudoun Gateway IV for the year ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

McLean, Virginia
April 26, 2005

LOUDOUN GATEWAY IV

STATEMENTS OF REVENUES AND CERTAIN EXPENSES

	Three Months	Year
	Ended	Ended
	March 31, 2005	December 31, 2004

	(Unaudited)
Revenues
Rental	$240,771	$401,285
Tenant reimbursement	3,000	—

Total revenues	243,771	401,285

Certain expenses
Property operating	101,470	312,886
General and administrative	769	2,754

Total certain expenses	102,239	315,640

Revenues in excess of certain expenses	$141,532	$85,645

See accompanying Notes to Statements of Revenues and Certain Expenses.

LOUDOUN GATEWAY IV

NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES

1.	Basis of Presentation

       The accompanying statements of revenues and certain expenses relate to the operations of the property commonly referred to as Loudoun Gateway IV. Carr Capital Real Estate Investments, LLC, a wholly owned subsidiary of Carr Capital Corporation (collectively “CCC”) and a related party propose to acquire Loudoun Gateway IV subsequent to December 31, 2004, but prior to the initial public offering (the “Offering”) of the common stock of Columbia Equity Trust, Inc. (the “Company”). Concurrent with the consummation of the Offering, CCC will contribute its interest in Loudoun Gateway IV in exchange for shares in Columbia Equity Trust, Inc. and the Company will purchase the remaining interest in Loudoun Gateway IV from the related party. Loudoun Gateway IV owns a commercial office building located in Northern Virginia.

       The accompanying statements of revenues and certain expenses have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and, accordingly, are not representative of the actual results of Loudoun Gateway IV for the three months ended March 31, 2005 and for the year ended December 31, 2004 due to the exclusion of certain expenses. As a result, the amounts reported in the accompanying statements are not comparable to those expected to be incurred by the Company in the proposed future operations of Loudoun Gateway IV. Material amounts that would not be directly attributable to future operating results of Loudoun Gateway IV are excluded, and the financial statements are not intended to be a complete presentation of Loudoun Gateway IV’s revenues and expenses. Items excluded consist of corporate expense allocations, professional services, depreciation and interest income and expense.

2.	Summary of Significant Accounting Policies

(a) Revenue Recognition

       Rental revenue is recognized on a straight line basis over the lease term, including any free rent period, regardless of when payments are due. Tenant incentives that are deemed to be rent concessions are deferred and amortized as a reduction of rent over the term of the lease, including any free rent periods. The lease agreement contains provisions that provide for additional rentals based on reimbursement of the tenant’s share of real estate taxes and certain common area maintenance costs. These revenues are recognized in the period the applicable expenses are incurred.

(b) Use of Estimates

       Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenues and certain expenses during the reporting periods to prepare the statements of revenues and certain expenses in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from these estimates.

3.	Minimum Future Rentals

       Loudoun Gateway IV entered into a noncancelable operating lease dated July 21, 2004 to lease the entire building to a single tenant for seven years. Prior to this, the entire building was vacant. The tenant did not take occupancy of the building until February 12, 2005, whereupon the tenant began making rental payments. The tenant has a one-time right to terminate the lease after five years upon payment of a termination payment. The lease provides for future minimum rentals plus provisions for escalations in the

LOUDOUN GATEWAY IV

NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES — (Continued)

event of increased operating costs and real estate taxes (additional rentals). Minimum future rentals on the lease as of December 31, 2004 are as follows, assuming the option to terminate is not exercised.

2005	$1,404,743
2006	1,560,541
2007	1,591,752
2008	1,623,587
2009	1,656,059
Thereafter	3,555,960

$11,392,642

       The above amounts do not reflect additional rentals that may be required by the leases.

4.	Concentration of Credit Risk

       Loudoun Gateway IV is located in the Greater Washington D.C. metropolitan area. The ability of the tenant to honor the terms of its lease is dependent upon the economic, regulatory and social factors affecting the community in which the tenant operates.

5.	Unaudited Interim Financial Information

       The combined statement of revenues and certain expenses for the three months ended March 31, 2005 is unaudited. In the opinion of management, this financial statement reflects all adjustments, which are of a normal recurring nature, necessary for a fair presentation of the results of the interim period. The operating results of the three-month interim period are not necessarily indicative of the results that may be expected for a full year.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholder of
Columbia Equity Trust, Inc.

We have audited the accompanying statement of revenues and certain expenses of the property known as the Suffolk Building for the year ended December 31, 2004. This financial statement is the responsibility of the Suffolk Building’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues and certain expenses is free of material misstatement. the Suffolk Building has determined it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Suffolk Building’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in Form S-11 of Columbia Equity Trust, Inc. as a result of the proposed acquisition of the Suffolk Building by Columbia Equity Trust, Inc. Material amounts, as described in Note 1 to the statement of revenues and certain expenses, that would not be directly attributable to future operating results of the Suffolk Building are excluded and the financial statement is not intended to be a complete presentation of the Suffolk Building’s revenues and expenses.

In our opinion, the statement of revenues and certain expenses presents fairly, in all material respects, the revenues and certain expenses of the Suffolk Building for the year ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

McLean, Virginia
April 26, 2005

SUFFOLK

STATEMENTS OF REVENUES AND CERTAIN EXPENSES

	Three Months
	Ended	Year Ended
	March 31, 2005	December 31, 2004

	(Unaudited)
Revenues
Rental	$1,507,713	$6,180,704

Total revenues	1,507,713	6,180,704

Certain expenses
Property operating	297,174	1,139,547
General and administrative	41,669	22,385

Total certain expenses	338,843	1,161,932

Revenues in excess of certain expenses	$1,168,870	$5,018,772

See accompanying Notes to Statements of Revenues and Certain Expenses.

SUFFOLK BUILDING

NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES

1.	Basis of Presentation

       The accompanying statements of revenues and certain expenses relate to the operations of the property commonly referred to as the Suffolk Building. Carr Capital Real Estate Investments, LLC, a wholly owned subsidiary of Carr Capital Corporation (collectively “CCC”) and an unrelated party propose to acquire the Suffolk Building after December 31, 2004, but prior to the initial public offering (the “Offering”) of the common stock of Columbia Equity Trust, Inc. (the “Company”). Concurrent with the consummation of the Offering, CCC will contribute its interest in the Suffolk Building in exchange for units in the newly formed limited partnership, Columbia Equity, LP (the “Operating Partnership”) for which the Company will be sole general partner, and the Company will purchase a portion of the remaining interest from the unrelated party. The Suffolk Building owns a commercial office building located in Northern Virginia.

       The accompanying statements of revenues and certain expenses have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and, accordingly, are not representative of the actual results of the Suffolk Building for the three months ended March 31, 2005 and for the year ended December 31, 2004, due to the exclusion of certain revenues and expenses. As a result, the amounts reported in the accompanying statements are not comparable to those expected to be incurred by the Company in the proposed future operations of the Suffolk Building. Material amounts that would not be directly attributable to future operating results of the Suffolk Building are excluded, and the financial statements are not intended to be a complete presentation of the Suffolk Building’s revenues and expenses. Items excluded consist of asset management fees, corporate expense allocations, professional services, depreciation and interest income and expense.

2.	Summary of Significant Accounting Policies

(a) Revenue Recognition

       Rental revenue is recognized on a straight-line basis over the terms of the respective leases, regardless of when payments are due. The lease agreements contain provisions that provide for additional rentals based on reimbursement of the tenant’s share of real estate taxes and certain common area maintenance costs. These revenues are recognized in the period the applicable expenses are incurred.

(b) Use of Estimates

       Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenues and certain expenses during the reporting periods to prepare the statements of revenues and certain expenses in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from these estimates.

3.	Minimum Future Rentals

       The Suffolk Building leases office space to tenants under various noncancelable operating leases. Leases on space in the office building provide for future minimum rentals plus provisions for escalations in the event of increased operating costs and real estate taxes (additional rentals). Minimum future rentals on noncancelable operating leases with original maturities which extend for more than one year as of December 31, 2004 are as follows.

2005	$5,978,641
2006	6,069,310
2007	6,162,698
2008	6,258,888
2009	4,752,358
Thereafter	2,930,603

$32,152,498

SUFFOLK BUILDING

NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES — (Continued)

       The above amounts do not reflect additional rentals that may be required by the leases.

4.	Concentration of Credit Risk

       The Suffolk Building is located in the Greater Washington D.C. metropolitan area. The ability of the tenants to honor the terms of their respective leases is dependent upon the economic, regulatory and social factors affecting the communities in which the tenants operate.

5.	Unaudited Interim Financial Information

       The combined statement of revenues and certain expenses for the three months ended March 31, 2005 is unaudited. In the opinion of management, this financial statement reflects all adjustments, which are of a normal recurring nature, necessary for a fair presentation of the results of the interim period. The operating results of the three-month interim period are not necessarily indicative of the results that may be expected for a full year.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholder of
Columbia Equity Trust, Inc.

We have audited the accompanying statement of revenues and certain expenses of the property known as the Barlow Building for the year ended December 31, 2004. This financial statement is the responsibility of the Barlow Building’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues and certain expenses is free of material misstatement. The Barlow Building has determined it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Barlow Building’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in Form S-11 of Columbia Equity Trust, Inc. as a result of the proposed acquisition of the Barlow Building by Columbia Equity Trust, Inc. Material amounts, as described in Note 1 to the statement of revenues and certain expenses, that would not be directly attributable to future operating results of the Barlow Building are excluded and the financial statement is not intended to be a complete presentation of the Barlow Building’s revenues and expenses.

In our opinion, the statement of revenues and certain expenses presents fairly, in all material respects, the revenues and certain expenses of the Barlow Building for the year ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

McLean, Virginia
May 26, 2005

BARLOW BUILDING

STATEMENTS OF REVENUES AND CERTAIN EXPENSES

	Three Months
	Ended	Year Ended
	March 31, 2005	December 31, 2004

	(unaudited)
Revenues
Rental	$2,272,628	$8,865,140

Total revenues	2,272,628	8,865,140

Certain expenses
Property operating	778,411	2,566,573
General and administrative	29,232	185,533

Total certain expenses	807,643	2,752,106

Revenues in excess of certain expenses	$1,464,985	$6,113,034

See accompanying Notes to Statements of Revenues and Certain Expenses.

BARLOW BUILDING

NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES

1.	Basis of Presentation

       The accompanying statements of revenues and certain expenses relate to the operations of the property commonly referred to as the Barlow Building. Carr Capital Real Estate Investments, LLC, a wholly owned subsidiary of Carr Capital Corporation (collectively “CCC”) and an unrelated party propose to acquire the Barlow Building from an unrelated party after the initial public offering (the “Offering”) of the common stock of Columbia Equity Trust, Inc. (the “Company”). The Barlow Building is a commercial office building located in Bethesda, Maryland.

       The accompanying statements of revenues and certain expenses have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and, accordingly, is not representative of the actual results of the Barlow Building for the three months ended March 31, 2005 and for the year ended December 31, 2004, due to the exclusion of certain revenues and expenses. As a result, the amounts reported in the accompanying statements are not comparable to those expected to be incurred by the Company in the proposed future operations of the Barlow Building. Material amounts that would not be directly attributable to future operating results of the Barlow Building are excluded, and the financial statements are not intended to be a complete presentation of the Barlow Building’s revenues and expenses. Items excluded consist of asset management fees, corporate expense allocations, professional services, depreciation and interest income and expense.

2.	Summary of Significant Accounting Policies

(a) Revenue Recognition

       Rental revenue is recognized on a straight-line basis over the terms of the respective leases, regardless of when payments are due. The lease agreements contain provisions that provide for additional rentals based on reimbursement of the tenant’s share of real estate taxes and certain common area maintenance costs. These revenues are recognized in the period the applicable expenses are incurred.

(b) Use of Estimates

       Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenues and certain expenses during the reporting periods to prepare the statements of revenues and certain expenses in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from these estimates.

3.	Minimum Future Rentals

       The Barlow Building leases office space to tenants under various noncancelable operating leases. Leases on space in the office building provide for future minimum rentals plus provisions for escalations in the event of increased operating costs and real estate taxes (additional rentals). Minimum future rentals on noncancelable operating leases with original maturities which extend for more than one year as of December 31, 2004 are as follows.

2005	$8,043,646
2006	7,875,848
2007	6,749,965
2008	6,238,549
2009	5,238,797
Thereafter	17,725,231

$51,872,036

       The above amounts do not reflect additional rentals that may be required by the leases.

BARLOW BUILDING

NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES — (Continued)

4.	Concentration of Credit Risk

       The Barlow Building is located in the Greater Washington D.C. metropolitan area. The ability of the tenants to honor the terms of their respective leases is dependent upon the economic, regulatory and social factors affecting the communities in which the tenants operate.

5.	Unaudited Interim Financial Information

       The statement of revenues and certain expenses for the three months ended March 31, 2005 is unaudited. In the opinion of management, this financial statement reflects all adjustments, which are of a normal recurring nature, necessary for a fair presentation of the results of the interim period. The operating results of the three-month interim period are not necessarily indicative of the results that may be expected for a full year.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of King I, LLC

We have audited the accompanying balance sheets of King I, LLC (a Virginia limited liability company) (the “Company”) as of December 31, 2004 and 2003, and the related statements of operations, changes in members’ capital (deficit), and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of King I, LLC as of December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

McLean, Virginia

April 26, 2005

KING I, LLC

BALANCE SHEETS

		December 31,
	March 31,
	2005	2004	2003

	(Unaudited)
ASSETS
INVESTMENT IN REAL ESTATE
Land	$4,425,179	$4,425,179	$4,425,179
Building, net of accumulated depreciation of $6,140,955 (unaudited) in 2005, $5,989,636 in 2004 and $5,386,321 in 2003	17,807,841	17,925,238	17,960,591
Tenant improvements, net of accumulated amortization of $79,229 (unaudited) in 2005, $55,723 in 2004 and $295 in 2003	681,832	695,001	1,626

Total real estate	22,914,852	23,045,418	22,387,396
OTHER ASSETS
Cash and cash equivalents	1,400,999	1,417,783	1,734,994
Restricted cash	787,659	786,713	1,452,015
Accounts receivable	304,909	258,916	121,260
Unbilled rent receivable	250,062	209,900	115,082
Due from affiliate	—	—	17,110
Deferred financing costs, net of accumulated amortization of $196,503 (unaudited) in 2005, $179,586 in 2004 and $111,921 in 2003	141,823	158,740	226,405
Tenant leasing costs, net of accumulated amortization of $18,607 (unaudited) in 2005, $10,797 in 2004 and $1,975 in 2003	19,601	27,411	21,722
Intangible assets:
Above-market leases, net	22,095	26,238	42,811
In-place leases, net	869,641	1,032,698	1,684,929
Tenant relationships, net	170,714	202,723	330,757
Prepaids and other assets	263,111	233,881	87,194

TOTAL ASSETS	$27,145,466	$27,400,421	$28,221,675

LIABILITIES AND MEMBERS’ CAPITAL
LIABILITIES
Note payable	$22,000,000	$22,000,000	$22,000,000
Accounts payable and accrued expenses	280,222	499,998	209,737
Interest payable	92,766	92,766	92,766
Security and rent deposits	267,433	288,316	320,611
Rent received in advance	243,751	181,586	150,645
Deferred credits—below-market leases, net	240,606	285,720	466,175

Total liabilities	23,124,778	23,348,386	23,239,934
MEMBERS’ CAPITAL	4,020,688	4,052,035	4,981,741

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$27,145,466	$27,400,421	$28,221,675

See notes to financial statements.

KING I, LLC

STATEMENTS OF OPERATIONS

Years Ended December 31, 2004, 2003 and 2002

	Three Months Ended		Years Ended
	March 31,		December 31,

	2005	2004	2004	2003	2002

	(Unaudited)	(Unaudited)
REVENUES
Building rental	$1,141,144	$1,140,158	$4,665,618	$4,262,768	$4,544,995
Garage rental	14,850	13,086	51,849	61,864	48,404

Total revenues	1,155,994	1,153,244	4,717,467	4,324,632	4,593,399

OPERATING EXPENSES
Operations	186,306	187,943	758,696	682,572	1,040,129
Management	30,853	35,351	130,796	120,540	128,938
Utilities	46,562	51,519	250,567	251,678	274,243
Taxes and insurance	104,320	90,104	352,835	381,731	375,987
Depreciation and amortization	377,731	410,741	1,447,832	1,352,155	672,267

Total operating expenses	745,772	775,658	2,940,726	2,788,676	2,491,564

OPERATING INCOME	410,222	377,586	1,776,741	1,535,956	2,101,835

OTHER INCOME (EXPENSE)
Interest income	3,648	3,785	10,521	3,681	33,177
Interest expense	(295,216)	(295,216)	(1,180,865)	(2,953,393)	(1,473,678)

Total other income (expense)	291,568	(291,431)	(1,170,344)	(2,949,711	(1,440,501)

NET INCOME (LOSS)	$118,654	$86,155	$606,397	$(1,413,755)	$661,334

See notes to financial statements.

KING I, LLC

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL (DEFICIT)

For the Years Ended December 31, 2002, 2003 and 2004
and for the Three Months Ended March 31, 2005 (Unaudited)

			Carr Real
		Carr King	Estate		AETNA Life	The Oliver				Susan
	Clark King I	Street I	Investment,	Oliver T.	Insurance	Carr	Judith O.	Peter T.	Lee W.	M.
	LLC	LP	LLC	Carr, Jr.	Company	Company	Klock	Klock	Campbell	Freeling	Total

BALANCE, JANUARY 1, 2002	$(1,008,218)	$(4,870,480)	$108,155	$96,905	$—	$—	$—	$—	$—	$—	$(5,673,638)
Distributions	(352,500)	(11,250)	—	(11,250)	—	—	—	—	—	—	(375,000)
Net income	374,784	262,456	12,047	12,047	—	—	—	—	—	—	661,334

BALANCE, DECEMBER 31, 2002	(985,934)	(4,619,274)	120,202	97,702	—	—	—	—	—	—	(5,387,304)
Net loss for period from January 1, 2003 to February 19, 2003	(903,630)	(632,799)	(29,045)	(29,045)	—	—	—	—	—	—	(1,594,519)

BALANCE, FEBRUARY 20, 2003	(1,889,564)	(5,252,073)	91,157	68,657	—	—	—	—	—	—	(6,981,823)
Contributions	—	—	—	—	9,732,500	—	—	—	—	—	9,732,500
Costs of raising equity	—	—	(20,240)	(20,204)	(933,365)	(110,254)	(7,970)	(5,978)	(20)	(8)	(1,098,039)
Distributions	(6,546,265)	(3,734,653)	(33)	(33)	(775,000)	(178)	(16,096)	(12,071)	—	—	(11,084,329)
Deemed contributions (distributions) (see Note 4)	—	(1,717,500)	211,047	211,047	—	1,149,975	83,103	62,328	—	—	—
Net effect of purchase accounting (see Note 3)	—	—	—	—	14,232,668	—	—	—	—	—	14,232,668
Net income for period from February 20, 2003 to December 31, 2003	—	—	3,332	3,327	153,652	18,151	1,312	984	4	2	180,764
Reallocation	8,435,829	10,704,226	(441,002)	(417,893)	(16,133,814)	(1,905,802)	(137,757)	(103,319)	(334)	(134)	—

BALANCE, DECEMBER 31, 2003	—	—	(155,739)	(155,099)	6,276,641	(848,108)	(77,408)	(58,056)	(350)	(140)	4,981,741
Distributions	(44,479)	(10,578)	(42,594)	(42,594)	(1,119,626)	(246,622)	(16,889)	(12,666)	(39)	(16)	(1,536,103)
Net income	—	—	11,188	11,188	515,437	60,867	4,427	3,275	11	4	606,397
Reallocation	44,479	10,578	(1,016)	(1,016)	(46,799)	(5,526)	(402)	(297)	(1)	—	—

BALANCE, DECEMBER 31, 2004	—	—	(188,161)	(187,521)	5,625,653	(1,039,389)	(90,272)	(67,744)	(379)	(152)	4,052,035
Distributions (unaudited)	—	—	(2,765)	(2,765)	(127,500)	(15,061)	(1,089)	(817)	(3)	(1)	(150,001)
Net income (unaudited)	—	—	2,189	2,189	100,856	11,909	867	641	2	1	118,654

BALANCE, MARCH 31, 2005 (unaudited)	$—	$—	$(188,737)	$(188,097)	$5,599,009	$(1,042,541)	$(90,494)	$(67,920)	$(380)	$(152)	$4,020,688

See notes to financial statements.

KING I, LLC

STATEMENTS OF CASH FLOWS

Years Ended December 31, 2004, 2003 and 2002
and for the Three Months Ended March 31, 2005 (unaudited) and 2004 (unaudited)

	Three Months
	Ended March 31,		Years Ended December 31,

	2005	2004	2004	2003	2002

	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$118,654	$86,155	$606,397	$(1,413,755)	$661,334
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	174,855	194,552	658,747	669,084	672,267
Amortization of deferred financing costs	16,917	16,916	67,665	19,060	111,945
Amortization of net deferred charges	161,905	183,615	625,205	513,651	—
(Increase) decrease in assets
Accounts receivable	(45,993)	55,304	(137,656)	52,993	(115,462)
Unbilled rent receivable	(40,162)	32,462	(94,818)	(84,718)	(50,243)
Prepaids and other assets	(29,230)	(83,324)	(82,897)	4,093	(17,458)
Due from affiliate	—	17,110	17,110	(17,110)	—
Increase (decrease) in liabilities
Accounts payable and accrued expenses	(219,776)	(72,265)	290,261	113,791	(240,964)
Interest payable	—	—	—	(20,017)	(5,063)
Security deposits and rent received in advance	41,282	(81,470)	(1,354)	61,162	(30,190)

Net cash provided by (used in) operating activities	178,452	349,055	1,948,660	(101,766)	986,166

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to real estate	(44,289)	(504,487)	(1,380,559)	(126,752)	(564,325)
Additions to tenant leasing costs	—	(10,613)	(14,511)	(23,698)	(92,564)
(Increase) decrease in restricted cash	(946)	(112,775)	665,302	(1,146,760)	(305,255)

Net cash used in investing activities	(45,235)	(627,875)	(729,768)	(1,297,210)	(962,144)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of principal on mortgage note payable	—	—	—	(16,875,332)	(267,702)
Proceeds from issuance of mortgage note payable	—	—	—	22,000,000	—
Payment of deferred financing costs	—	—	—	(273,324)	—
Contributions from partners	—	—	—	8,634,461	—
Distributions to partners	(150,001)	(210,000)	(1,536,103)	(11,076,376)	(375,000)

Net cash (used in) provided by financing activities	(150,001)	(210,000)	(1,536,103)	2,409,429	(642,702)

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(16,784)	(488,820)	(317,211)	1,010,453	(618,680)
CASH AND CASH EQUIVALENTS—Beginning of period	1,417,783	1,734,994	1,734,994	724,541	1,343,221

CASH AND CASH EQUIVALENTS—End of period	$1,400,999	$1,246,174	$1,417,783	$1,734,994	$724,541

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for interest	$278,300	$278,300	$1,180,865	$1,163,122	$1,365,173

See notes to financial statements.

KING I, LLC

NOTES TO FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2005 (unaudited) and 2004 (unaudited) and the
Years Ended December 31, 2004, 2003 and 2002

1.	Organization

       King I, LLC (the “Company”) was formed under the laws of the Commonwealth of Virginia on December 21, 1999. The Company was originally King Street I Associates, a Commonwealth of Virginia general partnership, which was formed to develop and operate Phase I of a multiphase development project located at 1800 Diagonal Road, Alexandria, Virginia. Phase I of the project is composed of a building for commercial office and retail use.

       On February 20, 2003 there was a recapitalization of the Company. Clark King I, LLC and Carr King Street I Associates, LP sold their member interests in the Company and Aetna Life Insurance Company (“Aetna”) became the majority member through the acquisition of an 85% member interest.

2.	Summary of Significant Accounting Policies

       Investment in Real Estate — Investments in real estate include land, buildings and tenant improvements. Land is recorded at acquisition cost. Building is recorded at cost and depreciated on straight-line basis over the estimated useful lives of its components, which range from 7.5 to 40 years. Tenant improvements are costs incurred to prepare tenant spaces for occupancy and are amortized on a straight-line basis over the terms of the respective leases. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company records impairment losses on long-lived assets used in operations when indicators of impairment are present and the net undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying values. Management does not believe that impairment indicators are present, and accordingly, no such losses have been included in the accompanying financial statements.

       Cash and Cash equivalents — The Company classifies as cash equivalents all highly liquid investments, primarily composed of overnight commercial paper and repurchase agreements, which are convertible into known amounts of cash and carry an insignificant risk of change in value.

       Unbilled Rent Receivable — Unbilled rent receivable represents the amount that straight-line rental revenues exceed rents currently collectible under the lease agreements.

       Deferred Financing Costs — Deferred financing costs include fees and costs incurred to obtain long-term financing and are amortized over the terms of the respective notes payable, using the straight-line basis that approximates the effective interest method. The amortization of deferred financing costs is included as a component of interest expense in the accompanying statement of operations.

       Tenant Leasing Costs — Fees and costs incurred in the successful negotiation of leases are deferred and amortized over the terms of the respective leases.

       Intangible Assets — Intangible assets consist of the value of the above-market leases acquired, the in-place leases and the value of tenant relationships and are amortized using the straight-line method over the weighted average life of the leases acquired, which approximates 3.4 years.

       Deferred Credits — Deferred credits consist of the value of the below-market leases acquired and are amortized using the straight-line method over the weighted average life of the leases acquired, which approximates 3.4 years.

       Revenue Recognition — Income from rental operations is recognized on a straight-line basis over the term of the lease regardless of when payments are due. The lease agreements contain provisions that provide for additional rentals based on tenants’ sales volume and reimbursement of the tenants’ share of real estate taxes and certain common area maintenance costs. Such additional rental revenue is recognized as earned.

KING I, LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

       Income Taxes — The accompanying financial statements do not contain any provision for Federal income taxes. All Federal income tax liability and/or tax benefits are passed through to the individual members in accordance with the Internal Revenue Code.

       Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       Reclassifications — Certain amounts reported in 2003 and 2002 have been reclassified to conform to the 2004 presentation.

       Unaudited Interim Combined Financial Information — The combined financial statements as of March 31, 2005 and for the three months ended March 31, 2005 and 2004 and the related disclosures are unaudited. In the opinion of management, such financial statements reflect all adjustments necessary for a fair presentation of the results of the respective interim periods. All such adjustments are of a normal recurring nature. Results of interim periods are not necessarily indicative of expected results for the full year.

3.	Purchase Accounting

       As a result of Aetna’s acquisition of an 85% member interest on February 20, 2003, the Company fair valued 85% of its assets and liabilities. Following is a summary of the adjustments recorded to the Company’s assets, liabilities, and equity:

Account	Purchase Price
Description	Adjustment

Land	$2,344,239
Building and Tenant Improvements	10,555,335
Deferred costs	(370,764)
Intangible Deferred Charges — Above Market Leases	56,621
Intangible Deferred Charges — In-place Leases	2,228,454
Intangible Deferred Charges — Tenant Relationships	437,452
Accrued Rental Income	(402,115)
Intangible Deferred Credit — Below Market Leases	(616,554)
Members’ Capital (Deficit)	(14,232,668)

       In accordance with SFAS 141, Business Combinations, which requires companies to account for the value of the leases acquired and the costs of acquiring such leases separately from the value of the real estate, the Company evaluated the leases in place and determined whether they were acquired at market, above market, or below market. The Company’s evaluations were based on (i) the differences between contractual rentals and the estimated market rents over the applicable lease term discounted back to the date of the acquisition utilizing a discount rate adjusted for the credit risk associated with the respective tenants and (ii) the estimated costs of acquiring such leases giving effect to the Company’s history of providing tenant improvements and paying leasing commissions.

KING I, LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

       Intangible assets and liabilities related to SFAS 141 consist of the following as of March 31, 2005 and December 31, 2004 and 2003:

		December 31,
	March 31,
	2005	2004	2003

Intangible asset — above market leases	$56,621	$56,621	$56,621
Less — accumulated amortization	(34,526)	(30,383)	(13,810)

	$22,095	$26,238	$42,811

Deferred credits — below market leases	$616,554	$616,554	$616,554
Less — accumulated amortization	(375,948)	(330,834)	(150,379)

	$240,606	$285,720	$466,175

Intangible asset — in-place leases	$2,228,454	$2,228,454	$2,228,454
Less — accumulated amortization	(1,358,813)	(1,195,756)	(543,525)

	$869,641	$1,032,698	$1,684,929

Intangible asset — tenant relationships	$437,452	$437,452	$437,452
Less — accumulated amortization	(266,738)	(234,729)	(106,695)

	$170,714	$202,723	$330,757

       Net amortization, related to above market leases and below market leases, of $40,971 (unaudited), $33,007 (unaudited), $163,883 and $136,569, for the three months ended March 31, 2005 and 2004 and the years ended December 31, 2004 and 2003, respectively, is recorded in rental revenue in the accompanying statement of operations. Net amortization, related to in-place leases and tenant relationships, of $195,066 (unaudited), $195,066 (unaudited), $780,265 and $650,220, for the three months ended March 31, 2005 and 2004 and the years ended December 31, 2004 and 2003, respectively, is recorded as a component of depreciation and amortization in the accompanying statement of operations.

4.	Members’ Capital Contributions, Distributions, and Participation Percentages

       The King I, LLC agreement (“LLC agreement”) details the required capital contributions and commitments of the members. The agreement provides the procedures for allocation of profits and losses and for the return of capital to the respective members, with defined priorities. Net cash flow, as defined in the LLC agreement, is also to be distributed according to defined priorities.

       In connection with the recapitalization of the Company, certain of the partners in Carr King Street I Associates, L.P. (“Carr King”) became members of the Company at the time Carr King sold its interest in the Company. These partners were entitled to distributions totaling $1,717,500 that would have been paid to Carr King. In lieu of the distributions, they left their capital in the Company as their contributions for the member interests acquired. These amounts are shown as deemed capital contributions (distributions) in the accompanying statement of changes in members’ capital (deficit).

KING I, LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

       The interests of the members are as follows as of December 31, 2004 and 2003:

AETNA Life Insurance Company	85.00%
The Oliver Carr Company	10.05
Carr Capital Real Estate Investment, LLC	1.84
Oliver T. Carr Jr.	1.84
Judith O. Klock	0.73
Peter T. Klock	0.54
Lee W. Campbell	0.00
Susan M. Freeling	0.00

100.00%

       At December 31, 2003, Carr King held $17,110 on behalf of the Company. This amount has been disclosed as due from affiliate in the balance sheet as of December 31, 2003.

5.	Note Payable

       The Company entered into a note payable with Connecticut General Life Insurance Company (“Cigna”) on October 8, 1986, for $19,500,000, bearing interest at 7 percent, maturing on October 1, 1999. On December 23, 1999, the note payable was amended with a principal pay-down to $17,600,000; and the interest rate was converted to 8.02 percent, maturing January 3, 2005. On February 20, 2003, the Cigna note was paid in full and concurrently a new note was executed with Allstate for the principal amount of $22,000,000. A prepayment fee of $1,687,507 paid in connection with the repayment of the Cigna note is included as a component of interest expense in the 2003 statement of operations. The Allstate note bears interest at the rate of 5.06% per annum and matures on March 1, 2008. Interest accrues monthly, with all unpaid principal and accrued interest due at maturity on March 1, 2008. Beginning April 1, 2005, monthly payments of principal and interest will be payable on the note. The note payable is collateralized by a deed of trust on the real estate assets. The fair market value of the debt approximates the carrying value at December 31, 2004.

       Aggregate debt maturities consist of the following as of December 31, 2004.

2005	$359,845
2006	501,491
2007	527,463
2008	20,611,201

Total	$22,000,000

6.	Rental Operations

       Leases on space in the office building provide for future minimum rentals plus provisions for escalations in the event of increased operating costs and real estate taxes (additional rentals). As of December 31, 2004, the future minimum rental income from noncancelable leases is as follows.

2005	$3,433,782
2006	2,939,957
2007	2,421,712
2008	2,059,460
2009	1,485,395
Thereafter	4,549,450

Total	$16,889,756

KING I, LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

       The above does not include additional rentals that may be required by the leases. The amount of additional rentals included in building rental revenue was $292,038, $90,623 and $488,141 in 2004, 2003 and 2002, respectively.

7.	Related Party Transactions

       The Company conducts business with its members and with certain entities in which certain members of the Company exercise control. The following is a description of transactions with the members of these entities.

       The Company has management and leasing contracts with Carr Real Estate Services (“CRES”), an affiliate. This relationship changed effective July 1, 2004, when the Trammell Crow Company (“TCC”) was retained as the property manager. CRES remains the leasing agent for the Company.

       Under the management contract, the Company incurs a management fee equal to 3 percent of gross rents collected, as defined in the contract. Under the leasing contract, the Company incurs leasing commissions ranging from 1.5 to 2 percent of aggregate base rent. One-half of the commission is payable upon lease commencement and is capitalized and included in tenant leasing costs, with the remaining half payable monthly over the lease term. The capitalized tenant leasing costs are amortized over the lease term. Management fees amounted to $0 (unaudited), $35,350 (unaudited), $68,109, $120,540 and $125,730 for the three months ended March 31, 2005 and 2004 and the years ended December 31, 2004, 2003 and 2002, respectively, and monthly leasing commissions amounting to $0 (unaudited), $0 (unaudited), $85,022, $3,710 and $38,287 for the three months ended March 31, 2005 and 2004 and the years ended December 31, 2004, 2003 and 2002. Amortization of tenant leasing costs amounted to $7,854 (unaudited), $21,116 (unaudited), $8,820, $84,885 and $227,716 for the three months ended March 31, 2005 and 2004 and the years ended December 31, 2004, 2003 and 2002, respectively. Unpaid management fees and leasing commissions of $0 (unaudited), $0 and $13,442 are included in accounts payable and accrued expenses as of March 31, 2005 and December 31, 2004 and 2003, respectively.

       The Company reimburses CRES for payroll costs incurred by CRES on behalf of the Company. Such reimbursable payroll costs amounted to $0 (unaudited), $60,190 (unaudited), $123,588, $153,502 and $219,137 for the three months ended March 31, 2005 and 2004 and the years ended December 31, 2004, 2003 and 2002, respectively.

       The Company reimburses Carr America Realty Company (“CARC”), an affiliate, for property insurance premiums paid on behalf of the Company. The Company pools its insurance program with other entities managed by CRES in the CARC portfolio to obtain better composite rates based on total insured value, management practices, policies and procedures and quality of buildings. All the properties in the CARC portfolio have the same coverage, limits, deductibles and rates, with the exception of a terrorism allocation based on risk assumptions assigned by underwriters to certain properties. The insurance premiums for the entire portfolio are paid by CARC. CRES allocates the insurance premiums to the Partnership based on square footage and level of risk. The Company paid insurance premiums of $0 (unaudited), $0 (unaudited), $24,578, $57,999 and $64,160 to CARC for the three months ended March 31, 2005 and 2004 and the years ended December 31, 2004, 2003 and 2002, respectively.

       At July 1, 2004, the Company began paying Carr Capital Corporation, an affiliate of the Company, 1.5% of gross rents collected, as defined in the contract, for asset management services pursuant to an asset management agreement between the Company and TCC. Asset management fees paid to Carr Capital Corporation amounted to $4,953 (unaudited) and $31,344 for the three months ended March 31, 2005 and the year ended December 31, 2004. Of that amount, unpaid asset management fees of $11,967 (unaudited) and $11,775 are included in accounts payable as of March 31, 2005 and December 31, 2004.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of Madison Place, LLC

We have audited the accompanying balance sheets of Madison Place, LLC (a Virginia limited liability company) (the “Company”) as of December 31, 2004 and 2003 and the related statements of operations, members’ capital, and cash flows for the year ended December 31, 2004 and for the period from July 17, 2003 (inception) to December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Madison Place, LLC as of December 31, 2004 and 2003, and the results of its operations and its cash flows for the year ended December 31, 2004 and for the period from July 17, 2003 (inception) to December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

McLean, Virginia

April 26, 2005

MADISON PLACE, LLC

BALANCE SHEETS

		December 31,
	March 31,
	2005	2004	2003

	(Unaudited)
ASSETS
INVESTMENT IN REAL ESTATE
Land	$3,051,405	$3,051,405	$3,051,405
Building, net of accumulated depreciation of $618,061 (unaudited) in 2005, $523,999 in 2004 and $166,622 in 2003	14,102,317	13,917,220	14,165,702
Tenant improvements, net of accumulated amortization of $57,409 (unaudited) in 2005, $36,312 in 2004 and $36,239 in 2003	512,264	513,124	18,119

Total real estate	17,665,986	17,481,749	17,235,226
OTHER ASSETS
Cash and cash equivalents	1,118,586	1,241,191	1,465,958
Restricted cash	1,741,115	1,739,362	2,397,627
Accounts receivable	178,886	114,693	611
Unbilled rent receivable	263,391	233,748	82,408
Deferred financing costs, net of accumulated amortization of $81,169 (unaudited) in 2005, $69,203 in 2004 and $21,875 in 2003	158,151	170,117	216,761
Intangible assets:
Above-market leases, net	600,418	634,869	761,865
In-place leases, net	1,279,730	1,374,235	1,688,347
Tenant relationships, net	297,161	314,641	386,561
Prepaids and other assets	274,533	236,019	2,919

TOTAL ASSETS	$23,577,957	$23,540,624	$24,238,283

LIABILITIES AND MEMBERS’ CAPITAL
LIABILITIES
Note payable	$15,500,000	$15,500,000	$15,500,000
Accounts payable and accrued expenses	551,750	294,273	238,822
Interest payable	57,996	57,996	57,996
Security and rent deposits	220,315	181,735	138,010
Rent received in advance	166,865	115,436	16,516
Deferred credits — below-market leases, net	13,318	15,900	25,877

Total liabilities	16,510,244	16,165,340	15,977,221
MEMBERS’ CAPITAL	7,067,713	7,375,284	8,261,062

TOTAL	$23,577,957	$23,540,624	$24,238,283

See notes to financial statements.

MADISON PLACE, LLC

STATEMENTS OF OPERATIONS

				From
				July 17, 2003
	Three Months Ended			(Inception)
	March 31,		Year Ended	To
			December 31,	December 31,
	2005	2004	2004	2003

	(Unaudited)	(Unaudited)
REVENUES
Building rental	$520,457	$464,908	$2,004,586	$785,543
Garage rental	38,301	27,559	126,364	52,476

Total revenues	558,758	492,467	2,130,950	838,019

OPERATING EXPENSES
Operations	155,317	113,221	477,367	169,618
Management fees	17,437	21,554	60,598	24,903
Utilities	48,534	44,412	189,079	89,618
Taxes and insurance	55,354	56,276	273,639	100,548
Depreciation and amortization	215,021	189,052	756,209	379,791

Total operating expenses	491,663	424,515	1,756,892	764,478

OPERATING INCOME	67,095	67,952	374,058	73,541

OTHER INCOME (EXPENSE)
Interest income	5,737	2,467	9,442	3,373
Interest expense	(185,953)	(185,919)	(743,278)	(340,852)

Total other income (expense)	(180,216)	(183,452)	(733,836)	(337,479)

NET LOSS	$(113,121)	$(115,500)	$(359,778)	$(263,938)

See notes to financial statements.

MADISON PLACE, LLC

STATEMENTS OF MEMBERS’ CAPITAL

Period From July 17, 2003 (Inception)
To December 31, 2003
and for the Year Ended December 31, 2004
and the Three Months Ended March 31, 2005 (unaudited)

	AETNA Life	Carr Capital
	Insurance	Madison
	Company	LLC	Total

BALANCE, July 17, 2003	$—	$—	$—
Contributions	7,310,000	1,290,000	8,600,000
Distributions	(75,000)	—	(75,000)
Net loss	(224,347)	(39,591)	(263,938)

BALANCE, December 31, 2003	7,010,653	1,250,409	8,261,062
Distributions	(526,000)	—	(526,000)
Net loss	(305,812)	(53,966)	(359,778)

BALANCE, December 31, 2004	6,178,841	1,196,443	7,375,284
Distributions (unaudited)	(194,450)	—	(194,450)
Net loss (unaudited)	(96,152)	(16,969)	(113,121)

BALANCE, March 31, 2005 (unaudited)	$5,888,239	$1,179,474	$7,067,713

See notes to financial statements.

MADISON PLACE, LLC

STATEMENTS OF CASH FLOWS

				From
	Three Months Ended			July 17, 2003
	March 31,		Year Ended	(Inception) To
			December 31,	December 31,
	2005	2004	2004	2003

	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(113,121)	$(115,500)	$(359,778)	$(263,938)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	482,162	466,685	756,209	379,791
Amortization of deferred financing costs	12,650	12,616	47,328	21,875
Amortization of net deferred charges	31,869	29,255	117,019	59,861
(Increase) decrease in assets:
Accounts receivable	(64,193)	(17,166)	(114,082)	(611)
Unbilled rent receivable	(29,643)	(43,844)	(151,340)	(82,408)
Prepaids and other assets	(51,241)	(50,614)	(245,827)	(2,919)
Increase (decrease) in liabilities:
Accounts payable and accrued expenses	257,477	(143,372)	55,451	238,822
Interest payable	—	—	—	57,996
Security deposits	38,580	(10,068)	43,725	138,010
Rent received in advance	51,429	(6,220)	98,920	16,516

Net cash provided by operating activities	615,969	121,772	247,625	562,995

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to real estate	(542,474)	(299,748)	(108,895)	(17,383,728)
Additions to tenant improvements	787	5,025	(495,078)	(54,358)
Increase in intangible assets	(684)	(684)	—	(3,078,669)
Decrease (increase) in restricted cash	(1,753)	(85,880)	658,265	(2,397,627)
Increase (decrease) in deferred credits	—	—	—	30,981

Net cash provided by (used in) investing activities	(544,124)	(381,287)	54,292	(22,883,401)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from note payable	—	—	—	15,500,000
Payment of deferred financing fees	—	—	(684)	(238,636)
Contribution from members	—	—	—	8,600,000
Distributions	(194,450)	(26,000)	(526,000)	(75,000)

Net cash (used in) provided by financing activities	(194,450)	(26,000)	(526,684)	23,786,364

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(122,605)	(285,515)	(224,767)	1,465,958
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	1,241,191	1,465,958	1,465,958	—

CASH AND CASH EQUIVALENTS, END OF PERIOD	$1,118,586	$1,180,443	$1,241,191	$1,465,958

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$173,303	$173,303	$695,950	$260,981

MADISON PLACE, LLC

NOTES TO FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2005 (unaudited) and 2004 (unaudited)
and the Year Ended December 31, 2004 and
for the Period From July 17, 2003 (Inception)
To December 31, 2003

1.	Organization

       Madison Place, LLC (the “Company”) was formed under the laws of the Commonwealth of Virginia on July 17, 2003. The Company, a Commonwealth of Virginia limited liability company, was formed to own and operate for investment an eight story building containing 107,960 rentable square feet and a garage for commercial office and retail use located in Alexandria, Virginia. The Company acquired the property on July 17, 2003 for a purchase price of $20,125,000.

2.	Summary of Significant Accounting Policies

       Investment in Real Estate — Investments in real estate include land, buildings and tenant improvements. Land is recorded at acquisition cost. Building is recorded at cost and depreciated on straight-line basis over the estimated useful lives of its components, which range from 7.5 to 40 years. Tenant improvements are costs incurred to prepare tenant spaces for occupancy and are amortized on a straight-line basis over the terms of the respective leases. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company records impairment losses on long-lived assets used in operations when indicators of impairment are present and the net undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying values. Management does not believe that impairment indicators are present, and accordingly, no such losses have been included in the accompanying financial statements.

       Cash and Cash Equivalents — The Company classifies as cash equivalents all highly liquid investments, primarily composed of overnight commercial paper and repurchase agreements, which are convertible into known amounts of cash and carry an insignificant risk of change in value.

       Restricted Cash — Restricted cash primarily includes externally restricted escrows established pursuant to the lender agreement requiring escrow accounts for property taxes, insurance, tenant and capital improvements.

       Unbilled Rent Receivable — Unbilled rent receivable represents the amount that straight-line rental revenues exceed rents currently collectible under the lease agreements.

       Deferred Financing Costs — Deferred financing costs include fees and costs incurred to obtain long-term financing and are amortized over the terms of the respective notes payable using the straight-line basis, which approximates the effective interest method. The amortization of deferred financing costs is included as a component of interest expense in the accompanying statement of operations.

       Intangible Assets — Intangible assets consist of the value of the above-market leases acquired, the in-place leases and the value of tenant relationships and are amortized using the straight-line method over the weighted average life of the leases acquired, which approximates 5.8 years.

       Deferred Credits — Deferred credits consist of the value of the below-market leases acquired and are amortized using the straight-line method over the weighted average life of the leases acquired, which approximates 5.8 years.

       Revenue Recognition — Income from rental operations is recognized on a straight-line basis over the term of the lease regardless of when payments are due. The lease agreements contain provisions that provide for additional rentals based on reimbursement of the tenants’ share of real estate taxes and certain common area maintenance costs. Such additional revenue is recorded as earned.

MADISON PLACE, LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

       Income Taxes — The accompanying financial statements do not contain any provision for Federal or State income taxes. All income tax liability and/or tax benefits are passed through to the individual members in accordance with the Internal Revenue Code.

       Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       Reclassifications — Certain amounts reported in 2003 have been reclassified to conform to the 2004 presentation.

       Unaudited Interim Combined Financial Information — The combined financial statements as of March 31, 2005 and for the three months ended March 31, 2005 and 2004 and the related disclosures are unaudited. In the opinion of management, such financial statements reflect all adjustments necessary for a fair presentation of the results of the respective interim periods. All such adjustments are of a normal recurring nature. Results of interim periods are not necessarily indicative of expected results for the full year.

3.	Purchase Accounting

       In accordance with SFAS 141, Business Combinations, which requires companies to account for the value of the leases acquired and the costs of acquiring such leases separately from the value of the real estate, the Company evaluated the leases in place and determined whether they were acquired at market, above market, or below market. The Company’s evaluations were based on (i) the differences between contractual rentals and the estimated market rents over the applicable lease term discounted back to the date of the acquisition utilizing a discount rate adjusted for the credit risk associated with the respective tenants and (ii) the estimated costs of acquiring such leases giving effect to the Company’s history of providing tenant improvements and paying leasing commissions.

       Intangible assets and liabilities related to SFAS 141 consist of the following as of March 31, 2005, December 31, 2004 and 2003:

	2005	2004	2003

Intangible asset — above market leases	$826,830	$826,830	$826,830
Less — accumulated amortization	(226,412)	(191,961)	(64,965)

	$600,418	$634,869	$761,865

Deferred credits — below market leases	$30,981	$30,981	$30,981
Less — accumulated amortization	(17,663)	(15,081)	(5,104)

	$13,318	$15,900	$25,877

Intangible asset — in-place leases	$1,832,315	$1,832,315	$1,832,315
Less — accumulated amortization	(552,585)	(458,080)	(143,968)

	$1,279,730	$1,374,235	$1,688,347

Intangible asset — tenant relationships	$419,524	$419,524	$419,524
Less — accumulated amortization	(122,363)	(104,883)	(32,963)

	$297,161	$314,641	$386,561

       Net amortization related to above market leases and below market leases, was $31,869 (unaudited), $29,255 (unaudited), $117,019 and $59,861, for the three months ended March 31, 2005 and 2004 and the year ended December 31, 2004 and period from July 17, 2003 (inception) to December 31, 2003,

MADISON PLACE, LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

respectively, and is recorded as “building rental” in the accompanying statement of operations. Amortization expense of $76,346 (unaudited), $78,528 (unaudited), $314,112 and $143,968 for in-place leases, and $17,480 (unaudited), $17,980 (unaudited), $71,920 and $32,963 for tenant relationships, for the three months ended March 31, 2005 and 2004 and the year ended December 31, 2004 and period from July 17, 2003 (inception) to December 31, 2003, respectively, is recorded as a component of “depreciation and amortization” in the accompanying statements of operations.

4.	Members’ Capital Contributions, Distributions, and Participation Percentages

       The Madison Place, LLC agreement (“LLC Agreement”) details the required capital contributions and commitments of the members. The agreement provides the procedures for allocation of profits and losses and for the return of capital to the respective members, with defined priorities. Net cash flow, as defined in the LLC Agreement, is also to be distributed according to defined priorities.

       The interests of the members are as follows as of December 31, 2004 and 2003:

	2004	2003

Aetna Life Insurance Company	85.00%	85.00%
Carr Capital Madison, LLC	15.00	15.00

	100.00%	100.00%

5.	Note Payable

       The Company entered into a note payable with Northmarq General Life Insurance Company on July 17, 2003, for $15,500,000, bearing interest at 4.49 percent and maturing on August 1, 2008. Payments of interest only are due monthly until September 1, 2005 when principal repayments commence. The note payable is collateralized by a deed of trust on the real estate assets. The fair market value of the debt approximates the carrying value at December 31, 2004.

       The scheduled principal payments of the note payable are as follows:

2005	$112,913
2006	349,038
2007	365,038
2008	14,673,011

$15,500,000

6.	Rental Operations

       Leases in the office building provide for future minimum rentals plus provisions for escalations in the event of increased operating costs and real estate taxes (additional rentals). As of December 31, 2004, the future minimum rental income of noncancelable leases is as follows:

2005	$1,677,573
2006	1,576,103
2007	1,611,835
2008	1,637,909
2009	1,496,795
Thereafter	3,935,138

Total	$11,935,353

       The above does not include additional rentals that may be required by the leases. The amount of additional rentals included in building rental revenue was $203,478 and $54,688 in 2004 and 2003, respectively.

MADISON PLACE, LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

7.	Related Party Transactions

       The Company conducts business with its members and with certain entities in which certain members of the Company exercise control. The following is a description of transactions with the members of these entities.

       The Company pays Carr Capital Corporation (“Carr Capital”), an affiliate of the Company, 1 percent of gross rents collected, as defined in the contract, for asset management fees pursuant to an asset management agreement between the Company and Carr Capital.

       Asset management fees amounted to $3,961 (unaudited), $4,557 (unaudited), $20,199 and $8,301 for the three months ended March 31, 2005 and 2004 and the year ended December 31, 2004 and period from July 17, 2003 (inception) to December 31, 2003, respectively. Of that amount, unpaid asset management fees of $1,851 (unaudited), $4,231 and $4,554 are included in accounts payable and accrued expenses as of March 31, 2005, December 31, 2004 and 2003, respectively.

8.	Management and Leasing Agreement

       The Company has management and leasing contracts with Trammell Crow Company (“Trammell Crow”). Under the management contract, the Company incurs a management fee equal to 2 percent of gross rents collected, as defined in the contract.

       Under the leasing contract, the Company incurs leasing commissions ranging from 2 to 3 percent of aggregate base rent. One-half of the commission is payable within thirty days of the full execution of the lease and the remaining half payable either the date the tenant has taken occupancy of the lease premises or if the tenant has not taken occupancy of the premises, the date after the tenant has consecutively paid rent for nine months.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of Carr Capital 1575 Eye Street Associates, LLC

We have audited the accompanying balance sheets of Carr Capital 1575 Eye Street Associates, LLC (a Virginia limited liability company) (the “Company”) as of December 31, 2004 and 2003 and the related statements of operations, changes in members’ capital, and cash flows for the years then ended and the period from February 28, 2002 (inception) to December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Carr Capital 1575 Eye Street Associates, LLC as of December 31, 2004 and 2003, and the results of its operations and its cash flows for the years then ended and the period from February 28, 2002 (inception) to December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

McLean, Virginia

April 26, 2005

CARR CAPITAL 1575 EYE STREET ASSOCIATES, LLC

BALANCE SHEETS

		December 31,
	March 31,
	2005	2004	2003

	(Unaudited)
ASSETS
Investment in partnership	$5,881,015	$5,927,886	$6,682,786
Cash	218	259	751

TOTAL ASSETS	$5,881,233	$5,928,145	$6,683,537

LIABILITIES AND MEMBERS’ EQUITY
LIABILITIES
Due to owners	$500	$500	$500

Total liabilities	500	500	500
MEMBERS’ EQUITY	5,880,733	5,927,645	6,683,037

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$5,881,233	$5,928,145	$6,683,537

See notes to financial statements.

CARR CAPITAL 1575 EYE STREET ASSOCIATES, LLC

STATEMENTS OF OPERATIONS

					Period from
					February 28,
					2002
					(Inception)
	Three Months Ended		Years Ended		To
	March 31,		December 31,		December 31,

	2005	2004	2004	2003	2002

	(Unaudited)	(Unaudited)
REVENUES
Revenues	$—	$—	$—	$—	$—

EXPENSES
Audit fees and taxes	—	6,423	14,100	5,780	100
Accounting fees	—	250	1,000	1,000	750
Legal fees	—	—	—	—	375
Miscellaneous	291	—	577	—	210

Total expenses	291	6,673	15,677	6,780	1,435

OPERATING LOSS	(291)	(6,673)	(15,677)	(6,780)	(1,435)

OTHER
Share of investee’s equity income (loss)	86,629	6,690	1,600	(159,351)	(120,562)

NET INCOME (LOSS)	$86,338	$17	$(14,077)	$(166,131)	$(121,997)

See notes to financial statements.

CARR CAPITAL 1575 EYE STREET ASSOCIATES, LLC

STATEMENTS OF CASH FLOWS

					Period from
					February 28,
					2002
					(Inception)
	Three Months Ended		Years Ended		to
	March 31,		December 31,		December 31,

	2005	2004	2004	2003	2002

	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$86,338	$17	$(14,077)	$(166,131)	$(121,997)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Share of investee’s equity (income) loss	(86,629)	(6,690)	(1,600)	159,351	120,562
Increase in due to owners	—	—	—	—	500

Net cash used in operating activities	(291)	(6,673)	(15,677)	(6,780)	(935)

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in limited partnership	—	—	—	—	(8,019,005)
Distributions in excess of net income received from investee	133,500	201,585	756,500	680,281	376,025

Net cash provided by (used in) investing activities	133,500	201,585	756,500	680,281	(7,642,980)

CASH FLOWS FROM FINANCING ACTIVITIES
Members’ equity contributions	—	—	—	—	8,019,005
Distributions to members	(133,250)	(195,335)	(741,315)	(673,100)	(374,740)

Net cash (used in) provided by financing activities	(133,250)	(195,335)	(741,315)	(673,100)	7,644,265

(DECREASE) INCREASE IN CASH	(41)	(423)	(492)	401	350
CASH, beginning of period	259	751	751	350	—

CASH, end of period	$218	$328	$259	$751	$350

See notes to financial statements.

CARR CAPITAL 1575 EYE STREET ASSOCIATES, LLC

STATEMENTS OF CHANGES IN MEMBERS’ EQUITY

For the Period from February 28, 2002 (Inception) to December 31, 2002 and
For the Years Ended December 31, 2003 and 2004 and the Three Months Ended March 31, 2005 (Unaudited)

		Carr Capital
		Real Estate	The Oliver	Carr	Other
	AETNA	Investments, Inc.	Carr Company	Holdings, LLC	Investors	Total

Balance, February 28, 2002 (inception)	$—	$—	$—	$—	$—	$—
Capital contributions	5,200,000	100,000	834,503	834,502	1,050,000	8,019,005
Distributions	(243,020)	(4,677)	(39,001)	(39,001)	(49,041)	(374,740)
Net loss	(79,109)	(1,525)	(12,694)	(12,694)	(15,975)	(121,997)

Balance December 31, 2002	4,877,871	93,798	782,808	782,807	984,984	7,522,268
Distributions	(436,503)	(8,414)	(69,886)	(70,052)	(88,245)	(673,100)
Net loss	(107,728)	(2,074)	(17,291)	(17,291)	(21,747)	(166,131)

Balance, December 31, 2003	4,333,640	83,310	695,631	695,464	874,992	6,683,037
Distributions	(480,745)	(9,266)	(76,949)	(77,173)	(97,182)	(741,315)
Net loss	(9,129)	(176)	(1,465)	(1,465)	(1,842)	(14,077)

Balance, December 31, 2004	3,843,766	73,868	617,217	616,826	775,968	5,927,645
Distributions (unaudited)	(86,413)	(1,666)	(13,871)	(13,871)	(17,429)	(133,250)
Net income (unaudited)	55,990	1,079	8,988	8,988	11,293	86,338

Balance, March 31, 2005 (unaudited)	$3,813,343	$73,281	$612,334	$611,943	$769,832	$5,880,733

See notes to financial statements.

CARR CAPITAL 1575 EYE STREET ASSOCIATES, LLC

NOTES TO THE FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2005 (unaudited) and 2004 (unaudited) and the Years Ended
December 31, 2004 and 2003 and the Period February 28, 2002
(Inception) To December 31, 2002

1.	Organization

       Carr Capital 1575 Eye Street Associates, LLC (the “Company”) was formed on February 5, 2002, as a District of Columbia Limited Liability Company to acquire and own a general partnership interest in, and to act as the managing general partner of 1575 Eye Street Associates, L.P. a District of Columbia Limited Partnership (the “Limited Partnership”).

       As of February 28, 2002, the Company commenced operations by acquiring a 34.52% general partner interest in the Limited Partnership. The Limited Partnership owns a property known as the ASAE Building, located at 1575 Eye Street, N.W., Washington, D.C.

       The contract price for the investment acquired by the Company was $8,019,005 and was financed by capital contributions from the Company’s members. On March 3, 2003, the Company was allocated an additional 7.07% interest in the Limited Partnership after Southern Industrial Realty, Inc., a partner in the Limited Partnership retired their 17% member interest. As a result of this transaction the Company’s general partner interest in the Limited Partnership at December 31, 2003 was 41.59%. Additionally, income and losses are allocated to the Company at 44.5% of the Limited Partnership’s income or losses.

2.	Summary of Significant Accounting Policies

       Method of Accounting and Use of Estimates — The financial statements of the Company are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

       Investment — The investment in the Limited Partnership has been accounted for using the equity method. This involves recording the investment in the Limited Partnership acquired at cost, and adjusting the carrying amount of the investment to recognize the Company’s share of the income or losses of the investee after the date of acquisition. Management recognizes impairment losses on the investment when the Company determines that there has been an other-than-temporary decline in the value of the investment. Included in the carrying amount of the investment is $2,217,815 recorded in conjunction with the purchase of the investment in the Limited Partnership. This amount represents the excess of the Company’s investment over the Company’s share of the underlying equity in the net assets of the Limited Partnership as of February 28, 2002 and is being depreciated over the life of the property owned by the investee.

       Income Taxes — The accompanying financial statements do not contain any provision for Federal income taxes. All Federal income tax liability and/or tax benefits are passed through to the individual partners in accordance with the partnership agreement and the Internal Revenue Code.

       Unaudited Interim Combined Financial Information — The combined financial statements as of March 31, 2005 and for the three months ended March 31, 2005 and 2004 and the related disclosures are unaudited. In the opinion of management, such financial statements reflect all adjustments necessary for a fair presentation of the results of the respective interim periods. All such adjustments are of a normal recurring nature. Results of interim periods are not necessarily indicative of expected results for the full year.

CARR CAPITAL 1575 EYE STREET ASSOCIATES, LLC

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

3.	Investment in Partnership

       The Company’s ownership in the Limited Partnership is 41.59% as of December 31, 2004 and 2003 and 34.52% as of December 31, 2002, and is accounted for under the equity method. Income and losses are allocated to the Company at 44.5% of net partnership income and losses. The share of investee’s equity income of $86,629 (unaudited) and $6,690 (unaudited) for the three months ended March 31, 2005 and 2004 and $1,600 as of December 31, 2004 and equity losses of $(159,351) for the year ended December 31, 2003 and $(120,562) for the period ended December 31, 2002 included in the accompanying statements of operations includes the following.

					February 28,
					2002
	Three Months Ended		Year Ended		(Inception)
	March 31,		December 31,		Through
					December 31,
	2005	2004	2004	2003	2002

	(Unaudited)	(Unaudited)
Share of investee’s net income	$198,728	$127,789	$485,998	$325,048	$283,103
Amortization of purchase price allocation to depreciable assets	(112,099)	(121,099)	(484,398)	(484,399)	(403,665)

	$86,629	$6,690	$1,600	$(159,351)	$(120,562)

       Summarized financial information of the Limited Partnership is as follows.

					February 28,
					2002
	Three Months Ended		Year Ended		(Inception)
	March 31,		December 31,		Through
					December 31,
	2005	2004	2004	2003	2002

	(Unaudited)	(Unaudited)
Income	$2,176,937	$2,274,250	$8,937,125	$8,475,857	$8,251,635
Expenses	1,978,209	1,987,083	7,768,579	7,745,413	7,855,604

Net Income	$198,728	$287,167	$1,168,546	$730,444	$396,031

		As of December 31,

	March 31, 2005	2004	2003

	(Unaudited)
Total assets	$17,327,351	$17,890,308	$19,195,134

Total liabilities	$43,060,197	$43,521,882	$44,295,254

4.	Members’ Capital Contributions, Distributions, and Participation Percentages

       The Carr Capital 1575 Eye Street Associates, LLC operating agreement (the “Agreement”) details the required capital contributions and commitments of the members. The Agreement provides the procedures for allocation of profits and losses and for the return of capital to the respective members, with defined

CARR CAPITAL 1575 EYE STREET ASSOCIATES, LLC

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

priorities. Net cash flow, as defined in the Agreement, is also to be distributed according to defined priorities.

       The interests of the members are as follows as of December 31, 2004, 2003 and 2002.

Member	Percent

Aetna	64.85%
The Oliver Carr Company	10.41
Carr Holdings, LLC	10.41
Carr Capital Real Estate Investments, Inc.	1.25
Karen S. Mayers	1.25
George F. Miller	1.25
Jeffrey L. Stanfield	1.25
John T. Beaty	1.25
Anne Mehringer	1.25
Philip Zeidman	1.25
Edison W. Dick	1.25
Sally W. Dick	1.25
Kenneth G. Lore	1.25
Thomas Humphrey	0.61
Kent R. Morrison	0.61
Leslie Shroyer	0.61

100.00%

5.	Related Party Transactions

       The Company conducts business with certain entities in which certain members of the Company exercise control. The following is a description of transactions with these entities.

       The Company pays accounting fees of $250 per quarter to Carr Capital Corporation, an affiliate. Accounting fees amounted to $1,000 for the years ended December 31, 2004 and 2003 and $750 for the period from February 28, 2002 (inception) to December 31, 2002.

* * * * * *

1575 Eye Street

Greenbriar Corporate Center

Sherwood Plaza

King Street Station

Victory Point

Suffolk Building

Columbia
EQUITY TRUST, INC.

10,666,666 Shares

Common Stock

PROSPECTUS

                    , 2005

Wachovia Securities	Robert W. Baird & Co.

A.G. Edwards	Legg Mason Wood Walker	Raymond James
Incorporated

Ferris, Baker Watts	Wells Fargo Securities

Incorporated

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.     Other Expenses of Issuance and Distribution.

       The following table sets forth the costs and expenses of the sale and distribution of the securities being registered, all of which are being borne by the Registrant.

Securities and Exchange Commission registration fee	$23,101
NASD filing fee	20,127
NYSE listing fee	150,000
Printing and engraving fees	250,000
Legal fees and expenses	1,100,000
Accounting fees and expenses	1,800,000
Financial advisory services fee	1,200,000
Blue sky fees and expenses	15,000
Transfer Agent and Registrar fees	15,000
Miscellaneous	526,772

Total	$5,100,000

       All expenses, except the Securities and Exchange Commission registration fee, the NASD filing fee and the NYSE listing fee, are estimated.

Item 32.     Sales to Special Parties.

       Except for the sale of 1,000 shares to John A. Schissel, our Executive Vice President, Chief Financial Officer, Secretary and Treasurer, at an aggregate price of $1,000 in connection with the Registrant’s formation in September 2004, there have been no sales of unregistered securities by the Registrant in the last six months. These shares were sold in accordance with the exemption from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.

Item 33.     Recent Sales of Unregistered Securities.

       Except for the sale of 1,000 shares to John A. Schissel, our Executive Vice President, Chief Financial Officer, Secretary and Treasurer, at an aggregate price of $1,000 in connection with the Registrant’s formation in September 2004, there have been no sales of unregistered securities by the Registrant in the last six months. These shares were sold in accordance with the exemption from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.

Item 34.     Indemnification of Directors and Officers.

       Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

       Our charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

       Our charter also authorizes our company, to the maximum extent permitted by Maryland law, to obligate our company to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding.

       Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our charter and bylaws also permit our company to indemnify and advance expenses to any individual who served a predecessor of our company in any of the capacities described above and any employee or agent of our company or a predecessor of our company.

       Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty, or

•	the director or officer actually received an improper personal benefit in money, property or services, or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

       However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis of that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and

•	a written undertaking by him or her on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Item 35.     Treatment of Proceeds from Stock Being Registered.

       None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36.     Financial Statements and Exhibits.

       (a) Financial Statements. See page F-1 for an index of the financial statements included in the Registration Statement.

       (b) Exhibits. The following exhibits are filed as part of, or incorporated by reference into, this registration statement on Form S-11:

Exhibit		Description of Document

1	.1*	Form of Underwriting Agreement, by and among the Registrant, Wachovia Capital Markets, LLC and Robert W. Baird & Co. Incorporated
3	.1*	Articles of Amendment and Restatement of the Registrant
3	.2*	Amended and Restated Bylaws of the Registrant
3	.3*	Amended and Restated Agreement of Limited Partnership of Columbia Equity, LP
5	.1*	Opinion of Venable LLP, with respect to the legality of the shares being registered
8	.1*	Opinion of Hunton & Williams LLP with respect to tax matters
10	.1*	Membership Interest Sale Agreement, dated October 12, 2004, by and between Kulea, LLC and Columbia Equity, LP (Greenbriar).
10	.2*	Contribution Agreement, dated October 12, 2004, by and between Carr Capital Real Estate Investments, LLC and Columbia Equity, LP (Greenbriar).
10	.3*	Contribution Agreement, dated October 12, 2004, by and between Carr Holdings, LLC and Columbia Equity, LP (Greenbriar).
10	.4*	Membership Interest Sale Agreement, dated October 12, 2004, by and between Holualoa Greenbriar, LLC and Columbia Equity, LP (Greenbriar).
10	.5*	Contribution Agreement, dated October 12, 2004, by and between The Oliver Carr Company and Columbia Equity, LP (Greenbriar).
10	.6*	Contribution Agreement, dated January 23, 2005, by and between Meadows IV Investors SPE, Inc. and Columbia Equity, LP (Meadows IV).
10	.7*	Contribution Agreement, dated January 31, 2005, by and between The Oliver Carr Company and Columbia Equity, LP (Meadows IV).
10	.8*	Contribution Agreement, dated January 31, 2005, by and between Carr Holdings, LLC and Columbia Equity, LP (Meadows IV).
10	.9*	Contribution Agreement, dated January 31, 2005, by and between Carr Capital Real Estate Investments, LLC and Columbia Equity, LP (Meadows IV).
10	.10*	Membership Interest Sale Agreement, dated January 31, 2005, by and between Clark/Carr Investments, LLC and Columbia Equity, LP (Meadows IV).
10	.11*	Membership Interest Sale Agreement, dated January 31, 2005, by and between Holualoa K3 Meadows IV, LLC and Columbia Equity, LP (Meadows IV).
10	.12*	Contribution Agreement, dated January 31, 2005, by and between Carr Capital Real Estate Investments, LLC and Columbia Equity, LP (Sherwood).
10	.13*	Membership Interest Sale Agreement, dated January 31, 2005, by and between K3 Sherwood, LLC and Columbia Equity, LP (Sherwood).
10	.14*	Contribution Agreement, dated January 31, 2005, by and among Clinton D. Fisch, Tracey E. Fisch and Columbia Equity, LP (Sherwood).
10	.15*	Contribution Agreement, dated January 31, 2005, by and between Gregory Murdock and Columbia Equity, LP (Sherwood).
10	.16*	Membership Interest Sale Agreement, dated January 31, 2005, by and between Hampton Sherwood, LLC and Columbia Equity, LP (Sherwood).
10	.17*	Contribution Agreement, dated January 31, 2005, by and between Carr Holdings, LLC and Columbia Equity, LP (1575 Eye Street).
10	.18*	Contribution Agreement, dated January 31, 2005, by and between The Oliver Carr Company and Columbia Equity, LP (1575 Eye Street).
10	.19*	Contribution Agreement, dated January 31, 2005, by and between Carr Capital Real Estate Investments, LLC and Columbia Equity, LP (1575 Eye Street).
10	.20*	Membership Interest Sale Agreement, dated January 31, 2005, by and between Holualoa K3 Fair Oaks, LLC and Columbia Equity, LP (Fair Oaks).
10	.21*	Contribution Agreement, dated January 31, 2005, by and between Carr Capital Real Estate Investments, LLC and Columbia Equity, LP (Fair Oaks).

Exhibit		Description of Document

10	.22*	Membership Interest Sale Agreement, dated January 31, 2005, by and between Clark/Carr Investments, LLC and Columbia Equity, LP (Fair Oaks).
10	.23*	Contribution Agreement, dated January 31, 2005, by and between Carr Holdings, LLC and Columbia Equity, LP (Independence Center).
10	.24*	Contribution Agreement, dated January 31, 2005, by and between Carr Capital Real Estate Investments, LLC and Columbia Equity, LP (Independence Center).
10	.25*	Membership Interest Sale Agreement, dated January 31, 2005, by and between Holualoa K3 Westfields, LLC and Columbia Equity, LP (Independence Center).
10	.26*	Membership Interest Sale Agreement, dated May 25, 2005 by and between Aetna Life Insurance Company and Columbia Equity, LP (King Street).
10	.27*	Contribution Agreement, dated January 31, 2005, by and between The Oliver Carr Company and Columbia Equity, LP (King Street).
10	.28*	Contribution Agreement, dated January 31, 2005, by and between Carr Capital Real Estate Investments, LLC and Columbia Equity, LP (King Street).
10	.29*	Contribution Agreement, dated January 31, 2005, by and between Oliver Carr, Jr. and Columbia Equity, LP (King Street).
10	.30*	Membership Interest Sale Agreement, dated January 31, 2005, by and between Judith O. Klock and Columbia Equity, LP (King Street).
10	.31*	Contribution Agreement, dated January 31, 2005, by and between Anson M.H. Klock and Columbia Equity, LP (King Street).
10	.32*	Contribution Agreement, dated January 31, 2005, by and between Felix S. Klock, II and Columbia Equity, LP (King Street).
10	.33*	Contribution Agreement, dated January 31, 2005, by and between Lee Campbell and Columbia Equity, LP (King Street).
10	.34*	Contribution Agreement, dated January 26, 2005, by and between Susan Freeling and Columbia Equity, LP (King Street).
10	.35*	Membership Interest Sale Agreement, dated May 25, 2005, by and between Aetna Life Insurance Company and Columbia Equity, LP (Madison).
10	.36*	Membership Interest Sale Agreement, dated March 31, 2005, by and between Holualoa K3 Madison and Columbia Equity, LP (Madison).
10	.37*	Membership Interest Sale Agreement, dated March 31, 2005, by and between Clark/Carr Investments, LLC and Columbia Equity, LP (Madison).
10	.38*	Contribution Agreement, dated January 31, 2005, by and between Carr Capital Real Estate Investments, LLC and Columbia Equity, LP (Madison).
10	.39*	Notice of Exercise of Purchase Option, dated May 23, 2005, from Columbia Equity, LP to Aetna Life Insurance Company (Atrium).
10	.40*	Contribution Agreement, dated January 31, 2005, by and between Carr Holdings, LLC and Columbia Equity, LP (Atrium).
10	.41*	Contribution Agreement, dated January 31, 2005, by and between The Oliver Carr Company and Columbia Equity, LP (Atrium).
10	.42*	Contribution Agreement, dated January 31, 2005, by and between Carr Capital Real Estate Investments, LLC and Columbia Equity, LP (Atrium).
10	.43*	Contribution Agreement, dated January 7, 2005, by and between Carr Capital Real Estate Investments, LLC and Columbia Equity, LP (Other Properties).
10	.44*	Contribution Agreement, dated January 7, 2005, by and between Carr Holdings, LLC and Columbia Equity, LP (Other Properties).
10	.45*	Contribution Agreement, dated January 7, 2005, by and between The Oliver Carr Company and Columbia Equity, LP (Other Properties).
10	.46*	Contribution Agreement, dated January 7, 2005, by and between Carr Capital Corporation and Columbia Equity, LP (Asset Management Agreements).

Exhibit		Description of Document

10	.47*	Contribution Agreement, dated January 7, 2005, by and between Carr Capital Corporation and Columbia Equity, LP (Future Asset Management Agreements).
10	.48*	Form of Employment Agreement, by and between the Registrant and Oliver T. Carr, III.
10	.49*	Form of Employment Agreement, by and between the Registrant and John A. Schissel.
10	.50*	Columbia Equity Trust, Inc. Equity Incentive Plan
10	.51*	Amendment to Membership Interest Sale Agreement, dated March 23, 2005, by and between Kulea, LLC and Columbia Equity, LP (Greenbriar).
10	.52*	Amendment to Contribution Agreement, dated March 28, 2005, by and between Carr Capital Real Estate Investments, LLC and Columbia Equity, LP (Greenbriar).
10	.53*	Amendment to Contribution Agreement, dated March 30, 2005, by and between Carr Holdings, LLC and Columbia Equity, LP (Greenbriar).
10	.54*	Amendment to Membership Interest Sale Agreement, dated March 28, 2005, by and between Holualoa Greenbriar, LLC and Columbia Equity, LP (Greenbriar).
10	.55*	Amendment to Contribution Agreement, dated March 30, 2005, by and between The Oliver Carr Company and Columbia Equity, LP (Greenbriar).
10	.56*	Amendment to Contribution Agreement, dated March 28, 2005, by and between Carr Capital Real Estate Investments, LLC and Columbia Equity, LP (Sherwood).
10	.57*	Amendment to Membership Interest Sale Agreement, dated April 26, 2005, by and between K3 Sherwood, LLC and Columbia Equity, LP (Sherwood).
10	.58*	Amendment to Contribution Agreement, dated March 30, 2005, by and between Clinton D. Fisch, Tracey E. Fisch and Columbia Equity, LP (Sherwood).
10	.59*	Amendment to Contribution Agreement, dated March 30, 2005, by and between Gregory Murdock and Columbia Equity, LP (Sherwood).
10	.60*	Amendment to Membership Interest Sale Agreement, dated March 29, 2005, by and between Hampton Sherwood, LLC and Columbia Equity, LP (Sherwood).
10	.61*	Amendment to Membership Interest Sale Agreement, dated March 28, 2005, by and between Holualoa K3 Fair Oaks, LLC and Columbia Equity, LP (Fair Oaks).
10	.62*	Amendment to Contribution Agreement, dated March 28, 2005, by and between Carr Capital Real Estate Investments, LLC and Columbia Equity, LP (Fair Oaks).
10	.63*	Amendment to Membership Interest Sale Agreement, dated March 28, 2005, by and between Clark/Carr Investments, LLC and Columbia Equity, LP (Fair Oaks).
10	.64*	Membership Interest Sale Agreement, dated March 8, 2005, by and between Clark/Carr Investments, LLC and Columbia Equity, LP (Victory Point).
10	.65*	Amended and Restated Contribution Agreement, dated April 1, 2005, by and between Carr Capital Real Estate Investments, LLC and Columbia Equity, LP (Other Properties).
10	.66*	Amended and Restated Contribution Agreement, dated April 1, 2005, by and between Carr Holdings, LLC and Columbia Equity, LP (Other Properties).
10	.67*	Amended and Restated Contribution Agreement, dated April 1, 2005, by and between The Oliver Carr Company and Columbia Equity, LP (Other Properties).
10	.68*	Amended and Restated Contribution Agreement, dated April 1, 2005, by and between Carr Capital Corporation and Columbia Equity, LP (Asset Management Agreements).
10	.69*	Amended and Restated Contribution Agreement, dated April 1, 2005, by and between Carr Capital Corporation and Columbia Equity, LP (Future Asset Management Agreements).
10	.70*	Form of Employment Agreement, by and between the Registrant and Clinton D. Fisch.
10	.71*	Form of Employment Agreement, by and between the Registrant and Christian H. Clifford.
10	.72*	Form of Employment Agreement, by and between the Registrant and John M. Novack.

Exhibit		Description of Document

10	.73*	Second Amendment to Member Interest Sale Agreement, dated April 26, 2005, by and between Hampton Sherwood, LLC and Columbia Equity, LP (Sherwood).
10	.74*	Agreement and Plan of Merger between Carr Capital Corporation and the Barlow Corporation, dated March 25, 2005 (Barlow Building).
10	.75*	Master Agreement dated June 23, 2005 among Carr Capital Corporation, Wisconsin Avenue Realty Company LLC and Columbia Equity, LP
10	.76*	Purchase Contract, dated February 14, 2005, by and between NBS Loudoun Gateway IV, L.L.C. and Carr Capital Corporation (Gateway).
10	.77*	Amendment to Purchase Contract, dated March 8, 2005, by and between NBS Loudoun Gateway IV, L.L.C. and Carr Capital Corporation (Gateway).
10	.78*	Second Amendment to Purchase Contract, dated March 9, 2005, by and between NBS Loudoun Gateway IV, L.L.C. and Carr Capital Corporation (Gateway).
10	.79*	Agreement of Amendment to and Reinstatement of Purchase Contract, dated March , 2005, by and between NBS Loudoun Gateway IV, and Carr Capital Corporation (Gateway).
10	.80*	Fourth Amendment to Purchase Contract, dated June , 2005, by and between NBS Loudoun Gateway IV, and Carr Capital Corporation (Gateway).
10	.81*	Assignment and Assumption of Purchase Contract, dated , 2005, by and between Carr Capital Corporation and Carr Gateway IV, LLC (Gateway).
10	.82*	Notice of Exercise Purchase Option, dated June 16, 2005, from Carr Capital Suffolk, LLC to J.P. Morgan Investment Management Inc.
10	.83*	Second Amendment to Contribution Agreement, dated April 26, 2005, by and between Gregory Murdock and Columbia Equity, LP (Sherwood).
10	.84*	Second Amendment to Contribution Agreement, dated May 2, 2005, by and between Clinton D. Fisch and Tracey E. Fisch and Columbia Equity, LP (Sherwood).
10	.85*	Second Amendment to Contribution Agreement, dated May 2, 2005, by and between Carr Capital Real Estate Investments, LLC and Columbia Equity, LP (Sherwood).
21	.1*	Subsidiaries of the Registrant
23	.1*	Consent of Venable LLP (included in its opinion filed as Exhibit 5.1 hereto)
23	.2*	Consent of Hunton & Williams LLP (included in its opinion filed as Exhibit 8.1 hereto)
23.3		Consent of Deloitte & Touche LLP (Registrant’s independent registered public accounting firm)
24	.1*	Power of attorney
99	.1*	Consent of Bruce M. Johnson to being named as a director nominee
99	.2*	Consent of Robert J. McGovern to being named as a director nominee
99	.3*	Consent of Rebecca Owen to being named as a director nominee
99	.4*	Consent of Hal A. Vasvari to being named as a director nominee
99	.5*	Consent of Thomas A. Young, Jr. to being named as a director nominee
99	.6*	Consent of John A. Schissel to being named as a director nominee

*	Previously filed.

Item 37.     Undertakings.

       (a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

       (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

       (c) The undersigned Registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933 shall be deemed to part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES AND POWERS OF ATTORNEY

       Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No. 6 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Washington, D.C., on the 28th day of June, 2005.

COLUMBIA EQUITY TRUST, INC.

By:	/s/ OLIVER T. CARR, III

Oliver T. Carr, III
President and Chief Executive Officer

       Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ OLIVER T. CARR, III Oliver T. Carr, III	President, Chief Executive Officer and Chairman of our Board of Directors (Principal Executive Officer)	June 28, 2005

/s/ JOHN A. SCHISSEL John A. Schissel	Executive Vice President, Chief Financial Officer, Secretary and Treasurer (Principal Financial Officer)	June 28, 2005

/s/ JOHN M. NOVACK John M. Novack	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	June 28, 2005

EXHIBIT INDEX

Exhibit		Description of Document

1	.1*	Form of Underwriting Agreement, by and among the Registrant, Wachovia Capital Markets, LLC and Robert W. Baird & Co. Incorporated
3	.1*	Articles of Amendment and Restatement of the Registrant
3	.2*	Amended and Restated Bylaws of the Registrant
3	.3*	Amended and Restated Agreement of Limited Partnership of Columbia Equity, LP
5	.1*	Opinion of Venable LLP, with respect to the legality of the shares being registered
8	.1*	Opinion of Hunton & Williams LLP with respect to tax matters
10	.1*	Membership Interest Sale Agreement, dated October 12, 2004, by and between Kulea, LLC and Columbia Equity, LP (Greenbriar).
10	.2*	Contribution Agreement, dated October 12, 2004, by and between Carr Capital Real Estate Investments, LLC and Columbia Equity, LP (Greenbriar).
10	.3*	Contribution Agreement, dated October 12, 2004, by and between Carr Holdings, LLC and Columbia Equity, LP (Greenbriar).
10	.4*	Membership Interest Sale Agreement, dated October 12, 2004, by and between Holualoa Greenbriar, LLC and Columbia Equity, LP (Greenbriar).
10	.5*	Contribution Agreement, dated October 12, 2004, by and between The Oliver Carr Company and Columbia Equity, LP (Greenbriar).
10	.6*	Contribution Agreement, dated January 23, 2005, by and between Meadows IV Investors SPE, Inc. and Columbia Equity, LP (Meadows IV).
10	.7*	Contribution Agreement, dated January 31, 2005, by and between The Oliver Carr Company and Columbia Equity, LP (Meadows IV).
10	.8*	Contribution Agreement, dated January 31, 2005, by and between Carr Holdings, LLC and Columbia Equity, LP (Meadows IV).
10	.9*	Contribution Agreement, dated January 31, 2005, by and between Carr Capital Real Estate Investments, LLC and Columbia Equity, LP (Meadows IV).
10	.10*	Membership Interest Sale Agreement, dated January 31, 2005, by and between Clark/Carr Investments, LLC and Columbia Equity, LP (Meadows IV).
10	.11*	Membership Interest Sale Agreement, dated January 31, 2005, by and between Holualoa K3 Meadows IV, LLC and Columbia Equity, LP (Meadows IV).
10	.12*	Contribution Agreement, dated January 31, 2005, by and between Carr Capital Real Estate Investments, LLC and Columbia Equity, LP (Sherwood).
10	.13*	Membership Interest Sale Agreement, dated January 31, 2005, by and between K3 Sherwood, LLC and Columbia Equity, LP (Sherwood).
10	.14*	Contribution Agreement, dated January 31, 2005, by and among Clinton D. Fisch, Tracey E. Fisch and Columbia Equity, LP (Sherwood).
10	.15*	Contribution Agreement, dated January 31, 2005, by and between Gregory Murdock and Columbia Equity, LP (Sherwood).
10	.16*	Membership Interest Sale Agreement, dated January 31, 2005, by and between Hampton Sherwood, LLC and Columbia Equity, LP (Sherwood).
10	.17*	Contribution Agreement, dated January 31, 2005, by and between Carr Holdings, LLC and Columbia Equity, LP (1575 Eye Street).
10	.18*	Contribution Agreement, dated January 31, 2005, by and between The Oliver Carr Company and Columbia Equity, LP (1575 Eye Street).
10	.19*	Contribution Agreement, dated January 31, 2005, by and between Carr Capital Real Estate Investments, LLC and Columbia Equity, LP (1575 Eye Street).
10	.20*	Membership Interest Sale Agreement, dated January 31, 2005, by and between Holualoa K3 Fair Oaks, LLC and Columbia Equity, LP (Fair Oaks).
10	.21*	Contribution Agreement, dated January 31, 2005, by and between Carr Capital Real Estate Investments, LLC and Columbia Equity, LP (Fair Oaks).
10	.22*	Membership Interest Sale Agreement, dated January 31, 2005, by and between Clark/Carr Investments, LLC and Columbia Equity, LP (Fair Oaks).

Exhibit		Description of Document

10	.23*	Contribution Agreement, dated January 31, 2005, by and between Carr Holdings, LLC and Columbia Equity, LP (Independence Center).
10	.24*	Contribution Agreement, dated January 31, 2005, by and between Carr Capital Real Estate Investments, LLC and Columbia Equity, LP (Independence Center).
10	.25*	Membership Interest Sale Agreement, dated January 31, 2005, by and between Holualoa K3 Westfields, LLC and Columbia Equity, LP (Independence Center).
10	.26*	Membership Interest Sale Agreement, dated May 25, 2005 by and between Aetna Life Insurance Company and Columbia Equity, LP (King Street).
10	.27*	Contribution Agreement, dated January 31, 2005, by and between The Oliver Carr Company and Columbia Equity, LP (King Street).
10	.28*	Contribution Agreement, dated January 31, 2005, by and between Carr Capital Real Estate Investments, LLC and Columbia Equity, LP (King Street).
10	.29*	Contribution Agreement, dated January 31, 2005, by and between Oliver Carr, Jr. and Columbia Equity, LP (King Street).
10	.30*	Membership Interest Sale Agreement, dated January 31, 2005, by and between Judith O. Klock and Columbia Equity, LP (King Street).
10	.31*	Contribution Agreement, dated January 31, 2005, by and between Anson M. H. Klock and Columbia Equity, LP (King Street).
10	.32*	Contribution Agreement, dated January 31, 2005, by and between Felix S. Klock, II and Columbia Equity, LP (King Street).
10	.33*	Contribution Agreement, dated January 31, 2005, by and between Lee Campbell and Columbia Equity, LP (King Street).
10	.34*	Contribution Agreement, dated January 26, 2005, by and between Susan Freeling and Columbia Equity, LP (King Street).
10	.35*	Membership Interest Sale Agreement, dated May 25, 2005, by and between Aetna Life Insurance Company and Columbia Equity, LP (Madison).
10	.36*	Membership Interest Sale Agreement, dated March 31, 2005, by and between Holualoa K3 Madison and Columbia Equity, LP (Madison).
10	.37*	Membership Interest Sale Agreement, dated March 31, 2005, by and between Clark/Carr Investments, LLC and Columbia Equity, LP (Madison).
10	.38*	Contribution Agreement, dated January 31, 2005, by and between Carr Capital Real Estate Investments, LLC and Columbia Equity, LP (Madison).
10	.39*	Notice of Exercise of Purchase Option, dated May 23, 2005, from Columbia Equity, LP to Aetna Life Insurance Company (Atrium).
10	.40*	Contribution Agreement, dated January 31, 2005, by and between Carr Holdings, LLC and Columbia Equity, LP (Atrium).
10	.41*	Contribution Agreement, dated January 31, 2005, by and between The Oliver Carr Company and Columbia Equity, LP (Atrium).
10	.42*	Contribution Agreement, dated January 31, 2005, by and between Carr Capital Real Estate Investments, LLC and Columbia Equity, LP (Atrium).
10	.43*	Contribution Agreement, dated January 7, 2005, by and between Carr Capital Real Estate Investments, LLC and Columbia Equity, LP (Other Properties).
10	.44*	Contribution Agreement, dated January 7, 2005, by and between Carr Holdings, LLC and Columbia Equity, LP (Other Properties).
10	.45*	Contribution Agreement, dated January 7, 2005, by and between The Oliver Carr Company and Columbia Equity, LP (Other Properties).
10	.46*	Contribution Agreement, dated January 7, 2005, by and between Carr Capital Corporation and Columbia Equity, LP (Asset Management Agreements).
10	.47*	Contribution Agreement, dated January 7 2005, by and between Carr Capital Corporation and Columbia Equity, LP (Future Asset Management Agreements).
10	.48*	Form of Employment Agreement, by and between the Registrant and Oliver T. Carr, III.

Exhibit		Description of Document

10	.49*	Form of Employment Agreement, by and between the Registrant and John A. Schissel.
10	.50*	Columbia Equity Trust, Inc. Equity Incentive Plan
10	.51*	Amendment to Membership Interest Sale Agreement, dated March 23, 2005, by and between Kulea, LLC and Columbia Equity, LP (Greenbriar).
10	.52*	Amendment to Contribution Agreement, dated March 28, 2005, by and between Carr Capital Real Estate Investments, LLC and Columbia Equity, LP (Greenbriar).
10	.53*	Amendment to Contribution Agreement, dated March 30, 2005, by and between Carr Holdings, LLC and Columbia Equity, LP (Greenbriar).
10	.54*	Amendment to Membership Interest Sale Agreement, dated March 28, 2005, by and between Holualoa Greenbriar, LLC and Columbia Equity, LP (Greenbriar).
10	.55*	Amendment to Contribution Agreement, dated March 30, 2005, by and between The Oliver Carr Company and Columbia Equity, LP (Greenbriar).
10	.56*	Amendment to Contribution Agreement, dated March 28, 2005, by and between Carr Capital Real Estate Investments, LLC and Columbia Equity, LP (Sherwood).
10	.57*	Amendment to Membership Interest Sale Agreement, dated April 26, 2005, by and between K3 Sherwood, LLC and Columbia Equity, LP (Sherwood).
10	.58*	Amendment to Contribution Agreement, dated March 30, 2005, by and between Clinton D. Fisch, Tracey E. Fisch and Columbia Equity, LP (Sherwood).
10	.59*	Amendment to Contribution Agreement, dated March 30, 2005, by and between Gregory Murdock and Columbia Equity, LP (Sherwood).
10	.60*	Amendment to Membership Interest Sale Agreement, dated March 29, 2005, by and between Hampton Sherwood, LLC and Columbia Equity, LP (Sherwood).
10	.61*	Amendment to Membership Interest Sale Agreement, dated March 28, 2005, by and between Holualoa K3 Fair Oaks, LLC and Columbia Equity, LP (Fair Oaks).
10	.62*	Amendment to Contribution Agreement, dated March 28, 2005, by and between Carr Capital Real Estate Investments, LLC and Columbia Equity, LP (Fair Oaks).
10	.63*	Amendment to Membership Interest Sale Agreement, dated March 28, 2005, by and between Clark/Carr Investments, LLC and Columbia Equity, LP (Fair Oaks).
10	.64*	Membership Interest Sale Agreement, dated March 8, 2005, by and between Clark/Carr Investments, LLC and Columbia Equity, LP (Victory Point).
10	.65*	Amended and Restated Contribution Agreement, dated April 1, 2005, by and between Carr Capital Real Estate Investments, LLC and Columbia Equity, LP (Other Properties).
10	.66*	Amended and Restated Contribution Agreement, dated April 1, 2005, by and between Carr Holdings, LLC and Columbia Equity, LP (Other Properties).
10	.67*	Amended and Restated Contribution Agreement, dated April 1, 2005, by and between The Oliver Carr Company and Columbia Equity, LP (Other Properties).
10	.68*	Amended and Restated Contribution Agreement, dated April 1, 2005, by and between Carr Capital Corporation and Columbia Equity, LP (Asset Management Agreements).
10	.69*	Amended and Restated Contribution Agreement, dated April 1, 2005, by and between Carr Capital Corporation and Columbia Equity, LP (Future Asset Management Agreements).
10	.70*	Form of Employment Agreement, by and between the Registrant and Clinton D. Fisch.
10	.71*	Form of Employment Agreement, by and between the Registrant and Christian H. Clifford.
10	.72*	Form of Employment Agreement, by and between the Registrant and John M. Novack.
10	.73*	Second Amendment to Member Interest Sale Agreement, dated April 26, 2005, by and between Hampton Sherwood, LLC and Columbia Equity, LP (Sherwood).
10	.74*	Agreement and Plan of Merger between Carr Capital Corporation and the Barlow Corporation, dated March 25, 2005 (Barlow Building).
10	.75*	Master Agreement dated June 23, 2005 among Carr Capital Corporation, Wisconsin Avenue Realty Company LLC and Columbia Equity, LP.

Exhibit		Description of Document

10	.76*	Purchase Contract, dated February 14, 2005, by and between NBS Loudoun Gateway IV, L.L.C. and Carr Capital Corporation (Gateway).
10	.77*	Amendment to Purchase Contract, dated March 8, 2005, by and between NBS Loudoun Gateway IV, L.L.C. and Carr Capital Corporation (Gateway).
10	.78*	Second Amendment to Purchase Contract, dated March 9, 2005, by and between NBS Loudoun Gateway IV, L.L.C. and Carr Capital Corporation (Gateway).
10	.79*	Agreement of Amendment to and Reinstatement of Purchase Contract, dated March , 2005, by and between NBS Loudoun Gateway IV, and Carr Capital Corporation (Gateway).
10	.80*	Fourth Amendment to Purchase Contract, dated June , 2005, by and between NBS Loudoun Gateway IV, and Carr Capital Corporation (Gateway).
10	.81*	Assignment and Assumption of Purchase Contract, dated , 2005, by and between Carr Capital Corporation and Carr Gateway IV, LLC (Gateway).
10	.82*	Notice of Exercise Purchase Option, dated June 16, 2005, from Carr Capital Suffolk, LLC to J.P. Morgan Investment Management Inc.
10	.83*	Second Amendment to Contribution Agreement, dated April 26, 2005, by and between Gregory Murdock and Columbia Equity, LP (Sherwood).
10	.84*	Second Amendment to Contribution Agreement, dated May 2, 2005, by and between Clinton D. Fisch and Tracey E. Fisch and Columbia Equity, LP (Sherwood).
10	.85*	Second Amendment to Contribution Agreement, dated May 2, 2005, by and between Carr Capital Real Estate Investments, LLC and Columbia Equity, LP (Sherwood).
21	.1*	Subsidiaries of the Registrant
23	.1*	Consent of Venable LLP (included in its opinion filed as Exhibit 5.1 hereto)
23	.2*	Consent of Hunton & Williams LLP (included in its opinion filed as Exhibit 8.1 hereto)
23.3		Consent of Deloitte & Touche LLP (Registrant’s independent registered public accounting firm)
24	.1*	Power of attorney (included in the signature page to this Registration Statement)
99	.1*	Consent of Bruce M. Johnson to being named as a director nominee
99	.2*	Consent of Robert J. McGovern to being named as a director nominee
99	.3*	Consent of Rebecca Owen to being named as a director nominee
99	.4*	Consent of Hal A. Vasvari to being named as a director nominee
99	.5*	Consent of Thomas A. Young, Jr. to being named as a director nominee
99	.6*	Consent of John A. Schissel to being named as a director nominee

*	Previously filed.